UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

AMTRUST FINANCIAL SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: AmTrust Financial Services, Inc. Common Stock, $0.01 par value per share
(2)

Aggregate number of securities to which transaction applies:

92,462,897 shares of Common Stock (including shares subject to restricted stock units, performance share units and shares of restricted Common Stock) and 1,111,554 shares of Common Stock issuable pursuant to the exercise of outstanding options with exercise prices below $13.50 per share

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of: (1) 92,462,897 shares of Common Stock (including shares subject to restricted stock units, performance share units and shares of restricted Common Stock) multiplied by $13.50 per share (excluding shares of Common Stock (i) held by Merger Sub or Parent, (ii) held by the Company in treasury or (iii) held by any wholly owned subsidiary of the Company); and (2) stock options to purchase 1,111,554 shares of Common Stock with an exercise price per share below $13.50 multiplied by $7.23 per share (the difference between $13.50 and the weighted average exercise price of $6.27 per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0001245.

	(4)	Proposed maximum aggregate value of transaction: $1,256,281,827
	(5)	Total fee paid: $156,408

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

59 Maiden Lane, 43rd Floor

New York, NY 10038

Notice of Special Meeting of Stockholders and Proxy Statement

To Be Held on June 4, 2018

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of AmTrust Financial Services, Inc. (“AmTrust,” “AmTrust Financial,” “the Company,” “our,” “us,” or “we”), which will be held on June 4, 2018, commencing at 10:00 a.m. (Eastern time), at 800 Superior Ave., Cleveland, Ohio 44114.

At the special meeting, holders of shares of our common stock, par value $0.01 per share, will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 1, 2018 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Evergreen Parent, L.P., a Delaware limited partnership (“Parent”), Evergreen Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the merger. Parent will own 100% of the common stock of the Company following the transactions contemplated by the Merger Agreement.

At the effective time of the merger, each share of common stock of the Company that is issued and outstanding immediately prior to the effective time of the merger (other than shares of common stock of the Company that are (i) held by Merger Sub or Parent, (ii) held by the Company in treasury, (iii) held by any wholly owned subsidiary of the Company or (iv) held by any of the Company’s common stockholders who have demanded and perfected such holder’s right to appraisal of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware and have not withdrawn or otherwise lost such rights to appraisal, as described more fully under “The Merger Agreement — Effect of the Merger on the Common Shares of the Company and Merger Sub” on page 89), will be converted into the right to receive merger consideration of $13.50 per share of common stock of the Company in cash, without interest and less any required withholding taxes and, when so converted, will automatically be cancelled and cease to exist, except the right to receive the merger consideration.

The proposed merger may be deemed a “going private transaction” under the rules of the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). If the merger is completed, all of the shares of the common stock of the Company will cease to be publicly traded and will be owned by Parent.

The Board of Directors of the Company (the “Board”) formed a special committee (the “Special Committee”) consisting of four independent and disinterested directors of the Company to evaluate and negotiate a potential transaction (as described more fully in the enclosed proxy statement) and other alternatives available to the Company. The Special Committee unanimously determined that the transactions contemplated by the Merger Agreement, including the merger, are fair to, and in the best interests of, the Company and the Company’s unaffiliated security holders (as such term is defined under Rule 13e-3(a)(4) of the Securities Exchange Act of 1934 (the “Exchange Act”), the “Unaffiliated Stockholders”), and unanimously recommended that the Board approve and declare advisable the Merger Agreement, a copy of which is attached as Annex A-1 to the accompanying proxy statement, and the transactions contemplated therein, including the merger, and that the Company’s common stockholders vote for the adoption of the Merger Agreement. Based in part on that recommendation, the Board unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the merger, are fair to, and in the best interests of, the Company’s common stockholders (including the Unaffiliated Stockholders), (ii) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated therein, including the merger, and (iii) resolved to recommend that the Company’s common stockholders vote for the adoption of the Merger Agreement. The Special Committee made its determination after consultation with its independent legal and financial advisors and after consideration of a number of factors as further described in the accompanying proxy statement. The Board of Directors recommends unanimously that you vote “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the special meeting from time to time, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

Approval of the proposal to adjourn the special meeting from time to time, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the shares present in person or by proxy at the meeting, and entitled to vote at the meeting.

The enclosed proxy statement describes the Merger Agreement, the merger and related agreements and provides specific information concerning the special meeting. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission. We urge you to read the entire proxy statement, including the annexes and the documents referred to or incorporated by reference in the proxy statement, carefully, as it sets forth the details of the Merger Agreement and other important information related to the merger.

Your vote is very important, regardless of the number of shares of common stock of the Company you own. The merger cannot be completed without the approval of (i) the holders of at least a majority of all outstanding shares of common stock of the Company and (ii) the holders of at least a majority of the outstanding shares of common stock of the Company owned by the Company’s common stockholders (other than Parent and its affiliates, the rollover stockholders (including each “immediate family member” (as such term is defined in Item 404 of Regulation S-K) of each rollover stockholder, and any trust or other entity in which any rollover stockholder or any such immediate family member holds, beneficially or otherwise, a material voting, proprietary, equity or other financial interest), and certain executive officers and directors) (collectively, the “Public Stockholders”). Pursuant to our by-laws, each share of common stock of the Company is entitled to one vote per share. In addition, the Merger Agreement makes the approval by stockholders of the proposal to adopt the Merger Agreement a condition to the parties’ obligations to consummate the merger. If you fail to vote on the proposal related to adoption of the Merger Agreement, the effect will be the same as a vote against the adoption of the Merger Agreement.

If you own shares of common stock of the Company of record, you will find enclosed a proxy and voting instruction card or cards and an envelope in which to return the card(s). Whether or not you plan to attend this meeting, please sign, date and return your enclosed proxy and voting instruction card(s), or vote over the phone or Internet, as soon as possible so that your shares of common stock of the Company can be voted at the meeting in accordance with your instructions. You can revoke your proxy before the special meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy on page 86 of the enclosed proxy statement. Your vote is very important.

If you are a stockholder of record, submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

If you are a stockholder who holds your shares of common stock of the Company in “street name” through a broker, bank or other nominee, please be aware that you will need to follow the directions provided by such broker, bank or nominee regarding how to instruct it to vote your shares of common stock of the Company at the special meeting.

If you have any questions or need assistance voting your shares of common stock of the Company, please call MacKenzie Partners, Inc., the Company’s proxy solicitor in connection with the special meeting, toll-free at 1-(800) 322-2885.

Sincerely,

Stephen Ungar Senior Vice President, General Counsel and Secretary

New York, New York

May 4, 2018

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated as of May 4, 2018 and is first being mailed to stockholders on or about May 4, 2018.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF AMTRUST FINANCIAL SERVICES, INC. (“THE COMPANY”)

Date:	June 4, 2018
Time:	10:00 a.m. Eastern time
Place:	800 Superior Ave., Cleveland, Ohio 44114

Purpose:	1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 1, 2018 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Evergreen Parent, L.P., a Delaware limited partnership (“Parent”), Evergreen Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company;

2. To approve the adjournment of the special meeting from time to time, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement; and

3. To act upon other business that may properly come before the special meeting or any adjournment or postponement thereof.

Record Date:	April 5, 2018 — Stockholders registered in our records or our agents’ records as of the close of business on that date are entitled to receive notice of and to vote at the special meeting and at any adjournment thereof.

Mailing Date:	The approximate mailing date of this proxy statement and accompanying proxy card is May 4, 2018.

All stockholders of record are invited to attend the special meeting in person. Your vote is important, regardless of the number of shares of common stock of the Company you own. The merger cannot be completed without the affirmative vote of (i) the holders of at least a majority of all outstanding shares of common stock of the Company and (ii) the holders of at least a majority of the outstanding common stock of the Company owned by the Company’s common stockholders (other than Parent and its affiliates, the rollover stockholders (including each “immediate family member” (as such term is defined in Item 404 of Regulation S-K) of each rollover stockholder, and any trust or other entity in which any rollover stockholder or any such immediate family member holds, beneficially or otherwise, a material voting, proprietary, equity or other financial interest), and certain executive officers and directors) (collectively, the “Public Stockholders”), in favor of the adoption of the Merger Agreement. Pursuant to our by-laws, holders of shares of common stock of the Company are entitled to one vote per share. Under the Rollover Agreement (as defined in the Merger Agreement), the rollover stockholders, as holders of approximately 55% of the outstanding shares of common stock of the Company, agreed, upon the terms and subject to the conditions set forth in the Rollover Agreement, to vote all such shares that they own in favor of adoption of the Merger Agreement and the presence of these shares assures a quorum at the special meeting. A failure to vote your shares of common stock of the Company on the merger or an abstention from voting on the merger will have the same effect as a vote “against” the merger for purposes of each required stockholder vote.

The proposal to adjourn the special meeting from time to time, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement requires the affirmative vote of a majority of the votes cast at the special meeting. As quorum is assured by the presence of those shares of common stock of the Company of the rollover stockholders, as holders of approximately 55% of the outstanding shares of common stock of the Company, a failure to vote your common stock on the proposal will not have an effect on the outcome of the proposal.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. You also may submit your proxy by using a toll-free telephone number or the Internet. We have provided instructions in the enclosed proxy statement and on the proxy and voting instruction card for using these convenient services.

If you sign, date and return your proxy and voting instruction card(s) without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the Merger Agreement and in favor of the proposal to adjourn the special meeting from time to time, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement. If you fail to attend the special meeting or submit your proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the adoption of the Merger Agreement.

You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the enclosed proxy statement. If you are a stockholder of record, attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person.

If you are a stockholder who holds your shares of common stock of the Company in “street name” through a broker, bank or other nominee, please be aware that you will need to follow the directions provided by such broker, bank or nominee regarding how to instruct it to vote your shares of common stock at the special meeting.

By order of the Board of Directors,

AMTRUST FINANCIAL SERVICES, INC.

Dated: May 4, 2018

i

Page
THE SPECIAL MEETING	84
Date, Time and Place	84
Record Date and Quorum	84
Required Vote	84
Voting; Proxies; Revocation	85
Adjournments	87
Solicitation of Proxies	87
THE MERGER AGREEMENT	88
Explanatory Note Regarding the Merger Agreement	88
Structure of the Merger	88
When the Merger Becomes Effective	89
Effect of the Merger on the Common Shares of the Company and Merger Sub	89
Treatment of Company Equity Awards	90
Payment for the Common Shares in the Merger	90
Representations and Warranties	91
Conduct of Business Pending the Merger	94
Other Covenants and Agreements	96
Conditions to the Merger	103
Termination	105
Termination Fee and Parent Expenses	106
Amendments and Waivers	106
Equitable Remedies, Specific Performance and Jurisdiction	107
Governing Law	107
ROLLOVER AGREEMENT	108
PROVISIONS FOR UNAFFILIATED STOCKHOLDERS	110
IMPORTANT INFORMATION REGARDING AMTRUST	110
Company Background	110
Directors and Executive Officers	111
Prior Public Offerings	115
Summary Historical Consolidated Financial Data	116
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	118
Book Value Per Share	118
Market Price of the Company’s Common Stock	119
Dividends	119
Security Ownership of Management and Certain Beneficial Owners	120
Transactions in Common Stock	122
Legal Proceedings	124
IMPORTANT INFORMATION REGARDING PARENT, PARENT GP, MERGER SUB, K-Z LLC, TRIDENT PINE, TRIDENT PINE GP, LLC, THE KARFUNKEL-ZYSKIND FAMILY, ESTHER ZYSKIND AND THE OTHER ROLLOVER STOCKHOLDERS	126
DISSENTERS’ RIGHTS TO APPRAISAL	132
ELIMINATING DUPLICATIVE PROXY MATERIALS	137
SUBMISSION OF STOCKHOLDER PROPOSALS	137
WHERE YOU CAN FIND ADDITIONAL INFORMATION	137

ANNEX A-1: MERGER AGREEMENT
ANNEX A-2: ROLLOVER AGREEMENT
ANNEX B: SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
ANNEX C: OPINION OF DEUTSCHE BANK
ANNEX D: CONSENT OF DEUTSCHE BANK

ii

AMTRUST FINANCIAL SERVICES, INC.

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 4, 2018

PROXY STATEMENT

This proxy statement contains information related to a special meeting of stockholders of AmTrust Financial Services, Inc. (which we refer to as “AmTrust,” the “Company,” “we,” “us” or “our”), which will be held at 800 Superior Ave., Cleveland, Ohio 44114, on June 4, 2018, at 10:00 a.m., Eastern time, and any adjournments or postponements thereof. We are furnishing this proxy statement to stockholders of the Company as part of the solicitation of proxies by the board of directors of the Company (which we refer to as the “Board of Directors” or the “Board”) for use at the special meeting. This proxy statement is dated as of May 4, 2018 and is first being mailed to stockholders of the Company on or about May 4, 2018.

SUMMARY TERM SHEET

This Summary Term Sheet discusses certain material information contained in this proxy statement, including with respect to the Agreement and Plan of Merger, dated as of March 1, 2018, by and among Evergreen Parent, L.P., Evergreen Merger Sub, Inc. and the Company, which as amended, supplemented or otherwise modified from time to time we refer to in this proxy statement as the “Merger Agreement.” We encourage you to read carefully the entirety of this proxy statement, including its annexes and the documents referred to or incorporated by reference in this proxy statement, as this Summary Term Sheet may not contain all of the information that may be important to you. Each item in this Summary Term Sheet includes page references directing you to a more complete description of that item in this proxy statement.

The proposed merger may be deemed a “going private transaction” under the rules of the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). If the merger is completed, all of the shares of common stock of the Company will cease to be publicly traded and will be owned by Evergreen Parent, L.P., a Delaware limited partnership (which we refer to as “Parent”).

The Parties to the Merger Agreement

AmTrust Financial Services, Inc.

AmTrust, a multinational insurance holding company headquartered in New York, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile, general liability and extended service and warranty coverage through its primary insurance subsidiaries rated “A” (Excellent) by A.M. Best. AmTrust is included in the Fortune 500 list of largest companies. Additional information about AmTrust is contained in our public filings, certain of which are incorporated by reference into this proxy statement.

For more information about AmTrust, see “Important Information Regarding AmTrust — Company Background” and “Where You Can Find Additional Information” beginning on pages 110 and 137, respectively. AmTrust’s internet website and the information contained therein or connected thereto is not intended to be incorporated by reference into this proxy statement.

Evergreen Parent, L.P.

Parent is a Delaware limited partnership whose limited partners are Trident Pine Acquisition LP, a Delaware limited partnership (which we refer to as “Trident Pine”), whose limited partners are Trident VII Professionals Fund, L.P., Trident VII, L.P., Trident VII DE Parallel Fund, L.P. and Trident VII Parallel Fund, L.P. (which we refer to collectively as “Trident Funds”), each of which are managed by Stone Point Capital LLC (which we refer to as “Stone Point”), and K-Z Evergreen, LLC (which we refer to as “K-Z LLC”), a Delaware limited liability company owned by Barry D. Zyskind, Chairman and Chief Executive Officer of the Company, George Karfunkel and Leah Karfunkel (who we refer to as the “Karfunkel-Zyskind Family” and, together with K-Z LLC, the “Karfunkel-Zyskind Family Persons”). Parent was formed solely for the purpose of engaging in the merger and other related transactions. Parent has not engaged in any business other than in connection with the merger and other related transactions. The Trident Funds were established in 2016 to make private equity investments in the global financial services industry. The Trident Funds have total capital commitments of $5.55 billion. Of this amount, as of the date of this proxy statement, the Trident Funds have invested approximately $1.177 billion in seven portfolio companies. There are approximately 167 limited partners of the Trident Funds (exclusive of investment professionals of Stone Point), which primarily consist of Fortune 1000 companies, international investment banks, global insurance companies, pension funds for major corporations, state or municipal government entities, state or municipal governmental and foreign pension plans, sovereign wealth funds and foreign official institutions, nationally and internationally recognized universities and other tax-exempt charitable institutions.

The Trident Funds are managed by Stone Point. Stone Point is a Delaware limited liability company and private equity firm headquartered in Greenwich, Connecticut. Stone Point has raised and managed seven private equity funds with aggregate committed capital of approximately $19 billion to make investments in the global financial services industry. Stone Point and its affiliates have made numerous investments in companies in the service contract, warranty and insurance sectors, including, but not limited to, Alliant, the former Alterra Holdings Limited, APCO Holdings, Inc., Kensington Vanguard and PURE Insurance. See “The Parties to the Merger — Evergreen Parent, L.P.” beginning on page 83, and “Important Information Regarding Parent, Parent GP, Merger Sub, K-Z LLC, Trident Pine, Trident Pine GP, LLC, the Karfunkel-Zyskind Family, Esther Zyskind and the Other Rollover Stockholders” beginning on page 126.

Evergreen Merger Sub, Inc.

Evergreen Merger Sub, Inc. (which we refer to as “Merger Sub”) is a Delaware corporation and wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the merger and other related transactions. Merger Sub has not engaged in any business other than in connection with the merger and other related transactions. See “The Parties to the Merger — Evergreen Merger Sub, Inc.” beginning on page 83, and “Important Information Regarding Parent, Parent GP, Merger Sub, K-Z LLC, Trident Pine, Trident Pine GP, LLC, the Karfunkel-Zyskind Family, Esther Zyskind and the Other Rollover Stockholders” beginning on page 126.

The Merger Proposal

You are being asked to consider and vote upon a proposal to adopt the Merger Agreement.

The Merger Agreement provides that, at the closing of the merger, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the merger. Parent will own 100% of the common stock of the Company following the transactions contemplated by the Merger Agreement. Upon completion of the merger, each outstanding share of common stock of the Company, par value $0.01 per (other than shares of common stock of the Company that are (i) held by Merger Sub or Parent, (ii) held by the Company in treasury, (iii) held by any wholly owned subsidiary of the Company, or (iv) held by any of the Company’s common stockholders who are entitled to, and properly exercise, appraisal rights under Delaware law, as described more fully under “The Merger Agreement — Effect of the Merger on the Common Shares of the Company and Merger Sub” on page 89), will be converted into the right to receive merger consideration of $13.50 per share of common stock of the Company in cash, without interest and less any required withholding taxes. Upon completion of the merger, the shares of common stock of the Company will no longer be publicly traded, and common stockholders of the Company (other than the direct or indirect ownership of Parent, its affiliates and the rollover stockholders) will cease to have any ownership interest in the Company.

The Special Meeting

The special meeting will be held at 800 Superior Ave., Cleveland, Ohio 44114, on June 4, 2018, at 10:00 a.m., Eastern time.

Record Date and Quorum

The holders of record of the shares of common stock of the Company as of the close of business on April 5, 2018 (the record date for determination of stockholders of the Company entitled to notice of and to vote at the special meeting) are entitled to receive notice of and to vote at the special meeting.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Company entitled to vote on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Under the Rollover Agreement, the rollover stockholders (as defined below), as holders of approximately 55% of the outstanding shares of common stock of the Company, agreed, upon the terms and subject to the conditions set forth in the Rollover Agreement, to vote all shares of common stock they own in favor of adoption of the Merger Agreement and the presence of these shares of common stock of the Company assures a quorum at the special meeting.

Required Stockholder Votes for the Merger

The merger cannot be completed without the affirmative vote of (i) the holders of at least a majority of all outstanding shares of common stock of the Company and (ii) the holders of at least a majority of the outstanding shares of common stock of the Company owned by the Company’s common stockholders (other than Parent and its affiliates, the rollover stockholders (including each “immediate family member” (as such term is defined in Item 404 of Regulation S-K) of each rollover stockholder, and any trust or other entity in which any rollover stockholder or any such immediate family member holds, beneficially or otherwise, a material voting, proprietary, equity or other financial interest), and certain executive officers and directors) (collectively, the “Public Stockholders”), in favor of the adoption of the Merger Agreement. Pursuant to our by-laws, shares of common stock of the Company are entitled to one vote per share. The approval of the proposal to adopt the Merger Agreement is a condition to the parties’ obligations to consummate the merger.

A failure to vote shares of common stock or an abstention from voting will have the same effect as a vote against adoption of the Merger Agreement.

As of the record date, 196,355,229 shares of common stock of the Company were outstanding. The rollover stockholders have voting power with respect to 108,534,675 of such shares, representing approximately 55% of the outstanding voting power as of the record date. Under the Rollover Agreement (as defined below), the rollover stockholders, as holders of approximately 55% of the outstanding shares of common stock of the Company, agreed, upon the terms and subject to the conditions set forth in the Rollover Agreement, to vote all shares of common stock they own in favor of adoption of the Merger Agreement.

Except in their capacities as members of the Board or as members of the Special Committee (as defined below) that was established to evaluate and negotiate a potential transaction and consider other alternatives available to the Company (as described more fully under “Special Factors — Background of the Merger” on page 21), and except as contemplated by the Rollover Agreement, no executive officer or director of the Company has made any recommendation either in support of or in opposition to the merger or the Merger Agreement.

Conditions to the Merger

The obligations of the Company, Parent and Merger Sub to effect the merger are subject to the fulfillment or waiver, at or before the effective time of the merger, of the following conditions:

•

that no court or other governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger;

•	that the Merger Agreement has been adopted by the requisite majorities of (i) all common stockholders of the Company and (ii) all Public Stockholders; and

•

that the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which we refer to as the “HSR Act”) (or any extension thereof) has expired or early termination thereof has been granted and all other required regulatory approvals have been made or obtained, as applicable, and are in full force and effect.

The obligation of the Company to effect the merger is subject to the satisfaction or waiver of each of the following conditions at or prior to the date of the closing of the merger:

•

that the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement are true and correct as of the date of the Merger Agreement and as of the closing date of the merger as though made on and as of the closing date of the merger (disregarding all qualifications and exceptions regarding materiality or any similar standard or qualification), except where the failure of any such representations and warranties to be true and correct would not prevent the consummation of the merger and except that representations and warranties that are made only as of a specified date need be true and correct only as of that specified date; and except that the representations and warranties of each of Parent and Merger Sub pertaining to the requisite corporate power and authority are true and correct in all material respects;

•

that Parent and Merger Sub have performed and complied in all material respects with all of the agreements and covenants required by the Merger Agreement to be performed or complied with by it at or prior to the closing date of the merger; and

•

that Parent has delivered to the Company a certificate of an executive officer of Parent, dated as of the closing date of the merger, certifying that the conditions set forth in the two items described above have been satisfied.

The obligation of Parent and Merger Sub to effect the merger is subject to the satisfaction or waiver of each of the following conditions at or prior to the closing date of the merger:

•

that the representations and warranties of the Company set forth in the Merger Agreement are true and correct at and as of the date of the Merger Agreement and at and as of the closing date of the merger as though made as of the closing date of the merger (disregarding all qualifications and exceptions regarding materiality or a “material adverse effect” or any similar standard or qualification), except where the failure of any such representations and warranties to be true and correct would not, individually or in the aggregate, have or be reasonably expected to have a “material adverse effect” and except that representations and warranties that are made only as of a specified date need be true and correct only as of that specified date; however, (i) the representations and warranties pertaining to the Company’s capitalization and the absence of a “material adverse effect” on the Company since December 31, 2016 through March 1, 2018 must be true and correct in all respects (other than in de minimis and immaterial respects in the case of the representations regarding capitalization and permitted exercises of existing outstanding equity awards); and (ii) the representations and warranties pertaining to the requisite corporate power and authority of the Company, the recommendation of the Board to stockholders regarding the adoption of the Merger Agreement and the Special Committee’s receipt of an opinion from its financial advisor, brokers and finders and anti-takeover statutes or regulations must be true and correct in all material respects;

•

that the Company has performed and complied in all material respects with all of the agreements and covenants required by the Merger Agreement to be performed or complied with by it at or prior to the closing date of the merger;

•

that the Company has delivered to Parent and Merger Sub a certificate of an executive officer of the Company, dated as of the closing date of the merger, certifying that the conditions set forth in the two items described immediately above have been fulfilled;

•	that since the date of the Merger Agreement, there has not been any “material adverse effect”; and

•

that the required regulatory approvals have been made or obtained, as applicable, without the imposition of a burdensome condition (as such term is defined in the section of this proxy statement titled “The Merger Agreement — Other Covenants and Agreements — Reasonable Best Efforts” on page 99).

When the Merger Becomes Effective

We anticipate completing the merger in the second half of 2018, subject to adoption of the Merger Agreement by the Company’s common stockholders as specified herein and the satisfaction or waiver of the other conditions to closing.

Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger

The Board formed a special committee of the Board consisting of four independent and disinterested directors of the Company (Donald T. DeCarlo, Susan C. Fisch, Abraham Gulkowitz and Raul Rivera) (the “Special Committee”) for the purpose of evaluating a proposal from the Karfunkel-Zyskind Family and any other bidder affiliated or working with the Karfunkel-Zyskind Family and, if the Special Committee were to deem it appropriate and advisable, to negotiate and make recommendations to the Board with respect to such a proposal and a potential transaction with the Karfunkel-Zyskind Family and any such other bidder or any alternatives thereto.

The Special Committee, acting with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the merger proposed by Trident Pine and the Karfunkel-Zyskind Family and determined that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of the unaffiliated security holders (as such term is defined under Rule 13e-3(a)(4) of the Exchange Act, the “Unaffiliated Stockholders”), and recommended that the Board approve the merger, the merger agreement and the related ancillary agreements and the transactions contemplated thereby.

Based in part on the unanimous recommendation of the Special Committee, as well as on the basis of the other factors described below (including, among other factors, the financial analyses reviewed and discussed with the Special Committee by Deutsche Bank Securities, Inc. (“Deutsche Bank”)), which the Board adopted as its own, the Board unanimously resolved on behalf of the Company that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement were fair, advisable and in the best interests of the Company and the Unaffiliated Stockholders, approved the Merger Agreement, the merger and the other transaction contemplated thereby and recommended that the stockholders of the Company vote “FOR” the adoption of the Merger Agreement.

For a more complete discussion of the factors considered by the Special Committee and the Board in reaching their decisions to approve the Merger Agreement and the merger, see “Special Factors — Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of

the Merger” on page 35. The material factors that led the Special Committee to conclude that the Merger Agreement is fair included:

•

the current and historical market prices of the common stock, including the facts that the per share merger consideration of $13.50 represents a premium of approximately 33% over the closing price of the common stock of $10.15 on January 9, 2018 (the unaffected share price prior to the public announcement of the Initial Proposal), approximately 22% over the volume weighted average price (VWAP) of the common stock for the three-month period prior to the public announcement of the Initial Proposal, and approximately 34% over the closing price of the common stock one month prior to the public announcement of the Initial Proposal;

•

that the Special Committee was able to negotiate an effective increase in the merger consideration of $1.25 from the per share consideration offered in the Initial Proposal, representing an increase of greater than 10%;

•

the Special Committee’s consideration of the risks and potential likelihood of achieving greater value for the Unaffiliated Stockholders by pursuing strategic alternatives to the merger, including continuing as an independent public company and pursuing the Company’s strategic plan, relative to the benefits of the merger;

•

the ongoing reputational and business pressures faced by the Company and its slower growth, including higher than expected loss and combined ratios for full year 2017 and fourth quarter 2017 and the likelihood that such performance would be sustained for a longer than originally anticipated period of time thereby negatively impacting the Company’s premium growth, underwriting margins and profitability;

•

the belief by the Special Committee that the merger consideration was the highest price that could be obtained from Trident Pine and the Karfunkel-Zyskind Family, that the terms were the most favorable terms Trident Pine and the Karfunkel-Zyskind Family would be willing to agree to and that further negotiations would run the risk of causing Trident Pine and the Karfunkel-Zyskind Family to abandon the transaction altogether or materially delay the entry into a definitive agreement for the transaction, in which event, given the circumstances facing the Company, the Unaffiliated Stockholders would likely lose the opportunity to accept the premium being offered;

•

the Special Committee’s belief that it was unlikely that any other transaction with a third party could be consummated at this time in light of the position of the Karfunkel-Zyskind Family that they would not agree to any other transaction involving a sale of their stake in the Company;

•	the fact that the Unaffiliated Stockholders will receive cash for their shares and will therefore have immediate liquidity and receive certain value for their shares at $13.50 per share;

•

the oral opinion delivered by Deutsche Bank to the Special Committee, which was subsequently confirmed by a written opinion dated February 28, 2018, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Deutsche Bank in preparing its opinion, the merger consideration of $13.50 per share of common stock of the Company was fair, from a financial point of view, to the Unaffiliated Stockholders, as more fully described in the section entitled “Special Factors — Opinion of Deutsche Bank” beginning on page 40; and

•	the terms of the Merger Agreement, including:

•

the termination fee and/or expense reimbursement available to Parent and Trident Pine, as applicable, under certain circumstances, including as described above, in connection with the termination of the Merger Agreement, which the Special Committee concluded were reasonable in the context of termination fees and expense reimbursements payable in comparable transactions and in light of the overall terms of the Merger Agreement;

•

the inclusion of provisions that permit the (i) Board of Directors or the Special Committee, under specified circumstances, to change or withdraw its recommendation with respect to the Merger Agreement and the merger and (ii) the Special Committee, under specified circumstances, to respond to unsolicited proposals to acquire the Company to the extent the Special Committee determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties;

•

the representations by Parent that, as of the date of the Merger Agreement, neither it nor its affiliates had engaged in negotiations or reached any agreement pursuant to which at least 10% or more of the consolidated assets of the Company would be sold or otherwise disposed of; and

•

the other terms and conditions of the Merger Agreement, as discussed in the section entitled “The Merger Agreement” beginning on page 88, which the Special Committee, after consulting with Willkie Farr & Gallagher LLP (“Willkie Farr”), considered to be reasonable and consistent with relevant precedent transactions;

Opinion of Deutsche Bank

At the February 28, 2018 meeting of the Special Committee, Deutsche Bank delivered its oral opinion to the Special Committee, subsequently confirmed in a written opinion dated February 28, 2018, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Deutsche Bank in preparing its opinion, the merger consideration of $13.50 per share of common stock of the Company was fair, from a financial point of view, to the Unaffiliated Stockholders. Deutsche Bank’s opinion was limited to the fairness of the merger consideration of $13.50 per share of common stock of the Company, from a financial point of view, to the Unaffiliated Stockholders as of the date of the opinion.

The full text of Deutsche Bank’s written opinion, dated February 28, 2018, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Deutsche Bank in connection with the opinion, is included in this proxy statement as Annex C and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. You are encouraged to, and should, read the full text of Deutsche Bank’s opinion, the section below summarizing Deutsche Bank’s opinion captioned “Special Factors —Opinion of Deutsche Bank” on page 40 and the presentations made by Deutsche Bank to the Special Committee carefully and in their entirety. Deutsche Bank’s opinion was addressed to, and for the use and benefit of, the Special Committee in connection with and for purposes of its evaluation of the merger. Deutsche Bank’s opinion does not constitute a recommendation as to how any holder of any shares of common stock of the Company should vote or act with respect to the merger or any other matter. Deutsche Bank expressed no opinion as to the merits of the underlying decision of the Company or the Special Committee to engage in the merger or the relative merits of the merger as compared to any alternative transactions or business strategies.

Purposes and Reasons of the Filing Persons for the Merger

Under the SEC rules governing “going private” transactions, each of Parent, Merger Sub and Evergreen Parent GP LLC (collectively, the “Parent Parties”) and the Karfunkel-Zyskind Family, Esther Zyskind and K-Z LLC (collectively, the “Family Filing Persons”) is an affiliate of the Company and each of Trident Pine GP, LLC, Trident Pine and the Trident Funds (collectively, the “Trident Filing Persons”) and the rollover stockholders excluding the Karfunkel-Zyskind Family and Esther Zyskind (the “Other Rollover Stockholders”) may be an affiliate of the Company. Therefore, each of the Parent Parties, the Trident Filing Persons, the Family Filing Persons and the Other Rollover Stockholders (collectively, the “Filing Persons”) is required to express its, his or her purposes and reasons for the merger to the Company’s “unaffiliated security holders,” as such term is defined under Rule 13e-3 of the Exchange Act. Each of the Filing Persons is making the statements included in this section of this proxy statement solely for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The views of each of the Filing Persons should not be construed as a recommendation to any Unaffiliated Stockholder as to how such Unaffiliated Stockholder should vote on the proposal to adopt the Merger Agreement.

•	For the Parent Parties, the purpose of the merger is to effectuate the transactions contemplated by the Merger Agreement.

•

For the Trident Filing Persons and the Family Filing Persons, the primary purpose of the merger is to allow the Trident Funds and the Karfunkel-Zyskind Family to acquire through their investment in Parent all of the shares of common stock not already controlled by the Karfunkel-Zyskind Family, Esther Zyskind and the Other Rollover Stockholders so that the Company can be operated as a privately held company. This will:

•	facilitate the acquisition by the Trident Funds of a significant indirect equity ownership in the Company;

•	allow the Karfunkel-Zyskind Family to increase their indirect equity ownership in the Company; and

•

allow the Other Rollover Stockholders and Esther Zyskind to maintain, indirectly, their equity ownership in the Company, which will in turn allow each of them to bear the rewards and risks of such ownership after the merger is completed and the Company’s common stock ceases to be publicly traded.

For a more complete discussion of the purposes and reasons of the Filing Persons for the merger, see “Special Factors — Purposes and Reasons of the Filing Persons for the Merger” on page 59.

Certain Effects of the Merger

If the conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the merger. Parent will own 100% of the common stock of the Company following the transactions contemplated by the Merger Agreement. At the effective time of the merger, each share of common stock of the Company that is issued and outstanding immediately prior to the effective time of the merger (other than shares of common stock of the Company that are (i) held by Merger Sub or Parent, (ii) held by the Company in treasury, (iii) held by any wholly owned subsidiary of the Company or (iv) held by any of the Company’s common stockholders who have demanded and perfected such holder’s right to appraisal of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”) and have not withdrawn or otherwise lost such rights to appraisal, as described more fully under “The Merger Agreement — Effect of the Merger on the Common Shares of the Company and Merger Sub” on page 89),will be converted into the right to receive merger consideration of $13.50 per share of common stock of the Company in cash, without interest and less any required withholding taxes and, when so converted, will automatically be cancelled and cease to exist, except the right to receive the merger consideration. Upon completion of the merger, the shares of common stock of the Company will no longer be publicly traded, and holders of such shares (other than Parent and its affiliates and the rollover stockholders) will cease to have any ownership interest in the Company. For a full description of certain effects of the merger, see “The Merger Agreement — Effect of the Merger on the Common Shares of the Company and Merger Sub” on page 89.

Treatment of Company Equity Awards

As of the effective time of the merger, each option to purchase shares of common stock of the Company that is outstanding and vested immediately prior to the effective time of the merger with an exercise price per share that is less than the merger consideration will be cancelled in exchange for an amount in cash equal to the product of (a) the excess of the merger consideration over the per share exercise price of the option, and (b) the number of shares of common stock of the Company underlying the option. Any option that is outstanding and vested immediately prior to the effective time of the merger with an exercise price per share that is equal to or greater than the merger consideration will be cancelled at the effective time of the merger for no consideration.

As of the effective time of the merger, each option to purchase shares of common stock of the Company that is outstanding and not vested immediately prior to the effective time of the merger with an exercise price per share that is less than the merger consideration will be converted into the right to receive an amount in cash equal to the product of (a) the excess of the merger consideration over the per share exercise price of the option and (b) the number of shares of common stock of the Company underlying the option. Such amount will be payable by the surviving corporation within 15 business days after the date the option would have vested and subject to the satisfaction of the vesting conditions applicable to the option. Any option that is outstanding and not vested immediately prior to the effective time of the merger with an exercise price per share that is equal to or greater than the merger consideration will be cancelled at the effective time of the merger for no consideration.

As of the effective time of the merger, each restricted share of common stock of the Company that is outstanding and vested immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash equal to the merger consideration. As of the effective time of the merger, each restricted share of common stock of the Company that is outstanding and not vested immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash equal to the merger consideration. Such amount will be payable by the surviving corporation within 15 business days after the date the restricted share would have vested and subject to the satisfaction of the vesting conditions applicable to the restricted share.

As of the effective time of the merger, each restricted stock unit relating to shares of common stock of the Company that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash equal to the merger consideration. Such amount will be payable by the surviving corporation within 15 business days after the date the restricted stock unit would have vested and subject to the satisfaction of the vesting conditions applicable to the restricted stock unit.

As of the effective time of the merger, each award of performance stock units relating to shares of common stock of the Company that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash equal to the product of (a) the merger consideration and (b) the greater of (i) the target number of shares subject to the performance stock unit award and (ii) to the extent that the performance period applicable to the performance stock units ended on or prior to the closing date, the number of shares of common stock of the Company that would have vested based on the actual achievement during the applicable performance period. Such amount will be payable by the surviving corporation within 15 business days after the date the performance stock units would have vested and subject to the satisfaction of the vesting conditions applicable to the performance stock unit.

Interests of Certain of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the Special Committee and of the Board of Directors with respect to the Merger Agreement, you should be aware that, aside from their interests as stockholders of the Company, certain of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other stockholders of the Company generally. Interests of executive officers and directors that may be different from or in addition to the interests of the Company’s stockholders include:

•	certain of the Company’s executive officers have entered into employment agreements that provide for certain severance protections upon a qualifying termination;

•

the Company’s executive officers as of the effective time of the merger will become the initial executive officers of the surviving corporation, including Barry D. Zyskind who will remain Chief Executive Officer and President of the surviving corporation;

•

the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement, and the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements;

•	it is expected that the Karfunkel-Zyskind Family will control the board of the general partner of Parent with a number of managers proportionate to their ownership in Parent; and

•	at the closing of the merger agreement, Parent will create a management equity plan representing 5% of fully diluted equity of Parent.

These interests are discussed in more detail in the section of this proxy statement entitled “Special Factors — Interests of Certain of the Company’s Directors and Executive Officers in the Merger” beginning on page 70. The Special Committee and the Board of Directors were aware of the different or additional interests described herein and considered those interests along with other matters in recommending and/or approving, as applicable, the Merger Agreement and the transactions contemplated thereby, including the merger.

Rollover Agreement

In connection with the transactions contemplated by the Merger Agreement, the Karfunkel-Zyskind Family and its affiliates and certain related parties (each, a “rollover stockholder,” and together, the “rollover stockholders”) have entered into a rollover agreement, dated as of March 1, 2018 (which we refer to as the “Rollover Agreement”), pursuant to which such rollover stockholders committed to contribute all of the shares of common stock of the Company that they own (108,534,675 shares of common stock as of March 1, 2018) to Parent immediately prior to the closing of the merger. The Rollover Agreement also provides that the rollover stockholders will, among other things, upon the terms and subject to the conditions set forth in the Rollover Agreement, vote or cause to be voted the shares of common stock of AmTrust held by such rollover stockholders in favor of any proposal to approve the merger and the Merger Agreement.

Pursuant to the terms of the Rollover Agreement, each rollover stockholder will contribute his, her or its respective shares of common stock of AmTrust at a price per share equal to the merger consideration payable at the closing of the merger in exchange for Class A limited partnership interests or common limited partnership interests of Parent. Pursuant to the terms of the Rollover Agreement, Parent may have other common stockholders of the Company become party to the Rollover Agreement prior to the closing by having such stockholders execute a joinder agreement in the form attached as Exhibit A thereto. For more information, see “Special Factors — Rollover Agreement” and “Rollover Agreement” beginning on pages 72 and 108, respectively.

Material U.S. Federal Income Tax Consequences of the Merger

If you are a U.S. holder (as defined in “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77), the receipt of cash in exchange for shares of common stock of the Company pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. A U.S. holder who exchanges share of common stock of the Company for cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before the deduction of any applicable withholding taxes) with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. You are encouraged to consult your own tax advisors regarding the particular tax consequences to you of the exchange of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any U.S. federal estate or gift tax rules, and any state, local or non-U.S. income and other tax laws).

Anticipated Accounting Treatment of the Merger

AmTrust, as the surviving corporation in the merger, will account for the merger as a business combination under the acquisition method. Parent will be identified as the acquirer under the acquisition method.

Dissenters’ Rights to Appraisal

Under Delaware law, holders of shares of common stock of the Company who do not vote in favor of the proposal to adopt the Merger Agreement, who properly demand appraisal of such shares and who otherwise comply with the requirements of Section 262 of the DGCL will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined “fair value” of, their shares of common stock of the Company in lieu of receiving the merger consideration if the merger is completed. This appraised value could be more than, the same as, or less than the merger consideration. Any holder of record of shares of common stock of the Company intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to us prior to the vote on the proposal to adopt the Merger Agreement, must not vote in favor of the proposal to adopt the Merger Agreement, must continue to hold the shares through the effective time of the merger and must otherwise comply with all of the procedures required by Section 262 of the DGCL. Beneficial owners of shares of common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps required by Section 262 of the DGCL in a timely manner to perfect appraisal rights. The complete text of Section 262 of the DGCL is included as Annex B to this proxy statement. You are encouraged to read Section 262 of the DGCL carefully and in its entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, stockholders of the Company who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to comply with these provisions may result in loss of the right of appraisal.

No appraisal rights are available under Delaware law to holders of preferred stock of the Company in connection with the merger.

No Solicitation; No Adverse Company Recommendation

Pursuant to the Merger Agreement, except as described below, the Company will not, nor will it authorize or permit any of its subsidiaries or any of its or their respective officers or directors (in their capacities as such), employees, investment bankers, attorneys, accountants, consultants or other advisors or representatives (such officers or directors (in their capacities as such), employees, investment bankers, attorneys, accountants, consultants and other advisors or representatives, which we refer to collectively in this proxy statement from time to time as, “representatives”) to directly or indirectly:

•

initiate, solicit, knowingly encourage, induce or knowingly facilitate (including by way of furnishing information) or assist any inquiries or the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal;

•

execute or enter into any contract, letter of intent or agreement in principle relating to, or that could reasonably be expected to lead to, any acquisition proposal (other than a confidentiality agreement between the Company and a person making an acquisition proposal entered into in accordance with the Merger Agreement and on terms and conditions customary with respect to transactions of the nature contemplated by such acquisition proposal (an “acceptable confidentiality agreement”));

•

enter into any contract or agreement in principle requiring the Company to abandon, terminate or fail to consummate the merger or any other transactions contemplated by the Merger Agreement or breach its obligations thereunder, or propose or agree to do any of the foregoing;

•

fail to enforce, or grant any waiver under, any standstill or similar agreement with any person; however, the Company may release any person from its standstill or similar obligations solely for purposes of enabling such person to confidentially submit an acquisition proposal to the Board if the Special Committee determines by resolution in good faith, after consultation with its outside legal counsel that the failure to do so would be inconsistent with its fiduciary duties under Delaware law and, as of the date of this proxy statement, pursuant to action taken by the Special Committee under the Merger Agreement, none of the parties with whom the Company has entered into confidentiality and standstill agreements is prohibited by the terms of such agreements from submitting such proposals;

•

engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or furnish any non-public information or data relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books and records or personnel of the Company or any of its subsidiaries to any person (other than Parent, Merger Sub, or any of their respective affiliates or representatives) with the intent to initiate, solicit, encourage, induce or assist with the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make any acquisition proposal.

If, prior to the time stockholders of the Company approve the proposal to adopt the Merger Agreement, (i) the Company receives an unsolicited bona fide written acquisition proposal, (ii) the Special Committee determines by resolution in good faith, after consultation with its outside financial advisors and outside legal counsel, that the acquisition proposal constitutes or would reasonably be expected to lead to a “superior proposal” (as defined in the section of the proxy statement entitled “The Merger Agreement — Other Covenants and Agreements — No Solicitation; No Adverse Company Recommendation” beginning on page 96), and (iii) after consultation with its outside financial advisors and outside legal counsel, the Special Committee determines that failure to take the actions below with respect to such acquisition proposal would be inconsistent with its fiduciary duties under Delaware law, then the Company may in response to such acquisition proposal:

•

furnish access and non-public information with respect to the Company and its subsidiaries to the person who has made such acquisition proposal pursuant to an acceptable confidentiality agreement meeting certain requirements specified by the Merger Agreement (as long as all such information provided to such person has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such person); and

•	participate in discussions and negotiations with such person regarding such acquisition proposal.

The Company must promptly (and, in any event, within 24 hours) advise Parent in writing by email if (i) any inquiries, proposals or offers with respect to an acquisition proposal are received by, (ii) any information is requested from, or (iii) any discussions or negotiations are sought to be initiated or continued with, it or any of its representatives. The Company is required to keep Parent informed, on a current basis, of the status and terms of any such inquiries, proposals or offers (including any determinations made, or actions taken, and any amendments to the terms of any proposals or offers) and the status of any such discussions or negotiations, including any changes in the Company’s intentions as previously notified. However, if any acquisition proposal or inquiry is made, or any other information with respect to such acquisition proposal or inquiry is provided, solely to Barry D. Zyskind, George Karfunkel or Leah Karfunkel, the Company will have no obligations to Parent with respect to such acquisition proposal, inquiry or other information until such time as any member of the Special Committee is made aware of such acquisition proposal, inquiry or other information.

Except as described below, neither the Board nor any committee thereof (including the Special Committee) is permitted to:

•

withdraw, suspend, modify or amend its recommendation that the Company’s common stockholders adopt the Merger Agreement in any manner adverse to Parent or fail to include such recommendation in this proxy statement or any supplement hereto;

•	adopt, approve, endorse, recommend or otherwise declare advisable an acquisition proposal;

•

at any time following receipt of an acquisition proposal, fail to publicly reaffirm its approval or recommendation that the Company’s common stockholders approve the adoption of the Merger Agreement and the business combination and related transactions contemplated thereby as promptly as practicable (but in any event within four business days after receipt of any reasonable written request to do so from Parent); or

•

fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any acquisition proposal subject to Regulation 14D under the Exchange Act within 10 business days after commencement of such acquisition proposal.

We refer in this proxy statement to any of the actions listed above as an “adverse company recommendation.” The provision of factual information by the Company to its stockholders will not be deemed to constitute an adverse company recommendation so long as the disclosure through which such factual information is conveyed, taken as a whole, is not inconsistent with the company recommendation and, if requested in writing by Parent prior to the making of such disclosure, reaffirms the company recommendation.

At any time prior to the time stockholders approve the proposal to adopt the Merger Agreement, the Board or its Special Committee may make an adverse company recommendation pursuant to the procedures set forth in the Merger Agreement, if the Special Committee determines by resolution in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under Delaware law, in response to (i) a superior proposal received by the Board after the date of the Merger Agreement or (ii) an “intervening event,” as described in the section entitled “The Merger Agreement — Other Covenants and Agreements — No Solicitation; No Adverse Company Recommendation” beginning on page 96.

Equity Financing

The Company, Parent and Merger Sub estimate that the total amounts of funds required to complete the merger and pay related fees and expenses is approximately $1,200,000,000. These payments are expected to be funded entirely by proceeds of equity commitments made by each of Trident Pine and K-Z LLC. See “Special Factors — Equity Financing” on page 72.

Termination

The Company and Parent may terminate the Merger Agreement by mutual written consent at any time prior to the effective time of the merger. In addition, either the Company or Parent, in each case by written notice to the other, may terminate the Merger Agreement if:

•

the merger has not been completed on or prior to December 1, 2018 (which we refer to as the “outside date”), provided, that either Parent or the Company may unilaterally extend the outside date to March 1, 2019 if on that date the only conditions to the closing of the merger (other than conditions that by their nature are to be satisfied at such closing of the merger) that have not been satisfied or waived on or before such date are that the waiting period applicable to the consummation of the merger under the HSR Act (or any extension thereof) has expired or early termination thereof has been granted and the required regulatory approvals have been made or obtained, as applicable, and are in full force and effect, without the imposition of a burdensome condition (as such term is defined in the section of this proxy statement titled “The Merger Agreement — Other Covenants and Agreements — Reasonable Best Efforts” on page 99);

•

a governmental entity has issued any final non-appealable injunction, order, decree, judgment or ruling, permanently enjoining or otherwise prohibiting the merger, provided that the right to terminate the Merger Agreement thereunder will not be available to any party whose failure to perform any of its obligations under the Merger Agreement has been the cause of the failure of the merger to be consummated by such time; or

•

the proposal to adopt the Merger Agreement has been submitted to a vote of stockholders for approval and the required vote has not been obtained, provided that this termination right is not available to Parent if the failure to obtain such approval is due to the failure of the rollover stockholders to vote the shares of common stock of the Company beneficially owned or controlled by the rollover stockholders in favor of the approval of the adoption of the Merger Agreement to approve the Merger Agreement.

Parent may terminate the Merger Agreement:

•

if at any time prior to the time stockholders of the Company approve the proposal to adopt the Merger Agreement, the Board or any committee thereof (including the Special Committee) has effected an adverse company recommendation or the Company has failed to call or hold the Company stockholders’ meeting or the Company has willfully breached its non-solicitation or related covenants, as described in the section entitled “The Merger Agreement — Other Covenants and Agreements — No Solicitation; No Adverse Company Recommendation” beginning on page 96;

•

if there is a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement on the part of the Company, except with respect to the covenants discussed in the above paragraph, such that the conditions to Parent’s and Merger Sub’s obligation to complete the merger would be incapable of fulfillment and the breach is incapable of being cured, or is not cured, within 30 days following receipt of written notice by the Company of the breach;

•

if the Company has not filed on or prior to June 30, 2018 its annual report on Form 10-K for the fiscal year ended December 31, 2017 that complies (other than in respect of the timing of such filing) with all applicable requirements of the Exchange Act (and any restatements of the Company’s financial statements for any prior period that the audit committee of the Board has determined, as of the time of such filing, are required to be made); or

•

if any Company insurance subsidiary set forth on a schedule to the Merger Agreement does not have a Financial Strength Rating of at least “A” from A.M. Best Company, Inc. (which we refer to as “A.M. Best”) or if A.M. Best has given oral or written notice to Parent or any Parent related party or the Company or any Company insurance subsidiary that any such ratings will be downgraded, suspended, withdrawn or retracted; provided, that the placing by A.M. Best of any such ratings as “under review with negative implication” or “under review with developing implications” will not alone constitute a termination right; however, Parent must provide written notice of termination no later than the 45th day following the date of such downgrade, suspension, withdrawal or retraction in order to exercise the termination right.

The Company may terminate the Merger Agreement:

•

if there is a breach of any of the covenants or agreements on the part of Parent or Merger Sub or if any of the representations or warranties of Parent or Merger Sub fail to be true, such that the conditions to each party’s obligation to effect the merger or the conditions to the obligation of the Company to effect the merger would be incapable of fulfillment and the breach is incapable of being cured, or is not cured, by the earlier of December 1, 2018 and 30 days following written notice to Parent of the breach.

Termination Fee and Parent Expenses

Termination Fee

The Company will be required to pay a termination fee of $33,000,000 to Parent if Parent terminates the Merger Agreement following an adverse company recommendation, the Company fails to call or hold the Company stockholder’s meeting or the Company willfully breaches its non-solicitation or related covenants under the Merger Agreement, as described under the “The Merger Agreement — Other Covenants and Agreements — No Solicitation; No Adverse Company Recommendation” section beginning on page 96 of this proxy statement.

Parent Expenses

The Company will be required to reimburse reasonable out-of-pocket fees and expenses up to $5,000,000 (including reasonable legal fees and expenses) actually incurred on or prior to the termination of the Merger Agreement in connection with the merger by Parent, Merger Sub and their respective affiliates:

•

If Parent or the Company terminates the Merger Agreement because a proposal to adopt the Merger Agreement was submitted to a vote of stockholders of the Company and not approved, but only if an acquisition proposal has been made and not withdrawn at least 10 business days before the Company stockholders’ meeting; or

•

If Parent terminates the Merger Agreement because the Company has breached its representations, warranties or covenants (other than any breach described above, which would trigger the payment of the termination fee) under the Merger Agreement, but only if an acquisition proposal has been made and not withdrawn at least 10 business days prior to such breach.

In addition, if, within 12 months after a termination under the previous two bullets, the Company either consummates an acquisition proposal or enters into a definitive agreement to consummate an acquisition proposal and the Company thereafter consummates such acquisition proposal (whether or not within such 12-month period), then the Company will upon consummation of such acquisition proposal, pay, or cause to be paid, to Parent a termination fee of $33,000,000 minus the Parent expenses previously paid by the Company.

Trident Expenses

The Company will be required to reimburse the Trident Funds all of its and its affiliates’ reasonable and documented out-of-pocket fees and expenses up to $5,000,000 (including reasonable legal fees and expenses), actually incurred on or prior to the termination of the Merger Agreement in connection with the transactions contemplated by the Merger Agreement, if Parent terminates the Merger Agreement following the failure by the Company to file, on or prior to June 30, 2018, its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 that complies (other than in respect of the timing of such filing) with all applicable requirements of the Exchange Act (and any restatements of the Company’s financial statements for any prior period that the audit committee of the Board has determined, as of the time of such filing, are required to be made).

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the Merger Agreement and the merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement for further information.

Q:	What is the proposed transaction?

A:	The proposed transaction is the merger of Merger Sub with and into the Company pursuant to the Merger Agreement. If the merger is consummated, the Company will become a privately held company. Parent will own 100% of the common stock of the Company following the transactions contemplated by the Merger Agreement.

Q:	What will I receive in the merger?

A:

If the merger is completed, you hold your shares through the effective time of the merger and you do not exercise your appraisal rights, or withdraw, fail to perfect or otherwise lose your appraisal rights under Delaware law (as explained in the “Dissenters’ Rights to Appraisal” section of this proxy statement on page 132), you will be entitled to receive the merger consideration of $13.50 per share in cash, without interest and less any applicable withholding taxes, for each share of common stock of the Company that you own. You will not be entitled to retain or receive shares in the surviving corporation.

Q:	Will stockholders receive dividends before the merger is completed or if the Merger Agreement is terminated?

A:	No, except that, in accordance with the Merger Agreement, the Company was permitted to pay the quarterly dividend on its common stock of $0.17 per share, declared on February 13, 2018, which was paid on April 16, 2018.

Q:	When and where is the special meeting?

A:	The special meeting will take place on June 4, 2018, starting at 10:00 a.m., Eastern time, at 800 Superior Ave., Cleveland, Ohio 44114.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to vote on the proposals to:

•	adopt the Merger Agreement;

•

approve the adjournment of the special meeting from time to time, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement; and

•	act upon other business that may properly come before the special meeting or any adjournment or postponement thereof

Q:	What constitutes a quorum for the special meeting?

A:	The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Company entitled to vote on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Under the Rollover Agreement, the rollover stockholders, as holders of approximately 55% of the outstanding common stock of the Company, agreed, upon the terms and subject to the conditions set forth in the Rollover Agreement, to vote all of the shares of common stock of the Company that they own in favor of adoption of the Merger Agreement and the presence of these shares assures a quorum at the special meeting.

Q:	What vote of our stockholders is required to approve the Merger Agreement?

A:	The consummation of the merger is conditioned upon the approval of a resolution to adopt the Merger Agreement by the affirmative vote of (i) the holders of at least a majority of all outstanding shares of common stock of the Company and (ii) the holders of at least a majority of the outstanding shares of common stock of the Company owned by the Public Stockholders, in each case, in favor of the adoption of the Merger Agreement. Pursuant to our by-laws, shares of common stock of the Company are entitled to one vote per share. The approval of the proposal to adopt the Merger Agreement is a condition to the parties’ obligations to consummate the merger. Under the Rollover Agreement, the rollover stockholders, as holders of approximately 55% of the outstanding shares of common stock of the Company, agreed, upon the terms and subject to the conditions set forth in the Rollover Agreement, to vote all such shares that they own in favor of adoption of the Merger Agreement and the presence of such shares assures a quorum at the special meeting. If you fail to vote on the proposal related to the adoption of the Merger Agreement, the effect will be the same as a vote against the adoption of the Merger Agreement.

Each of the directors and executive officers of the Company has informed the Company that, as of the date of this proxy statement, he or she intends to vote in favor of the adoption of the Merger Agreement.

Q:	If I do not favor the adoption of the Merger Agreement, what are my appraisal rights under Delaware law?

A:	If you do not vote your shares in favor of the adoption of the Merger Agreement (including by not returning an unmarked proxy card, which will be voted in favor of the adoption of the Merger Agreement), properly demand appraisal of your shares and otherwise comply with the requirements of Section 262 of the DGCL, you will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined “fair value” of, your shares of common stock of the Company in lieu of receiving the merger consideration if the merger is completed. This appraised value could be more than, the same as or less than the merger consideration. To exercise your appraisal rights, you must comply with the requirements of Section 262 of the DGCL. For additional information regarding appraisal rights, see “Dissenters’ Rights of Appraisal” on page 132 of this proxy statement and the complete text of Section 262 of the DGCL attached to this proxy statement as Annex B.

Q:	What vote of our stockholders is required to approve other matters to be presented at the special meeting?

A:	The proposal to adjourn the special meeting from time to time, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement requires the affirmative vote of a majority of the votes cast at the special meeting. Pursuant to our by-laws, shares of common stock of the Company are entitled to one vote per share on such proposal.

Q:	How does the Board of Directors recommend that I vote?

A:	Based in part on the unanimous recommendation of the Special Committee, the Board of Directors recommends unanimously that our stockholders vote:

•	“FOR” the adoption of the Merger Agreement; and

•

“FOR” the proposal regarding adjournment of the special meeting from time to time, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

A:	You will be asked to vote on the following proposals:

•	to adopt the Merger Agreement;

•

to approve the adjournment of the special meeting from time to time, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement; and

•	to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof.

You should read “Special Factors — Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 35 for a discussion of the factors that the Special Committee and the Board of Directors considered in deciding to recommend and/or approve, as applicable, the Merger Agreement. See also “Special Factors — Interests of Certain of the Company’s Directors and Executive Officers in the Merger” beginning on page 70.

Q:	What effects will the merger have on AmTrust Financial?

A:

The shares of common stock of the Company are currently registered under the Exchange Act, and such shares are quoted on the NASDAQ Stock Market under the symbol “AFSI.” As a result of the merger, all of the shares of common stock of the Company will cease to be publicly traded and will be owned by Parent. Following the consummation of the merger, the registration of the shares of common stock of the Company and our reporting obligations with respect to such shares under the Exchange Act will be terminated upon application to the SEC. In addition, upon the consummation of the merger, such shares will no longer be listed on any stock exchange or quotation system, including on the NASDAQ Stock Market. However, each outstanding share of preferred stock of the Company will remain outstanding and will continue to be listed on the New York Stock Exchange following the merger and the reporting obligations with respect to such shares under the Exchange Act will therefore continue.

Q:	What will happen to my options, restricted shares, restricted stock units and performance share units under the Company’s Long Term Incentive Plan?

A:	If the merger is completed, (a) any vested options you hold with a per share exercise price that is less than $13.50 will be cancelled in exchange for your right to receive a lump sum cash payment equal to the product of (i) the excess, if any, of (x) the $13.50 per share merger consideration over (y) the per share exercise price for such option and (ii) the total number of shares of common stock underlying such option, less applicable taxes required to be withheld, (b) any unvested options with a per share exercise price that is less than $13.50 will be converted into the right to receive from the surviving corporation, within 15 business days after the date such option would have vested, a lump sum cash payment equal to the product of (i) the excess, if any, of (x) the $13.50 per share merger consideration over (y) the per share exercise price for such option and (ii) the total number of shares of common stock underlying such option, less applicable taxes required to be withheld and (c) any options, whether vested or unvested with a per share exercise price greater than or equal to $13.50 will be cancelled for no consideration.

If the merger is completed, (a) any vested Company restricted shares will be forfeited and converted into the right to receive a lump sum cash payment equal to $13.50 per Company restricted share and (b) any unvested Company restricted shares will be forfeited and converted into the right to receive from the surviving corporation, within 15 business days after the date such restricted shares would have vested, a lump sum cash payment equal to $13.50 per Company restricted share, in each case, less applicable taxes required to be withheld.

If the merger is completed, each restricted stock unit will be cancelled and converted into the right to receive from the surviving corporation, within 15 business days after the date such restricted stock unit would have vested, a lump sum cash payment equal to the product of (a) $13.50 and (b) the total number of shares of common stock underlying such restricted stock unit, less applicable taxes required to be withheld.

If the merger is completed, each performance share unit will be cancelled and converted into the right to receive from the surviving corporation, within 15 business days after the date such performance share unit would have vested, a lump sum cash payment equal to the product of (a) $13.50 and (b) the greater of (i) the target number of shares of common stock set forth in such performance share unit, and (ii) to the extent that the performance period applicable to such performance share unit ended on or prior to the closing date, the number of shares of common stock that would have vested based on the actual achievement during the applicable performance period (as determined by the compensation committee of the Board), less applicable taxes required to be withheld.

Q:	What will happen if the merger is not consummated?

A:	If the merger is not consummated for any reason, the Company’s common stockholders will not receive any payment for their shares of common stock of the Company in connection with the merger. Instead, the Company will remain a public company and such common shares will continue to be registered under the Exchange Act, and listed and traded on the NASDAQ Stock Market. Under specified circumstances, if the Merger Agreement is terminated, the Company may be required to pay Parent a termination fee of $33,000,000 or to reimburse the out-of-pocket expenses that Parent, Merger Sub and their respective affiliates incurred in connection with the merger up to a maximum of $5,000,000. See “The Merger Agreement — Termination” beginning on page 105 and “The Merger Agreement —Termination Fee and Parent Expenses” beginning on page 106.

Q:	What do I need to do now?

A:	We urge you to read this entire proxy statement carefully, including its annexes and the documents referred to or incorporated by reference in this proxy statement, as well as the related Schedule 13E-3, including the exhibits thereto, filed with the SEC, and to consider how the merger affects you.

If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	telephone, using the toll-free number listed on your proxy and voting instruction card;

•	the Internet, at the address provided on your proxy and voting instruction card; or

•	mail, by completing, signing, dating and mailing your proxy and voting instruction card and returning it in the envelope provided.

If you hold your shares of common stock of the Company in “street name” through a broker, bank or other nominee, you should follow the directions provided by it regarding how to instruct it to vote your shares of common stock. Without those instructions, your shares of common stock of the Company will not be voted, which will have the same effect as voting against adoption of the Merger Agreement.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of common stock of the Company for the per share merger consideration. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” common stock in exchange for the $13.50 per share merger consideration. Please do not send in your certificates now.

Q:	Can I revoke my proxy and voting instructions?

A:	Yes. You can revoke your proxy and voting instructions at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company’s Secretary in writing at AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, New York 10038, by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked, or by attending the special meeting and voting in person (but simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares of common stock of the Company in “street name” and you have instructed a broker, bank or other nominee to vote your shares of common stock of the Company, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	What does it mean if I get more than one proxy and voting instruction card?

A:	If your shares of common stock are registered differently or held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares of common stock are voted.

If your shares of common stock are held through a broker, bank or other nominee, you will receive either a voting form or a proxy card from the nominee with specific instructions about the voting methods available to you. As a beneficial owner, in order to ensure your shares of common stock are voted, you must provide voting instructions to the broker, bank or other nominee by the deadline provided in the materials you receive from them.

Q:	Who will count the votes?

A:	A representative of the Company will count the votes and act as an inspector of election.

American Stock Transfer & Trust Company will tabulate the results.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, or require assistance in submitting your proxy or voting your common stock or need additional copies of the proxy statement or the enclosed proxy and voting instruction card(s), please contact MacKenzie Partners, Inc., which is acting as the proxy solicitation agent and information agent in connection with the merger.

MacKenzie Partners, Inc.

1407 Broadway — 27th Floor

New York, New York 10018

Toll Free: 1-(800) 322-2885

Email: proxy@mackenziepartners.com

If your broker, bank or other nominee holds your common stock, you can also call your broker, bank or other nominee for additional information.

SPECIAL FACTORS

Background of the Merger

The Company was originally acquired by members of the Karfunkel-Zyskind Family in 1998 and became public in 2006. Since the time of its acquisition, the Company has grown significantly through a combination of organic growth and strategic acquisitions.

The Board, together with Company management, regularly reviews the Company’s growth prospects and business strategy as well as potential strategic alternatives to maximize stockholder value, including opportunities for acquisitions, dispositions, business expansion, stock repurchases and dividends. From time to time, during the two year period preceding the execution of the Merger Agreement, representatives of the Company have held discussions with representatives of various strategic and financial sponsor parties regarding potential strategic transactions involving the Company, including discussions in November and December 2017 related to a potential going-private transaction. Except as discussed below or as previously disclosed in the Company’s filings with the SEC, none of those discussions progressed beyond the preliminary phase. In connection with those discussions, the Company has entered into confidentiality and standstill agreements with several parties. As of the date of this proxy statement, pursuant to action taken by the Special Committee under the Merger Agreement, none of the parties with whom the Company has entered into confidentiality and standstill agreements is prohibited by the terms of such agreements from making offers to acquire the Company.

In 2017, the Company’s acquisition activity slowed as the Company took actions to strengthen its balance sheet and capital base and focus on its core business. This transition from growth to balance sheet strengthening followed several significant events in 2017, including (1) the Company’s announcement on February 27, 2017 that the filing of its annual report on Form 10-K for the year ended December 31, 2016 (the “2016 10-K”) would be delayed; (2) the Company’s announcement on March 16, 2017 that it needed further time to file its 2016 10-K and that its consolidated financial statements for fiscal years 2015 and 2014, along with each of the four quarters included in fiscal year 2015 as well as the first three quarters of fiscal year 2016, would need to be restated and could no longer be relied on; (3) the Company’s filing of its 2016 10-K on April 4, 2017, which disclosed (among other things) that net income attributable to common stockholders in 2014 and 2015 was 7.2% and 11.2%, respectively, lower than previously reported; and (4) adverse loss development trends in the Company’s commercial automobile and general liability lines of business in both the Specialty Program and Small Commercial Business segments, in its workers’ compensation business in the Small Commercial Business segment and as in its medical malpractice business in the Specialty Risk and Extended Warranty segment.

In this context and as previously disclosed in the Company’s filings with the SEC, the Company undertook several actions in 2017 to strengthen its balance sheet, including: (1) a $300.0 million private placement of common stock, which was announced by press release on May 24, 2017; (2) the sale of 10,586,000 shares of common stock the Company owned in National General Holdings Corp. (“NGHC”) for approximately $211.7 million, which was announced by press release on June 9, 2017; (3) that the Company had entered into an adverse loss development cover agreement, effective June 30, 2017 (the “Cover Agreement”), pursuant to which the counter-party agreed to pay the Company for ultimate net losses paid by the Company in excess of a retention of $5.963 billion subject to an aggregate limit of $1.025 billion, which provides $400 million of coverage in excess of the Company’s carried loss reserves as of March 31, 2017 in the amount of approximately $6.590 billion, which was disclosed in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2017 filed with the SEC on August 9, 2017; and (4) that one of the Company’s subsidiaries had agreed to sell its personal lines policy management system that it had developed for NGHC, and related intellectual property, to NGHC for $200.0 million, payable in three equal installments, which was disclosed in the Company’s current report on Form 8-K filed with the SEC on September 18, 2017.

In addition to these and other measures, the Company also commenced a process to monetize its U.S. fee businesses (the “Fee Business”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) was engaged by the Company as its financial advisor to conduct a sales process and several potential purchasers were engaged in the Fee Business sale process, including Stone Point.

In connection with Stone Point’s involvement in the Fee Business sale process, in September 2017 representatives of Stone Point discussed with Barry Zyskind, Chairman, Chief Executive Officer and President of the Company, whether the Karfunkel-Zyskind Family would consider sponsoring a going-private transaction of the Company in partnership with Stone Point. Mr. Zyskind indicated to the Stone Point representatives that, at the time, the Company was focused on the process to sell part of the Fee Business, and no further discussions regarding a going-private took place at such time.

On November 6, 2017, the Company announced that it had entered into an agreement to sell 51% of the Fee Business to affiliates of Madison Dearborn Partners (“MDP”). On the same day, the Company also announced that it was increasing prior years’ loss reserves by $326.9 million, driven primarily by increases in reserves for its program business and for the 2013 through 2016 accident years, and that these losses had been ceded under the Cover Agreement. Following such announcement, A.M. Best announced that it had placed the Company’s insurance company subsidiaries under review with negative implications.

On November 8, 2017, the Board met to discuss the release of the Company’s third quarter 2017 results. Given the market reaction to the announcements made by the Company on November 6, 2017, at the meeting Mr. Zyskind raised the possibility of exploring strategic alternatives, including a potential going-private transaction. After market close that day, the Company issued a press release announcing its third quarter 2017 results. The trading price of the Company’s common stock had declined from $27.66 on February 24, 2017 (the business day prior to the announcement of the 2016 10-K delay) to $10.90 on November 9, 2017 (the day following the announcement of its third quarter results).

On November 9, 2017, after the Company announced the sale of the Fee Business to MDP and A.M. Best announced that it had placed the Company under review with negative implications, representatives of Stone Point contacted Mr. Zyskind to inquire again as to whether the Karfunkel-Zyskind Family would consider sponsoring a going-private transaction of the Company in partnership with Stone Point. Mr. Zyskind indicated to the Stone Point representatives that he would raise Stone Point’s inquiry with the Board to determine whether the Board would consider such a transaction. Mr. Zyskind advised the Board of Stone Point’s interest in a potential transaction at meeting of the Board on November 16, 2017. At the meeting, the Board determined to permit Stone Point to conduct due diligence in connection with a potential going-private transaction. On November 17, 2017, Stone Point entered into a confidentiality agreement with the Company and thereafter commenced its due diligence investigation.

In the context of Stone Point’s due diligence investigation, and inquiries from other financial sponsor parties regarding a potential going-private, on December 7, 2017, the Karfunkel-Zyskind Family amended its Schedule 13D to state that the members of the Karfunkel-Zyskind Family were considering plans and proposals with respect to their investments in the Company that could result in any of the events described in Item 4 of Schedule 13D.

On December 22, 2017, representatives of Stone Point spoke with representatives of the Karfunkel-Zyskind Family to express their interest in pursuing a potential going-private transaction and to provide more information about Stone Point.

On December 27, 2017, Mr. Zyskind indicated to the Board that, at the request of certain representatives of Stone Point, Mr. Zyskind was seeking the Board’s approval to permit Stone Point to discuss a potential transaction with the Karfunkel-Zyskind Family, including the possible submission of a joint indication of interest to the Board regarding a potential acquisition of the outstanding shares of common stock of the Company not held or controlled by the Karfunkel-Zyskind Family and its affiliates and certain related parties. In connection with the foregoing, Mr. Zyskind requested that the independent directors of the Board grant a waiver under

Section 203 of the DGCL to permit discussions between Stone Point and the Karfunkel-Zyskind Family regarding such potential proposal.

On December 28, 2017, the Board held a telephonic meeting to discuss the formation of a special committee to consider the Section 203 waiver request and to consider any indication of interest that may be submitted by Stone Point and the Karfunkel-Zyskind Family, as well as other strategic alternatives available to the Company. After discussion, the Board designated the Special Committee and appointed as its members Donald T. DeCarlo, Susan C. Fisch, Abraham Gulkowitz and Raul Rivera, the first three of whom are independent members of the audit committee of the Board and the fourth an independent member of the compensation committee of the Board. Although the Special Committee was initially formed to consider the Section 203 waiver request, the Board also discussed its expectation that the Special Committee would engage an independent financial advisor and independent counsel to assist the Special Committee, further evaluate the independence of each member of the Special Committee with such counsel and, if in the future the Special Committee expected Stone Point and the Karfunkel-Zyskind Family to make a formal proposal, to request such additional authority and powers as the Special Committee, with the advice of its counsel, determined to be necessary or appropriate to evaluate such a proposal and other strategic alternatives available to the Company.

Later that day, Mr. DeCarlo, Ms. Fisch, Mr. Gulkowitz and Mr. Rivera met in their capacity as members of the Special Committee with the audit committee’s independent counsel to discuss the formation and role of the Special Committee and resolved to grant a revocable waiver under Section 203 to permit Stone Point to discuss a potential transaction with the Karfunkel-Zyskind Family.

On January 2, 2018, the Special Committee interviewed several law firms, including Willkie Farr, to consider the retention of a legal advisor to the Special Committee. After discussion, the Special Committee retained Willkie Farr to represent the Special Committee based on a variety of factors, including the reputation and experience of Willkie Farr in mergers and acquisitions transactions, its experience in representing special committees considering going-private proposals, and the absence of relationships creating a potential conflict of interest.

On January 4, 2018, the Special Committee met with Willkie Farr to discuss the role of the Special Committee. Willkie Farr advised the Special Committee as to the duties and responsibilities of its members, the powers and authorities that should be granted by the Board to the Special Committee in connection with a proposal from funds managed by Stone Point and the Karfunkel-Zyskind Family, and an overview of process with respect to the potential proposal. The Special Committee was informed of the role special committees played in similar transactions and the legal standards applied by the Delaware courts to going-private transactions involving a controlling stockholder. Willkie Farr discussed with the Special Committee the process for confirming the independence of the Special Committee members. At the meeting, the Special Committee and Willkie Farr discussed the selection of an independent financial advisor to assist the Special Committee in connection with its evaluation of the potential proposal.

On January 4, 2018, the Special Committee interviewed representatives of several potential financial advisors to the Special Committee, including Deutsche Bank.

In early January, representatives of Willkie Farr met representatives of the Company to discuss the legal due diligence process in respect of the potential proposal.

Also in early January, counsel to the Trident Funds, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), and counsel to the Karfunkel-Zyskind Family, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), negotiated joint bidding arrangements related to a potential proposal to acquire the outstanding shares of common stock not held or controlled by the Karfunkel-Zyskind Family and its affiliates and certain related parties, including (1) that the new cash investment by Stone Point and the Karfunkel-Zyskind Family, together with the rollover of shares of common stock of the Company acquired in the May 2017 private placement, would be in the form of preferred equity and (2) that there would be an adjustment in the ownership interests between holders of preferred equity and common equity at the time of a future IPO or other exit event if at such time there was a reserve deficiency or reserve excess with respect to premiums earned on or prior to March 31, 2018, subject to a cap and cut-back depending on the internal rate of return achieved by Trident on its investment (the “reserve adjustment”).

On January 8, 2018 Paul, Weiss contacted Willkie Farr and requested that the Special Committee permit the Karfunkel-Zyskind Family to make a proposal together with funds managed by Stone Point to acquire the outstanding shares of Common Stock not held or controlled by the Karfunkel-Zyskind Family and its affiliates and certain related parties. Paul, Weiss also indicated that funds managed by Stone Point and the Karfunkel-Zyskind Family would not proceed with any transaction unless it is approved by the Special Committee and subject to a non-waivable condition requiring approval of a majority of the shares of common stock not owned by the Karfunkel-Zyskind Family, senior management or their respective affiliates or associates.

Also on January 8, 2018, the Special Committee met with Willkie Farr to, among other things, discuss the request received from Paul, Weiss. Following discussion, the Special Committee resolved to permit funds managed by Stone Point and the Karfunkel-Zyskind Family to make such an acquisition proposal to the Board. Willkie Farr reviewed with the Special Committee the responses to independence questionnaires (which had been circulated to the Special Committee by Willkie Farr) submitted by Mr. DeCarlo, Ms. Fisch, Mr. Gulkowitz and Mr. Rivera. Following discussion, the Special Committee determined that each of Mr. DeCarlo, Ms. Fisch, Mr. Gulkowitz and Mr. Rivera was independent with respect to a potential proposal from funds managed by Stone Point and the Karfunkel-Zyskind Family. The Special Committee instructed Willkie Farr to deliver to the Company proposed resolutions of the Board further authorizing the Special Committee to consider any such proposal and enumerating its general and specific powers in that regard for approval and ratification by the full Board.

On January 9, 2018, representatives of Stone Point and the Karfunkel-Zyskind Family met with the ratings agency and made a confidential presentation in which they advised the ratings agency that Stone Point and the Karfunkel-Zyskind Family were considering a potential going-private transaction.

On January 9, 2018, the Board adopted the resolutions proposed by the Special Committee. Among other things, the resolutions ratified the appointment of Mr. DeCarlo, Ms. Fisch, Mr. Gulkowitz and Mr. Rivera as members of the Special Committee, including the appointment of Mr. DeCarlo as chairman of the Special Committee, and authorized the Special Committee to evaluate a proposal from the Karfunkel-Zyskind Family and any other bidder affiliated or working with the Karfunkel-Zyskind Family and, if the Special Committee were to deem it appropriate and advisable, to negotiate and make recommendations to the Board with respect to such a proposal and a potential transaction with the Karfunkel-Zyskind Family and any such other bidder. In addition, the resolutions authorized the Special Committee to consult with and advise management, on behalf of the Board, in connection with discussions and negotiations concerning potential terms and conditions of such a proposal, consider such other matters as may be requested by the Board, make any recommendations to the Board concerning such a proposal that the Special Committee deemed appropriate, and determine to elect to pursue or not to pursue such a proposal. The resolutions further provided that the Board would not approve any such proposal or transaction without a prior favorable recommendation of the Special Committee and authorized the Special Committee to retain separate legal counsel, financial advisors and such other advisors as the Special Committee deemed appropriate in connection with its consideration of such a proposal.

On January 9, 2018, the Special Committee met with Willkie Farr to discuss the results of the Special Committee’s interviews of potential financial advisors. After discussion, the Special Committee determined to retain Deutsche Bank as its financial advisor based on, among other factors, Deutsche Bank’s special committee experience, knowledge of the Company’s industry and the absence of potential conflicts of interest that would prevent Deutsche Bank from acting as independent financial advisor to the Special Committee. Approximately one week later, Deutsche Bank provided the Special Committee with a disclosure letter describing Deutsche

Bank’s relationships with the Company, Stone Point related funds and their portfolio companies and the Karfunkel-Zyskind Family and its affiliates. After reviewing this disclosure letter with Willkie Farr, the Special Committee determined that none of the disclosed relationships presented a potential conflict of interest that would prevent Deutsche Bank from serving as the Special Committee’s independent financial advisor. For more information, see “Special Factors — Opinion of Deutsche Bank” beginning on page 40.

On January 8, 2018 and January 9, 2018, representatives of Stone Point and the Karfunkel-Zyskind Family discussed whether to proceed with a proposal to acquire the outstanding shares of common stock not held or controlled by the Karfunkel-Zyskind Family and its affiliates. As a result of these discussions, the Karfunkel-Zyskind Family and Stone Point determined to proceed with a proposal at $12.25 per share of common stock and the Karfunkel-Zyskind family agreed to Stone Point’s required terms.

In the late afternoon of January 9, 2018, Trident Pine and the Karfunkel-Zyskind Family submitted to the Board a letter (the “Proposal Letter”) containing a proposal to acquire all of the shares of Common Stock that were not then owned or controlled by the Karfunkel-Zyskind Family and its affiliates and certain related parties at a purchase price of $12.25 per share in cash (the “Initial Proposal”). Later that evening, Stone Point and the Karfunkel-Zyskind Family issued a press release announcing the submission to the Board of the Initial Proposal and the next day the Karfunkel-Zyskind Family filed with the SEC an amendment to its Schedule 13D, including a copy of the Proposal Letter and the Joint Bidding Agreement, dated January 9, 2018, by and between Stone Point and the Karfunkel-Zyskind Family. The full text of the Proposal Letter is set forth below:

January 9, 2018

Board of Directors

AmTrust Financial Services, Inc.

59 Maiden Lane, 43rd Floor

New York, New York 10038

Dear Members of the Board:

Trident Pine Acquisition LP (“Trident”), an affiliate of Stone Point Capital LLC (“Stone Point”), is pleased to submit this non-binding indicative proposal, together with Barry D. Zyskind, George Karfunkel and Leah Karfunkel and certain entities controlled by them (the “Family Stockholders”), for the potential acquisition of all of the outstanding shares of common stock of AmTrust Financial Services, Inc. (“AmTrust”) not owned or controlled by the Family Stockholders at a cash purchase price of $12.25 per share. The $12.25 per share price represents a 20.8% premium over AmTrust’s closing stock price on January 8, 2017.

Stone Point is very familiar with AmTrust and, as you know, approached the Family Stockholders about their participation with Stone Point in the proposed transaction. Stone Point is a financial services-focused private equity firm based in Greenwich, CT. The firm has raised and managed seven private equity funds — the Trident Funds — with aggregate committed capital of approximately $19 billion. Stone Point would invest through Trident out of Trident VII, L.P. and its affiliated funds, which have aggregate capital commitments of approximately $5.6 billion. Stone Point targets investments in the global financial services industry, including investments in companies that provide outsourced services to financial institutions, insurance and reinsurance companies, insurance distribution and other insurance-related businesses, banks and depository institutions, asset management firms, specialty lending and other credit opportunities, mortgage services companies and employee benefits and healthcare companies.

Stone Point anticipates that the transaction would be in the form of a merger of AmTrust with a wholly-owned subsidiary of a newly formed acquisition vehicle (the “Acquiror”) that would be formed by Trident and the Family Stockholders such that AmTrust would become a wholly-owned subsidiary of the Acquiror. This proposal assumes that the Family Stockholders, senior management and certain other stockholders associated with or related to the Family Stockholders will roll the shares of common stock of AmTrust owned or controlled by them into the Acquiror and that the

Family Stockholders will also make an additional cash contribution to the Acquiror. Finally, this proposal also contemplates that the outstanding series of AmTrust preferred stock will remain outstanding in accordance with their terms.

We believe the proposed transaction will provide AmTrust’s common stockholders with immediate liquidity and certainty of value at a significant premium to the current share price while allowing AmTrust to focus on the long term without the emphasis on short-term results.

As you know, the Family Stockholders currently own or control approximately 43% of the outstanding shares of common stock of AmTrust and each of Mr. Zyskind, Mr. Karfunkel and Ms. Karfunkel serves on AmTrust’s board of directors. We expect that a special committee consisting of independent members of AmTrust’s board of directors will consider the proposed transaction and make a recommendation to the AmTrust board of directors. We further expect that the special committee will retain its own independent legal and financial advisors to assist in its review of the proposed transaction. The Family Stockholders do not intend to participate in the consideration of the proposed transaction by AmTrust, the special committee or the special committee’s advisors. In addition, the Family Stockholders and Stone Point will not proceed with the proposed transaction unless it is approved by such special committee. The transaction will be subject to a non-waivable condition requiring approval of a majority of the shares of AmTrust not owned by the Family Stockholders, senior management, or their respective affiliates or associates.

The Family Stockholders believe that Stone Point is uniquely positioned to partner with the Family Stockholders to undertake the proposed transaction and the Family Stockholders have no interest in selling any of the shares of common stock of AmTrust owned or controlled by them. As such, the Family Stockholders would not expect, in their capacity as stockholders of AmTrust, to vote in favor of any alternative sale, merger or similar transaction involving AmTrust. If the special committee does not recommend, or the stockholders of AmTrust do not approve, the proposed transaction, the Family Stockholders currently intend to continue as long-term stockholders of AmTrust.

Consummation of the proposed transaction would be contingent on the “majority of the minority” stockholder approval described above, receipt of required regulatory approvals, AmTrust’s consummation of its previously announced sale of a 51% equity interest in certain of AmTrust’s U.S.-based fee businesses to Madison Dearborn Partners and other customary conditions to closing, potentially including a condition related to the percentage of outstanding shares of common stock of AmTrust demanding appraisal rights. The proposed transaction would not be subject to a financing condition.

In connection with the proposed transaction, we hereby request that the special committee agree to allow Stone Point and the Family Stockholders to speak with certain other stockholders that are related to or associated with the Family Stockholders about potentially rolling over such other stockholders’ shares of common stock in connection with the proposed transaction. Stone Point and the Family Stockholders also request that the special committee agree to allow Stone Point and the Family Stockholders to speak with certain other third-party financing sources regarding such other third-party financing sources’ potential equity participation in the proposed transaction.

Stone Point has engaged Skadden, Arps, Slate, Meagher & Flom LLP as its legal advisor and the Family Stockholders have engaged Paul, Weiss, Rifkind, Wharton & Garrison LLP as their legal advisor in connection with the proposed transaction.

Due to the Family Stockholders’ obligations under the securities laws, they intend to promptly file a Schedule 13D amendment, including a copy of this letter, with the Securities and Exchange Commission. The Family Stockholders and Stone Point will also jointly issue a press release announcing this proposal as soon as possible and in any case before the market opens tomorrow. A copy of the press release is attached for your reference.

This letter does not constitute a contract, commitment, undertaking or other binding obligation or limitation on the part of any person in any respect. In addition, this letter does not constitute an offer or proposal capable of acceptance and may be withdrawn at any time and in any manner. Any obligation of Stone Point (including funds managed by Stone Point) and the Family Stockholders with respect to the proposed transaction will be only as set forth in a definitive written agreement executed by them.

We look forward to discussing this proposal with you at your convenience and working with you to complete the transaction expeditiously.

Yours sincerely,

TRIDENT PINE ACQUISITION LP

by Stone Point GP Ltd., its general partner

By: /s/ David Wermuth

Name: David Wermuth

Title: Secretary; Vice President

/s/ Barry Zyskind

Barry Zyskind

/s/ George Karfunkel

George Karfunkel

/s/ Leah Karfunkel

Leah Karfunkel

On January 10, 2018, the Company issued a press release announcing the formation of the Special Committee and the Special Committee’s retention of Willkie Farr as its legal advisor. On that same day, Willkie Farr discussed with representatives of Deutsche Bank the next steps in respect of the Initial Proposal, including, among other things, the financial due diligence process and valuation analysis of the Company.

On January 12, 2018, management of the Company provided to the Special Committee and Deutsche Bank a copy of the Company’s financial projections which had been prepared by management in connection with management’s annual budgeting process. These projections (the “Budget Projections”) had also previously been delivered to the Board by Company management on December 20, 2017.

On January 16, 2018, the Special Committee met with representatives of its financial and legal advisors. Representatives of Deutsche Bank reviewed a summary of the terms of the Initial Proposal. At the meeting, in response to a request from the Karfunkel-Zyskind Family, the Special Committee resolved to provide a Section 203 waiver to permit Stone Point and the Karfunkel-Zyskind Family to engage in discussions with a potential co-investor regarding an equity participation in the potential transaction and in discussions with certain relatives of the Karfunkel-Zyskind Family regarding a potential rollover of such stockholders’ shares of common stock in connection with a potential transaction. In addition, the Special Committee resolved to permit BofA Merrill Lynch, the Company’s financial advisor, to provide Stone Point and the Karfunkel-Zyskind Family with an analysis of the potential financing alternatives available to the Company to refinance the Company’s convertible notes in connection with the potential transaction (BofA Merrill Lynch subsequently provided a summary regarding financing options to Stone Point and the Karfunkel-Zyskind Family). The Special Committee also discussed with representatives of Deutsche Bank the Budget Projections. After discussion, the Special Committee determined that the Budget Projections were no longer current, and that updated projections from Company management would be necessary, because, among other things, the Budget Projections were prepared before the enactment of the Tax Cuts and Job Acts of 2017 and did not take into account subsequent transactions involving the Company or the Company’s latest expectations regarding operating results for the fourth quarter of 2017 and the full year 2017.

On January 18, 2018, Deutsche Bank executed its engagement letter with the Special Committee, as acknowledged and agreed to by the Company, and BofA Merrill Lynch executed its engagement letter with the Company in respect of the potential transaction. The following day, on January 19, 2018, the Company issued a press release announcing that the Special Committee had engaged Deutsche Bank as its financial advisor in connection with the potential transaction. The press release also noted that the Company had engaged BofA Merrill Lynch as its financial advisor.

On January 23, 2018, at the direction of the Special Committee, representatives of the financial and legal advisors to the Special Committee met with Adam Karkowsky, the Chief Financial Officer of the Company, with representatives of BofA Merrill Lynch in attendance, for a due diligence overview of the Company. The topics discussed included, among others, key developments at the Company during the 2017 fiscal year, including the Company’s private placement issuance to the Karfunkel-Zyskind Family in May 2017; its entry into a definitive agreement with MDP for the sale of the Fee Business in November 2017; the decline in the Company’s stock price during the past year; the Company’s discussions with other third parties regarding potential strategic transactions involving the Company that had not progressed beyond preliminary phases; certain actions taken by Stone Point and the Karfunkel-Zyskind Family between receiving the Section 203 waiver and submitting the Initial Proposal, including the due diligence conducted on the Company by Stone Point and its advisors; and Stone Point and the Karfunkel-Zyskind Family’s joint presentation to the ratings agency on January 9, 2018 prior to their submission of the Initial Proposal on January 9, 2018. Mr. Karkowsky also provided an overview of the feedback regarding the Initial Proposal received by the Company to date from the Company’s preferred stockholders, creditors, insurance regulators, producers, agents and employees, as well as rating agencies. Following this discussion, Mr. Karkowsky orally provided representatives of Deutsche Bank and representatives of BofA Merrill Lynch with Company management’s current estimates of the future operating and financial performance of the Company, and advised that management’s assumptions upon, which the Budget Projections were based, had changed as a result of developments in the fourth quarter of 2017 that were not contemplated in the preparation of the Budget Projections. During the course of this discussion, Mr. Karkowsky agreed that Company management would update the Budget Projections to reflect those items not contemplated in preparation of the Budget Projections.

On January 24, 2018, the Special Committee met with representatives of its financial and legal advisors and received a general status update, including a report on the January 23 due diligence meeting. The Special Committee also discussed various pre-existing derivative and class action shareholder lawsuits and other proceedings involving the Company, including the shareholder derivative lawsuit commenced in April 2015 on behalf of the Company by Cambridge Retirement System (the “Cambridge Derivative Action”). Among other issues, the Special Committee discussed with its legal advisors’ analysis concerning the value of certain shareholder derivative claims asserted on behalf of the Company that, if successful, could result in judgments in the Company’s favor and are, therefore, assets of the Company to be considered by the Special Committee as part of its review of a potential sale of the Company.

On January 24, 2018, Company management provided the Special Committee and representatives of Deutsche Bank with Company management’s updated estimates of the future financial performance of the Company (the “Case 1 Projections”), reflecting certain adjustments to the Budget Projections as a result of the Tax Cuts and Jobs Act of 2017, recent transactions involving the Company, and updated estimates of the Company’s operating results for the fourth quarter of 2017 and the full year 2017.

On January 26, 2018, at the direction of the Special Committee, representatives of Deutsche Bank and Willkie Farr held a due diligence meeting with the Chief Global Actuary of the Company to discuss the

Company’s overall reserving approach and process, the Company’s reserve position developments and the Chief Global Actuary’s role in reserve review.

On January 29, 2018, the Special Committee met with representatives of its financial and legal advisors. The Special Committee and representatives of Deutsche Bank discussed the selection of the Company’s peer group for purposes of Deutsche Bank’s financial analysis and also discussed the Case 1 Projections in light of general industry trends and noted that the Case 1 Projections were inconsistent with financial analysts’ consensus estimates for the Company and the Company’s peer group. The Special Committee members also discussed the fact that the Case 1 Projections did not appear to reflect certain adverse industry trends and Company issues discussed with Company management at a January 23, 2018 Audit Committee meeting.

On January 30, 2018, Mr. DeCarlo and representatives of Deutsche Bank spoke with Mr. Karkowsky regarding the Case 1 Projections. Mr. DeCarlo noted the Special Committee’s discussions regarding whether the Case 1 Projections were inconsistent with adverse industry trends and recent issues at the Company discussed during the January 23, 2018 Audit Committee meeting. Mr. De Carlo then requested, on behalf of the Special Committee, that Company management prepare an alternate case of financial projections to reflect such trends and issues.

On January 31, 2018, Company management provided the Special Committee and representatives of Deutsche Bank with Company management’s alternate case of the future financial performance of the Company (the “Case 2 Projections”) reflecting alternate estimates for gross written premiums, combined ratio, underwriting profits and operating earnings. See “Special Factors — Projected Financial Information” beginning on page 67. In delivering the Case 2 Projections, Company management indicated that they were not rejecting the Case 1 Projections, but that the Case 2 Projections had been prepared as requested as an alternate case reflecting a more challenging operating environment as well as the reputational and business pressures faced by the Company, slower growth, more conservative projected underwriting assumptions reflecting recent loss reserve activity and a more conservative balance sheet in light of the rating agency placing the Company under review with negative implications.

On January 31, 2018, the Special Committee met with representatives of its financial and legal advisors to discuss the current and future operations and financial performance of the Company, including the Case 1 Projections and the Case 2 Projections.

On February 1, 2018, the Special Committee and representatives of its financial and legal advisors met again with the Chief Global Actuary of the Company to discuss the Chief Global Actuary’s analysis of the Company’s loss reserve positions, including areas of risk observed around certain product lines of the Company. Following such meeting, the Special Committee met with Willkie Farr to receive a status update on the review and analysis by Willkie Farr and the Special Committee’s Delaware counsel, Richards Layton & Finger, P.A. (“Richards Layton”), of the various pre-existing shareholder lawsuits involving the Company, including the Cambridge Derivative Action, and counsel’s analysis concerning the valuation of certain shareholder derivative claims asserted on the Company’s behalf.

Later that day, the Special Committee and representatives of its financial and legal advisors met with Mr. Zyskind, Mr. Karkowsky, and Zachary Wolf, the Deputy Chief Financial Officer of the Company, to discuss Company management’s current estimates regarding the future operating and financial performance of the Company, including the Case 1 Projections and the Case 2 Projections. The topics discussed included, among others, the basis for and assumptions used by Company management in its preparation of the different sets of financial projections, the applicability of the models used in such financial projections, the status of the Company’s reserve positions and the Company’s relationships with certain of its reinsurers, regulators and rating agencies. Mr. Zyskind, Mr. Karkowsky and Mr. Wolf addressed numerous questions asked by the Special Committee and representatives of Deutsche Bank.

On February 5, 2018, the Special Committee met with its financial and legal advisors. Representatives of Deutsche Bank reviewed its preliminary financial analyses of the Company and the proposed transaction utilizing the Case 1 Projections and Case 2 Projections. The Special Committee discussed the limited potential alternatives available to the Company given that the Karfunkel-Zyskind Family had indicated, both in its public proposal letter and privately, that it was not interested in selling the shares of common stock it held or controlled to a third party, and potential responses to the Initial Proposal. Representatives of Deutsche Bank further reviewed, based on information provided by Company management, the status of Stone Point’s due diligence on the Company, the status of the Company’s fiscal year 2017 fourth quarter and full year 2017 financial results and the preparation of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017 (the “2017 10-K”) due on March 1, 2018 and the Company’s anticipated timing for such filing.

On February 7, 2018, the Special Committee met with representatives of its financial and legal advisors. Representatives of Deutsche Bank reviewed with the Special Committee certain precedent going-private squeeze out transactions in the insurance industry. Representatives of Deutsche Bank also reported on feedback received from certain large holders of shares of common stock related to the Initial Proposal. Representatives of Deutsche Bank noted that, since the public announcements of the Initial Proposal, the formation of the Special Committee and Deutsche Bank’s engagement as the Special Committee’s financial advisor, Deutsche Bank had not received any “in-bound” inquiries from third parties related to potential alternative acquisition or other strategic transaction proposals. Despite the fact that the proposal was in the public sphere, no other potential buyers expressed an interest in acquiring the Company. The Special Committee and its advisors discussed potential responses to the Initial Proposal. Following discussion, the Special Committee directed representatives of Deutsche Bank to deliver a counterproposal of $17.50 per share to Stone Point and the Karfunkel-Zyskind Family, which was at the high end of the range of the preliminary valuation analyses prepared by Deutsche Bank using the Case 1 Projections. The Special Committee also directed representatives of Deutsche Bank to prepare and provide to Stone Point and the Karfunkel-Zyskind Family, in connection with the counterproposal, certain financial analyses that supported a $17.50 per share valuation.

On February 8, 2018, representatives of Deutsche Bank, at the direction of the Special Committee, conveyed to representatives of Stone Point and the Karfunkel-Zyskind Family the Special Committee’s counterproposal of $17.50 per share and reviewed certain valuation analyses to support the $17.50 per share counterproposal.

Later that day, the Special Committee met with representatives of its financial and legal advisors. Representatives of Deutsche Bank provided an update on their meeting with representatives of Stone Point and the Karfunkel-Zyskind Family. Representatives of Deutsche Bank discussed potential next steps with the Special Committee. Following further discussion, the Special Committee directed representatives of Deutsche Bank to schedule a meeting with representatives of Stone Point and the Karfunkel-Zyskind Family, which ultimately was held on February 11, 2018, to discuss the potential transaction and the Special Committee’s counterproposal in greater detail.

On February 11, 2018, representatives of Deutsche Bank met with representatives of Stone Point, the Karfunkel-Zyskind Family and representatives of BofA Merrill Lynch, during which representatives of Deutsche Bank received feedback from representatives of Stone Point and the Karfunkel-Zyskind Family on the Special Committee’s counterproposal as well as an update from Mr. Karkowsky on the Company’s anticipated 2017 fourth quarter and full year 2017 financial results.

Following this meeting, the Special Committee met with representatives of its financial and legal advisors. Representatives of Deutsche Bank provided the Special Committee with an update on its meeting and discussed with the Special Committee a variety of considerations that may impact the valuation of the potential transaction.

On February 14, 2018, the Special Committee and representatives of its financial and legal advisors met with certain representatives of Stone Point and the Karfunkel-Zyskind Family, as well as their respective counsel, Skadden and Paul, Weiss. Mr. Karkowsky and representatives of BofA Merrill Lynch also attended the meeting.

During the meeting, representatives of Stone Point and the Karfunkel-Zyskind Family discussed their views on the merits of the potential transaction, noting certain considerations in respect thereof for the Special Committee, including, among others, the ratings agency’s views of the Company and potential stock market reactions to the Company’s pending 2017 fourth quarter and full year 2017 financial results and the Company’s reserve positions. Mr. Karkowsky provided an update on the preparation of the 2017 10-K. Following discussion among the parties, representatives of Stone Point and the Karfunkel-Zyskind Family indicated that they expected to submit a revised proposal within the range of $12.85 to $12.90 per share. Later that day, Skadden delivered an initial draft of the Merger Agreement relating to the potential transaction to Willkie Farr.

On February 15, 2018, the Special Committee met with its legal advisors to receive an update on their review and analysis of various pre-existing shareholder lawsuits and other proceedings involving the Company, including the Cambridge Derivative Action. In light of the allegations against him as a defendant in the Cambridge Derivative Action, Mr. DeCarlo recused himself from all discussions and decisions made by the Special Committee in respect of the Cambridge Derivative Action.

On February 16, 2018, in response to a Special Committee request that Company management provide a determination as to which financial projections represented management’s best current estimates of the future financial performance of the Company, management informed the Special Committee’s financial and legal advisors that, in light of developments that had become apparent since the Case 1 Projections were prepared as discussed above and based on Company management’s then current knowledge, the Case 2 Projections represented management’s then best current estimates as to the future financial performance of the Company.

On February 18, 2018, the Special Committee and representatives of its financial and legal advisors met with Company management to discuss their current estimates regarding the future operating and financial performance of the Company, including management’s view of the Case 2 Projections referred to above. When asked by the Special Committee during these discussions what the impact would be on the Case 2 Projections if the Company’s insurance company subsidiaries’ ratings were downgraded to below an “A” and/or the Company’s 2017 year-end results when finalized were worse than Company management’s current expectations regarding such results, Mr. Karkowsky responded that, in such circumstances, the Company management’s estimates of the future financial performance of the Company would likely be revised lower relative to the Case 2 Projections.

On February 20, 2018, representatives of Willkie Farr reviewed with the Special Committee their proposed revisions to the draft Merger Agreement they had received from Skadden, and the status of its discussions with the legal advisors to Stone Point and the Karfunkel-Zyskind Family and its legal due diligence review.

On February 21, 2018, representatives of Deutsche Bank, at the direction of the Special Committee, conducted due diligence interviews of four business leaders of the Company to better understand the performance of the Company’s business units and the outlook for each business unit. Jeff Mayer, Global Chief Actuary, and Mr. Karkowsky were present in a majority of the diligence sessions to provide their views on the financial and actuarial implications of business trends discussed by the business leaders.

Over the next several days, the Special Committee, together with representatives of its financial and legal advisors, met with the Company’s management to discuss, among other topics, Company management’s view regarding the preparation of and anticipated timing of the filing of the 2017 10-K and the status of the Company’s discussions with the rating agency. Company management indicated that, given the status of the year-end audit process, it was possible that the Company may need additional time beyond March 1, 2018, although in any event it expected to be able to file the 2017 Form 10-K on or prior to March 16, 2018, the date required if the Company made use of the extension provided by Rule 12b-25 under the Exchange Act.

Following such meetings, the Special Committee discussed the Company’s status with respect to A.M. Best in light of the November 6, 2017 report placing the Company’s ratings under review with negative implications until the close of the sale of the Fee Business and the filing of the Company’s 2017 10-K, and the ratings agency assessing the full-year reserve information. The Special Committee discussed with representatives of its financial and legal advisors the Special Committee’s concerns regarding whether the delay in filing could result in a downgrade in the ratings of the Company’s insurance company subsidiaries. The Special Committee and representatives of its legal and financial advisors also discussed the Case 1 Projections and the Case 2 Projections. The Special Committee discussed with representatives of Deutsche Bank that, in the Special Committee’s view, the Case 2 Projections did not fully reflect the views of the Special Committee regarding the expected future financial performance of the Company based on information provided by management. The Special Committee discussed with representatives of Deutsche Bank certain possible adjustments to certain assumptions in the Case 2 Projections, and the rationale for making such adjustments, to generate an alternate case to reflect the Special Committee’s views of the best currently available estimates of the Company’s future financial performance. Specifically, those possible adjustments included an increased rate of gross premium written growth, a lower loss ratio, and higher net investment yield and capital return than in the Case 2 Projections, resulting in higher earnings than in the Case 2 Projections. Following the meeting, representatives of Deutsche Bank, at the direction of the Special Committee, requested that the Company’s management create a draft “Special Committee Case Projections” by making the various adjustments discussed with the Special Committee at the meeting. The following day, the Company’s management provided the draft Special Committee Case Projections to the Special Committee. For more information, see “Special Factors —Projected Financial Information” beginning on page 67.

On February 22, 2018, the Special Committee and its legal and financial advisors met to review the draft Special Committee Case Projections. Following discussion, at the direction of the Special Committee, representatives of Deutsche Bank delivered a revised counteroffer of $15.10 per share to representatives of Stone Point and the Karfunkel-Zyskind Family. On the same day, representatives of Willkie Farr delivered a revised draft of the Merger Agreement to Skadden and Paul, Weiss.

On February 23, 2018, representatives of Stone Point and the Karfunkel-Zyskind Family contacted representatives of Deutsche Bank to communicate a revised “best and final” counteroffer of $13.00 per share. On February 25, 2018, Skadden delivered a revised draft of the Merger Agreement to Willkie Farr.

On February 24, 2018, representatives of Deutsche Bank, Willkie Farr and Richards Layton met to discuss the review and analysis undertaken by Willkie Farr and Richards Layton concerning the valuation of claims asserted in the Cambridge Derivative Action.

On February 25, 2018, the Special Committee and representatives of its legal and financial advisors met to review and evaluate the $13.00 counteroffer from Stone Point and the Karfunkel-Zyskind Family and the revised draft of the Merger Agreement. Willkie Farr indicated that progress had been made in the current draft Merger Agreement, noting that Trident Pine and the Karfunkel-Zyskind Family had agreed to several changes previously proposed by the Special Committee, including:

•	the delivery by the Karfunkel-Zyskind Family of a voting agreement requiring such parties to vote in favor of the merger;

•

the elimination of a condition to the funding of the equity financing which required that committed debt financing be funded (and the removal of the related “reverse” termination fee in lieu of specific performance requiring Trident Pine and the Karfunkel-Zyskind Family to close in the event the debt financing was not available);

•

the agreement by Trident Pine and the Karfunkel-Zyskind Family to fund liabilities of Evergreen Parent, L.P., the entity to be formed by Trident Pine and the Karfunkel-Zyskind Family to acquire the Company, for willful breach of the Merger Agreement up to an agreed amount;

•	the elimination of a closing condition in the Merger Agreement related to the absence of a certain percentage of stockholders exercising appraisal rights; and

•	the carve-out of a ratings downgrade from the “Material Adverse Effect” definition.

Willkie Farr also noted that Trident Pine and the Karfunkel-Zyskind Family had rejected the Special Committee’s request for a “go shop” period after signing during which the Company would have been permitted to solicit other potential acquirers. Willkie Farr also informed the Special Committee that Trident Pine and the Karfunkel-Zyskind Family had rejected the Special Committee’s request for a voting agreement from the Karfunkel-Zyskind Family to vote in favor of any “superior proposal” received from a third party subject to a minimum price premium threshold due to the Karfunkel-Zyskind Family’s continued assertions that they were not willing to sell the shares of common stock they held or controlled to a third party. The Special Committee and representatives of its financial and legal advisors discussed the rejection of these provisions, the draft Merger Agreement’s non-solicitation covenants and exceptions, and its related “deal protection” provisions, such as the termination fees the Company would have to pay to terminate the Merger Agreement in favor of a superior proposal. The Special Committee and representatives of its financial and legal advisors also discussed the “majority of the minority” stockholder approval condition in the draft Merger Agreement which, by requiring a majority of the voting power of the Company not affiliated with the Karfunkel-Zyskind Family to vote in favor of the proposed transaction, would allow the Public Stockholders the ability to review, evaluate and, if unattractive to them, effectively veto the transaction. Willkie Farr noted to the Special Committee that the Company would not be required to pay any termination fee in the event of the failure of the “majority of the minority” condition in circumstances in which no alternative acquisition proposal is received by the Company. Following the meeting, at the direction of the Special Committee, representatives of Deutsche Bank requested certain information from the Company’s management, including an update on the anticipated timing of filing of the 2017 10-K, a current draft of the 2017 10-K, the anticipated timing of the closing of the sale of the Fee Business, the current status of discussions with ratings agencies and, to further assist the Special Committee’s evaluation of Trident Pine’s and the Karfunkel-Zyskind Family’s stated final offer of $13.00 in light of Company management’s evaluation of the adverse issues facing the Company, an alternate set of “downside” financial projections reflecting Company management’s estimates of the negative consequences to the Company if the Company’s insurance company subsidiaries’ ratings were downgraded.

On February 26, 2018, the Special Committee and representatives of its financial and legal advisors participated in a teleconference with the Company’s management to receive an update on Company management’s anticipated timing of the filing of the 2017 10-K and the Company’s discussions with the ratings agency. On the call, Mr. Karkowsky indicated that the Company would not be filing the 2017 Form 10-K by March 1, 2018, but that Company management currently expected to file the 2017 10-K within the 15-day grace period available under the SEC’s rules but there was no certainty that the Company would be able to do so. Mr. Karkowsky also advised the Special Committee that management had informed the ratings agency about the delay in the filing of the 2017 10-K. Management discussed with the Special Committee its views as to the risk of a downgrade under the current circumstances and the impact such a downgrade might have on the Company’s business. Management discussed their view that the announcement of a merger transaction could provide stability to the Company, certainty to its stockholders and potentially mitigate the risk of a ratings downgrade.

Later that day, the Special Committee met with representatives of its financial and legal advisors to discuss the Company’s status with the ratings agency. The Special Committee discussed its concerns over the Company management’s view of the potential risks to the Company’s future operating and financial performance if the Company’s insurance subsidiaries were downgraded and the deterioration of Company and stockholder value that might result from such a downgrade. The Special Committee discussed the potential transaction and the various risks and benefits related thereto, including in light of these recent developments. Following the meeting, at the direction of the Special Committee, representatives of Deutsche Bank communicated a revised counteroffer of $14.00 to Mr. Zyskind. Following discussion with Stone Point, in order to induce Stone Point and Trident Pine to support a transaction at a higher price, the Karfunkel-Zyskind Family agreed to increase the cap on the reserve adjustment. In addition, in light of the extensive due diligence and other actions that Stone Point had taken in support of the transaction, the Karfunkel-Zyskind Family agreed to cause the Company to pay Stone Point a transaction fee of $15.0 million if the merger is consummated. Thereafter, Trident Pine and the Karfunkel-Zyskind Family agreed on a “best and final” offer of $13.50 per share and Mr. Zyskind communicated this offer to the Special Committee.

Later that evening, the Special Committee and representatives of its financial and legal advisors met to discuss Trident Pine’s and the Karfunkel-Zyskind Family’s “best and final” offer of $13.50. The Special Committee discussed the terms of the proposed transaction, the risks and consequences of not accepting the proposal and the benefits afforded to the Public Stockholders by the “majority of the minority” stockholder approval condition in the Merger Agreement. Following further discussion regarding the Special Committee Case Projections, the Special Committee resolved to approve and adopt the Special Committee Case Projections and directed representatives of Deutsche Bank to use the Special Committee Case Projections in its financial analyses of the proposed transaction.

On February 27, 2018, the Company’s management sent to representatives of Deutsche Bank the latest draft of the 2017 10-K, related financial information and Company management’s financial projections reflecting the negative consequences to the Company if the Company’s insurance subsidiaries were downgraded (the “Downside Case Projections”) that had been requested by the Special Committee. On the same day, the Special Committee (other than Mr. DeCarlo) met with representatives of Willkie Farr and Richards Layton to discuss their legal advisors’ review and analysis concerning the valuation of the claims asserted in the Cambridge Derivative Action, which included review of the litigation record, mediation submissions and other relevant documents as well as discussions with plaintiff’s and defendants’ counsel in the Cambridge Derivative Action. The Special Committee also discussed other pending derivative and class action litigation. The Special Committee and representatives of Deutsche Bank also discussed the Downside Case Projections and its impact on a number of metrics, including changes to the Company’s combined ratios, gross written premiums, net operating income and return on equity.

On February 27, 2018, Skadden delivered a revised draft of the Merger Agreement to Willkie Farr. During the course of February 27 and February 28, 2018, the legal advisors, in consultation with their respective clients, negotiated the remaining terms of the Merger Agreement, including with respect to:

•

a reduction of the termination fee payable by the Company in the event of the termination of the Merger Agreement by Trident Pine and the Karfunkel-Zyskind Family as a result of the Board or Special Committee making an “Adverse Company Recommendation Change” prior to the Company stockholders’ meeting, the Company’s breach of its obligations to hold the Company stockholders’ meeting pursuant to the Merger Agreement or the Company’s willful and material breach of its non-solicitation covenants and related obligations thereunder;

•	the termination right proposed by Trident Pine and the Karfunkel-Zyskind Family in the event the rating of any of the Company’s insurance subsidiaries is downgraded below “A”;

•	the termination right proposed by Trident Pine and the Karfunkel-Zyskind Family in the event the Company failed to file the 2017 10-K by a specified date following the 15-day SEC grace period; and

•	the “Burdensome Condition” qualifier to the parties’ covenants to obtain the required regulatory approvals for the transaction.

On February 28, 2018, the Company announced the closing of the sale of the Fee Business.

Also on February 28, 2018, the Special Committee met with representatives of its financial and legal advisors to consider the proposed transaction, including the Merger Agreement and related ancillary agreements. Willkie Farr provided a summary of the process that the Special Committee had undertaken since it was formed and reviewed the fiduciary duties and responsibilities of the Special Committee. The Special Committee again discussed the terms of the proposed transaction, the risks and consequences of rejecting it, and the fact that the Public Stockholders would be able to accept or reject the proposed transaction pursuant to the “majority of the minority” stockholder approval condition in the Merger Agreement. After further discussion, at the request of the Special Committee, Deutsche Bank issued an oral opinion, which was subsequently confirmed by delivery of a written opinion dated February 28, 2018, that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by

Deutsche Bank in preparing its opinion, the merger consideration of $13.50 per share of common stock of the Company was fair, from a financial point of view, to the Unaffiliated Stockholders. After further discussion, the Special Committee unanimously determined that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement were fair, advisable and in the best interests of the Unaffiliated Stockholders and recommended that the Board approve the merger, the Merger Agreement and the related ancillary agreements and the transactions contemplated thereby.

Following the Special Committee meeting, the full Board based in part on the recommendation of the Special Committee, as well as on the basis of the other factors described below (including, among other factors, the financial analyses reviewed and discussed with the Special Committee by Deutsche Bank), which the Board adopted as its own, unanimously resolved on behalf of the Company that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement were fair, advisable and in the best interests of the Company and the Unaffiliated Stockholders and that the Merger Agreement, the merger and the other transactions contemplated thereby be recommended to the stockholders for adoption. Thereafter, the Board approved the merger, the Merger Agreement and the related ancillary agreements and the transactions contemplated thereby.

Shortly after midnight on the morning of March 1, 2018, Parent, Merger Sub and the Company executed and delivered the Merger Agreement. Later on the morning of March 1, 2018, the Company issued a press release announcing the entry into the Merger Agreement.

Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger

The Special Committee, acting with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the merger, including the terms and conditions of the Merger Agreement, and determined that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of the Unaffiliated Stockholders. The Special Committee unanimously recommended to the Board that it declare and determine that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are fair, advisable and in the best interests of the Unaffiliated Stockholders, approve the terms of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and direct that the Merger Agreement be submitted to holders of the Common Stock for adoption as contemplated by the Merger Agreement.

Overview

Over the course of approximately two months, the Special Committee held 28 meetings to discuss, among other things, the transaction contemplated by Stone Point and the Karfunkel-Zyskind Family, the Merger Agreement, and the transactions contemplated thereby, including the merger. On a number of occasions, the Special Committee discussed the price that was proposed and other substantive issues raised by the Merger Agreement.

Reasons for the Merger — Additional Considerations

In evaluating the fairness and advisability of the Merger Agreement, the Special Committee considered information with respect to the Company’s financial condition, results of operations, businesses, competitive position and business strategy, on a historical and a prospective basis, as well as current industry, economic and market conditions and trends.

The Special Committee also considered the following factors as being generally supportive of its determination and recommendations:

•	the current and historical market prices of the common stock, including the facts that the per share merger consideration of $13.50 represents a premium of approximately 33% over the closing price of the common stock of $10.15 on January 9, 2018 (the unaffected share price prior to the public announcement of the Initial Proposal), approximately 22% over the volume weighted average price (VWAP) of the common stock for the three-month period prior to the public announcement of the Initial Proposal, and approximately 34% over the closing price of the common stock one month prior to the public announcement of the Initial Proposal;

•	the business, operations, financial condition, earnings and prospects of the Company;

•	the potential risks to the Company of continuing to have publicly traded common stock;

•

the Special Committee’s consideration of the risks and potential likelihood of achieving greater value for the Unaffiliated Stockholders by pursuing strategic alternatives to the merger, including continuing as an independent public company and pursuing the Company’s strategic plan, relative to the benefits of the merger;

•

the fact that the Company previously disclosed material weaknesses in its internal controls over financial reporting and the fact that the Company would need additional time beyond the March 1, 2018 SEC deadline to file its Form 10-K;

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the risk of a potential ratings downgrade by A.M. Best below “A”, especially in light of the fact that such ratings were “under review with negative implications” as of the date of execution of the Merger Agreement;

•

the ongoing reputational and business pressures faced by the Company and its slower growth, including higher than expected loss and combined ratios for full year 2017 and fourth quarter 2017 and the likelihood that such performance would be sustained for a longer than originally anticipated period of time thereby negatively impacting the Company’s premium growth, underwriting margins and profitability;

•

the belief by the Special Committee that the merger consideration was the highest price that could be obtained from Trident Pine and the Karfunkel-Zyskind Family, that the terms were the most favorable terms Trident Pine and the Karfunkel-Zyskind Family would be willing to agree to and that further negotiations would run the risk of causing Trident Pine and the Karfunkel-Zyskind Family to abandon the transaction altogether or materially delay the entry into a definitive agreement for the transaction, in which event, given the circumstances facing the Company, the Unaffiliated Stockholders would likely lose the opportunity to accept the premium being offered;

•

the fact that since the public announcement of the Initial Proposal, none of the Company, the Karfunkel-Zyskind Family, the Special Committee or any of the Special Committee’s independent legal and financial advisors received any inbound inquiries from third parties related to potential alternative acquisition proposals;

•

that the Special Committee was able to negotiate an effective increase in the merger consideration of $1.25 from the per share consideration offered in the Initial Proposal, representing an increase of greater than 10%;

•

the Special Committee’s belief that it was unlikely that any other transaction with a third party could be consummated at this time in light of the position of the Karfunkel-Zyskind Family that they would not agree to any other transaction involving a sale of their stake in the Company;

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the equity financing commitments provided to Parent by each of the Trident Funds and the Karfunkel-Zyskind Family in connection with the merger and the fact that such financing was committed prior to the execution of the Merger Agreement;

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the fact that the Trident Funds and the Karfunkel-Zyskind Family have agreed to fund the obligations of Parent and Merger Sub to pay damages to the Company up to an aggregate amount of $47.5 million as set forth in their respective equity financing commitments in the event of a breach of the Merger Agreement by Parent or Merger Sub giving rise to certain of the Company’s termination rights under the Merger Agreement;

•	the fact that the Unaffiliated Stockholders will receive cash for their shares and will therefore have immediate liquidity and receive certain value for their shares at $13.50 per share;

•

the oral opinion delivered by Deutsche Bank to the Special Committee, which was subsequently confirmed by a written opinion dated February 28, 2018, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Deutsche Bank in preparing its opinion, the merger consideration of $13.50 per share of common stock of the Company was fair, from a financial point of view, to the Unaffiliated Stockholders, as more fully described in the section entitled “Special Factors —Opinion of Deutsche Bank” beginning on page 40;

•	the terms of the Merger Agreement, including:

•

the termination fee and/or expense reimbursement available to Parent and Trident Pine, as applicable, under certain circumstances, including as described above, in connection with the termination of the Merger Agreement, which the Special Committee concluded were reasonable in the context of termination fees and expense reimbursements payable in comparable transactions and in light of the overall terms of the Merger Agreement;

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the inclusion of provisions that permit the (i) Board of Directors or the Special Committee, under specified circumstances, to change or withdraw its recommendation with respect to the Merger Agreement and the merger and (ii) the Special Committee, under specified circumstances, to respond to unsolicited proposals to acquire the Company to the extent the Special Committee determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties;

•

the representations by Parent that, as of the date of the Merger Agreement, neither it nor its affiliates had engaged in negotiations or reached any agreement pursuant to which at least 10% or more of the consolidated assets of the Company would be sold or otherwise disposed of; and

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the other terms and conditions of the Merger Agreement, as discussed in the section entitled “The Merger Agreement” beginning on page 88, which the Special Committee, after consulting with Willkie Farr, considered to be reasonable and consistent with relevant precedent transactions;

•	the likelihood that no governmental authority would prevent or materially delay the merger under any insurance law;

•	the fact that none of the obligations of any of the parties to complete the merger are conditioned upon receipt of financing; and

•

the rights of Unaffiliated Stockholders to exercise their statutory appraisal rights under Section 262 of the DGCL and, assuming such stockholders perfect and do not withdraw or otherwise lose their appraisal rights, to receive the judicially determined fair value of their shares of Company common stock in lieu of the per share merger consideration offered by the Merger Agreement pursuant to and in accordance with Section 262 of the DGCL.

The Special Committee also considered a number of factors discussed below, relating to the procedural safeguards that it believes were and are present to ensure the fairness of the merger. The Special Committee believes these factors support its determinations and recommendations and provide assurance of the procedural fairness of the merger to the Unaffiliated Stockholders:

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the non-waivable requirement that the Merger Agreement be approved by the affirmative vote of (i) the holders of at least a majority of all outstanding shares of Company common stock and (ii) the holders of at least a majority of the outstanding Company common stock owned by the Public Stockholders, as discussed in the section entitled “The Special Meeting — Required Vote” on page 84;

•

the authority granted to the Special Committee by the Board to negotiate the terms of the definitive agreement with respect to the Initial Proposal, or to determine not to pursue any transaction involving the Karfunkel-Zyskind Family or any other bidder affiliated or working with the Karfunkel-Zyskind Family and the fact that the resolutions establishing the Special Committee provided that the Board of Directors would not approve any transaction involving the Karfunkel-Zyskind Family or any other bidder affiliated or working with the Karfunkel-Zyskind Family that was not approved by the Special Committee;

•	the fact that the Special Committee consists solely of independent and disinterested directors;

•

the fact that the members of the Special Committee were adequately compensated for their services and that their compensation was in no way contingent on their approving the Merger Agreement and taking the other actions described in this proxy statement;

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the fact that the Special Committee (i) held 28 meetings and met regularly to discuss and evaluate the various proposals from Trident Pine and the Karfunkel-Zyskind Family and (ii) that each member of the Special Committee was actively engaged in the negotiation process on a regular basis;

•	the fact that the Special Committee retained and received the advice of (i) Deutsche Bank as its independent financial advisor and (ii) Willkie Farr as its independent legal advisor;

•

the fact that while, pursuant to the Rollover Agreement, the parties to the Rollover Agreement have committed to vote in favor of adopting the Merger Agreement and approving the merger and against any proposal, action or transaction that would reasonably be expected to in any manner (i) impede, frustrate, prevent or nullify the merger or the Merger Agreement, (ii) result in any of the conditions to the consummation of the merger under the Merger Agreement not being fulfilled or (iii) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, such commitments terminate automatically upon termination of the Merger Agreement;

•	the fact that the Merger Agreement cannot be amended without the approval of the Special Committee; and

•

the fact that the merger consideration was the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and Trident Pine and the Karfunkel-Zyskind Family and its affiliates and their advisors, on the other hand.

In the course of reaching its determinations and making its recommendations, the Special Committee also considered the following countervailing factors concerning the Merger Agreement and the merger:

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the restrictions on the Company’s operations prior to completion of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending the completion of the merger;

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the possibility that the termination fee and expense reimbursement, payable by the Company upon the termination of the Merger Agreement under certain circumstances, may discourage other potential acquirers from making an acquisition proposal for the Company;

•

the fact that the Unaffiliated Stockholders will have no ongoing equity participation in the Company following the merger, and that such stockholders will cease to participate in the Company’s future earnings or growth, if any, and will not participate in any potential future sale of the Company to a third party;

•

the risk that, while the merger is expected to be completed, there can be no guarantee that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if approved by the holders of a majority of the outstanding shares of common stock held by Public Stockholders; and

•

the risks and costs to the Company of the pendency of the merger or if the merger does not close, including the potential effect of the diversion of management and employee attention from the Company’s business, the substantial expenses which the Company will have incurred and the potential adverse effect on the relationship of the Company and its subsidiaries with their respective employees, agents, customers and other business contacts.

The Special Committee also considered the financial analyses and the opinion of Deutsche Bank, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the Merger Agreement. These analyses, including a discussion of the Special Committee Case Projections that served as a basis for certain of the financial analyses, are summarized below in the sections entitled “Special Factors — Opinion of Deutsche Bank” on page 40 and “Special Factors —Projected Financial Information” on page 67. As part of making its determination regarding the fairness of the merger, the Special Committee relied upon the Special Committee Case Projections as described in the section entitled “Special Factors —Projected Financial Information” on page 67 and assumed that such plan had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the financial performance of the Company for the periods indicated therein.

The Special Committee did not specifically consider the liquidation value of the Company’s and its subsidiaries’ assets in determining the fairness of the transaction to the Unaffiliated Stockholders. This method, in not considering the business of the Company and its subsidiaries as a going concern, would have undervalued the assets of the Company and its subsidiaries. In addition, the Special Committee did not seek to establish a pre-merger going concern value for the Company in determining the fairness of the transaction to the Unaffiliated Stockholders because the Special Committee did not believe there was a single method for determining going concern value. Rather, the Special Committee believed that the financial analyses presented by Deutsche Bank, as more fully summarized below under the caption “Special Factors — Opinion of Deutsche Bank” on page 40, which the Special Committee adopted as its own, represented potential valuations of the Company as it continues to operate its business, and, to that extent, the Special Committee collectively characterized such analyses as forms of going concern valuations. The Special Committee considered each of the analyses performed by Deutsche Bank in the context of the fairness opinion provided by Deutsche Bank as well as various additional factors, as discussed above. Except as set forth in the section entitled “Special Factors — Opinion of Deutsche Bank” beginning on page 40, net book value was not calculated or considered by the Special Committee in making its fairness determinations.

Recommendation of the Board of Directors of the Company

As of February 28, 2018, the Board consisted of seven directors. On February 28, 2018, based in part on the unanimous recommendation of the Special Committee, as well as on the basis of the other factors described above (including, among other factors, the financial analyses reviewed and discussed with the Special Committee by Deutsche Bank), which the Board adopted as its own, the Board on behalf of the Company unanimously:

•

determined that the Merger Agreement, the merger and the other transactions contemplated thereby are fair, advisable and in the best interests of the Company and its stockholders, including the Unaffiliated Stockholders;

•	approved the Merger Agreement, merger and the other transactions contemplated thereby for purposes of Section 251 of the DGCL; and

•	resolved to recommend stockholders adopt the Merger Agreement.

In reaching these determinations, the Board considered a number of factors, including the following material factors:

•	the Special Committee’s analysis (as to both substantive and procedural aspects of the transaction), conclusions and unanimous determination, which the Board adopted, that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of the Company and the Unaffiliated Stockholders, and the Special Committee’s unanimous recommendation to the Board that the Merger Agreement be submitted to holders of the common stock for adoption as contemplated by the Merger Agreement;

•

the procedural fairness of the transaction, including that the transaction was negotiated over a period of approximately two months by a Special Committee consisting of four independent directors who are not affiliated with Trident Pine, the Karfunkel-Zyskind Family and Parent and its affiliates and are not employees of the Company or any of its subsidiaries, that the members of the Special Committee do not have an interest in the merger different from, or in addition to, that of the Unaffiliated Stockholders other than their interests described under “Special Factors — Interests of Certain of the Company’s Directors and Executive Officers in the Merger” beginning on page 70, and that the Special Committee was advised by its own legal and financial advisors; and

•

the written opinion, dated February 28, 2018, delivered by Deutsche Bank to the Special Committee, stating that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Deutsche Bank in preparing its opinion, the merger consideration of $13.50 per share of common stock of the Company was fair, from a financial point of view, to the Unaffiliated Stockholders, as more fully described in the section entitled “Special Factors — Opinion of Deutsche Bank” beginning on page 40.

The foregoing discussion of the information and factors considered by the Special Committee and by the Board is not intended to be exhaustive but includes the material factors considered by the Special Committee and the Board, respectively, including the factors considered by the Special Committee and the Board discussed above. In view of the wide variety of factors considered by the Special Committee and by the Board in evaluating the Merger Agreement and the merger, neither the Special Committee nor the Board found it practicable, or attempted, to quantify, rank or otherwise assign relative weights to the foregoing factors in reaching their respective conclusion. In addition, individual members of the Special Committee and of the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others.

Other than as described in this proxy statement, the Board is not aware of any firm offer by any other person during the prior two years for a merger or consolidation of the Company with another company, the sale or transfer of all or substantially all of the Company’s assets or a purchase of the Company’s securities that would enable such person to exercise control of the Company.

The Board recommends unanimously that you vote “FOR” the adoption of the Merger Agreement.

Opinion of Deutsche Bank

At the February 28, 2018 meeting of the Special Committee, Deutsche Bank delivered its oral opinion to the Special Committee, subsequently confirmed in a written opinion dated February 28, 2018, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Deutsche Bank in preparing its opinion, the merger consideration of $13.50 per share of common stock of the Company was fair, from a financial point of view, to the Unaffiliated Stockholders.

The full text of Deutsche Bank’s written opinion, dated February 28, 2018, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Deutsche Bank in connection with the opinion, is included in this proxy statement as Annex C and is incorporated herein by reference, which we refer to as the opinion. The summary of Deutsche Bank’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche

Bank fairness opinion review committee and was addressed to, and for the use and benefit of, the Special Committee in connection with and for purposes of its evaluation of the merger. Deutsche Bank’s opinion was limited to the fairness of the merger consideration of $13.50 per share of common stock of the Company, from a financial point of view, to the Unaffiliated Stockholders as of the date of the opinion. Deutsche Bank’s opinion did not address any other terms of the merger or the Merger Agreement. In connection with Deutsche Bank’s opinion, Deutsche Bank did not review, and Deutsche Bank’s opinion did not address, the terms of any other agreement entered into or to be entered into in connection with the merger, including any agreements entered into between the rollover stockholders and the Company, between the rollover stockholders and Parent, between Parent and its equityholders or between the equityholders of Parent. Deutsche Bank was not asked to, and Deutsche Bank’s opinion did not, address the fairness of the merger, or any consideration received in connection therewith, to the holders of shares of common stock of the Company other than the Unaffiliated Stockholders or the holders of any other class of securities, creditors or other constituencies of the Company, nor did it address the fairness of the contemplated benefits of the merger. Deutsche Bank expressed no opinion as to the merits of the underlying decision of the Company or the Special Committee to engage in the merger or the relative merits of the merger as compared to any alternative transactions or business strategies. Deutsche Bank expressed no opinion, and its opinion does not constitute a recommendation, as to how any holder of shares of common stock of the Company should vote or act with respect to the merger or any other matter. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the merger, whether relative to the merger consideration of $13.50 per share of common stock of the Company or otherwise. Deutsche Bank’s opinion did not in any manner address the prices at which shares of common stock of the Company or any other securities will trade at any time.

In connection with its role as financial advisor to the Special Committee, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning the Company, certain internal analyses, financial forecasts and other information relating to the Company prepared by the management of the Company (including a draft, dated as of February 27, 2018, of the Company’s Form 10-K for the fiscal year ended December 31, 2017 and a draft, dated as of February 27, 2018, of the Company’s consolidated financial statements for the fiscal year ended December 31, 2017 submitted to the Company’s auditors for review) and certain financial forecasts relating to the Company prepared by the Company upon instruction from the Special Committee (the “Special Committee Case Projections”). Deutsche Bank also held discussions with certain senior officers, other representatives and advisors of the Company and the Special Committee regarding the businesses and prospects of the Company. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for the shares of common stock of the Company;

•

compared certain financial and stock market information for the Company with, to the extent publicly available, similar information for certain other companies it considered relevant whose securities are publicly traded;

•	reviewed, to the extent publicly available, the financial terms of certain recent business combinations which it deemed relevant;

•	reviewed a draft dated as of February 27, 2018 of the Merger Agreement; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it by the Company or the Special Committee, concerning the Company, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with the knowledge and permission of the Special Committee, assumed and relied upon the accuracy and completeness of all such information.

Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company or any of its subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of the Company or any of its subsidiaries (or the impact of the merger thereon) under any law relating to bankruptcy, insolvency or similar matters. Deutsche Bank are not actuaries and Deutsche Bank’s services did not include any actuarial determination or evaluation by it or any attempt to evaluate actuarial assumptions and Deutsche Bank relied on the Company’s actuaries with respect to reserve adequacy. In that regard, Deutsche Bank made no analysis of, and expressed no opinion as to, the adequacy of the loss and loss adjustments expenses reserves of the Company.

With respect to the Special Committee Case Projections made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed with the Special Committee’s knowledge and permission that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Special Committee as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such financial forecasts or the assumptions on which they were based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed, with the knowledge and permission of the Special Committee that, in all respects material to its analysis, the merger would be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to its analysis. Deutsche Bank also assumed, with the knowledge and permission of the Special Committee, that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger would be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions would be imposed that would be material to its analysis. Deutsche Bank is not a legal, regulatory, tax, actuarial or accounting expert and Deutsche Bank relied on the assessments made by the Special Committee, the Company and their other advisors with respect to such issues. Representatives of the Company informed Deutsche Bank, and Deutsche Bank further assumed with the knowledge and permission of the Special Committee, that the final terms of the Merger Agreement would not differ materially from the terms set forth in the draft Deutsche Bank reviewed.

The Special Committee selected Deutsche Bank as its financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Pursuant to an engagement letter between the Special Committee, the Company and Deutsche Bank, dated January 18, 2018, the Special Committee agreed to cause the Company to pay Deutsche Bank a fee estimated to be approximately $8,500,000 for its services as financial advisor to the Special Committee in connection with the merger, $250,000 of which became payable upon execution of the engagement letter, an additional $1,750,000 of which became payable upon delivery of its opinion (or would have become payable if Deutsche Bank had advised the Special Committee that it was unable to render an opinion or if the proposal to acquire the Company made on January 9, 2018 had been withdrawn and no opinion was requested by the Special Committee) and the remainder of which is contingent upon consummation of the merger. The Company agreed to reimburse Deutsche Bank for its reasonable and documented out-of-pocket expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement, in each case on the terms set forth in the engagement letter.

Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Stone Point, affiliates of which are equity holders of Parent, and its affiliates and portfolio companies for which they have received, and in the future may receive, compensation, including acting as sole bookrunner on a $22 million follow-on offering of shares for Eagle Point

Credit Company, Inc., a portfolio company of Stone Point, in May 2016. One or more members of the DB Group have, from time to time, provided commercial banking (including extension of credit) and other financial services to the Company and its affiliates for which they have received, and in the future may receive, compensation, including serving as a counterparty to a Dutch trade finance facility of National Borge, a subsidiary of the Company, and certain affiliates in December 2017. In addition, the DB Group may also provide investment banking, commercial banking (including extension of credit) and other financial services in the future to the Company, Parent, the rollover stockholders and their respective affiliates, and Stone Point and its affiliates and portfolio companies for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company, Parent and their respective affiliates, affiliates of the rollover stockholders and affiliates and portfolio companies of Stone Point for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Summary of Material Financial Analyses of Deutsche Bank

The following is a summary of the material financial analyses presented by Deutsche Bank to the Special Committee at its meeting held on February 28, 2018, and that were used in connection with rendering its opinion described above.

In accordance with customary investment banking practice, Deutsche Bank employed generally accepted valuation methods in reaching its opinion. The following summary does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone and, in order to fully understand the financial analyses used by Deutsche Bank, the tables must be read together with the full text of each summary. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Deutsche Bank’s financial analyses. Except as otherwise noted, all quantitative information, to the extent it is based on market data, is based on market data as it existed on or before January 9, 2018, the trading day before the announcement of Trident Pine’s and the Karfunkel-Zyskind Family’s initial proposal to acquire the Company or February 27, 2018, the trading day before the meeting of the Special Committee at which Deutsche Bank presented its financial analyses, and is not necessarily indicative of current market conditions.

In connection with its analyses, as directed by the Special Committee, Deutsche Bank considered the Special Committee Case Projections. In connection with its analyses, for reference purposes only, Deutsche Bank also considered the Case 1 Projections, the Case 2 Projections and the Downside Case Projections. For more information about the financial projections, see “Special Factors — Projected Financial Information” beginning on page 67. In connection with its analyses, Deutsche Bank assumed, at the Special Committee’s direction, that the Special Committee Case Projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Special Committee as to the matters covered thereby.

Analysis of Public Trading Multiples

Using publicly available information, Deutsche Bank reviewed and compared selected financial data from the Special Committee Case Projections, the Case 1 Projections, the Case 2 Projections, and trading multiples for the Company with similar data and multiples for publicly traded companies engaged in businesses that Deutsche Bank generally considers to be similar to the Company’s business.

The companies were as follows, which we collectively refer to as the “Peers”:

•	American Financial Group Inc.

•	Argo Group International Holdings, Ltd.

•	Assurant, Inc.

•	Amerisafe, Inc.

•	CNA Financial Corp.

•	Employers Holdings, Inc.,

•	James River Group Holdings Ltd.,

•	Markel Corp.

•	Navigators Group, Inc.

•	ProAssurance Corp.

•	Selective Insurance Group, Inc.

•	The Hanover Insurance Group, Inc.

•	W. R. Berkley Corp.

In evaluating comparable companies, Deutsche Bank made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. Deutsche Bank reviewed company materials (the Company’s public filings with the U.S. Securities and Exchange Commission, ratings agency presentations and investor presentations) for self-identified peers, reviewed Company research for indicated peer groups and applied a peer selection process, which resulted in a list of the 13 Peers. Deutsche Bank chose the Peers for the purpose of this analysis utilizing its professional judgment and experience as investment bankers, taking into account several factors, including, among other things, the Company’s size and that of the Peers, the Company’s annual premium volume compared with those of the Peers, the Company’s product offerings and those of the Peers, the impact of competition on the businesses of the Company and the industry generally and industry growth. Although none of the Peers is directly comparable to the Company and there is no direct peer set of the Company for benchmarking and valuation purposes due to the Company’s unique mix of business and recent public stress, the Peers were chosen because they are publicly traded companies with operations that, for purposes of the analysis, may be considered similar to certain of the Company’s operations. Accordingly, the analysis of publicly traded comparable companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the Peers and other factors that could affect the public trading value of the Peers. The Peer selection process is further described under “Opinion of Deutsche Bank — Summary of Financial Analyses —Preliminary Presentations by Deutsche Bank — January 29, 2018 Preliminary Presentation Materials” on page 53.

For each of the following analyses performed by Deutsche Bank, estimated financial data for the Peers were based on the Peers’ filings with the U.S. Securities and Exchange Commission and publicly available equity research analysts’ estimates.

Deutsche Bank derived the Company’s one-year average and five-year average price to next twelve months earnings per share multiple, which we refer to as P/NTM EPS, from January 9, 2017 to January 9, 2018 and March 1, 2013 to January 9, 2018, respectively, by: (1) dividing the closing price per share of common stock of the Company for each trading day of the period by the NTM EPS of the Company as of such date based on the consensus of the Company’s research analyst estimates and (2) calculating an average of the resulting quotients for these periods.

The Company had an average P/NTM EPS multiple of 7.2x over the one-year period from January 9, 2017 to January 9, 2018 and an average P/NTM EPS multiple of 9.1x over the approximately five-year period from March 1, 2013 to January 9, 2018.

Based on Deutsche Bank’s professional judgment and the results of the analysis related to the Company’s historical P/NTM EPS, Deutsche Bank applied a multiple range of 7.0x to 9.0x to the Company’s estimated 2018 earnings per share, which we refer to as 2018E EPS, based on the Special Committee Case Projections, which resulted in an indicative share price range of $6.12 to $7.86. For reference purposes only, Deutsche Bank applied such multiple range of 7.0x to 9.0x to the Company’s 2018E EPS based on the Case 1 Projections and the Case 2 Projections, respectively, which resulted in an indicative share price range of $8.45 to $10.87 based on the Case 1 Projections and an indicative share price range of $6.12 to $7.86 based on the Case 2 Projections.

Deutsche Bank compared the resulting indicative share price ranges to the closing price share of common stock of the Company of $10.15 on January 9, 2018, the closing price share of common stock of the Company of $12.45 on February 27, 2018 and the merger consideration of $13.50 per share of common stock of the Company.

Deutsche Bank derived the Peers’ one-year average and five-year average P/NTM EPS multiple from January 9, 2017 to January 9, 2018 and March 1, 2013 to January 9, 2018, respectively, by: (1) dividing the closing price per share of each of the Peers’ common stock for each trading day of the period by the NTM EPS of such Peer as of such date based on the consensus of the Peers’ respective research analyst estimates (2) calculating the quotient median of the Peers for each day and (3) calculating an average of the resulting medians for the one-year and five-year periods.

The Peers had an average P/NTM EPS multiple of 16.8x over the one-year period from January 9, 2017 to January 9, 2018 and an average P/NTM EPS multiple of 14.3x over the approximately five-year period from March 1, 2013 to January 9, 2018.

Deutsche Bank noted that the Company’s average P/NTM EPS multiple over the one-year period from January 9, 2017 to January 9, 2018 was at a 57% discount relative to the Peers’ average P/NTM EPS multiple over the same one-year period, which we refer to as the One-Year Discount, and the Company’s average P/NTM EPS multiple over the five-year period from March 1, 2013, to January 9, 2018 was at a 36% discount relative to the Peers’ average P/NTM EPS multiple over the same approximately five-year period, which we refer to as the Five-Year Discount.

The Peers had an average P/NTM EPS multiple of 15.1x as of February 27, 2018. Applying the One-Year Discount and Five-Year Discount to such multiple of 15.1x resulted in an implied multiple range of 6.5x to 9.7x.

Based on Deutsche Bank’s professional judgment and the results of analyses related to the Peers’ historical P/NTM EPS and the Company’s One-Year Discount and Five-Year Discount, Deutsche Bank applied a multiple range of 7.0x to 10.0x to the Company’s 2018E EPS based on the Special Committee Case Projections, which resulted in an indicative share price range of $6.12 to $8.74. For reference purposes only, Deutsche Bank applied such multiple range of 7.0x to 10.0x to the Company’s 2018E EPS based on the Case 1 Projections and Case 2 Projections, respectively, which resulted in an indicative share price range of $8.45 to $12.08 for the Case 1 Projections and an indicative share price range of $6.12 to $8.74 for the Case 2 Projections.

Deutsche Bank compared the resulting indicative share price ranges to the closing price share of common stock of the Company of $10.15 on January 9, 2018, the closing price share of common stock of the Company of $12.45 on February 27, 2018 and the merger consideration of $13.50 per share of common stock of the Company.

Deutsche Bank performed a regression analysis that evaluated the ratio of (i) the price to tangible book value per share multiple, which we refer to as P/TBVPS, for each of the Peers, to (ii) the estimated 2018 return on tangible equity, which we refer to as 2018E ROTE, for each of the Peers. Deutsche Bank derived each Peer’s P/TBVPS as of February 27, 2018 by dividing the February 27, 2018 closing price per share of each Peer’s common stock by the TBVPS of such Peer as of December 31, 2017 based on such Peer’s most recent, publicly filed consolidated balance sheet at such time or an estimate thereof. Deutsche Bank derived each Peer’s 2018E ROTE as of February 27, 2018 by dividing the 2018E EPS of each Peer by the average of the 2017 TBVPS and estimated 2018 TBVPS of such Peer, based on such Peer’s most recent equity research analyst consensus and publicly filed balance sheet. These analyses yielded a linear regression line with an R-squared (a statistical measure of how close the data are to the fitted regression line) value of 69% in the case of the Peers.

Based on the results of the regression analysis and the Company’s 2018E ROTE, based on the Special Committee Case Projections, Deutsche Bank calculated the resulting implied P/TBVPS multiple of the Company. Deutsche Bank applied the One-Year Discount and the Five-Year Discount to such resulting implied P/TBVPS multiple, and then calculated the estimated range of implied value per share of the common stock of the Company using the resulting discounted implied TBVPS multiples of the Company and the Company’s TBVPS as of December 31, 2017 as set forth in the table below. For reference purposes only, based on the results of the regression analysis and the Company’s 2018E ROTE, based on the Case 1 Projections and Case 2 Projections, respectively, Deutsche Bank calculated the resulting implied P/TBVPS multiples of the Company. Deutsche Bank applied the One-Year Discount and the Five-Year Discount to such resulting implied P/TBVPS multiples, and then calculated the estimated ranges of implied value per share of the common stock of the Company using the resulting discounted implied TBVPS multiples of the Company and the Company’s TBVPS as of December 31, 2017 as set forth in the table below.

Company Implied Price Range
Special Committee Case Projections	$7.12 - $10.41
Case 1 Projections	$8.57 - $12.54
Case 2 Projections	$7.12 - $10.41

Deutsche Bank compared these resulting implied values to the closing price share of common stock of the Company of $10.15 on January 9, 2018, the closing price share of common stock of the Company of $12.45 on February 27, 2018 and the merger consideration of $13.50 per share of common stock of the Company.

Deutsche Bank performed a regression analysis that evaluated the ratio of (i) the price to book value per share multiple, which we refer to as P/BVPS, for each of the Peers, to (ii) the estimated 2018 return on equity, which we refer to as 2018E ROE, for each of the Peers. Deutsche Bank derived each Peer’s P/BVPS as of February 27, 2018 by dividing the February 27, 2018 closing price per share of each Peer’s common stock by the BVPS of such Peer as of December 31, 2017 based on such Peer’s most recent, publicly filed consolidated balance sheet at such time or an estimate thereof. Deutsche Bank derived each Peer’s 2018E ROE as of February 27, 2018 by dividing the 2018E EPS of each Peer by the average of the 2017 BVPS and estimated 2018 BVPS of such Peer, based on such Peer’s most recent equity research analyst consensus and publicly filed balance sheet. These analyses yielded a linear regression line with an R-squared (a statistical measure of how close the data are to the fitted regression line) value of 67% in the case of the Peers.

Based on the results of the regression analysis and the Company’s 2018E ROE, based on the Special Committee Case Projections, Deutsche Bank calculated the resulting implied P/BVPS multiple of the Company. Deutsche Bank applied the One-Year Discount and the Five-Year Discount to such resulting implied P/BVPS multiple, and then calculated the estimated range of implied value per share of the common stock of the Company using the resulting discounted implied BVPS multiples of the Company and the Company’s BVPS as of December 31, 2017 as set forth in the table below. For reference purposes only, based on the results of the regression analysis and the Company’s 2018E ROE, based on the Case 1 Projections and Case 2 Projections, respectively, Deutsche Bank calculated the resulting implied P/BVPS multiples of the Company. Deutsche Bank applied the One-Year Discount and the Five-Year Discount to such resulting implied P/BVPS multiples, and then calculated the estimated ranges of implied value per share of the common stock of the Company using the resulting discounted implied BVPS multiples of the Company and the Company’s BVPS as of December 31, 2017 as set forth in the table below.

Company Implied Price Range
Special Committee Case Projections	$7.55 - $11.05
Case 1 Projections	$9.23 - $13.50
Case 2 Projections	$7.55 - $11.05

Deutsche Bank compared these resulting implied values to the closing price share of common stock of the Company of $10.15 on January 9, 2018, the closing price per share of common stock of the Company of $12.45 on February 27, 2018 and the merger consideration of $13.50 per share of common stock of the Company.

Dividend Discount Analysis

Deutsche Bank performed a dividend discount analysis to calculate a range of implied present values of the distributable cash flows that the Company is forecasted to generate. The range was determined by adding:

•

the present value of an estimated future dividend stream for the Company over a period of forty-eight months from January 1, 2018 to December 31, 2021 based on (a) the Special Committee Case Projections and (b) for reference purposes only, the Case 1 Projections, the Case 2 Projections, and the Downside Case Projections;

•	the present value of an estimated “terminal value” of the common stock of the Company as of December 31, 2021;

•

the present value of the Company’s remaining 49% ownership interest in its U.S. fee businesses based on the estimate of the carrying value of the ownership interest informed by valuation in the recent sale of the Fee Business, as provided by Company management in the Special Committee Case Projections; and

•	the present value of a contingent litigation asset of the Company, based on the high end of an estimated range of $15 million to $25 million.

In performing its analysis, Deutsche Bank assumed a cost of equity of 12% to 16%, which it used as the discount rate. Deutsche Bank calculated the terminal value for the shares of common stock of the Company by applying a range of price to earnings multiples from 6.0x to 10.0x. This resulted in an implied per share equity value range of the shares of common stock of the Company of $9.46 to $15.00 based on the Special Committee Case Projections (as compared to the closing price per share of common stock of the Company of $10.15 on January 9, 2018, the closing price share of common stock of the Company of $12.45 on February 27, 2018, the merger consideration of $13.50 per share of common stock of the Company and, for reference purposes only, an implied per share equity value range of $10.79 to $17.56 based on the Case 1 Projections, $7.32 to $11.12 based on the Case 2 Projections and $5.19 to $7.10 based on the Downside Case Projections).

Deutsche Bank calculated an alternative terminal value for the shares of common stock of the Company by applying a Gordon Growth Method formula for calculating value using a range of perpetuity growth rates from

0.5% to 2.5% and a cost of equity of 12% to 16%. This resulted in an implied per share equity value range of the shares of common stock of the Company of $9.90 to $15.60 (as compared to the closing price per share of common stock of the Company of $10.15 on January 9, 2018, the closing price per share of common stock of the Company of $12.45 on February 27, 2018, the merger consideration of $13.50 per share of common stock of the Company and, for reference purposes only, an implied per share equity value range of $11.33 to $18.29 based on the Case 1 Projections, $7.62 to $11.52 based on the Case 2 Projections and $5.33 to $7.29 based on the Downside Case Projections).

Precedent Transactions

Deutsche Bank performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms and premia of selected transactions. Deutsche Bank compared publicly available statistics for (i) five workers’ compensation insurance transactions involving over $200 million in deal value that were announced since February 1, 2010 in which the target companies had 50% or more of their respective total gross premium written or net premium written from their workers’ compensation line of business and (ii) 15 property and casualty insurance transactions involving over $200 million in deal value that were announced since August 1, 2008 in which the target companies were in stressed situations. The following is a list of the insurance transactions reviewed:

Workers’ Compensation Insurance

Announcement Date	Target/Acquiror
December 30, 2014	Meadowbrook Insurance Group, Inc./ Fosun International Ltd.
September 24, 2013	Eastern Insurance Holdings Inc./ ProAssurance Corp.
August 27, 2012	SeaBright Holdings, Inc./ Enstar Group Ltd.
June 10, 2010	PMA Capital Corp./ Old Republic International Corp.
February 18, 2010	Zenith National Insurance Corp./ Fairfax Financial Holding Ltd.

Property and Casualty Insurance

Announcement Date	Target/Acquiror
December 5, 2016	Ironshore Inc./ Liberty Mutual Holding Co.
July 27, 2015	Sirius International Insurance Group, Ltd./ White Mountains Insurance Group Ltd.
May 3, 2015	Ironshore Inc./ Fosun International Ltd.
April 14, 2015	PartnerRe Ltd./Exor S.p.A.
March 31, 2015	Montpelier Re Holdings Ltd./ Endurance Specialty Holdings Ltd.
November 24, 2014	Platinum Underwriters Holdings Ltd./ RenaissanceRe Holdings Ltd.
June 3, 2013	American Safety Insurance Holdings, Ltd./ Fairfax Financial Holdings Ltd.
December 19, 2012	Alterra Capital Holdings Ltd./ Markel Corp.
August 30, 2012	Flagstone Reinsurance Holdings S.A./ Validus Holdings, Ltd.
November 21, 2011	Transatlantic Holdings, Inc./ Alleghany Corp.
October 28, 2010	First Mercury Financial Corp./ Fairfax Financial Holdings Ltd.
July 15, 2010	NYMAGIC, INC./ ProSight Specialty Insurance Holdings, Inc.
July 9, 2009	IPC Holdings Ltd./ Validus Holdings, Ltd.

April 16, 2009	AIG US Personal Lines business/ Farmers Exchanges
August 8, 2008	CastlePoint Holdings Ltd./ Tower Group Inc.

Utilizing publicly available information, including publicly available estimates of earnings prepared by equity research analysts, Deutsche Bank noted the P/NTM EPS, price to book value, which we refer to as P/BV, and price to tangible book value, which we refer to as P/TBV, ratios for each of the transactions listed above.

	Precedent Transactions	P/NTM EPS	P/BV	P/TBV
Workers’ Compensation	High	32.4x	1.46x	1.63x
	Median	15.8x	0.83x	0.86x
	Average	18.4x	0.92x	0.99x
	Low	9.5x	0.55x	0.59x

	Precedent Transactions	P/NTM EPS	P/BV	P/TBV
Property and Casualty Insurance	High	19.3x	1.41x	1.45x
	Median	14.8x	1.03x	1.11x
	Average	15.0x	1.06x	1.12x
	Low	7.1x	0.73x	0.73x

Based on the results of this analysis and its professional judgment, Deutsche Bank applied a P/BV multiple range of 0.80x to 1.20x to the Company’s estimated BVPS of common stock of the Company as of December 31, 2017, which resulted in an implied per share of common stock of the Company equity value range of $13.00 to $19.51 (as compared to the closing price per share of common stock of the Company of $10.15 on January 9, 2018, the closing price per share of common stock of the Company of $12.45 on February 27, 2018 and the merger consideration of $13.50 per share of common stock of the Company).

Based on the results of this analysis and its professional judgment, Deutsche Bank applied a P/TBV multiple range of 0.90x to 1.30x to the Company’s estimated TBVPS of common stock of the Company as of December 31, 2017, which resulted in an implied per share of common stock of the Company equity value range of $10.88 to $15.72 (as compared to the closing price per share of common stock of the Company of $10.15 on January 9, 2018, the closing price per share of common stock of the Company of $12.45 on February 27, 2018 and the merger consideration of $13.50 per share of common stock of the Company).

Based on the results of this analysis and its professional judgment, Deutsche Bank also applied a P/NTM EPS multiple range of 10.0x to 16.0x to the Company’s 2018 estimated NTM EPS based on the Special Committee Case Projections, which resulted in an implied per share of common stock of the Company equity value range of $8.74 to $13.98 (as compared to the closing price per share of common stock of the Company of $10.15 on January 9, 2018, the closing price per share of common stock of the Company of $12.45 on February 27, 2018 and the merger consideration of $13.50 per share of common stock of the Company). For reference purposes only, Deutsche Bank applied a P/NTM EPS multiple range of 10.0x to 16.0x to the Company’s 2018 estimated EPS based on the Case 1 Projections and the Case 2 Projections, respectively, which resulted in an implied per share of common stock of the Company equity value range of $12.08 to $19.32 and $8.74 to $13.98 for the Case 1 Projections and the Case 2 Projections, respectively.

No company or transaction utilized in the precedent transactions analysis is identical to the Company or the merger. In evaluating the precedent transactions, Deutsche Bank made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Company’s control. These include, among other things, the impact of competition on the Company’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company and the industry, and in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. The fact that points in the range of implied present value per share of the common stock of the Company derived from the valuation of precedent transactions were less than or greater than the consideration is not necessarily dispositive in connection with Deutsche Bank’s analysis of the consideration for the merger, but is one of many factors Deutsche Bank considered.

Precedent Minority Squeeze-Out Transactions

Using publicly available information, Deutsche Bank reviewed the terms of 23 U.S. minority “squeeze-out” transactions (i.e., transactions in which a majority shareholder acquires the minority shareholders’ interests in a company in exchange for cash or shares) announced between January 1, 2000 to December 31, 2017. These transactions consisted of 12 U.S. minority “squeeze-out” transactions in the insurance sector and 11 U.S. minority “squeeze-out transactions” in other sectors. The following is a list of the transactions reviewed:

Selected U.S. Minority “Squeeze-Out” Transactions in the Insurance Sector (Target/Acquiror)	Selected U.S. Minority “Squeeze-Out” Transactions in Other Sectors (Target/Acquiror)

National Interstate Corp./ American Financial Group, Inc.	Pioneer Southwest Energy Partners L.P./ Pioneer Natural Resources Company

CNA Surety Corp./ CNA Financial Corp.	Danfoss Power Solutions Inc./ Danfoss A/S

Wesco Financial Corp./ Berkshire Hathaway Inc.	CNX Gas Corp/ CONSOL Energy Inc.

Odyssey Re Holdings Corp./ Fairfax Financial Holdings Ltd.	NetRatings, Inc./ The Nielsen Company

First Advantage Corp./ First American Corp.	Siliconix Inc./ Vishay Intertechnology, Inc.

North Bridge Corp./ Fairfax Financial Holdings Ltd.	Pure Resources, Inc. / Unocal Corp.

Nationwide Financial Services, Inc./ Nationwide Mutual Insurance Company	Travelocity.com Inc./ Sabre Holdings Corp.

Alfa Corp./ Alfa Mutual Insurance Company and Alfa Mutual Fire Insurance Company	Westfield America, Inc./ Westfield America Trust

Great American Financial Resources, Inc./ American Financial Group, Inc.	Hertz Corp./ Ford Motor Company

21st Century Insurance Group/ American International Group, Inc.	BHC Communications, Inc./ News Corp.

AXA Financial, Inc./ AXA Group	Thermo Instrument Systems Inc./ Thermo Electron Corp.

Hartford Life Inc./ The Hartford Financial Services Group, Inc.

Deutsche Bank calculated the premiums paid in these transactions over the applicable stock price of the acquired company (i.e., the amount by which the price that the majority shareholder paid for the minority shareholders’ shares exceeded the market price of such shares) for the one-day and one-month prior to the announcement of the acquisition offer in such transactions, and the 90-day volume-weighted average price, calculated as the average of daily volume weighted average prices for the period, prior to the announcement of the acquisition offer in such transactions. The following table summarizes the high, low, average and median premiums paid for the insurance sector transactions and the other sector transactions over each of these time periods.

Precedent Transactions		Final Offer Premium to
		1-Day	1-Month	90-day Volume Weighted Average Price
Insurance Companies	High	48.0%	54.2%	51.0%
	Median	29.1%	38.8%	30.8%
	Average	28.3%	33.9%	32.0%
	Low	9.0%	12.5%	9.3%

Precedent Transactions		Final Offer Premium to
		1-Day	1-Month	90-day Volume Weighted Average Price
Non-Insurance Companies	High	56.7%	83.4%	69.7%
	Median	27.5%	19.5%	19.7%
	Average	33.0%	32.8%	32.1%
	Low	12.5%	6.8%	7.0%

Based on the results of this analysis, Deutsche Bank applied a premium range of 20% to 40% to the closing price per share of common stock of the Company of $10.15 on January 9, 2018, which resulted in an implied per share equity value range of the shares of common stock of the Company of $12.18 to $14.21 (as compared to the closing price per share of common stock of the Company of $10.15 on January 9, 2018, the closing price share of common stock of the Company of $12.45 on February 27, 2018 and the merger consideration of $13.50 per share of common stock of the Company).

Based on the results of this analysis, Deutsche Bank also applied a premium range of 20% to 40% to the closing price per share of common stock of the Company of $10.08 on December 8, 2017, which resulted in an implied per share equity value range of the shares of common stock of the Company of $12.10 to $14.11 (as compared to the closing price per share of common stock of the Company of $10.15 on January 9, 2018, the closing price share of common stock of the Company of $12.45 on February 27, 2018 and the merger consideration of $13.50 per share of common stock of the Company).

Based on the results of this analysis, Deutsche Bank also applied a premium range of 20% to 40% to the 90-day volume weighted average price of the shares of common stock of the Company of $11.03 for the period from October 10, 2017 to January 9, 2018 which resulted in an implied per share equity value range of the shares of common stock of the Company of $13.24 to $15.44 (as compared to the closing price per share of common stock of the Company of $10.15 on January 9, 2018, the closing price share of common stock of the Company of $12.45 on February 27, 2018 and the merger consideration of $13.50 per share of common stock of the Company).

Historical Trading Range Analysis

Deutsche Bank reviewed the historical trading performance of the shares of common stock of the Company over periods, including the three-month period ending January 9, 2018 which indicated low to high closing stock prices for the shares of common stock of the Company of approximately $8.86 to $14.07 per share. Deutsche Bank also noted that the volume weighted average price per share of common stock of the Company for the three-month period ending January 9, 2018 was $11.03 and that the closing price per share on January 9, 2018 was $10.15. Deutsche Bank reviewed the historical trading performance of the shares of common stock of the Company for the period of January 9, 2018 to February 27, 2018, and noted low to high closing stock prices for the shares of common stock of the Company of $12.35 to $13.42 per share. Deutsche Bank’s review of the trading range was for reference only.

Research Analyst Price Targets

Deutsche Bank reviewed and analyzed publicly available forward stock price targets for the shares of common stock of the Company prepared and published by six equity research analysts. Four of the analysts included share price targets for the shares of common stock of the Company. The analyst price targets for the shares of common stock of the Company were $10.00, $12.00, $15.00 and $16.00 per share as of January 9, 2018. The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of common stock of the Company and these estimates are subject to uncertainties, including the Company’s future financial performance and future financial market conditions. Deutsche Bank’s review of analyst price targets was for reference only.

Preliminary Presentations by Deutsche Bank

In addition to its February 28, 2018 opinion and presentation to the Special Committee and the underlying financial analyses performed in relation thereto, Deutsche Bank also delivered preliminary presentation materials to the Special Committee on January 4, 2018, January 16, 2018, January 29, 2018, January 31, 2018, February 5, 2018, February 7, 2018, February 11, 2018, February 20, 2018, February 22, 2018 and February 26, 2018. The preliminary financial considerations and other information in such preliminary presentation materials were based on information and data that was available as of the dates of the respective presentations. Deutsche Bank also continued to refine various aspects of its financial analyses. Accordingly, the results and other information presented in such preliminary presentation materials differ from the February 28, 2018 financial analyses.

The preliminary presentation materials referenced above were for discussion purposes only and did not present any findings or make any recommendations or constitute an opinion of Deutsche Bank with respect to the fairness of the merger consideration of $13.50 per share of common stock of the Company or otherwise. The financial analyses performed by Deutsche Bank in relation to its opinion dated February 28, 2018 supersede all analyses and information presented in the preliminary presentation materials.

January 4, 2018 Preliminary Presentation Materials

The January 4, 2018 preliminary presentation materials contained information on the potential Deutsche Bank transaction team in connection with the Special Committee’s consideration of Deutsche Bank as the potential financial advisor of the Special Committee. The January 4, 2018 preliminary presentation materials contained key focus areas and considerations for the Special Committee, along with a preliminary framework for assessing strategic alternatives. The January 4, 2018 preliminary presentation materials also contained a list of potential strategic and financial buyers, highlighting each potential strategic buyer’s valuation metrics and rankings in the United States insurance sector, including in the workers’ compensation line of business.

The January 4, 2018 preliminary presentation materials contained an illustrative linear graph reflecting the development of the price of the shares of common stock of the Company over a one-year period, including metrics such as the decline in the price of the shares of common stock of the Company over the last twelve months, six months and three months. The January 4, 2018 preliminary presentation materials also contained illustrative linear graphs reflecting the Company’s P/BV multiple and P/NTM EPS multiple since April 2007. Finally, the January 4, 2018 preliminary presentation materials contained a current breakdown of the Company’s stockholders, including shares held by the Karfunkel-Zyskind Family, other Company insiders and significant Unaffiliated Stockholders.

January 16, 2018 Preliminary Presentation Materials

The January 16, 2018 preliminary presentation materials contained a summary of Trident Pine’s and the Karfunkel-Zyskind Family’s initial proposal on January 9, 2018. The January 16, 2018 preliminary presentation materials contained an illustrative process flow chart reflecting the Special Committee’s role and possible actions through the potential sale process, as well as an overview of the various valuation analyses for the Special Committee to consider through such potential sale process.

January 29, 2018 Preliminary Presentation Materials

The January 29, 2018 preliminary presentation materials contained a preliminary selection analysis of the Company’s peer companies for benchmarking and valuation purposes. The preliminary peer selection analysis began with all of the Company’s peers identified in Company presentations, Company-specific research and non-Company specific industry reports of the Company’s analyst coverage universe. The resulting 39 peer companies were refined to 28 peer companies by focusing on only those companies referenced in Company presentations and Company-specific research. These 28 peer companies were further narrowed to the 13 Peers described under “Special Factors — Opinion of Deutsche Bank — Summary of Financial Analyses — Analysis of Public Trading Multiples” on page 43 by limiting the peer universe to those companies that satisfied the following criteria: a market capitalization between $1 billion-10 billion, annual premium volume between $1 billion-10 billion, limited non-commercial business (less than 30%), and significant workers’ compensation business (more than 5%). Assurant, Inc. was included as an exception despite not having a material workers’ compensation business due to its sizeable warranty business.

The January 29, 2018 preliminary presentation materials also contained benchmarking illustrations of the Company relative to the 13 Peers covering size benchmarking, business mix benchmarking and a trading volume and research analyst coverage comparison.

January 31, 2018 Preliminary Presentation Materials

The January 31, 2018 preliminary presentation materials contained a summary of the recent history and developments with respect to three sets of financial projections for the Company created by the Company’s management: the Budget Projections as part of the due diligence process with potential buyers, the Case 1 Projections, and the Case 2 Projections, each described under “Special Factors — Projected Financial Information” on page 67. The January 31, 2018 preliminary presentation materials also contained a detailed comparison of the three sets of projections.

The January 31, 2018 preliminary presentation materials contained a benchmarking analysis of the Case 1 Projections and the Case 2 Projections relative to the Company research analyst models, including, for fiscal year 2018, a premium comparison analyzing gross written premiums and net earned premiums, an underwriting comparison analyzing loss ratio, expense ratio and combined ratio and an income comparison analyzing underwriting income, other income and expenses (such as service and fee income, net investment income and interest expense), pre-tax income, after-tax income and earnings per share. The January 31, 2018 preliminary presentation materials also contained a benchmarking analysis of the Case 1 Projections and the Case 2 Projections relative to peer group research analyst expectations, including net written premium growth for 2018 relative to 2017 and 2019 relative to 2018, operating income growth for 2018 relative to 2017 and 2019 relative to 2018, earnings per share growth for 2018 relative to 2017 and 2019 relative to 2018 and an underwriting analysis measuring the combined ratios for 2018 and 2019, the loss ratios for 2018 and 2019, the expense ratios for 2018 and 2019, and a return on equity analysis for 2018 and 2019.

The January 31, 2018 preliminary presentation materials contained comparative analyses that illustrated and quantified the impact of differences in operating metrics between the Budget Projections, the Case 1 Projections and the Case 2 Projections on Q4 2017 operating income and estimated 2018 operating income.

The January 31, 2018 preliminary presentation materials contained comparative analyses that illustrated and quantified the impact of differences in operating metrics on estimated 2018 operating income relative to estimated 2019 operating income for the Case 1 Projections and the Case 2 Projections.

The January 31, 2018 preliminary presentation materials contained several illustrative comparisons between the Budget Projections, the Case 1 Projections and the Case 2 Projections on various projected metrics in areas including underwriting, profitability, operating income and net income, capital management, and BVPS and ROE.

February 5, 2018 Preliminary Presentation Materials

The February 5, 2018 preliminary presentation materials contained updates on the potential sale process, including due diligence and transaction-related activities of the Special Committee and the activity of Trident Pine and the Karfunkel-Zyskind Family and their respective advisors. The February 5, 2018 preliminary presentation materials contained a preliminary comparison of the Case 1 Projections and the Case 2 Projections which focused on topline growth, underwriting margin, investment yield, capital management, impact of recent transactions and summary impact.

The February 5, 2018 preliminary presentation materials contained a preliminary analysis of the historical trading range of the shares of common stock of the Company utilizing the same methodology as described under “Special Factors — Opinion of Deutsche Bank — Summary of Financial Analyses — Historical Trading Range Analysis” on page 51.

The February 5, 2018 preliminary presentation materials contained a preliminary public trading multiples analysis utilizing the same methodologies as described under “Special Factors — Opinion of Deutsche Bank —Summary of Financial Analyses — Analysis of Public Trading Multiples” on page 43, based on the Case 1 Projections and the Case 2 Projections.

The February 5, 2018 preliminary presentation materials contained a preliminary dividend discount analysis utilizing the same methodology as described under “Special Factors — Opinion of Deutsche Bank — Summary of Financial Analyses — Dividend Discount Analysis” on page 47, based on the Case 1 Projections and the Case 2 Projections.

The February 5, 2018 preliminary presentation materials contained a preliminary precedent transactions analysis utilizing the same methodology and same group of precedent transactions as described under “Special Factors — Opinion of Deutsche Bank — Summary of Financial Analyses — Precedent Transactions” on page 48, based on the Case 1 Projections and the Case 2 Projections, and, for comparative purposes, based on the consensus of the Company’s research analyst estimates.

The February 5, 2018 preliminary presentation materials contained a preliminary analysis of precedent minority squeeze-out transactions in the insurance sector utilizing the same methodology as described under “Special Factors — Opinion of Deutsche Bank — Summary of Financial Analyses — Precedent Minority Squeeze-Out Transactions” on page 50.

The February 5, 2018 preliminary presentation materials contained a preliminary research analyst price target analysis utilizing the same methodology as described under “Special Factors — Opinion of Deutsche Bank — Summary of Financial Analyses — Research Analyst Price Targets” on page 52, but utilized an $18.00 per share current price target for JMP as provided by the Company at the time.

The February 5, 2018 preliminary presentation materials contained an overview of strategic alternatives, including maintaining the status quo, sale to a third party, recapitalization or share buybacks, reinsurance and strategic mergers and acquisitions.

The February 5, 2018 preliminary presentation materials contained an analysis of various hypothetical offer prices from a low to high of $12.25 to $20 per share of common stock of the Company and analyzed various implied premia and multiples for such hypothetical offer prices.

The February 5, 2018 preliminary presentation materials also contained the estimated impact of an illustrative range of changes in the Company’s reserves on the book value of the Company.

February 7, 2018 Precedent Insurance Squeeze-Out Transaction Case Studies

The February 7, 2018 precedent insurance squeeze-out transaction case studies contained a summary of statistics of select case studies related to timelines, increases in offer price and the negotiations among the parties to such transactions.

February 11, 2018 Negotiation Presentation Materials

As described above under “Special Factors — Background of the Merger,” on page 21, at a meeting of the Special Committee on February 7, 2018, the Special Committee directed Deutsche Bank to prepare valuation analyses to be provided to Stone Point and the Karfunkel-Zyskind Family in connection with a meeting between representatives of Deutsche Bank and representatives of Stone Point and the Karfunkel-Zyskind Family on February 11, 2018. These valuation analyses, which were prepared only for purposes of negotiation, included a dividend discount analysis based on the Case 1 Projections and a five-year history of the Company’s price to next twelve months earnings per share.

February 20, 2018 Preliminary Presentation Materials

The February 20, 2018 preliminary presentation materials contained an update, based on information provided by the Company’s management, on the Company’s year-end audit timing, correspondence between the Company and regulators, A.M. Best commentary concerning recent Company events, a timeline of events related to the Company’s financial projections, investor updates, considerations relating to the closing of the sale of the Fee Business, and the Company’s business outlook.

The February 20, 2018 preliminary presentation materials contained a chronology of public statements by A.M. Best about the Company from February 27, 2017 to January 16, 2018 covering various events and topics, including the delay in public filing of the Company’s Form 10-K for the fiscal year ended 2016, restatements of the Company’s prior year results, the Company’s $300.0 million private placement of common stock announced on May 24, 2017, the reinsurance agreement, the Fee Business sale and Trident Pine’s and the Karfunkel-Zyskind Family’s initial offer to acquire the Company.

The February 20, 2018 preliminary presentation materials contained a profitability analysis focusing on the Company’s historical and projected compound annual growth rate from 2015 to 2019 and 2017 to 2019 relative to the Peers, based on the Company’s public filings and the Case 1 Projections and the Case 2 Projections.

The February 20, 2018 preliminary presentation materials contained an illustration of the valuation impact of the differences in key assumptions between the Case 1 Projections and the Case 2 Projections, including the valuation impact of the net premiums earned growth rate, combined ratio and investment yield assumptions.

The February 20, 2018 preliminary presentation materials also contained implied valuation multiples at various offer prices ranging from $12.25 to $17.50, based on the Case 1 Projections and the Case 2 Projections.

February 22, 2018 Preliminary Presentation Materials

The February 22, 2018 preliminary presentation materials contained a summary of the development of the Special Committee Case Projections including the assumptions that the Special Committee directed Company management to use in generating the Special Committee Case Projections.

The February 22, 2018 preliminary presentation materials contained a summary of the preliminary dividend discount analysis described under “Opinion of Deutsche Bank — Summary of Financial Analyses — Preliminary Presentations by Deutsche Bank — February 5, 2018 Preliminary Presentation Materials” on page 54, based on the Case 1 Projections, the Case 2 Projections and the Special Committee Case Projections.

The February 22, 2018 preliminary presentation materials also contained a detailed preliminary dividend discount analysis utilizing the same methodology as described under “Special Factors — Opinion of Deutsche Bank — Summary of Financial Analyses — Dividend Discount Analysis” on page 47, based on the Case 1 Projections, the Case 2 Projections and the Special Committee Case Projections.

The February 22, 2018 preliminary presentation materials contained a separate dividend discount analysis for purposes of potential negotiations with Trident Pine and the Karfunkel-Zyskind Family.

The February 22, 2018 preliminary presentation materials also contained implied valuation multiples at various offer prices ranging from $12.25 to $17.50, as described under “Special Factors — Opinion of Deutsche Bank — Summary of Financial Analyses — Preliminary Presentations by Deutsche Bank — February 20, 2018 Preliminary Presentation Materials” on page 55, based on the Case 1 Projections, the Case 2 Projections and the Special Committee Case Projections.

February 26, 2018 Preliminary Presentation Materials

The February 26, 2018 preliminary presentation materials contained updates on the potential transaction, including the receipt of a revised offer from Trident Pine and the Karfunkel-Zyskind Family, key information requests submitted by the Special Committee and its advisors to the Company, discussions between the Special Committee’s advisors and the Company’s investor relations team, and an A.M. Best discussion. The February 26, 2018 preliminary presentation materials also contained an update, based on information provided by the Company’s management, on the Company’s year-end audit timing, correspondence between the Company and regulators, matters concerning A.M. Best, a timeline of events related to the Company’s financial projections, investor updates, considerations related to the closing of the sale of the Company’s Fee Business and the Company’s business outlook.

The February 26, 2018 preliminary presentation materials contained a summary of the dividend discount analysis described under “Special Factors — Opinion of Deutsche Bank — Summary of Financial Analyses —Preliminary Presentations by Deutsche Bank — February 22, 2018 Preliminary Presentation Materials” on page 55.

The February 26, 2018 preliminary presentation materials contained a summary precedent premiums paid analysis utilizing the same methodology as described under “Special Factors — Opinion of Deutsche Bank —Summary of Financial Analyses — Precedent Minority Squeeze-Out Transactions” on page 50, but utilizing a $13.00 per share offer price.

Miscellaneous

This summary is not a complete description of Deutsche Bank’s opinion or the underlying analyses and factors considered in connection with Deutsche Bank’s opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Deutsche Bank believes that its analyses described above must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Deutsche Bank opinion. In arriving at its fairness determination, Deutsche Bank considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, it made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction in the analyses described above is identical to the Company, Parent or the merger.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Special Committee as to the fairness of the merger consideration of $13.50 per share of common stock of the Company, from a financial point of view, to the Unaffiliated Stockholders as of the date of the opinion and do not purport to be an appraisal or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with its analyses, Deutsche Bank made, and was provided by the Company’s management and the Special Committee with, numerous assumptions about industry performance, general business, economic, market and other conditions and other matters, many of which are beyond the control of Deutsche Bank, the Company, Trident Pine and the Karfunkel-Zyskind Family. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Company, Trident Pine and the Karfunkel-Zyskind Family or their respective advisors, Deutsche Bank does not assume responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the merger, including the merger consideration of $13.50 per share of common stock of the Company, were determined through arm’s-length negotiations between the Special Committee and Trident Pine and the Karfunkel-Zyskind Family. Although Deutsche Bank provided advice to the Special Committee during the course of these negotiations, the decision to enter into the Merger Agreement was solely that of the Special Committee.

Deutsche Bank did not recommend any specific consideration the Special Committee, or that any specific amount or type of consideration constituted the only appropriate consideration for the merger. As described above, the opinion of Deutsche Bank and its presentation to the Special Committee were among a number of factors taken into consideration by the Special Committee in making its determination to approve the Merger Agreement and the merger.

BofA Merrill Lynch

BofA Merrill Lynch was engaged by the Company in connection with the Fee Business sale process. The Company paid BofA Merrill Lynch a fee of $10 million for its services in connection with the sale of the Fee Business. The Company also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws. As a result of this engagement, and other potential initiatives that BofA Merrill Lynch has discussed with the Company, BofA Merrill Lynch had become familiar with the Company and the management team. Consequently, when the Company considered a transaction with Stone Point, it decided to engage BofA Merrill Lynch to act as financial advisor to the Company in connection with a potential going-private transaction. BofA Merrill Lynch assisted management in coordinating the due diligence process undertaken by Stone Point and processing changes to the financial projections prepared by management and participated in discussions between Stone Point and the Karfunkel-Zyskind Family, on the one hand, and the Special Committee and its advisors, on the other hand. BofA Merrill Lynch also engaged in discussions with other parties that had expressed an interest regarding a potential going-private transaction and signed confidentiality agreements with the Company. With the permission of the Special Committee, an affiliate of BofA Merrill Lynch also engaged in preliminary discussions with the Karfunkel-

Zyskind Family about providing debt financing in connection with the merger but the parties determined not to proceed with such discussions. More recently, the Company and Stone Point have asked BofA Merrill Lynch to participate in a new credit facility that the Company may enter into at the closing of the merger, the proceeds of which BofA Merrill Lynch understands will be used, among other things, to refinance the Company’s convertible notes. Discussions among the Company, Stone Point and BofA Merrill Lynch regarding BofA Merrill Lynch’s potential participation in such credit facility are ongoing. BofA Merrill Lynch did not provide a fairness opinion in connection with the merger.

The Company has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee of $10 million, all of which is contingent on completion of the merger. The Company also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Stone Point, the Karfunkel-Zyskind Family and certain of their respective affiliates, portfolio companies and investees.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to the Company and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor to the Company in connection with certain M&A transactions (including the sale of the Fee Business), (ii) having acted or acting as a lender to the Company under certain credit and leasing facilities, (iii) having provided or providing certain distressed and mortgage trading services to the Company and (iv) having provided or providing certain treasury and management services and products to the Company. From March 1, 2016 through February 28, 2018, BofA Merrill Lynch and its affiliates derived aggregate revenues from the Company and its affiliates of approximately $25 million for investment and corporate banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Stone Point and certain of its affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor to Stone Point and certain of its affiliates and portfolio companies in connection with certain M&A transactions, (ii) having acted or acting as administrative agent, collateral agent, arranger, bookrunner and/or lender for Stone Point and certain of its affiliates and portfolio companies under certain credit facilities (including in connection with the. financing for various acquisition transactions), (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by Stone Point and certain of its affiliates and portfolio companies, (iv) having provided or providing certain foreign exchange and mortgage trading services to the Stone Point and certain of its affiliates and portfolio companies and (v) having provided or providing certain treasury and trade services and products to Stone Point and certain of its affiliates and portfolio companies. From March 1, 2016 through February 28, 2018, BofA Merrill Lynch and its affiliates derived aggregate revenues from Stone Point and its affiliates of approximately $20 million for investment and corporate banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to the Karfunkel-

Zyskind Family and certain of its affiliates and investees (excluding the Company and its subsidiaries) and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as a bookrunner on certain offerings of senior notes and preference shares by Maiden Holdings Ltd. and currently acting (including certain senior members of the deal team advising the Company in connection with the merger) as a financial advisor to the board of directors of Maiden Holdings Ltd. in evaluating strategic alternatives and (ii) having acted or acting as a lender under certain credit and leasing facilities of, and having provided or providing certain treasury and management services to, another of the Karfunkel-Zyskind Family’s affiliates. From March 1, 2016 through February 28, 2018, BofA Merrill Lynch and its affiliates derived aggregate revenues from the Karfunkel-Zyskind Family and their respective affiliates (other than the Company and its subsidiaries) of approximately $5 million for corporate and investment banking services.

The senior member of the BofA Merrill Lynch deal team advising the Company in connection with the merger (who we refer to in this section of the proxy statement as the “BofA Merrill Lynch Representative”) has also participated in coverage activities and the provision of services with respect to BofA Merrill Lynch’s relationship with Stone Point and affiliates and investees of the Karfunkel-Zyskind Family. The BofA Merrill Lynch Representative has had an ongoing relationship with Stone Point and its senior principals over many years and has also served as the relationship manager with respect to BofA Merrill Lynch’s relationship with Stone Point. In addition to participating on BofA Merrill Lynch deal teams advising Stone Point in connection with transactions by its portfolio companies, he has also advised other parties in connection with their transactions with Stone Point and its portfolio companies. In addition, the spouse of the BofA Merrill Lynch Representative serves as a principal of Stone Point. The BofA Merrill Lynch Representative introduced Stone Point to the Company as a potential transaction counterparty in connection with the Fee Business sale process. The BofA Merrill Lynch Representative and certain other members of the BofA Merrill Lynch deal team advising the Company in connection with the merger have discussed in the past, or were aware of other employees of BofA Merrill Lynch having discussed, with certain third parties the Company as a potential strategic or acquisition opportunity. However, other than in respect of the sale of the Fee Business and the merger, such discussions by BofA Merrill Lynch with respect to the Company were of a general nature, were based solely on public information and did not include any valuation analysis. BofA Merrill Lynch was not engaged by Stone Point, Trident Pine or the Karfunkel-Zyskind Family in connection with the merger. The relationships described in this paragraph were disclosed to the Board and the Special Committee.

Purposes and Reasons of the Filing Persons for the Merger

Under the SEC rules governing “going-private” transactions, each of the Parent Parties and the Family Filing Persons is an affiliate of the Company and the Trident Filing Persons and the Other Rollover Stockholders may be an affiliate of the Company. Therefore, each of the Filing Persons is required to express its, his or her purposes and reasons for the merger to the Company’s “unaffiliated security holders,” as such term is defined under Rule 13e-3 of the Exchange Act. Each of the Filing Persons is making the statements included in this section of this proxy statement solely for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The views of each of the Filing Persons should not be construed as a recommendation to any Unaffiliated Stockholder as to how such Unaffiliated Stockholder should vote on the proposal to adopt the Merger Agreement.

The Parent Parties, the Trident Filing Persons, the Karfunkel-Zyskind Family and K-Z LLC attempted to negotiate with the Special Committee the terms of a transaction that would be most favorable to the Parent Parties, the Trident Filing Persons, the Karfunkel-Zyskind Family and K-Z LLC, and not necessarily to the Unaffiliated Stockholders, and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to such Unaffiliated Stockholders. The Other Rollover Stockholders and Esther Zyskind were not involved in the negotiation of the Merger Agreement.

For the Parent Parties, the purpose of the merger is to effectuate the transactions contemplated by the Merger Agreement. For the Trident Filing Persons and the Family Filing Persons, the primary purpose of the merger is to allow the Trident Funds and the Karfunkel-Zyskind Family to acquire through their investment in Parent all of the shares of common stock not already controlled by the Karfunkel-Zyskind Family, Esther Zyskind and the Other Rollover Stockholders so that the Company can be operated as a privately held company. This will facilitate the acquisition by the Trident Funds of a significant indirect equity ownership in the Company, will allow the Karfunkel-Zyskind Family to increase their indirect equity ownership in the Company and will allow the Other Rollover Stockholders and Esther Zyskind to maintain, indirectly, their equity ownership in the Company, which will in turn allow each of them to bear the rewards and risks of such ownership after the merger is completed and the Company’s common stock ceases to be publicly traded.

The Filing Persons considered certain risks and potential negative factors associated in the course of reaching their determination to pursue the merger. It is possible that the merger and related integration process could result in the loss of key employees of the Company, the disruption of the Company’s on-going business and the loss of its customers and suppliers. The Filing Persons also understand that their respective directors, officers, and other employees will have expended considerable time and effort to negotiate, implement and complete the merger, and their time may have been diverted from other important business opportunities and operational matters while working to implement the merger. In addition, the Filing Persons have incurred and will continue to incur significant transaction costs and expenses in connection with the merger, regardless of whether the merger is completed. Although the Filing Persons have spent time and effort in completing the merger, there is still risk that the merger may not be completed despite the Filing Persons’ efforts, or that the requisite stockholder approval would not be obtained. Lastly, the Filing Persons realize the risks and costs to the Company if the merger does not close, including uncertainty about the effect of the proposed merger on the Company’s employees, customers, suppliers and other parties, which may impair the Company’s ability to attract, retain and motivate key personnel, and could cause customers, suppliers and others to seek to change existing business relationships with the Company and that the impact of some, or all, of these events could have a material impact on the value of the Family Filing Persons’ investment in the Company.

The Filing Persons determined to undertake the merger at this time based on their belief that with the Company’s common stock privately held, the Company will have greater operating flexibility and will be able to allow its management to more effectively concentrate on long-term growth and reduce the short-term focus on quarter-to-quarter performance that is emphasized by the public equity market’s valuation of the Company’s common stock. Accordingly, each of the Filing Persons believes that the business of the Company can be conducted more effectively as a private company following the merger. The Parent Parties’ plans for the Company following the merger are to operate the Company substantially in the manner it operates today, which operation could, in the short term, continue to generate losses. In certain case, the operating plans of the Company and its subsidiaries may be adjusted to reduce an emphasis on growth or to increase reserves. While the Filing Persons believe these plans for the Company after the merger are in the Company’s best interests in the long term, the Filing Persons believe that, if the shares of common stock remain publicly held, many common stockholders would likely object to the Company operating in such manner, that this negative view regarding operating at a loss (among other factors) was reflected in the price of the shares of common stock prior to the initial proposal by Trident Pine and the Karfunkel-Zyskind Family to acquire the Company for $12.25 per share, and that the Company’s stock price could continue to suffer a significant decline. The Filing Persons believe that this pressure from public investors to operate profitably in the short term could, in turn, adversely affect the Company’s ability to compete to retain existing business and acquire new business, and that the Company can avoid these adverse effects without public common stock. As a result of the common stock being privately held, the Company will also enjoy certain additional efficiencies notwithstanding the fact that it will remain a reporting company under the Exchange Act, such as a reduction of the time devoted by its management and certain other employees to investor relations activities that a company that has publicly traded common stock would typically undertake. Although each of the Filing Persons believes that there will be significant opportunities associated with their investment in the Company, the Filing Persons realize that there are also substantial risks (including the risks and uncertainties relating to the prospects of the Company and as described in the prior paragraph) and that such opportunities may not ever be fully realized.

An additional purpose of the merger is to enable the Unaffiliated Stockholders to immediately realize the value of their investment in the Company through their receipt of the per share merger consideration of $13.50 in cash, representing a premium of approximately 33% to the $10.15 closing price of the common stock on the Nasdaq on January 9, 2018, the last trading day before public disclosure of the initial proposal by Trident Pine and the Karfunkel-Zyskind Family to acquire the Company for $12.25 per share, and a premium of approximately 12.8% to the $11.97 closing price of the common stock on Nasdaq on February 28, 2018, the last trading day prior to the announcement of the Merger Agreement. Although the merger represents an opportunity for the Unaffiliated Stockholders to immediately realize the value of their investment in the Company in cash, as a result of the merger the Unaffiliated Stockholders will no longer have an opportunity to participate in the future benefits that could be associated with the ownership of the common stock, including the payment of future dividends and the potential appreciation in the price of the shares of common stock beyond the merger consideration. To this end, the primary detriments of the merger to the Unaffiliated Stockholders include the lack of interest of such stockholders in any potential future earnings, growth or value realized by the Company after the merger. Additionally, the receipt of cash in exchange for shares of common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes to the Unaffiliated Stockholders who are U.S. holders. See “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77.

The Filings Persons will receive benefits and be subject to obligations in connection with the merger that are different from, or in addition to, the benefits and obligations of the Unaffiliated Stockholders generally. The incremental benefits will include the right of certain of the Filings Persons to make an equity investment in Parent in exchange for their contribution of shares of common stock and/or cash equity financing. A detriment to the Filings Persons is that their equity interests in Parent will not be listed on a securities exchange and will be highly illiquid without an active public trading market for such equity interests. The Filing Persons’ equity interests in Parent will also be subject to agreements restricting the ability of certain of the Filings Persons from selling or otherwise transferring such equity interests. Additional incremental benefits to Mr. Zyskind may include, among others, continuing to serve as chief executive officer of the surviving corporation and serving as chief executive officer of Parent.

If the merger is completed, the common stock of the Company will become wholly-owned by Parent. The Filing Persons believe that structuring the transaction in such manner is preferable to other alternative transaction structures as (i) it will enable Parent to acquire all of the outstanding shares of common stock at the same time, (ii) all shares of common stock will cease to be publicly traded and (iii) it represents an opportunity for the Unaffiliated Stockholders to immediately realize the value of their investment in the Company through their receipt of the per share merger consideration. Given the stated purposes of the merger, no alternative to the merger was considered.

Position of the Filing Persons as to Fairness of the Merger

Under the SEC rules governing “going private” transactions, the Filing Persons may be deemed to be engaged in a “going private” transaction and, therefore, are required to express their beliefs as to the fairness of the merger to the Unaffiliated Stockholders. The Filing Persons are making the statements included in this section of this proxy statement solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Filing Persons’ views as to fairness of the merger should not be construed as a recommendation to any Unaffiliated Stockholder as to how such Unaffiliated Stockholder should vote on the proposal to adopt the Merger Agreement.

None of the Filing Persons participated in the deliberations of the Special Committee regarding, or received advice from the Special Committee’s legal or financial advisors as to, the fairness of the merger. None of the Filing Persons undertook any independent evaluation of the fairness of the merger or the merger consideration. None of the Filing Persons engaged a financial advisor for any purpose and did not receive an opinion with respect to the fairness of the merger or the merger consideration. Each of the Filing Persons believes, however, that the merger is substantively fair to the Unaffiliated Stockholders based on the following factors:

•

the merger consideration of $13.50 per share of common stock of the Company represents a premium of approximately 33% to the $10.15 closing price of the common stock on Nasdaq on January 9, 2018, the last trading day before Trident Pine and the Karfunkel-Zyskind Family made an initial proposal to acquire the Company for $12.25 per share, and a premium of approximately 12.7% to the $11.97 closing price of the common stock on Nasdaq on February 28, 2018, the last trading day prior to the announcement of the Merger Agreement;

•

the merger consideration of $13.50 per share of common stock of the Company represents a premium of approximately 8.4% to the $12.45 per share price at which the Company last sold shares of common stock, when it agreed on May 25, 2017 to sell 24,096,384 shares of its common stock to certain of the Other Rollover Stockholders, resulting in proceeds to the Company of $300.0 million;

•

notwithstanding that the opinion of Deutsche Bank was provided solely for the information and assistance of the Special Committee and none of the Filing Persons are entitled to, nor did they, rely on such opinion, the Special Committee received an opinion from its independent financial advisor, Deutsche Bank, to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Deutsche Bank in preparing its opinion, the merger consideration of $13.50 per share of common stock of the Company was fair, from a financial point of view, to the Unaffiliated Stockholders, as more fully described in the section entitled “Special Factors — Opinion of Deutsche Bank” beginning on page 40;

•

Trident Pine, in its position as an investor that does not own any shares of common stock, would participate in a transaction at $12.25 per share of common stock if its investment was in the form of preferred equity and the reserve adjustment was provided;

•

Trident Pine determined that it was unwilling to support a transaction at more than $13.00 per share of common stock and, in order to induce Trident Pine to support a transaction at a higher price, the Karfunkel-Zyskind Family and K-Z LLC agreed to increase the cap on the reserve adjustment and to cause the Company to agree to pay Stone Point Capital LLC a transaction fee of $15.0 million if the merger is consummated;

•

the belief that the value to the Unaffiliated Stockholders of the Company continuing as an independent public company would not be as great as the merger consideration, due to the public market’s emphasis on short-term performance, and the potential risks and uncertainties associated with the near-term prospects of the Company in light of the ongoing decline and continuing challenges facing certain of its businesses;

•	the financial performance and business prospects of the Company, including that:

•

its loss and loss adjustment expenses increased $942.2 million, or 30.0%, to $4,084.5 million for the year ended December 31, 2017 from $3,142.3 million for the year ended December 31, 2016 (the Company’s loss ratio for the years ended December 31, 2017 and 2016 was 80.8% and 67.3%, respectively);

•	it recognized $419 million in prior year adverse development in 2017;

•	it recognized a net loss of $334 million in 2017;

•	it generated a 17.9% negative return on equity in 2017; and

•	its total common equity declined by $79 million in 2017;

•	the identified material weaknesses in the Company’s internal control over financial reporting, which could result in adverse publicity, further litigation or action by governmental entities;

•	the November 6, 2017 announcement that A.M. Best had placed the Company’s financial strength rating Under Review with Negative Implications; and

•

the merger will provide consideration to the Unaffiliated Stockholders entirely in cash, thus eliminating any uncertainty in valuing the merger consideration and, as a result, no longer being exposed to the various risks and uncertainties related to continued ownership of the Company’s common stock, which include, among others, the following:

•	exposure to market, economic and other risks that arise from owning an equity interest in a public company;

•

a potential decline in market prices resulting from loss of investor confidence, including from a failure to maintain effective internal control over financial reporting or an inability to remediate a material weakness;

•	a potential decline in the value of the Company’s shares of common stock resulting from:

•	the loss reserves of the Company’s insurance subsidiaries being inadequate to cover actual losses, which could result in a reduction of the surplus of such companies; or

•

a downgrade in the A.M. Best rating of the Company’s principal insurance subsidiaries, which would likely reduce the amount of business the Company is able to write and could adversely impact the competitive positions of the Company’s insurance subsidiaries;

•	fluctuations in the value of the Company’s shares of common stock based on general economic, business and industry conditions, both in the U.S. and internationally;

•

volatility in the price of the Company’s shares of common stock as a result of developments beyond the Company’s control, including government or regulatory action, changes in tax laws, interest rates and general market conditions; and

•	impacts to stock price and trading volume from analyst recommendations and expectations.

In addition to the factors listed above that were considered by the Filing Persons, in determining that the merger is substantively fair to the Unaffiliated Stockholders, the Trident Filing Persons reviewed and assessed the Company’s reported tangible book value as of September 30, 2017. Based on this review and assessment, the Trident Filing Persons calculated an adjusted estimated tangible book value of the Company to reflect developments subsequent to September 30, 2017 and observed that the merger consideration of $13.50 per share of common stock of the Company represented a multiple of 1.1x - 1.2x to the adjusted estimated tangible book value per share of such common stock (calculated based on fully diluted shares of such common stock outstanding as of March 1, 2018), and that this multiple range generally fell within or exceeded the range of tangible book value multiples observed by the Trident Filing Persons in publicly disclosed transactions involving comparable companies in similar situations. Except as set forth above, net book value was not calculated or considered by the Filing Persons in making their fairness determinations.

In addition, each of the Filing Persons believes that the merger is procedurally fair to the Unaffiliated Stockholders based on the following factors:

•

the Board established a Special Committee of independent directors, consisting solely of directors who are not officers, employees or controlling stockholders of the Company and are not affiliated with the Filing Persons, to evaluate the proposal from, and negotiate with, Trident Pine and the Karfunkel-Zyskind Family;

•	the Special Committee was deliberative in its process, taking two months to analyze, evaluate and negotiate the terms of the merger;

•	none of the Filing Persons or their affiliates participated in the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•	the Special Committee retained independent, internationally recognized financial and legal advisors, each of which has extensive experience in transactions similar to the merger;

•

the $13.50 per share merger consideration and other terms and conditions of the Merger Agreement resulted from extensive negotiations between the Special Committee and its advisors and Trident Pine, the Karfunkel-Zyskind Family and their respective counsel;

•

there is no debt financing required to complete the transaction and the merger is not conditioned on any financing being obtained by Parent Parties, thus increasing the likelihood that the merger will be consummated and that the Unaffiliated Stockholders will receive the merger consideration;

•

the Merger Agreement allows the Special Committee, subject to specific limitations and requirements set forth in the Merger Agreement, to consider and respond to unsolicited third-party acquisition proposals, and to furnish confidential information to, and engage in discussions or negotiations with, the person or parties making such acquisition proposals prior to the time the Company’s common stockholders approve the proposal to adopt the Merger Agreement;

•

the Merger Agreement allows the Board or the Special Committee, subject to specific limitations and requirements set forth in the Merger Agreement, to withdraw or change its recommendation that the Company’s common stockholders approve the proposal to adopt the Merger Agreement;

•	the Special Committee unanimously determined that the Merger Agreement and the merger are advisable, fair to, and in the best interests of the Unaffiliated Stockholders;

•

the Board, based on the recommendation of the Special Committee, unanimously (i) approved the Merger Agreement, (ii) determined that the merger is advisable, fair to and in the best interest of the Unaffiliated Stockholders and (iii) resolved to recommend that the common stockholders of the Company approve the proposal to adopt the Merger Agreement;

•

the merger is conditioned upon holders of at least a majority of the Company’s outstanding common stock voting in favor of the adoption of the Merger Agreement, and also upon holders of at least a majority of the Company’s outstanding common stock held by the Public Stockholders (excluding senior management of the Company) voting in favor of the adoption of the Merger Agreement; and

•

Unaffiliated Stockholders who do not vote in favor of adoption of the merger and who comply with certain procedural requirements will be entitled, upon completion of the merger, to exercise statutory appraisal rights under Delaware law.

In their consideration of the fairness of the proposed merger, the Filing Persons did not find it practicable to, and did not, appraise the assets of the Company to determine the liquidation value for the Unaffiliated Stockholders because: (i) of their belief that liquidation sales generally result in proceeds substantially less than the sales of a going concern; (ii) of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup; (iii) they considered the Company to be a viable going concern; and (iv) the Company will continue to operate its business following the merger. None of the Filing Persons sought to establish a pre-merger going concern value for the Company’s common stock to determine the fairness of the merger consideration to the Unaffiliated Stockholders because following the merger the Company will have a different capital structure. However, to the extent the pre-merger going concern value was reflected in the Nasdaq closing price of $10.15 per share of common stock on January 9, 2018, the last trading day before Trident Pine and the Karfunkel-Zyskind Family made an initial proposal to acquire the Company for $12.25 per share, the per share merger consideration of $13.50 represented a premium to the going concern value of the Company.

None of the Filing Persons is aware of any firm offer for a merger/asset sale of the Company during the past two years other than the sale of 51% of the Company’s Fee Business, which was completed on February 28, 2018.

The foregoing discussion of the information and factors considered by each of the Filing Persons in connection with the fairness of the merger is not intended to be exhaustive, but is believed to include all material factors considered by each of them. None of the Filing Persons found it practicable to, and they did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their conclusion as to the fairness of the merger. Rather, the fairness determinations were made by the Filing Persons after considering all of the foregoing factors as a whole. Each of the Filing Persons believes these factors provide a reasonable basis upon which to form its belief that the merger is fair to the Unaffiliated Stockholders. This belief should not, however, be construed as a recommendation to any Unaffiliated Stockholders to vote in favor of the proposal to adopt the Merger Agreement. None of the Filing Persons makes any recommendation as to how Unaffiliated Stockholders should vote their shares of common stock on the proposal to adopt the Merger Agreement.

Certain Effects of the Merger

If stockholders approve the proposal to adopt the Merger Agreement and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company with the Company being the surviving corporation. If the merger is completed, all of the shares of common stock of the Company will be owned by Parent. Except for the Karfunkel-Zyskind Family Persons, Esther Zyskind and certain other rollover stockholders, none of the Company’s current stockholders will have any direct or indirect ownership interest in the shares of common stock of the Company after the completion of the merger. As a result, our current stockholders (other than Parent, its affiliates, the rollover stockholders and the preferred stockholders of the Company) will no longer benefit from any increase in our value, nor will they bear the risk of any decrease in our value. Following the merger, only Parent and its limited partners (and their affiliates including Trident Pine, the Karfunkel-Zyskind Family Persons, Esther Zyskind and certain other rollover stockholders) will benefit from any increase in our value and also will bear the risk of any decrease in our value.

Upon the consummation of the merger:

•

each issued and outstanding share of common stock of the Company held by stockholders (other than shares of common stock of the Company that are (i) held by Merger Sub or Parent, (ii) held by the Company in treasury, (iii) held by any wholly owned subsidiary of the Company or (iv) dissenting shares) immediately prior to the effective time of the merger will automatically be cancelled and cease to exist, and will be converted into and will represent solely the right to receive the merger consideration of $13.50 per share of common stock of the Company, without interest;

•	each share of common stock of the Company that is held by Merger Sub or Parent or held by Company in treasury will automatically be cancelled and will cease to exist;

•	each share of common stock of the Company held by any wholly owned subsidiary of the Company will remain outstanding in accordance with its terms;

•

each company option to purchase shares of common stock of the Company that is outstanding and vested immediately prior to the effective time of the merger with an exercise price per share that is less than the merger consideration will be cancelled in exchange for an amount in cash equal to the product of (i) the excess of the merger consideration over the per share exercise price of the option, and (ii) the number of shares of common stock of the Company underlying the option;

•

each company option that is outstanding and vested immediately prior to the effective time of the merger with an exercise price per share that is equal to or greater than the merger consideration will be cancelled at the effective time of the merger for no consideration;

•

each company option to purchase shares of common stock of the Company that is outstanding and not vested, with an exercise price per share of common stock of the Company that is less than the merger consideration will be converted into the right to receive within 15 business days after the date such company option would have vested (subject to the vesting conditions of such company option) an amount in cash, without interest, equal to the product of (i) the excess of the merger consideration over the applicable exercise price per share of common stock of the Company of such company option, multiplied by (ii) the number of shares of common stock of the Company underlying such company option;

•

each company option to purchase shares of common stock of the Company that is outstanding and not vested, with an exercise price per share of common stock of the Company that is equal to or greater than the merger consideration will be cancelled for no consideration;

•

each restricted share of common stock of the Company that is outstanding and vested will be forfeited to the Company, cancelled and cease to exist, and converted into the right to receive an amount in cash, without interest, equal to the merger consideration per restricted share of common stock of the Company;

•

each restricted share of common stock of the Company that is outstanding and unvested will be forfeited to the Company, cancelled and cease to exist, and converted into the right to receive within 15 business days after the date such restricted share would have vested (subject to the vesting conditions of such restricted share) an amount in cash, without interest, equal to the merger consideration per restricted share of common stock of the Company;

•

each award of restricted stock units with respect to shares of common stock of the Company that is outstanding will be cancelled, extinguished and converted into the right to receive within 15 business days after the date such restricted stock units would have vested (subject to the vesting conditions of such restricted stock units) an amount in cash, without interest, equal to the product of (i) the merger consideration multiplied by (ii) the total number of shares of common stock of the Company underlying such award of restricted stock units; and

•

each award of performance share units with respect to shares of common stock of the Company that is outstanding will be cancelled, extinguished and converted into the right to receive within 15 business days after the date such performance share units would have vested (subject to the vesting conditions of such performance share units) an amount in cash, without interest, equal in value to the product of (i) the merger consideration multiplied by (ii) the greater of (x) the target number of shares of common stock of the Company set forth in such award of performance share units and (y) to the extent that the performance period applicable to such award of performance share units ended on or prior to the closing date, the number of shares of common stock of the Company that would have vested based on the actual achievement during the applicable performance period (as determined by compensation committee of the Board).

Following the merger, all of the shares of common stock of the Company will be owned by Parent. If the merger is completed, Parent and its limited partners (and their affiliates including Trident Pine, the Karfunkel-Zyskind Family Persons, Esther Zyskind and certain other rollover stockholders) will be the sole beneficiaries of our future earnings and growth, if any, and will be entitled to vote on corporate matters affecting the Company following the merger. Similarly, Parent and its limited partners (and their affiliates including Trident Pine, the Karfunkel-Zyskind Family Persons, Esther Zyskind and certain other rollover stockholders) will also bear the risks of ongoing operations, including the risks of any decrease in the Company’s value after the merger.

If the merger is completed, (i) the Family Filing Persons’ interest in the Company’s net book value and net earnings (loss) will increase from approximately 44.23% to 58.91% based on shares outstanding (from approximately $434,409,078 to $578,601,982 and ($183,623,604) to ($244,573,575)), (ii) Trident Filing Persons’ interest in the Company’s net book value and net earnings will increase from approximately 0% to 30% (from approximately $0 to $294,659,700 and $0 to ($124,551,900)), (iii) the Parent Parties’ interest in the Company’s net book value and net earnings will increase from approximately 42.73% to 87.41% (from approximately $419,677,192 to $858,529,796 and ($177,396,474) to ($362,898,345)), and (iv) the Other Rollover Stockholders’ interest in the Company’s net book value and net earnings will remain unchanged at approximately 11.09% (at approximately $108,937,318 and ($46,047,525)). The primary benefit of the merger to the Unaffiliated

Stockholders is the right to receive the merger consideration. The primary detriment to the Unaffiliated Stockholders includes the lack of any interest that such stockholders will hold in the Company’s potential future earnings, growth or value following the completion of the merger. Additionally, the receipt of cash in exchange for shares of common stock of the Company pursuant to the merger will generally be a taxable sale transaction for U.S. federal income tax purposes to U.S. stockholders who surrender their shares of common stock of the Company in the merger.

In connection with the merger, certain members of the Company’s management will receive benefits and be subject to obligations that are different from, or in addition to, the benefits and obligations of the Company’s common stockholders generally, as described in more detail under “Special Factors — Interests of Certain of the Company’s Directors and Executive Officers in the Merger” beginning on page 70. Those incremental benefits are expected to include, among other benefits, certain executive officers continuing as executive officers of the surviving corporation.

The shares of common stock of the Company are currently registered under the Exchange Act and are quoted on the Nasdaq Stock Market under the symbol “AFSI.” After the merger, such shares will cease to be quoted on the Nasdaq Stock Market and price quotations with respect to sales of such shares in the public market will no longer be available. In addition, the registration of such shares under the Exchange Act will be terminated.

At the effective time of the merger, the certificate of incorporation of the Company will become the certificate of incorporation of the surviving corporation following the merger until thereafter amended in accordance with its terms and Delaware law, and the bylaws of the Company will be amended and restated to be in the form of (except with respect to the name of the Company) the bylaws of Merger Sub and, as so amended, will be the bylaws of the Company following the merger until thereafter amended in accordance with their respective terms and Delaware law.

Parent anticipates that the Company’s executive officers as of the effective time of the merger will continue as the initial executive officers of the Company following the merger.

Projected Financial Information

The Company does not as a matter of course make public financial projections as to future revenues, earnings or other results given, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, as further described in “Special Factors — Background of the Merger” beginning on page 21, each of the Special Committee Case Projections, the Case 1 Projections, the Case 2 Projections and the Downside Case Projections were made available to the Karfunkel-Zyskind Family as well as the Board, the Special Committee and the Special Committee’s financial advisor in connection with their consideration and evaluation of the merger (and the Case 1 Projections and the Case 2 Projections were made available to Stone Point on behalf of Trident Pine). We have included these financial projections in this proxy statement to give common stockholders access to this information, but not to influence their decision whether to vote for or against the adoption of the Merger Agreement or any other proposal at the special meeting. The inclusion of this information should not be regarded as a reliable prediction of future results.

The financial projections are subjective in many respects. Although presented with numerical specificity, the financial projections reflect and are based on numerous varying assumptions and estimates with respect to industry performance, general business, economic, political, market and financial conditions, competitive uncertainties, and other matters, all of which are difficult to predict and beyond the Company’s control. As a result, there can be no assurance that any of these alternative cases of the Company’s future performance will be realized or that actual results will not be significantly higher or lower than projected. The financial projections are forward-looking statements and should be read with caution. See “Cautionary Statement Concerning Forward-Looking Information” on page 82 and the section entitled “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference in this proxy statement. The financial projections cover multiple years and such information by its nature becomes less reliable with each successive year. In addition, the financial projections will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. The alternate cases of financial projections also reflect varying assumptions under different scenarios as to certain business matters that are subject to change or beyond the Company’s control.

By including the projections in this proxy statement, neither the Company nor any other person (or their respective representatives) has made or is making any representation to any person regarding the information included in the projections or the ultimate performance of the Company compared to the information contained in the projections. Similarly, the Company has not made any representation to Parent or Merger Sub, in the Merger Agreement or otherwise, concerning the projections.

The financial projections were not prepared with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. The Company’s independent registered public accounting firm has not examined or compiled any of the financial projections, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them. The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC.

Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the financial projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in these financial projections.

The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the Merger Agreement. Further, the financial projections do not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context. Except as may be required by applicable securities laws, the Company does not intend to update, or otherwise revise, the financial projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections are an accurate prediction of future events, and they should not be relied on as such.

Set forth below are the Special Committee Case Projections that the Board, the Special Committee and the Special Committee’s financial advisor considered in their evaluation of the merger.

Special Committee Case Projections

($ in millions, except per share data)

	2018E	2019E	2020E	2021E	2022E
Gross written premiums ($)	8,618	8,890	9,282	9,700	10,136
Combined ratio (%)	95.7	95.7	95.2	94.9	94.3
Underwriting profit ($)	231	235	268	300	347
Operating earnings ($)	176	197	252	306	374
Operating earnings per share — diluted ($)	0.87	0.98	1.25	1.52	1.88
Investment Yield (%)	2.60	2.75	2.90	3.05	3.20

The Board, the Special Committee and the Special Committee’s financial advisor also considered, for reference purposes only, the Case 1 Projections, the Case 2 Projections and the Downside Case Projections, which are presented below. In chronological order, management made available to the Board, the Special Committee and the Special Committee’s financial advisor the Case 1 Projections, followed by the Case 2 Projections, the Special Committee Case Projections and the Downside Case Projections. The Case 1 Projections were prepared by the Company’s management based on the Budget Projections (which projections were prepared by management in connection with the Company’s annual budgeting process and made available to the Special Committee, but not considered due to the fact that they required updating), as further described in “Special Factors — Background of the Merger” beginning on page 21, as adjusted to give effect to the Tax Cuts and Jobs Act of 2017, recent transactions involving the Company, and certain operating adjustments reflecting an updated outlook for the fourth quarter of 2017 and the full year 2017. The Case 2 Projections were prepared by the Company’s management at the request of the Special Committee as an alternate case to the Case 1 Projections to reflect a more challenging operating environment as well as the reputational and business pressures faced by the Company, slower growth, more conservative projected underwriting assumptions reflecting recent loss reserve activity and a more conservative balance sheet in light of rating agency concerns, as further described in “Special Factors — Background of the Merger” beginning on page 21. The Special Committee Case Projections were thereafter prepared by the Company’s management at the request of the Special Committee by making certain specified adjustments to the assumptions reflected in the Case 2 Projections, as further described in “Special Factors — Background of the Merger” beginning on page 21, particularly with respect to gross premium written growth, loss ratio, net investment yield and capital return. Finally, the Downside Case Projections were prepared by the Company’s management at the request of the Special Committee to illustrate the negative consequences to the Company of a potential ratings downgrade.

Case 1 Projections

($ in millions, except per share data)

	2018E	2019E	2020E	2021E	2022E
Gross written premiums ($)	8,908	9,312	9,757	10,245	10,757
Combined ratio (%)	94.2	93.7	93.4	93.3	93.1
Underwriting profit ($)	316	354	389	416	445
Operating earnings ($)	244	290	343	391	441
Operating earnings per share — diluted ($)	1.21	1.44	1.71	1.98	2.28
Investment Yield (%)	2.60	2.70	2.80	2.90	3.00

Case 2 Projections

($ in millions, except per share data)

	2018E	2019E	2020E	2021E	2022E
Gross written premiums ($)	8,618	8,890	9,193	9,515	9,848
Combined ratio (%)	95.7	95.7	95.7	95.7	95.7
Underwriting profit ($)	231	235	241	250	258
Operating earnings ($)	176	189	212	237	263
Operating earnings per share — diluted ($)	0.87	0.94	1.05	1.18	1.31
Investment Yield (%)	2.60	2.65	2.70	2.75	2.80

Downside Case Projections

($ in millions, except per share data)

	2018E	2019E	2020E	2021E	2022E
Gross written premiums ($)	7,564	6,051	5,748	5,748	6,036
Combined ratio (%)	98.8	100.9	99.0	97.5	96.5
Underwriting profit ($)	62	(37)	39	89	127
Operating earnings ($)	43	(27)	47	98	139
Operating earnings per share — diluted ($)	0.21	(0.13)	0.23	0.48	0.69
Investment Yield (%)	2.60	2.65	2.70	2.75	2.80

Interests of Certain of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the Special Committee and of the Board of Directors with respect to the Merger Agreement, you should be aware that, aside from their interests as stockholders of the Company, certain of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other stockholders of the Company generally. Interests of executive officers and directors that may be different from or in addition to the interests of the Company’s stockholders include:

•	certain of the Company’s executive officers have entered into employment agreements that provide for certain severance protections upon a qualifying termination;

•

the Company’s executive officers as of the effective time of the merger will become the initial executive officers of the surviving corporation, including Barry D. Zyskind who will remain Chief Executive Officer and President of the surviving corporation;

•

the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement, and the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements;

•	it is expected that the Karfunkel-Zyskind Family will control the board of the general partner of Parent with a number of managers proportionate to their ownership in Parent; and

•	at the closing of the merger agreement, Parent will create a management equity plan representing 5% of fully diluted equity of Parent.

Treatment of Company Equity Awards

Certain of the Company’s non-employee directors and executive officers hold options to purchase the Company’s common stock and restricted stock unit awards. Upon completion of the merger, these awards will be treated as follows:

•

each company option to purchase shares of common stock of the Company that is outstanding and vested immediately prior to the effective time of the merger with an exercise price per share that is less than the merger consideration will be cancelled in exchange for an amount in cash equal to the product of (i) the excess of the merger consideration over the per share exercise price of the option, and (ii) the number of shares of common stock of the Company underlying the option;

•

each company option that is outstanding and vested immediately prior to the effective time of the merger with an exercise price per share that is equal to or greater than the merger consideration will be cancelled at the effective time of the merger for no consideration;

•

each company option to purchase shares of common stock of the Company that is outstanding and not vested, with an exercise price per share of common stock of the Company that is less than the merger consideration will be converted into the right to receive within 15 business days after the date such company option would have vested (subject to the vesting conditions of such company option) an amount in cash, without interest, equal to the product of (i) the excess of the merger consideration over the applicable exercise price per share of common stock of the Company of such company option, multiplied by (ii) the number of shares of common stock of the Company underlying such company option;

•

each company option to purchase shares of common stock of the Company that is outstanding and not vested, with an exercise price per share of common stock of the Company that is equal to or greater than the merger consideration will be cancelled for no consideration; and

•

each award of restricted stock units with respect to shares of common stock of the Company that is outstanding will be cancelled, extinguished and converted into the right to receive within 15 business days after the date such restricted stock units would have vested (subject to the vesting conditions of such restricted stock units) an amount in cash, without interest, equal to the product of (i) the merger consideration multiplied by (ii) the total number of shares of common stock of the Company underlying such award of restricted stock units.

The following table sets forth as April 5, 2018, the compensation payable to the non-employee directors and executive officers of the Company in connection with the merger:

Name	Company Options	Company Restricted Stock Units
Donald DeCarlo	$—	$73,832
Susan Fisch	321,065	73,832
Abraham Gulkowitz	352,521	73,832
Raul Rivera	—	73,832
Mark Serock	—	—
Max Caviet	—	853,619
Ariel Gorelik	—	448,322
Adam Karkowsky	—	1,703,768
Christopher Longo	—	719,915
Ronald Pipoly	—	350,028
David Saks	—	1,575,950
Michael Saxon	—	767,921
Stephen Ungar	4,497	485,474
Barry D. Zyskind	—	1,315,643

Employment Agreements with Executive Officers

The Company is party to an employment agreement with each of Mr. Zyskind, Mr. Karkowsky, Mr. Pipoly, Mr. Caviet, Mr. Longo and Mr. Saxon. None of these executive officers is entitled to receive any special enhanced severance payments or benefits under an employment agreement or otherwise upon a termination in connection with or following the merger. For a description of the severance provisions under the existing employment agreements with the Company’s named executive officers, refer to the section entitled “Potential Payments upon Termination or Change-In-Control” of the Company’s Amendment to its Annual Report on Form 10-K/A for the year ended December 31, 2017, filed on April 23, 2018, which is incorporated by reference in this proxy statement.

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, following the effective time of the merger, the Company’s current and former directors and officers will be entitled to certain ongoing rights of indemnification and to coverage under directors’ and officers’ liability insurance policies. For a description of such ongoing indemnification and insurance obligations, refer to the section entitled “The Merger Agreement — Other Covenants and Agreements — Directors’ and Officers’ Indemnification” on page 100.

2010 Omnibus Incentive Plan

All of the Company’s executive officers and non-employee directors participate in the Company’s 2010 Omnibus Incentive Plan, as amended (the “Omnibus Incentive Plan”). Under the Omnibus Incentive Plan, if a “change in control” occurs and the Company terminates a participant’s employment other than for “cause” within twelve months of such “change in control,” then the Company may accelerate the vesting of all or any portion of unvested restricted stock units and options. However, the merger does not constitute a “change in control” for purposes of the Company’s Omnibus Incentive Plan.

The Special Committee and the Board of Directors were aware of the different or additional interests described herein and considered those interests along with other matters in recommending and/or approving, as applicable, the Merger Agreement and the transactions contemplated thereby, including the merger.

No Golden Parachute or Other Compensation Payable to the Company’s Named Executive Officers in Connection with the Transaction

None of the Company’s executive officers are entitled to any compensation that is enhanced by reason of the occurrence of the transaction. Section 14A(b) of the Exchange Act and Item 402(t) of Regulation S-K under the Exchange Act require that companies provide their shareholders with the opportunity to vote to approve, on an advisory non-binding basis, any “golden parachute compensation” for the Company’s named executive officers that is based on or otherwise relates to the transactions contemplated by the Merger Agreement. Because no “golden parachute” or similar compensation arrangements are to be received by any of the Company’s named executive officers based on or otherwise relating to the transactions contemplated by the Merger Agreement, no disclosure is required under Item 402(t) of Regulation S-K and no advisory vote is required by Section 14A(b) and Rule 14(a)-21(c) under the Exchange Act.

Compensation of the Special Committee

The Special Committee consists of four independent members of the board of directors, Ms. Fisch and Messrs. DeCarlo, Gulkowitz and Rivera. At a meeting of the Board of Directors held on January 9, 2018, the Board of Directors adopted resolutions providing for the following compensation structure for the Special Committee:

•

a monthly retainer of $20,000 (prorated for any partial months) for each member of the Special Committee, including the chair, until the earlier of (x) a determination by the Special Committee not to recommend to the Board a potential transaction and (y) the mailing by the Company of a definitive proxy statement in connection with the merger;

•	an additional monthly retainer of $2,500 (prorated for any partial months) for the chair of the Special Committee (Mr. DeCarlo);

•

a monthly retainer of $10,000 (prorated for any partial months) for each member of the Special Committee, including the chair, from the time that the definitive proxy statement is mailed to the Company’s common stockholders until the merger is consummated; and

•	a $1,000 fee per hour for each member of the Special Committee in the event of his or her participation in any litigation stemming from his or her duties as a member of the Special Committee.

Equity Financing

The Company, Parent and Merger Sub estimate that the total amounts of funds required to complete the merger and pay related fees and expenses is approximately $1,200,000,000. These payments are expected to be funded entirely by proceeds of equity commitments made by each of Trident Pine and K-Z LLC.

The consummation of the merger is not conditioned upon receipt of any financing. Pursuant to the Merger Agreement, Parent and Merger Sub have represented that Parent and Merger Sub will have the required equity financing, in an amount sufficient to (i) pay the aggregate merger consideration, (ii) pay all fees and expenses required to be paid by Parent in connection with the transactions contemplated by the Merger Agreement and (iii) satisfy all other payment obligations of Parent and the Company payable on the closing date of the merger.

Rollover Agreement

In connection with the transactions contemplated by the Merger Agreement, the rollover stockholders have entered into the Rollover Agreement, pursuant to which such rollover stockholders committed to contribute all of the shares of common stock of the Company that they own (108,534,675 shares of common stock as of March 1, 2018) to Parent immediately prior to the closing of the merger. The Rollover Agreement also provides that the rollover stockholders will, among other things, upon the terms and subject to the conditions set forth in the Rollover Agreement, vote or cause to be voted the shares of common stock of AmTrust held by such rollover stockholders in favor of any proposal to approve the merger and the Merger Agreement.

Pursuant to the terms of the Rollover Agreement, each rollover stockholder will contribute his, her or its respective shares of common stock of AmTrust at a price per share equal to the merger consideration payable at the closing of the merger in exchange for Class A limited partnership interests or common limited partnership interests of Parent. Pursuant to the terms of the Rollover Agreement, Parent may have other common stockholders of the Company become party to the Rollover Agreement prior to the closing by having such stockholder execute a joinder agreement in the form attached as Exhibit A thereto. For more information, see “Rollover Agreement” beginning on page 108.

Anticipated Accounting Treatment of the Merger

AmTrust, as the surviving corporation in the merger, will account for the merger as a business combination under the acquisition method. Parent will be identified as the acquirer under the acquisition method.

Dissenters’ Rights of Appraisal

Under Delaware law, holders of shares of common stock of the Company who do not vote in favor of the proposal to adopt the Merger Agreement, who properly demand appraisal of such shares and who otherwise comply with the requirements of Section 262 of the DGCL will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined “fair value” of, their shares of common stock of the Company in lieu of receiving the merger consideration if the merger is completed. This appraised value could be more than, the same as, or less than the merger consideration. Any holder of record of shares of common stock of the Company intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to us prior to the vote on the proposal to adopt the Merger Agreement, must not vote in favor of the proposal to adopt the Merger Agreement, must continue to hold the shares through the effective time of the merger and must otherwise comply with all of the procedures required by Section 262 of the DGCL. Beneficial owners of shares of common stock of the Company held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps required by Section 262 of the DGCL in a timely manner to perfect appraisal rights. The complete text of Section 262 of the DGCL is included as Annex B to this proxy statement. You are encouraged to read Section 262 of the DGCL carefully and in its entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, stockholders of the Company who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to comply with these provisions may result in loss of the right of appraisal.

No appraisal rights are available under Delaware law to holders of preferred stock of the Company in connection with the merger.

No Solicitation; No Adverse Company Recommendation

Pursuant to the Merger Agreement, except as described below, the Company will not, nor will it authorize or permit any of its subsidiaries or any of its or their respective officers or directors (in their capacities as such), employees, investment bankers, attorneys, accountants, consultants or other advisors or representatives (such officers or directors (in their capacities as such), employees, investment bankers, attorneys, accountants, consultants and other advisors or representatives, which we refer to collectively in this proxy statement from time to time as, “representatives”) to directly or indirectly:

•

initiate, solicit, knowingly encourage, induce or knowingly facilitate (including by way of furnishing information) or assist any inquiries or the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal;

•

execute or enter into any contract, letter of intent or agreement in principle relating to, or that could reasonably be expected to lead to, any acquisition proposal (other than a confidentiality agreement between the Company and a person making an acquisition proposal entered into in accordance with the

Merger Agreement and on terms and conditions customary with respect to transactions of the nature contemplated by such acquisition proposal (an “acceptable confidentiality agreement”));

•

enter into any contract or agreement in principle requiring the Company to abandon, terminate or fail to consummate the merger or any other transactions contemplated by the Merger Agreement or breach its obligations thereunder, or propose or agree to do any of the foregoing;

•

fail to enforce, or grant any waiver under, any standstill or similar agreement with any person; however, the Company may release any person from its standstill or similar obligations solely for purposes of enabling such person to confidentially submit an acquisition proposal to the Board if the Special Committee determines by resolution in good faith, after consultation with its outside legal counsel that the failure to do so would be inconsistent with its fiduciary duties under Delaware law;

•

engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or furnish any non-public information or data relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books and records or personnel of the Company or any of its subsidiaries to any person (other than Parent, Merger Sub, or any of their respective affiliates or representatives) with the intent to initiate, solicit, encourage, induce or assist with the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make any acquisition proposal.

If, prior to the time stockholders of the Company approve the proposal to adopt the Merger Agreement, (i) the Company receives an unsolicited bona fide written acquisition proposal, (ii) the Special Committee determines by resolution in good faith, after consultation with its outside financial advisors and outside legal counsel, that the acquisition proposal constitutes or would reasonably be expected to lead to a “superior proposal” (as defined in the section of this proxy statement entitled “The Merger Agreement — Other Covenants and Agreements — No Solicitation; No Adverse Company Recommendation” beginning on page 96), and (iii) after consultation with its outside financial advisors and outside legal counsel, the Special Committee determines that failure to take the actions below with respect to such acquisition proposal would be inconsistent with its fiduciary duties under Delaware law, then the Company may in response to such acquisition proposal:

•

furnish access and non-public information with respect to the Company and its subsidiaries to the person who has made such acquisition proposal pursuant to an acceptable confidentiality agreement meeting certain requirements specified by the Merger Agreement (as long as all such information provided to such person has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such person); and

•	participate in discussions and negotiations with such person regarding such acquisition proposal.

The Company must promptly (and, in any event, within 24 hours) advise Parent in writing by email if (i) any inquiries, proposals or offers with respect to an acquisition proposal are received by, (ii) any information is requested from, or (iii) any discussions or negotiations are sought to be initiated or continued with, it or any of its representatives. The Company is required to keep Parent informed, on a current basis, of the status and terms of any such inquiries, proposals or offers (including any determinations made, or actions taken, and any amendments to the terms of any proposals or offers) and the status of any such discussions or negotiations, including any changes in the Company’s intentions as previously notified. However, if any acquisition proposal or inquiry is made, or any other information with respect to such acquisition proposal or inquiry is provided, solely to Barry D. Zyskind, George Karfunkel or Leah Karfunkel, the Company will have no obligations to Parent with respect to such acquisition proposal, inquiry or other information until such time as any member of the Special Committee is made aware of such acquisition proposal, inquiry or other information.

Except as described below, neither the Board nor any committee thereof (including the Special Committee) is permitted to:

•

withdraw, suspend, modify or amend its recommendation that the Company’s common stockholders adopt the Merger Agreement in any manner adverse to Parent or fail to include such recommendation in this proxy statement or any supplement hereto;

•	adopt, approve, endorse, recommend or otherwise declare advisable an acquisition proposal;

•

at any time following receipt of an acquisition proposal, fail to publicly reaffirm its approval or recommendation that the Company’s common stockholders approve the adoption of the Merger Agreement and the business combination and related transactions contemplated thereby as promptly as practicable (but in any event within four business days after receipt of any reasonable written request to do so from Parent); or

•

fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any acquisition proposal subject to Regulation 14D under the Exchange Act within 10 business days after commencement of such acquisition proposal.

We refer in this proxy statement to any of the actions listed above as an “adverse company recommendation.” The provision of factual information by the Company to its stockholders will not be deemed to constitute an adverse company recommendation so long as the disclosure through which such factual information is conveyed, taken as a whole, is not inconsistent with the company recommendation and, if requested in writing by Parent prior to the making of such disclosure, reaffirms the company recommendation.

At any time prior to the time stockholders approve the proposal to adopt the Merger Agreement, the Board or its Special Committee may make an adverse company recommendation pursuant to the procedures set forth in the Merger Agreement, if the Special Committee determines by resolution in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under Delaware law, in response to (i) a superior proposal received by the Board after the date of the Merger Agreement or (ii) an “intervening event,” as described in the section entitled “The Merger Agreement — Other Covenants and Agreements — No Solicitation; No Adverse Company Recommendation” beginning on page 96.

Termination

The Company and Parent may terminate the Merger Agreement by mutual written consent at any time prior to the effective time of the merger. In addition, either the Company or Parent, in each case by written notice to the other, may terminate the Merger Agreement if:

•

the merger has not been completed on or prior to the outside date, provided, that either Parent or the Company may unilaterally extend the outside date to March 1, 2019 if on that date the only conditions to the closing of the merger (other than conditions that by their nature are to be satisfied at such closing of the merger) that have not been satisfied or waived on or before such date are that the waiting period applicable to the consummation of the merger under the HSR Act (or any extension thereof) has expired or early termination thereof has been granted and the required regulatory approvals have been made or obtained, as applicable, and are in full force and effect, without the imposition of a burdensome condition (as such term is defined in the section of this proxy statement titled “The Merger Agreement — Other Covenants and Agreements — Reasonable Best Efforts” on page 99);

•

a governmental entity has issued any final non-appealable injunction, order, decree, judgment or ruling, permanently enjoining or otherwise prohibiting the merger, provided that the right to terminate the Merger Agreement thereunder will not be available to any party whose failure to perform any of its obligations under the Merger Agreement has been the cause of the failure of the merger to be consummated by such time; or

•

the proposal to adopt the Merger Agreement has been submitted to a vote of stockholders for approval and the required vote has not been obtained, provided that this termination right is not available to Parent if the failure to obtain such approval is due to the failure of the rollover stockholders to vote the shares of common stock of the Company beneficially owned or controlled by the rollover stockholders in favor of the approval of the adoption of the Merger Agreement.

Parent may terminate the Merger Agreement:

•

if at any time prior to the time stockholders of the Company approve the proposal to adopt the Merger Agreement, the Board or any committee thereof (including the Special Committee) has effected an adverse company recommendation or the Company has failed to call or hold the Company stockholders’ meeting or the Company has willfully breached its non-solicitation or related covenants;

•

if there is a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement on the part of the Company, except with respect to the covenants discussed in the above paragraph, such that the conditions to Parent’s and Merger Sub’s obligations to complete the merger would be incapable of fulfillment and the breach is incapable of being cured, or is not cured, within 30 days following receipt of written notice by the Company of the breach;

•

if the Company has not filed on or prior to June 30, 2018 its annual report on Form 10-K for the fiscal year ended December 31, 2017 that complies (other than in respect of the timing of such filing) with all applicable requirements of the Exchange Act (and any restatements of the Company’s financial statements for any prior period that the audit committee of the Board has determined, as of the time of such filing, are required to be made); or

•

if any Company insurance subsidiary set forth on a schedule to the Merger Agreement does not have a Financial Strength Rating of at least “A” from A.M. Best or if A.M. Best has given oral or written notice to Parent or any Parent related party or the Company or any Company insurance subsidiary that any such ratings will be downgraded, suspended, withdrawn or retracted; provided, that the placing by A.M. Best of any such ratings as “under review with negative implication” or “under review with developing implications” will not alone constitute a termination right; however, Parent must provide written notice of termination no later than the 45th day following the date of such downgrade, suspension, withdrawal or retraction in order to exercise the termination right.

The Company may terminate the Merger Agreement:

•

if there is a breach of any of the covenants or agreements on the part of Parent or Merger Sub or if any of the representations or warranties of Parent or Merger Sub fail to be true, such that the conditions to each party’s obligation to effect the merger or the conditions to the obligation of the Company to effect the merger would be incapable of fulfillment and the breach is incapable of being cured, or is not cured, by the earlier of December 1, 2018 and 30 days following written notice to Parent of the breach.

Termination Fee and Parent Expenses

Except as otherwise provided in the Merger Agreement and as described in this section of this proxy statement, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger will be paid by the party incurring or required to incur them. However, all costs and expenses related to the filing and other fees paid to the SEC in connection with the merger will generally be borne by the Company.

Termination Fee

The Company will be required to pay a termination fee of $33,000,000 to Parent if Parent terminates the Merger Agreement following an adverse company recommendation, the Company fails to call or hold the Company stockholders’ meeting or the Company willfully breaches its non-solicitation or related covenants under the Merger Agreement, as described under the “The Merger Agreement — Other Covenants and Agreements — No Solicitation; No Adverse Company Recommendation” section beginning on page 96 of this proxy statement.

Parent Expenses

The Company will be required to reimburse reasonable out-of-pocket fees and expenses up to $5,000,000 (including reasonable legal fees and expenses) actually incurred on or prior to the termination of the Merger Agreement in connection with the merger by Parent, Merger Sub and their respective affiliates:

•

If Parent or the Company terminates the Merger Agreement because a proposal to adopt the Merger Agreement was submitted to a vote of stockholders of the Company and not approved, but only if an acquisition proposal has been made and not withdrawn at least 10 business days before the Company stockholders’ meeting; or

•

If Parent terminates the Merger Agreement because the Company has breached its representations, warranties or covenants (other than any breach described above, which would trigger the payment of the termination fee) under the Merger Agreement, but only if an acquisition proposal has been made and not withdrawn at least 10 business days prior to such breach.

In addition, if, within 12 months after a termination under the previous two bullets, the Company either consummates an acquisition proposal or enters into a definitive agreement to consummate an acquisition proposal and the Company thereafter consummates such acquisition proposal (whether or not within such 12-month period), then the Company will upon consummation of such acquisition proposal, pay, or cause to be paid, to Parent a termination fee of $33,000,000 minus the Parent expenses previously paid by the Company.

Trident Expenses

The Company will be required to reimburse the Trident Funds all of its and its affiliates’ reasonable and documented out-of-pocket fees and expenses up to $5,000,000 (including reasonable legal fees and expenses), actually incurred on or prior to the termination of the Merger Agreement in connection with the transactions contemplated by the Merger Agreement, if Parent terminates the Merger Agreement following the failure by the Company to file, on or prior to June 30, 2018, its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 that complies (other than in respect of the timing of such filing) with all applicable requirements of the Exchange Act (and any restatements of the Company’s financial statements for any prior period that the audit committee of the Board has determined, as of the time of such filing, are required to be made).

Material U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of the U.S. federal income tax consequences of the merger generally applicable to U.S. holders (as defined below) of shares of common stock of the Company whose shares are exchanged for cash pursuant to the merger. This discussion does not address U.S. federal income tax consequences with respect to holders that are not U.S. holders. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated thereunder, judicial opinions, and administrative rulings and published positions of the U.S. Internal Revenue Service, and other applicable authorities, each as currently in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service or the courts and therefore could be subject to challenge, which could be sustained. We do not intend to seek any ruling from the Internal Revenue Service with respect to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of common shares that is:

•	a citizen or individual resident of the United States;

•

a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders of shares of common stock of the Company who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws, including, for example, insurance companies, dealers or brokers in securities or currencies, regulated investment companies and real estate investment trusts, traders in securities who elect the mark-to-market method of accounting, U.S. holders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations (including private foundations), banks and certain other financial institutions, mutual funds, certain expatriates, partnerships or other pass-through entities (including S corporations) or investors in partnerships or such other entities, U.S. holders who hold common shares as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders who will hold, directly or indirectly, an equity interest in the surviving corporation, U.S. holders who acquired their common shares through the exercise of employee stock options or otherwise in connection with the performance of services, holders who own, directly, indirectly or constructively, 5% or more of the outstanding shares of Company stock, Parent and any of its affiliates, and holders who exercise their appraisal rights.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds common shares, the U.S. federal income tax treatment of a partner in that partnership will generally depend on the status of the partners and the activities of the partnership. Partnerships holding shares of common stock of the Company and the partners therein are urged to consult their tax advisor with respect to the tax consequences of the merger.

Because this discussion is intended to be a general summary only and individual circumstances may differ, holders of common shares are urged to consult their own tax advisors to determine the applicability of the rules discussed below and the particular tax consequences to them of the merger on a beneficial holder of shares of common stock of the Company, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws.

The receipt of cash by U.S. holders in exchange for common shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for common shares pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in the shares of common stock of the Company exchanged therefor.

If a U.S. holder’s holding period in the common shares surrendered in the merger is greater than one year as of the effective date of the merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of common shares at different times and different prices, that holder must determine its, his or her gain or loss, adjusted tax basis and holding period separately with respect to each block of common shares.

Medicare Tax on Unearned Income

Certain taxable U.S. holders who are individuals, trusts, or estates with adjusted gross income in excess of certain thresholds are subject to a 3.8% tax on all or a portion of “net investment income,” which includes gains recognized upon a disposition of stock. U.S. holders who are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare tax to any gain recognized pursuant to the merger.

Information Reporting and Backup Withholding

Payments made to U.S. holders in exchange for common shares pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying the holder is a U.S. person, the taxpayer identification number provided is correct and the holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, if that holder furnishes the required information to the Internal Revenue Service in a timely manner. U.S. holders should consult their tax advisors regarding the application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

The U.S. federal income tax considerations described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances and the application of state, local and non-U.S. tax laws.

Regulatory Approvals

Each of the parties has agreed, upon the terms and subject to the conditions set forth in the Merger Agreement, to use, and to cause its affiliates to use, its reasonable best efforts (i) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions to the closing of the merger are satisfied and to consummate the transactions contemplated by the Merger Agreement as promptly as practicable and (ii) to make or obtain, as applicable (and to cooperate with the other parties to make or obtain, as applicable), any consents, approvals, authorizations, waivers, permits, filings and notifications of any governmental entity necessary, proper or advisable to be made or obtained, as applicable, in connection with the transactions contemplated by the Merger Agreement.

Such obligations will not require the Company, its subsidiaries, Parent or Merger Sub or any of Parent’s or Merger Sub’s respective affiliates to take, or refrain from taking, any action, or to permit or suffer to exist any restriction, condition, limitation or requirement which, individually or together with all other such actions, restrictions, conditions, limitations or requirements imposed with respect to required regulatory approvals, would or would reasonably be expected to be a burdensome condition.

Antitrust

Under the HSR Act, the Company, Parent and Merger Sub cannot consummate the merger until the Company and Parent have notified the Department of Justice’s Antitrust Division (which we refer to as the “Antitrust Division”) and the Federal Trade Commission (which we refer to as the “FTC”) of the merger and furnished them with certain information and materials relating to the merger and the applicable waiting period has terminated or expired. The termination or expiration of the waiting period means the parties have satisfied the regulatory requirements under the HSR Act. The Company and Parent filed the required notifications with the Antitrust Division and the FTC on March 29, 2018 and received notice of early termination of the waiting period on April 6, 2018.

The Company operates in the European Union and in Asia. Therefore, consummation of the transactions contemplated by the Merger Agreement requires Parent to make merger control filings with the Federal Cartel Office in Germany, the Competition Board in Turkey and the Federal Antimonopoly Service in Russia.

Insurance and Other Regulatory Matters

The insurance laws and regulations of all 50 U.S. states and the District of Columbia generally require that before the acquisition of control of an insurance company, either through the acquisition of or merger with the insurance company or a holding company of that insurance company, the acquiring party must obtain approval from the insurance regulator of the insurance company’s state of domicile. In addition, many U.S. state insurance laws require prior notification to state insurance departments of an acquisition of control of a non-domiciliary insurance company doing business in that state if the acquisition would result in specified levels of market concentration. While these prior notification statutes do not authorize the state insurance departments to disapprove the acquisition of control, they authorize regulatory action in the affected state, including requiring the insurance company to cease and desist from doing certain types of business in the affected state or denying a license to do business in the affected state, if particular conditions exist, such as substantially lessening of competition in any line of business in such state.

Applications or notifications in connection with the merger or the changes in control of various subsidiaries of the Company that may be deemed to occur as a result of the merger have been or will be filed, pursuant to the Merger Agreement, with various U.S. state regulatory authorities, including the Arizona Department of Insurance, California Department of Insurance, Delaware Department of Insurance, Florida Office of Insurance Regulation, Nevada Insurance Division, New Jersey Department of Banking and Insurance, New York Department of Financial Services, Oklahoma Insurance Department, Pennsylvania Insurance Department and Texas Department of Insurance.

Applications for approval or notifications to regulators have been or will be filed with certain non-U.S. regulatory authorities, including but not limited to, the U.K. Prudential Regulation Authority, U.K. Financial Conduct Authority, Lloyd’s of London, Cayman Islands Monetary Authority, the Commissariat aux Assurances (Luxembourg), the Federal Economic Competition Commission of Mexico and the Central Bank of Ireland.

Although the Company and Parent do not expect these regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that the Company and Parent will obtain all required regulatory approvals on a timely basis, if at all, or that these approvals will not include a restriction, condition, limitation or requirement that would trigger a burdensome condition, which, in such case, would permit the Company, Parent or Merger Sub to refuse to close the transactions contemplated by the Merger Agreement and consummate the merger.

Other than the approvals and notifications described above, the Company, Parent and Merger Sub are not aware of any material regulatory approvals required to be obtained, or waiting periods required to expire, after the making of a filing. If the parties discover that other approvals or filings and waiting periods are necessary, they will seek to obtain or comply with them, although, as is the case with the regulatory approvals described above, there can be no assurance that they will be obtained on a timely basis, if at all.

Fees and Expenses

Except as described under “The Merger Agreement—Termination Fee and Parent Expenses” on page 106, if the merger is not completed, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses, except that the Company will pay the costs of the proxy solicitation, the printing and mailing of this proxy statement and the Schedule 13E-3 and all SEC filing fees with respect to the transaction. If the merger is completed, all costs and expenses incurred by Parent, Merger Sub, the Trident Funds and K-Z LLC in connection with the transaction will be paid by the surviving corporation. Total fees and expenses incurred or to be incurred by the Company in connection with the merger are estimated at this time to be as follows:

Description	Amount
Financial advisory fees and expenses	18,500,000
Legal fees and expenses	3,000,000
Proxy solicitation fees	30,000
SEC filing fees	156,408
Printing and mailing expenses	100,000
Paying agent fees and expenses	10,000

Total	21,796,408

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including under the headings, among others, “Summary Term Sheet,” “Questions and Answers About the Special Meeting and the Merger,” “The Special Meeting,” “Special Factors,” and “Important Information Regarding AmTrust,” and in statements containing the words “aim,” “anticipate,” “are confident,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance or other future events or trends.

You should be aware that forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or, even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters referred to or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that has been or may be instituted against the Company or others relating to the Merger Agreement;

•

the inability to complete the merger because of the failure to receive, on a timely basis or otherwise, the required approvals by Company stockholders (including the affirmative vote of the (i) holders of at least a majority of all outstanding shares of common stock of the Company and (ii) holders of at least a majority of all outstanding shares of common stock of the Company held by the Public Stockholders);

•

the inability to complete the merger because of the failure to receive, on a timely basis or otherwise, the required consents of governmental or regulatory agencies or third parties in connection with the merger;

•	the risk that a condition to closing of the merger may not be satisfied;

•	the failure of the merger to close for any other reason;

•	the risk that the pendency of the merger disrupts current plans and operations and potential difficulties in employee retention as a result of the pendency of the merger;

•

the fact that directors and officers of the Company have interests in the merger that are different from, or in addition to, the interests of the stockholders of the Company generally in recommending that such stockholders vote to approve the Merger Agreement;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger;

and other risks detailed in our filings with the SEC, including our most recent filing on Forms 10-Q and 10-K. See “Where You Can Find Additional Information” beginning on page 137. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

THE PARTIES TO THE MERGER

AmTrust Financial Services, Inc.

AmTrust, a multinational insurance holding company headquartered in New York, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile, general liability and extended service and warranty coverage through its primary insurance subsidiaries rated “A” (Excellent) by A.M. Best. AmTrust is included in the Fortune 500 list of largest companies. Additional information about AmTrust is contained in our public filings, certain of which are incorporated by reference into this proxy statement.

For more information about AmTrust, see “Important Information Regarding AmTrust—Company Background” and “Where You Can Find Additional Information” beginning on pages 110 and 137, respectively. AmTrust’s internet website and the information contained therein or connected thereto is not intended to be incorporated by reference into this proxy statement.

Evergreen Parent, L.P.

Parent is a Delaware limited partnership whose limited partners are Trident Pine and K-Z LLC. Parent was formed solely for the purpose of engaging in the merger and other related transactions. Parent has not engaged in any business other than in connection with the merger and other related transactions.

Evergreen Merger Sub, Inc.

Merger Sub is a Delaware corporation and wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the merger and other related transactions. Merger Sub has not engaged in any business other than in connection with the merger and other related transactions.

THE SPECIAL MEETING

Date, Time and Place

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board of Directors for use at the special meeting, which will be held at 800 Superior Ave., Cleveland, Ohio 44114, on June 4, 2018, at 10:00 a.m., Eastern time, or at any adjournments or postponements thereof.

The purpose of the special meeting is for our stockholders to consider and vote upon the adoption of the Merger Agreement. A copy of the Merger Agreement is attached to this proxy statement as Annex A-1. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about May  4, 2018.

Record Date and Quorum

The holders of record of shares of common stock of the Company as of the close of business on April 5, 2018 (the record date for the determination of stockholders of the Company entitled to notice of and to vote at the special meeting) are entitled to receive notice of and to vote at the special meeting. As of the record date, 196,355,229 shares of common stock of the Company were issued and outstanding.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Company entitled to vote on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Under the Rollover Agreement, the rollover stockholders, as holders of approximately 55% of the outstanding shares of common stock of the Company, agreed, upon the terms and subject to the conditions set forth in the Rollover Agreement, to vote all such shares that they own in favor of adoption of the Merger Agreement and the presence of such shares assures a quorum at the special meeting. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting.

Required Vote

The merger cannot be completed without the affirmative vote of (i) the holders of at least a majority of all outstanding shares of common stock of the Company and (ii) the holders of at least a majority of the outstanding shares of common stock of the Company owned by the Public Stockholders. Pursuant to our by-laws, shares of common stock of the Company are entitled to one vote per share.

The proposal to adjourn the special meeting from time to time, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement requires the affirmative vote of a majority of the votes cast at the special meeting. Abstentions from voting will have the same effect as a vote “against” such proposal.

Pursuant to that certain Rollover Agreement, dated as of March 1, 2018, each of the rollover stockholders agreed, subject to certain conditions, to vote all shares of common stock of the Company beneficially owned by them in favor of adopting the Merger Agreement. As of the record date, the rollover stockholders beneficially own 108,534,675 shares of common stock of the Company in the aggregate, representing approximately 55% of the outstanding shares of common stock of the Company. For more information, see “Rollover Agreement” on page 108.

Except in their capacities as members of the Board of Directors or the Special Committee, as applicable, and except as contemplated by the Rollover Agreement, no executive officer or director of the Company has made any recommendation either in support of or in opposition to the merger or the Merger Agreement. Based in part on the unanimous recommendation of the Special Committee, the Board of Directors voted to approve and recommend the Merger Agreement and the merger.

Each of the directors and executive officers of the Company has informed the Company that, as of the date of this proxy statement, he or she intends to vote in favor of the adoption of the Merger Agreement.

Broker Non-Votes

If you hold your shares of common stock of the Company in “street name” through a broker, bank, or other nominee, you should refer to the proxy card or the information forwarded by such broker, bank or other nominee to see what voting options are available to you. A broker, bank, or other nominee’s ability to vote your shares for you is governed by the rules of various national and regional securities exchanges. Without your specific instruction, a broker, bank or other nominee may only vote your shares on “routine” proposals and may not vote your shares on “non-routine” matters. It is expected that all proposals to be voted on at the special meeting are considered “non-routine” proposals which your bank, broker, or other nominee cannot vote on your behalf, resulting in a “broker non-vote.” As a result, if you hold your shares of common stock of the Company in “street name” and you do not provide voting instructions, your common stock will have the same effect as a vote “against” these proposals.

Abstentions

Abstaining from voting will have the same effect as a vote “against” the proposal to adopt the Merger Agreement or the proposal to adjourn the special meeting from time to time, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

Voting; Proxies; Revocation

Attendance

All holders of common stock of the Company as of the close of business on April 5, 2018, the record date for voting at the special meeting, including stockholders of record and beneficial owners of common stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares of common stock of the Company in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

Providing Voting Instructions by Proxy

To ensure that your shares of common stock of the Company are represented at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Record Holders

If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy and voting instruction card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy and voting instruction card by the deadlines set forth on the card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy and voting instruction card, as described below.

Submit a Proxy and Voting Instruction Card. If you complete, sign, date and return the enclosed proxy and voting instruction card by mail so that it is received before the special meeting, your shares will be voted in the manner directed by you on your proxy and voting instruction card.

If you sign, date and return your proxy and voting instruction card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to adopt the Merger Agreement and the proposal to adjourn the special meeting from time to time, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement. If you fail to return your proxy and voting instruction card, the effect will be that your shares will have the same effect as a vote “against” the adoption of the Merger Agreement, but will not affect the vote regarding the adjournment of the special meeting from time to time, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

If you sign, date and return the proxy and voting instruction card, the proxies named on the proxy and voting instruction card will be authorized to take any action, in their discretion, upon any other business that may properly come before the special meeting, or any reconvened meeting following an adjournment or postponement of the special meeting, so long as the Board of Directors is not aware of any such other business a reasonable time before the special meeting. The Board of Directors is not aware of any such other business as of the date of this proxy statement.

“Street Name” Shares

If your shares of common stock of the Company are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

Revocation of Proxies

Your proxy is revocable. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	giving written notice of revocation to the Secretary of the Company at AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, New York 10038;

•

submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy and voting instruction card by mail to the Company; or

•	attending the special meeting and voting in person.

Attending the special meeting without taking one of the actions described above will not revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy and voting instruction card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy and voting instruction card or written notice of revocation in sufficient time for it to be received by the Company before the day of the special meeting.

Please note that if you hold your shares of common stock of the Company in “street name” and you have instructed a broker, bank or other nominee to vote your shares of common stock, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Adjournments

The special meeting may be adjourned from time to time for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement, although this is not currently expected. Under the Merger Agreement, the special meeting may only be postponed or adjourned at the request of, or only with the consent of, Parent, except to the extent required by applicable law. If there is present, in person or by proxy, at the special meeting or any adjourned meeting sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to adopt the Merger Agreement, the Company does not anticipate that it will adjourn (or further adjourn) the special meeting. Any signed proxies received by the Company in which no voting instructions are provided on the adjournment proposal will be voted in favor of adjournment, if such proposal is introduced at the special meeting.

Solicitation of Proxies

We will bear the cost of our solicitation of proxies, except as described below. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding shares of common stock of the Company. We may solicit proxies by mail, personal interview, e-mail, telephone or via the Internet. The Company has retained MacKenzie Partners, Inc., a proxy solicitation firm, to assist it in the solicitation of proxies for the special meeting. The Company has agreed to pay MacKenzie Partners, Inc. a fee of approximately $30,000, plus reimbursement of out-of-pocket expenses in respect of these services. In addition, the Company has agreed to indemnify MacKenzie Partners, Inc. against certain liabilities including liabilities arising under the federal securities laws. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement. A copy of the Merger Agreement is attached to this proxy statement as Annex A-1 and is incorporated by reference into this proxy statement. The provisions of the Merger Agreement are extensive and not easily summarized. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties to the Merger Agreement are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. In addition, you should read the “Rollover Agreement” section of this proxy statement beginning on page 108, which summarizes the Rollover Agreement, as certain of its provisions relate to certain provisions of the Merger Agreement. A copy of the Rollover Agreement is attached to this proxy statement as Annex A-2 and is incorporated by reference into this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the Merger Agreement, and the copy of the Merger Agreement attached as Annex A-1, respectively, to this proxy statement, is intended to provide information regarding the terms of the Merger Agreement. The Merger Agreement contains representations and warranties by the Company, Parent and Merger Sub, which were made for purposes of that agreement and as of specified dates. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in the Merger Agreement (a) have been qualified by matters specifically disclosed in the Company’s filings with the SEC on or after January 1, 2016 and at least two business days prior to the date of the Merger Agreement (excluding any disclosures in the “Risk Factors” section thereof and any disclosures to the extent they are cautionary, predictive or forward-looking in nature), (b) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (c) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and (d) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties (including to establish the circumstances in which a party to the Merger Agreement may have the right not to close the merger if, due to a change in circumstance or otherwise, the representations and warranties of the other party prove to be untrue or the covenants are not complied with) rather than establishing matters as fact. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement and not to provide investors with any other factual information regarding the Company or Parent or their respective businesses. Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may be fully reflected in the Company’s or Parent’s public disclosures if determined to be material to the Company or Parent, as applicable. The representations and warranties in the Merger Agreement and the description of them in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in this proxy statement and the other reports, statements and filings the Company files publicly with the SEC.

The description of the Merger Agreement below does not purport to describe all of the terms of that agreement, and is qualified in its entirety by reference to the full text of the original Merger Agreement, a copy of which is attached as Annex A-1 and is incorporated in this proxy statement by reference.

Additional information about the Company may be found elsewhere in this proxy statement and in the Company’s other public filings. See “Where You Can Find Additional Information” beginning on page 137.

Structure of the Merger

At the effective time of the merger, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the merger. Parent will own 100% of the common stock of the Company following the transactions contemplated by the Merger Agreement. At the closing of the merger, the certificate of incorporation of the Company and the bylaws of the Merger Sub will be the certificate of incorporation and the bylaws of the surviving corporation.

The directors of Merger Sub immediately prior to the effective time will be the initial directors of the surviving corporation following the merger until the earlier of (i) their respective death, resignation or removal or (ii) such time as their respective successors are duly elected or appointed as provided in the certificate of incorporation or the bylaws. The officers of the Company immediately prior to the effective time of the merger will be the initial officers of the surviving corporation until the earlier of (i) their respective death, resignation or removal or (ii) such time as their respective successors are duly appointed as provided in the certificate of incorporation or the bylaws.

When the Merger Becomes Effective

The closing of the merger will take place on the third business day after the satisfaction or waiver of the conditions to the closing of the merger that are provided in the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing of the merger, but subject to such conditions being satisfied), or at such other place, date and time as the Company and Parent may agree in writing. The merger will become effective at the time when Merger Sub and the Company duly file a certificate of merger with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of Delaware law, or at such date or time as may be agreed by Parent and the Company, as specified in the certificate of merger in accordance with Delaware law.

Effect of the Merger on the Common Shares of the Company and Merger Sub

At the effective time of the merger, each share of common stock of the Company that is issued and outstanding immediately prior to the effective time of the merger (other than shares of common stock of the Company that are (i) held by Merger Sub or Parent, (ii) held by the Company in treasury, (iii) held by any wholly owned subsidiary of the Company or (iv) held by any of the Company’s common stockholders who have demanded and perfected such holder’s right to appraisal of such shares in accordance with Section 262 of the DGCL and have not withdrawn or otherwise lost such rights to appraisal),will be converted into the right to receive merger consideration of $13.50 per share of common stock of the Company in cash, without interest and less any required withholding taxes and, when so converted, will automatically be cancelled and cease to exist, except the right to receive the merger consideration.

Each share of common stock of the Company that is held by Parent or Merger Sub immediately prior to the effective time of the merger or held by the Company in treasury will automatically be cancelled and will cease to exist and no consideration will be delivered in exchange for such cancellation.

Each share of common stock of the Company that is held by any wholly owned subsidiary of the Company will remain outstanding in accordance with its terms.

Each share of preferred stock of the Company will remain outstanding in accordance with its terms.

Each share of common stock of the Company that is issued and outstanding immediately prior to the effective time of the merger that is held by any of the Company’s common stockholders who have demanded and perfected such holder’s right to appraisal of such shares in accordance with Section 262 of the DGCL and have not withdrawn or otherwise lost such rights to appraisal (which we refer to as the “dissenting shares”) will not be converted into or represent the right to receive the merger consideration. The holder of such dissenting shares will instead be entitled to such rights as may be afforded by Section 262 of the DGCL. If any holder of dissenting shares fails to perfect or withdraws or otherwise loses such holder’s right to appraisal, each of such holder’s shares of common stock will be converted into and will represent the right to receive the merger consideration, without interest, and will no longer be dissenting shares.

At the effective time of the merger, each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into one share of common stock of the surviving corporation.

Upon completion of the merger, the shares of common stock of the Company will no longer be publicly traded, and holders (other than Parent and its affiliates and the rollover stockholders) of such shares of common stock that have been converted will cease to have any ownership interest in the Company.

Treatment of Company Equity Awards

As of the effective time of the merger, each option to purchase shares of common stock of the Company that is outstanding and vested immediately prior to the effective time of the merger with an exercise price per share that is less than the merger consideration will be cancelled in exchange for an amount in cash equal to the product of (a) the excess of the merger consideration over the per share exercise price of the option, and (b) the number of shares of common stock of the Company underlying the option. Any option that is outstanding and vested immediately prior to the effective time of the merger with an exercise price per share that is equal to or greater than the merger consideration will be cancelled at the effective time of the merger for no consideration.

As of the effective time of the merger, each option to purchase shares of common stock of the Company that is outstanding and not vested immediately prior to the effective time of the merger with an exercise price per share that is less than the merger consideration will be converted into the right to receive an amount in cash equal to the product of (a) the excess of the merger consideration over the per share exercise price of the option and (b) the number of shares of common stock of the Company underlying the option. Such amount will be payable by the surviving corporation within 15 business days after the date the option would have vested and subject to the satisfaction of the vesting conditions applicable to the option. Any option that is outstanding and not vested immediately prior to the effective time of the merger with an exercise price per share that is equal to or greater than the merger consideration will be cancelled at the effective time of the merger for no consideration.

As of the effective time of the merger, each restricted share of common stock of the Company that is outstanding and vested immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash equal to the merger consideration. As of the effective time of the merger, each restricted share of common stock of the company that is outstanding and not vested immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash equal to the merger consideration. Such amount will be payable by the surviving corporation within 15 business days after the date the restricted share would have vested and subject to the satisfaction of the vesting conditions applicable to the restricted share.

As of the effective time of the merger, each restricted stock unit relating to shares of common stock of the Company that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash equal to the merger consideration. Such amount will be payable by the surviving corporation within 15 business days after the date the restricted stock unit would have vested and subject to the satisfaction of the vesting conditions applicable to the restricted stock unit.

As of the effective time of the merger, each award of performance stock units relating to shares of common stock of the Company that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash equal to the product of (a) the merger consideration and (b) the greater of (i) the target number of shares subject to the performance stock unit award and (ii) to the extent that the performance period applicable to the performance stock units ended on or prior to the closing date, the number of shares of common stock of the Company that would have vested based on the actual achievement during the applicable performance period. Such amount will be payable by the surviving corporation within 15 business days after the date the performance stock units would have vested and subject to the satisfaction of the vesting conditions applicable to the performance stock unit.

Payment for the Common Shares in the Merger

At or immediately following the effective time of the merger, Parent will have deposited, or caused to be deposited, with American Stock Transfer & Trust Company or such other bank or trust company appointed by

Parent (reasonably acceptable to the Company) as the paying agent for the merger consideration, in trust for the benefit of the holders of shares of common stock of the Company (other than holders of shares of common stock of the Company that are (i) held by Merger Sub or Parent or (ii) held by Company in treasury) the aggregate amount of cash payable sufficient to pay the merger consideration.

Promptly after the effective time of the merger and not later than the five business days after the effective time of the merger, the paying agent will mail to each holder of record of shares of common stock of the Company (other than holders of shares of common stock of the Company that are (i) held by Merger Sub or Parent or (ii) held by Company in treasury) whose shares of common stock of the Company were converted into the right to receive the per share merger consideration, a letter of transmittal and instructions for use in effecting the surrender of certificates that formerly represented shares of common stock of the Company or non-certificated shares represented by book-entry in exchange for the per share merger consideration.

Representations and Warranties

The Merger Agreement contains representations and warranties of the Company as to, among other things:

•	corporate organization, existence and good standing, including with respect to the subsidiaries of the Company;

•

the capitalization of the Company, including in particular the number of shares of common stock, shares of preferred stock, restricted shares of company stock, common stock issuable upon the exercise of outstanding company options, shares of common stock reserved for issuance upon settlement of awards of restricted stock units and shares of common stock of the Company reserved for issuance upon the settlement of Company preferred stock units;

•	ownership of the subsidiaries of the Company;

•	corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by it;

•	the approval and recommendation by the Special Committee and/or the Board, as applicable, in favor of the Merger Agreement and the merger and related transactions contemplated by the Merger Agreement;

•	the receipt by the Special Committee of an opinion of the financial advisor to the Special Committee;

•	required regulatory filings and authorizations, consents or approvals of government entities and consents or approvals required of other third parties;

•	matters relating to information to be included in required filings with the SEC in connection with the merger;

•	the accuracy of the Company’s filings with the SEC and of the financial statements included in the SEC filings;

•

the absence of certain events or changes since December 31, 2016 through March 1, 2018 and the absence of any material adverse effect with respect to the Company since December 31, 2016 through March 1, 2018;

•	the absence of certain undisclosed liabilities of the Company and its subsidiaries;

•	compliance with laws by the Company and its subsidiaries since January 1, 2016;

•

the absence of actual or pending actions, claims, suits, certain investigations, litigations, administrative actions or disputes, arbitrations or proceedings by or before any governmental entity with respect to the Company and its subsidiaries;

•	intellectual property owned, licensed or used by the Company and its subsidiaries;.

•	material contracts of the Company and its subsidiaries;

•	the absence of certain defaults under material contracts, including arising out of the execution and delivery of, and the consummation of the transactions contemplated by, the Merger Agreement;

•	insurance matters and compliance with insurance laws by the Company and its subsidiaries that conduct the insurance operations of the Company;

•	the inapplicability of anti-takeover provisions of applicable law with respect to the merger;

•	the Company’s employee benefit plans;

•	the filing of tax returns, the payment of taxes and other tax matters related to the Company and its subsidiaries;

•	title to the real property owned by the Company or its subsidiaries and leasehold interests under enforceable leases in the properties leased to or by the Company or its subsidiaries;

•	environmental matters and compliance with environmental laws by the Company and its subsidiaries; and

•	the absence of any fees or commission owed to any broker, finder, advisor or intermediary in connection with the merger, other than the fees to be paid to Deutsche Bank and BofA Merrill Lynch.

The Merger Agreement also contains representations and warranties of Parent and Merger Sub as to, among other things:

•	corporate organization and good standing;

•	power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by it;

•	required regulatory filings and authorizations, consents or approvals of government entities and consents or approvals required of other third parties;

•

required equity financing, in an amount sufficient to pay the aggregate merger consideration, all fees and expenses required to be paid by Parent in connection with the transactions contemplated by the Merger Agreement and the satisfaction of all other payment obligations of Parent and the Company payable on the closing date;

•	matters relating to information to be included in required filings with the SEC in connection with the merger;

•	the Karfunkel-Zyskind Family’s, Esther Zyskind’s and the Other Rollover Stockholders’ ownership of 108,534,675 shares of common stock of the Company;

•	none of Parent, Merger Sub or their affiliates has commenced discussions, negotiations, agreed in principle or executed any agreement that would constitute a material transaction; and

•	the absence of any fees or commission owed to any broker, finder, advisor or intermediary in connection with the merger.

Many of the representations and warranties in the Merger Agreement are qualified by knowledge or materiality qualifications or a “material adverse effect” clause.

For purposes of the Merger Agreement, “material adverse effect” means any change, development, effect, circumstance, state of facts or event that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the operations, business, assets, properties, liabilities or condition

(financial or otherwise) of the Company and its subsidiaries taken as a whole or (b) would prevent or materially delay, interfere with or hinder the consummation by the Company of the merger or the compliance by the Company with its obligations under the Merger Agreement.

The Merger Agreement provides that a material adverse effect will not include effects relating to or arising from (in the case of the first five bullets below, other than if any such change, development, effect, circumstance, state of facts or event that has had or would reasonably be expected to have a disproportionate adverse effect on the Company or any of its subsidiaries compared to other companies operating in the industries in which the Company or its subsidiaries operate):

•	changes in the economy or financial markets generally in the United States or other countries in which the Company conducts material operations;

•	the occurrence, escalation, outbreak or worsening of any war, acts of terrorism or military conflicts in the United States or other countries in which the Company conducts material operations;

•	changes in the economic, business, financial or regulatory environment generally affecting the industries in which the Company and its subsidiaries operate;

•	changes in any applicable laws or applicable accounting regulations (including U.S. generally accepted accounting principles or statutory accounting principles);

•	the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters;

•

any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings, or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure to the extent not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•

the announcement of the execution of the Merger Agreement and the transactions contemplated thereby (provided, that if any of the foregoing result in a breach of any required consents under the Company representation and warranties, the changes, development, effects, circumstances, state of facts or events that result from, arise out of or relate to such breach will not be disregarded when determining whether a material adverse effect has occurred);

•

any action taken or not taken by the Company or any subsidiary of the Company, in each case which is expressly required or prohibited by the Merger Agreement (provided, that such exception will not apply with respect to any action taken pursuant to the requirement that the Company and its subsidiaries conduct their business in all material respects in the ordinary course of business consistent with past practice);

•	any action taken or not taken by the Company or any subsidiary of the Company at the written request or direction of Parent or its affiliates;

•	any restatement of the Company’s financial statements or the disclosure of any material weakness or significant deficiency in the Company’s internal control over financial reporting;

•

any disclosures (or amendments to prior disclosures) in any SEC documents requested or required to be made at the direction of the SEC or SEC staff or the Company’s independent registered public accountants;

•	any delinquent filing of an SEC document made by the Company after the applicable filing deadline as prescribed by the SEC’s rules and regulations; or

•

any change or announcement of a potential change or change in outlook (including any negative watch) in the A.M. Best rating of the Company or any of the Company subsidiaries or any of their securities (provided, that the facts or occurrences giving rise to or contributing to such change or announcement of a potential change to the extent not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect).

Conduct of Business Pending the Merger

The Merger Agreement provides that, subject to certain exceptions or Parent’s prior written consent, during the period from the signing of the Merger Agreement to the effective time of the merger, the Company must, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, the Company and its subsidiaries must use their respective reasonable efforts to preserve their business organizations intact, maintain existing business relationships and goodwill. In addition, subject to certain exceptions or Parent’s prior written consent, the Company must not and will cause each of its subsidiaries not to:

•	adjust, split, combine or reclassify any of its capital stock or other equity interests;

•

set any record dates or payment dates for the payment of any dividends or distributions on its shares of common stock, or make, declare, set aside or pay any dividends on or make any other distribution in respect of any of its shares of common stock, subject to certain exceptions, including (i) the cash dividend declared on February 13, 2018, payable on April 16, 2018, in an amount of $0.17 per share and (ii) periodic cash dividends paid by the Company on preferred shares outstanding on the date hereof in an amount not in excess of the amounts required by the applicable certificates of designation for such preferred shares, with record and payment dates generally consistent with the timing of record and payment dates in the most recent comparable prior year’s fiscal quarter prior to the date of the Merger Agreement;

•

repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or its subsidiaries, or any other equity interest or any rights, warrants or options to acquire any such shares or interests;

•

issue, authorize the issuance of, grant, deliver, pledge, encumber, sell or purchase any shares of its capital stock or other equity interests, or rights, warrants or options to acquire, or security convertible or exchangeable into any such shares of capital stock or other equity interests;

•

amend (by merger, consolidation or otherwise) its certificate of incorporation, bylaws or other organizational documents in any manner or adopt or implement any shareholder rights plan or similar arrangement;

•

merge or consolidate with any other person, or acquire any person, business, assets or capital stock of any other person for consideration in excess of $15,000,000 individually or $50,000,000 in the aggregate, other than (i) the acquisitions of assets in the ordinary course of business consistent with past practice, (ii) investments held in investment accounts of the Company or insurance subsidiary of the Company in accordance with the Company’s investment guidelines or (iii) intercompany transactions between the Company and the subsidiaries of the Company;

•

create, incur, issue, redeem, renew, syndicate or refinance any long-term indebtedness for money borrowed in excess of $50,000,000, subject to certain exceptions, other than pursuant to existing agreement or in the ordinary course of business consistent with past practice;

•

guarantee any indebtedness in excess of $50,000,000, other than (i) intercompany guarantees among the Company and the subsidiaries of the Company or (ii) pursuant to existing agreements or in the ordinary course of business consistent with past practice;

•	enter into any swap or hedging transaction or other derivative agreement, other than pursuant to existing agreement or in the ordinary course of business consistent with past practice;

•

make any loans, capital contributions to, investments in or advances in excess of $50,000,000 in the aggregate to any other individual or entity (other than by any insurance subsidiary of the Company in accordance with the Company’s investment guidelines), as applicable, other than pursuant to existing agreement or in the ordinary course of business consistent with past practice;

•

except as may be required by changes in applicable law, U.S. generally accepted accounting principles or statutory accounting principles, change any material method, practice or principle of accounting;

•

enter into any employment agreement with, or increase the compensation of, any officer, director, consultant or employee of the Company or any subsidiary of the Company, with an annual base salary or base wage rate in excess of $200,000, or otherwise enter into, amend, modify or restate in any material respect any existing agreements with any such person or use its discretion to amend, modify or restate any material benefit plan or accelerate the vesting or any payment under any material benefit plan;

•

settle, otherwise compromise or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of (i) any action where the amount at issue is in excess of $15,000,000 other than the settlement or compromise of any action (x) arising from insurance policy or service contract claims in the ordinary course of business and consistent with past practice or (y) for less than $5,000,000 individually or $15,000,000 in the aggregate, or (ii) any action relating to the merger or the transactions contemplated by the Merger Agreement;

•

sell, lease, license, subject to a lien, or otherwise surrender, relinquish or dispose of any assets, property or rights (including capital stock of a subsidiary of the Company) with consideration in excess of $15,000,000 individually or $50,000,000 in the aggregate, other than sales of investments held in investment accounts of any insurance subsidiary of the Company of the Company in the ordinary course of business consistent with past practice;

•

enter into, terminate (other than as a result of expiration at the conclusion of the term thereof), materially modify, release or relinquish any material rights or claims under, or grant any consents under or materially amend any material contract other than in the ordinary course of business consistent with past practice;

•

materially change any material claim handling, investment, reserve, actuarial or financial reporting methods, principles, policies or practices of the Company or any subsidiary of the Company, except for any such change required by a change in applicable law, U.S. generally accepted accounting principles or statutory accounting principles;

•	reduce or strengthen any reserves, provisions for losses and other liability amounts in respect of insurance contracts and assumed reinsurance contracts, subject to certain exceptions;

•

make, rescind or change any express or deemed material election concerning taxes or tax returns, file any material amended tax return, enter into any material agreement with respect to material taxes, settle any material tax claim or assessment or surrender any right to claim a material refund of taxes, obtain any tax ruling, adopt or change any method of tax accounting, extend or waive the statute of limitations period applicable to any tax or tax return, or take or cause any action outside the ordinary course of business in respect of any non-U.S. subsidiary of the Company which could (i) increase Parent’s or any of its affiliates’ (which following the closing will include the Company and the subsidiaries of the Company) liability for taxes or (ii) result in, or change the character of any, income or gain (including any “subpart F income” as defined in Section 952 of the U.S. Internal Revenue Code of 1986) that Parent or any of its affiliates (which following the closing will include the Company and the subsidiaries of the Company) must report on any tax return;

•

abandon, dedicate to the public, convey title to or grant licenses under (other than in the ordinary course of business consistent with past practice) any material intellectual property of the Company and its subsidiaries;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any subsidiary of the Company;

•

enter into, waive, or amend, in a manner adverse to the Company or any subsidiary of the Company, any contract between the Company or any subsidiary of the Company, on the one hand, and any individual who has the meaning ascribed to “related person” under Item 404 of Regulation S-K, on the other hand; or

•	enter into any agreement to, or make any commitment to, take any of the actions prohibited by the Merger Agreement.

Other Covenants and Agreements

Company Stockholders’ Meeting

The Company will take all action necessary in accordance with Delaware law and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the mailing of this proxy statement for the purpose of obtaining the required approval of the adoption of the Merger Agreement by the stockholders of the Company (which we refer to as the “Company stockholders’ meeting”), subject to certain limitations described in “The Merger Agreement — Other Covenants and Agreements — No Solicitation; No Adverse Company Recommendation” beginning on page 96, and will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the Merger Agreement.

No Solicitation; No Adverse Company Recommendation

For purposes of this proxy statement:

•

An “acquisition proposal” means any inquiry, proposal or offer from any third party relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions (including by means of reinsurance), of (i) 10% or more of the outstanding common stock, (ii) 10% or more (based on the fair market value thereof) of the assets (including equity securities of its subsidiaries) of the Company and its subsidiaries, taken as a whole, or (iii) assets or businesses of the Company and its subsidiaries that constitute or generate 10% or more of the total assets, consolidated revenues or net income (or in the case of reinsurance, exposure to insurance liabilities) of the Company and its subsidiaries, taken as a whole, (b) any tender offer or exchange offer that, if consummated, would result in any third party (other than Parent) having beneficial ownership of, directly or indirectly, 10% or more of the outstanding common stock, (c) any merger, consolidation, amalgamation, business combination, or any combination of the foregoing, any recapitalization, liquidation, dissolution, share exchange or similar transaction involving the Company or any subsidiary of the Company, other than, in each case, the transactions contemplated by the Merger Agreement or (d) any reorganization or other transaction having a similar effect to those described in clauses (a) through (c).

•

A “superior proposal” means an unsolicited bona fide acquisition proposal (except that references to “10% or more” in the definition of such term will be deemed for purposes of this definition of superior proposal to be references to “50% or more”) made in writing and not solicited in violation of the Merger Agreement that the Board or the Special Committee has determined in its good faith judgment (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal (including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition), and (b) if consummated, would result in a transaction more favorable to the Public Stockholders of the Company from a financial point of view (including the effect of any termination fee or provision relating to the reimbursement of expenses) than the transaction contemplated by the Merger Agreement (after taking into account any revisions to the terms of the transaction contemplated by the Merger Agreement and the time likely to be required to consummate such acquisition proposal).

•

An “intervening event” means a material change, development, effect, circumstance, state of facts or event that affects the business, assets or operations of the Company occurring after the date of the Merger Agreement that is not related to the receipt, existence of or terms of an acquisition proposal or any inquiry relating thereto, and the occurrence of which is not reasonably foreseeable to the Special Committee as of the date of the Merger Agreement.

Pursuant to the Merger Agreement, except as described below, the Company will not, nor will it authorize or permit any of its subsidiaries or any of its or their respective officers or directors (in their capacities as such), employees, investment bankers, attorneys, accountants, consultants or other advisors or representatives (such officers or directors (in their capacities as such), employees, investment bankers, attorneys, accountants, consultants and other advisors or representatives, which we refer to collectively in this proxy statement from time to time as “representatives”) to directly or indirectly:

•

initiate, solicit, knowingly encourage, induce or knowingly facilitate (including by way of furnishing information) or assist any inquiries or the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal;

•

execute or enter into any contract, letter of intent or agreement in principle relating to, or that could reasonably be expected to lead to, any acquisition proposal (other than a confidentiality agreement between the Company and a person making an acquisition proposal entered into in accordance with the Merger Agreement and on terms and conditions customary with respect to transactions of the nature contemplated by such acquisition proposal (an “acceptable confidentiality agreement”));

•

enter into any contract or agreement in principle requiring the Company to abandon, terminate or fail to consummate the merger or any other transactions contemplated by the Merger Agreement or breach its obligations thereunder, or propose or agree to do any of the foregoing;

•

fail to enforce, or grant any waiver under, any standstill or similar agreement with any person; however, the Company may release any person from its standstill or similar obligations solely for purposes of enabling such person to confidentially submit an acquisition proposal to the Board if the Special Committee determines by resolution in good faith, after consultation with its outside legal counsel that the failure to do so would be inconsistent with its fiduciary duties under Delaware law;

•

engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or furnish any non-public information or data relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books and records or personnel of the Company or any of its subsidiaries to any person (other than Parent, Merger Sub, or any of their respective affiliates or representatives) with the intent to initiate, solicit, encourage, induce or assist with the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make any acquisition proposal.

If, prior to the time stockholders approve the proposal to adopt the Merger Agreement, (i) the Company receives an unsolicited bona fide written acquisition proposal, (ii) the Special Committee determines by resolution in good faith, after consultation with its outside financial advisors and outside legal counsel, that the acquisition proposal constitutes or would reasonably be expected to lead to a “superior proposal” and (iii) after consultation with its outside financial advisors and outside legal counsel, the Special Committee determines that failure to take the actions below with respect to such acquisition proposal would be inconsistent with its fiduciary duties under Delaware law, then the Company may in response to such acquisition proposal:

•

furnish access and non-public information with respect to the Company and its subsidiaries to the person who has made such acquisition proposal pursuant to an acceptable confidentiality agreement meeting certain requirements specified by the Merger Agreement (as long as all such information provided to such person has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such person); and

•	participate in discussions and negotiations with such person regarding such acquisition proposal.

The Company must promptly (and, in any event, within 24 hours) advise Parent in writing by email if (i) any inquiries, proposals or offers with respect to an acquisition proposal are received by, (ii) any information is requested from, or (iii) any discussions or negotiations are sought to be initiated or continued with, it or any of its representatives. The Company is required to keep Parent informed, on a current basis, of the status and terms of any such inquiries, proposals or offers (including any determinations made, or actions taken, and any amendments to the terms of any proposals or offers) and the status of any such discussions or negotiations, including any changes in the Company’s intentions as previously notified. However, if any acquisition proposal or inquiry is made, or any other information with respect to such acquisition proposal or inquiry is provided, solely to Barry D. Zyskind, George Karfunkel or Leah Karfunkel, the Company will have no obligations to Parent with respect to such acquisition proposal, inquiry or other information until such time as any member of the Special Committee is made aware of such acquisition proposal, inquiry or other information.

Except as described below, neither the Board nor any committee thereof (including the Special Committee) is permitted to:

•

withdraw, suspend, modify or amend its recommendation that the Company’s common stockholders adopt the Merger Agreement in any manner adverse to Parent or fail to include such recommendation in this proxy statement or any supplement hereto;

•	adopt, approve, endorse or recommend or otherwise declare advisable an acquisition proposal;

•

at any time following receipt of an acquisition proposal, fail to publicly reaffirm its approval or recommendation that the Company’s common stockholders approve the adoption of the Merger Agreement and the business combination and related transactions contemplated thereby as promptly as practicable (but in any event within 4 business days after receipt of any reasonable written request to do so from Parent); or

•

fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any acquisition proposal subject to Regulation 14D under the Exchange Act within 10 business days after commencement of such acquisition proposal.

We refer in this proxy statement to any of the actions above as an “adverse company recommendation.” The provision of factual information by the Company to its stockholders will not be deemed to constitute an adverse company recommendation so long as the disclosure through which such factual information is conveyed, taken as a whole, is not inconsistent with the company recommendation and, if requested in writing by Parent prior to the making of such disclosure, reaffirms the company recommendation.

At any time prior to the time stockholders approve the proposal to adopt the Merger Agreement, the Board or the Special Committee may make an adverse company recommendation pursuant to the procedures set forth in the Merger Agreement, if the Special Committee determines by resolution in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under Delaware law, in response to (i) a superior proposal received by the Board after the date of the Merger Agreement or (ii) an “intervening event.”

Reasonable Best Efforts

Each of the parties has agreed, upon the terms and subject to the conditions set forth in the Merger Agreement, to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate the merger and the other transactions contemplated by the Merger Agreement as promptly as practicable. In particular, the parties are required to use reasonable best efforts to obtain governmental consents and approvals and make necessary filings, including (i) filings under the HSR Act and appropriate filings under any other applicable antitrust or related laws and (ii) forms, filings or other submissions with applicable regulators under U.S. and non-U.S. insurance laws.

Burdensome Condition

However, with respect to the required regulatory filings, neither Parent nor Merger Sub will be obligated to take or refrain from taking, or to agree to it, its affiliates or any of the Company or its subsidiaries taking or refraining from taking, any action, or to permitting or suffering to exist any restriction, condition, limitation or requirement which, individually or together with all other such actions, restrictions, conditions, limitations or requirements imposed with respect to the required regulatory approvals, would or would reasonably be expected to:

•	result in a material adverse effect (determined without giving effect to the exclusions set forth in the definition of such term);

•

materially and adversely affect the economic benefits reasonably anticipated by Parent and its affiliates to be received by them as a result of the transactions contemplated by the Merger Agreement taken as a whole;

•

require the Trident Funds to make any disclaimer of control or similar filing with respect to any of the Company or its subsidiaries, or require Parent or any of Parent, Merger Sub, the Trident Funds, K-Z LLC and any of their respective affiliates, representatives, holders of equity interests, successor or assigns (who we refer to as the “parent related parties”) to agree to limit the authority of Parent or any parent related party to appoint or remove directors of, or otherwise control the management of, any of the Company or its subsidiaries; or

•

require Parent or its affiliates (including, after the effective time of the merger, the Company and its subsidiaries) to make available or provide any material capital contribution or enter into or provide any material indemnity agreement, support agreement, statement of support, bond, guarantee, letter of credit, keep well, or capital maintenance agreement or arrangement (including an obligation to make available or provide capital or other support necessary to maintain a minimum risk-based capital level or rating) with respect to, or in connection with, any of the Company or its subsidiaries, subject to certain exceptions.

We refer in this proxy statement to any of the above actions, restrictions, conditions, prohibitions, requirements or limitations, taken individually or in the aggregate with any other such actions, restrictions, conditions, prohibitions, requirements and limitations as a burdensome condition.

Information, Cooperation and Access

In addition to the foregoing, subject to the terms and conditions in the Merger Agreement, each of the Company, Parent and Merger Sub have agreed to:

•

consult with, and keep one another apprised on a prompt basis, regarding the obtaining and status of all consents, approvals, authorizations or waivers of governmental entities necessary, proper or advisable to consummate the merger;

•

provide each other with the right to review in advance and, to the extent practicable and if permitted by applicable law, consult with and in good faith consider the comments of the other party regarding any filing made with, or written materials submitted to, any governmental entity in connection with the merger;

•	promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to applicable laws;

•

promptly advise each other upon receiving any communication from any governmental entity whose consent, approval, authorization or waiver is required to consummate the merger, including promptly furnishing each other copies of any written or electronic communication, and promptly advising each other if there is a reasonable likelihood that any such consent, approval, authorization or waiver will not be obtained or that its receipt will be materially delayed or conditioned;

•

give each other reasonable prior notice of any live or telephonic meeting with any governmental entity in respect of any filings, investigation or other inquiry (other than solely administrative or procedural matters) relating to the merger and, to the extent permitted by applicable law and by such governmental entity, the opportunity to attend and participate in such meeting; and

•

give each other the right to redact any materials, or to require that the other party’s representatives not attend or participate in any portion of any such meeting, in each case, to address reasonable privilege and confidentiality concerns.

The Company, Parent and Merger Sub have agreed to reasonably cooperate to obtain all consents, approvals or waivers from, or take other actions with respect to, third parties necessary, proper or advisable to be obtained or taken in connection with merger. However, the Company will not be required to make any payments or provide any economic benefits to third parties prior to the effective time of the merger in order to obtain any such consents, approvals or waivers.

The Company must allow Parent and its representatives reasonable access at all reasonable times to the personnel, auditors, offices, books and records, correspondence, audits and properties of the Company, as well as to all information relating to or otherwise pertaining to its business and affairs. However, the Company will be entitled to redact or withhold information to address reasonable privilege and confidentiality concerns.

Directors’ and Officers’ Indemnification

The certificate of incorporation and the bylaws of the surviving corporation will contain the same provisions with respect to indemnification, advancement of expenses and limitation of liability of directors and officers as set forth in the Company’s certificate of incorporation and the bylaws in effect as of the date of the Merger Agreement. These provisions may not be amended, repealed or otherwise modified for a period of six years following the effective time of the merger in any manner that would adversely affect the rights of individuals who on or prior to the effective time of the merger were directors or officers of the Company (each a “covered person”), unless such modification is required by applicable law and then only to the maximum extent required by such applicable law.

From the effective time of the merger through the later of (i) the sixth anniversary of the date on which the effective time of the merger occurs and (ii) the expiration of any statute of limitations applicable to any claim, action, suit, proceeding or investigation referred to below, the surviving corporation will indemnify and hold harmless each covered person against all claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger (including the Merger Agreement and the transactions and actions contemplated thereby), whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent permitted under applicable law and as required by the certificate of incorporation and the bylaws of the Company in effect on the date of the Merger Agreement.

The surviving corporation has agreed to provide, for a period of six years from the effective time of the merger, the covered persons who are currently covered the Company’s directors’ and officers’ insurance policy in effect on the date of the Merger Agreement with an insurance policy that provides coverage for events occurring at or prior to the effective time of the merger that is no less favorable than the existing policy and the aggregate premium of which is not in excess of 200% of the last annual premium paid by the Company for such insurance before the date of the Merger Agreement (such 200% amount being the “maximum premium”). If the surviving corporation is unable to obtain the insurance described in the prior sentence for an amount less than or equal to the maximum premium, then the surviving corporation will instead obtain as much comparable insurance as possible for an annual premium equal to the maximum premium. However, in lieu of the foregoing arrangements, the Company will be entitled to purchase a “tail” directors’ and officers’ liability insurance policy covering the matters previously described, and if it so elects, the obligations will be satisfied so long as Parent causes such policy to be maintained in effect for a period of six years following the effective time of the merger; provided, that Company may not, without Parent’s prior written consent, pay more than the maximum premium for such “tail” directors’ and officers’ liability insurance policy.

Stockholder Litigation

The Company has agreed to give Parent notice of and the reasonable opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any action brought by any stockholder of the Company or any other person against the Company or its directors or officers relating to the Merger Agreement or the transactions contemplated by the Merger Agreement; will give due consideration to Parent’s advice with respect to such litigation; and will not settle or compromise any such action without Parent’s prior written consent, which must not be unreasonably delayed or withheld. Parent must promptly advise the Company of any action brought by any stockholder of Parent or other person against Parent or its directors or officers relating to the Merger Agreement or the transactions contemplated by the Merger Agreement and must keep the Company reasonably informed regarding any such litigation.

Equity Financing

On March 1, 2018, Trident Pine entered into an equity commitment letter with Parent pursuant to which Trident Pine committed to purchase, immediately prior to the consummation of the merger, $800 million of certain equity securities of Parent in order to (i) pay a portion of the aggregate merger consideration as required in connection with the transaction contemplated by the Merger Agreement, (ii) pay any and all fees and expenses required to be paid by Parent and (iii) satisfy all of the other payment obligations of Parent contemplated by the Merger Agreement payable at the closing date of the merger (which we refer to as the “Trident equity commitment letter”). Concurrently, on March 1, 2018, the Trident Funds entered into an equity commitment letter with Trident Pine to fund, in the aggregate, $800 million to allow Trident Pine to satisfy its obligations under the Trident equity commitment letter.

Simultaneously, on March 1, 2018, K-Z LLC entered into an equity commitment letter with Parent pursuant to which K-Z LLC committed to purchase, immediately prior to the consummation of the merger, $400 million of certain equity securities of Parent in order to (i) pay a portion of the aggregate merger consideration as required in connection with the transaction contemplated by the Merger Agreement, (ii) pay any and all fees and expenses required to be paid by Parent and (iii) satisfy all of the other payment obligations of Parent contemplated by the Merger Agreement payable at the closing date of the merger (which we refer to as the “K-Z LLC equity commitment letter”). Concurrently, on March 1, 2018, the Karfunkel-Zyskind Family entered into an equity commitment letter with K-Z LLC to fund, in the aggregate, $400 million to allow K-Z LLC to satisfy its obligations under the K-Z LLC equity commitment letter.

Each of the equity commitments described above is conditioned upon the satisfaction or waiver of the conditions to the obligations or Parent to complete the merger contained in the Merger Agreement and upon the substantially concurrent funding or consummation of the transactions contemplated pursuant each of the equity commitment letters and the Rollover Agreement and the consummation of the closing of the merger. Each of the equity commitments will terminate upon the earliest to occur of (i) the consummation of the closing of the merger, (ii) termination of the merger agreement and (iii) the Company asserting a claim or commencing an action against any non-recourse parties as set out in each respective equity commitment letter. The Company is an express third-party beneficiary of each of the equity commitment letters and has the right to seek specific performance of each of the equity commitments under the circumstances in which the Company would be permitted by the Merger Agreement to obtain specific performance requiring such equity provider to enforce the equity commitments.

Parent has agreed to use its reasonable best efforts to obtain the proceeds of the Trident equity commitment letter and the K-Z LLC equity commitment letter prior to the outside date of December 1, 2018 on the terms and conditions described in the equity commitment letters, including using its reasonable best efforts to (i) maintain in effect the equity commitment letters and (ii) comply with its obligations in the equity commitment letters.

In the event that all conditions contained in the equity commitment letters have been satisfied (or upon such funding will be satisfied), Parent will cause Trident Pine and K-Z LLC to fund the equity financing to the extent required to consummate the transactions contemplated by the Merger Agreement and to pay related fees and expenses on the closing date.

Parent has agreed to not, without the prior written consent of Company (not to be unreasonably withheld, conditioned or delayed):

•	permit any amendment, replacement, supplement or modification to, or any waiver of any provision or remedy under, the equity commitment letters if such amendment, modification, waiver or remedy that:

•	would add new (or otherwise expand, amend or modify any existing) conditions to the consummation of all or any portion of the equity financing;

•	would reduce the amount of the equity financing below the amount required to consummate the transactions contemplated by the Merger Agreement;

•

would adversely affect in any material respect the ability of Parent to enforce its rights against the other parties to the equity commitment letters as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent to enforce its rights against such other parties to the equity commitment letters as in effect on the date of the Merger Agreement; or

•	could otherwise be reasonably expected to prevent, impede or delay in any material respect the consummation of the merger and the other transactions contemplated by the Merger Agreement; or

•

terminate, or permit the termination of, any equity commitment letter, unless such equity commitment letter is replaced with a new commitment that, were it structured as an amendment to an existing equity commitment letter, would satisfy the requirements of the foregoing.

Parent has agreed to provide the Company with prompt notice of (i) any material breach or default by any party to any equity commitment letter of which Parent becomes aware or (ii) the receipt of any written notice or other written communication from any financing source with respect to any breach by any party to any equity commitment letters of any provision thereof.

Financing and Other Cooperation

The Company has agreed that prior to the closing of the merger, if reasonably requested by Parent and at Parent’s sole expense, it will use its reasonable best efforts to provide reasonable cooperation as is necessary and customary (including promptly providing financial and other pertinent information regarding the Company and its financing sources in order to consummate any debt financings) to assist Parent in connection with any incurrence of indebtedness or issuance of debt securities by Parent or its affiliates or the Company or any subsidiary of the Company.

The Company has agreed, with respect to the outstanding 5.5% Convertible Senior Notes due 2021 of the Company and 2.75% Convertible Senior Notes due 2044 of the Company, to commence, upon request by and in cooperation with Parent, (i) a revocable and conditional offer to purchase such convertible notes on terms specified by Parent and in compliance with the terms and conditions of the convertible notes, (ii) a consent solicitation to eliminate such sections in the senior notes indenture with respect to such convertible notes as Parent will determine, (iii) a consent solicitation to eliminate such sections in the applicable indentures or certificates of designations in respect of any or all series of other securities of the Company as Parent will determine or (iv) a change of control offer to purchase all of such convertible notes (in accordance with the requirements of the senior notes indenture) at the price required pursuant to the senior notes indenture.

The Company agrees that, prior to the effective time of the merger, Parent is permitted to negotiate with any employee of the Company and its subsidiaries who hold shares of common stock of the Company, options, restricted shares of common stock of the Company, restricted stock units relating to shares of common stock of the Company or performance stock units relating to shares of common stock of the Company and to execute a joinder to the Rollover Agreement with any such employee. The Company will cooperate with Parent and Merger Sub to allow common stock and company equity awards held by certain employees of the Company and its subsidiaries to be contributed to Parent in exchange for limited partnership interests of Parent (or equity awards relating to such limited partnership interests, as applicable) pursuant to the Rollover Agreement or such other terms and conditions as are agreed between Parent and the applicable employee. The rollover stockholders who acquired shares of common stock of the Company pursuant to that certain common stock of the Company Purchase Agreement, dated as of May 25, 2017, by and among the Company and each of the purchasers listed on Exhibit A thereto, are thereby permitted to transfer such shares of common stock of the Company to Parent in accordance with the terms of the Rollover Agreement.

Conditions to the Merger

The obligations of the Company, Parent and Merger Sub to effect the merger are subject to the fulfillment or waiver, at or before the effective time of the merger, of the following conditions:

•

that no court or other governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger;

•	that the Merger Agreement has been adopted by the requisite majorities of (i) all common stockholders of the Company and (ii) the Public Stockholders; and

•

that the waiting period applicable to the consummation of the merger under the HSR Act (or any extension thereof) has expired or early termination thereof has been granted and all other required regulatory approvals have been made or obtained, as applicable, and are in full force and effect.

The obligation of the Company to effect the merger is subject to the satisfaction or waiver of each of the following conditions at or prior to the date of the closing of the merger:

•

that the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement are true and correct as of the date of the Merger Agreement and as of the closing date of the merger as though made on and as of the closing date of the merger (disregarding all qualifications and exceptions regarding materiality or any similar standard or qualification), except where the failure of any such representations and warranties to be true and correct would not prevent the consummation of the merger and except that representations and warranties that are made only as of a specified date need be true and correct only as of that specified date; and except that the representations and warranties of each of Parent and Merger Sub pertaining to the requisite corporate power and authority are true and correct in all material respects;

•

that Parent and Merger Sub have performed and complied in all material respects with all of the agreements and covenants required by the Merger Agreement to be performed or complied with by it at or prior to the closing date of the merger; and

•

that Parent has delivered to the Company a certificate of an executive officer of Parent, dated as of the closing date of the merger, certifying that the conditions set forth in the two items described above have been satisfied.

The obligation of Parent and Merger Sub to effect the merger is subject to the satisfaction or waiver of each of the following conditions at or prior to the closing date of the merger:

•

that the representations and warranties of the Company set forth in the Merger Agreement are true and correct at and as of the date of the Merger Agreement and at and as of the closing date of the merger as though made as of the closing date of the merger (disregarding all qualifications and exceptions regarding materiality or a “material adverse effect” or any similar standard or qualification), except where the failure of any such representations and warranties to be true and correct would not, individually or in the aggregate, have or be reasonably expected to have a “material adverse effect” and except that representations and warranties that are made only as of a specified date need be true and correct only as of that specified date; however, (i) the representations and warranties pertaining to the Company’s capitalization and the absence of a “material adverse effect” on the Company since December 31, 2016 through March 1, 2018 must be true and correct in all respects (other than in de minimis and immaterial respects in the case of the representations regarding capitalization and permitted exercises of existing outstanding equity awards); and (ii) the representations and warranties pertaining to the requisite corporate power and authority of the Company, the recommendation of the Board to stockholders regarding the adoption of the Merger Agreement and the Special Committee’s receipt of an opinion from its financial advisor, brokers and finders and anti-takeover statutes or regulations must be true and correct in all material respects;

•

that the Company has performed and complied in all material respects with all of the agreements and covenants required by the Merger Agreement to be performed or complied with by it at or prior to the closing date of the merger;

•

that the Company has delivered to Parent and Merger Sub a certificate of an executive officer of the Company, dated as of the closing date of the merger, certifying that the conditions set forth in the two items described immediately above have been fulfilled;

•	that since the date of the Merger Agreement, there has not been any “material adverse effect”; and

•

that the required regulatory approvals have been made or obtained, as applicable, without the imposition of a burdensome condition (as such term is defined in the section of this proxy statement titled “The Merger Agreement — Other Covenants and Agreements — Reasonable Best Efforts” on page 99).

Termination

The Company and Parent may terminate the Merger Agreement by mutual written consent at any time prior to the effective time of the merger. In addition, either the Company or Parent, in each case by written notice to the other, may terminate the Merger Agreement if:

•

the merger has not been completed on or prior to the outside date, provided, that either Parent or the Company may unilaterally extend the outside date to March 1, 2019 if on that date the only conditions to the closing of the merger (other than conditions that by their nature are to be satisfied at such closing of the merger) that have not been satisfied or waived on or before such date are that the waiting period applicable to the consummation of the merger under the HSR Act (or any extension thereof) has expired or early termination thereof has been granted and the required regulatory approvals have been made or obtained, as applicable, and are in full force and effect, without the imposition of a burdensome condition (as such term is defined in the section of this proxy statement titled “The Merger Agreement — Other Covenants and Agreements — Reasonable Best Efforts” on page 99);

•

a governmental entity has issued any final non-appealable injunction, order, decree, judgment or ruling, permanently enjoining or otherwise prohibiting the merger, provided that the right to terminate the Merger Agreement thereunder will not be available to any party whose failure to perform any of its obligations under the Merger Agreement has been the cause of the failure of the merger to be consummated by such time; or

•

the proposal to adopt the Merger Agreement has been submitted to a vote of stockholders for approval and the required vote has not been obtained, provided that this termination right is not available to Parent if the failure to obtain such approval is due to the failure of the rollover stockholders to vote the shares of common stock of the Company beneficially owned or controlled by the rollover stockholders in favor of the approval of the adoption of the Merger Agreement.

Parent may terminate the Merger Agreement:

•

if at any time prior to the time stockholders approve the proposal to adopt the Merger Agreement, the Board or any committee thereof (including the Special Committee) has effected an adverse company recommendation or the Company has failed to call or hold the Company stockholders’ meeting or the Company has willfully breached its non-solicitation or related covenants;

•

if there is a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement on the part of the Company, except with respect to the covenants discussed in the above paragraph, such that the conditions to Parent and Merger Sub’s obligations to complete the merger would be incapable of fulfillment and the breach is incapable of being cured, or is not cured, within 30 days following receipt of written notice by the Company of the breach;

•

if the Company has not filed on or prior to June 30, 2018 its annual report on Form 10-K for the fiscal year ended December 31, 2017 that complies (other than in respect of the timing of such filing) with all applicable requirements of the Exchange Act (and any restatements of the Company’s financial statements for any prior period that the audit committee of the Board has determined, as of the time of such filing, are required to be made); or

•

if any Company insurance subsidiary set forth on a schedule to the Merger Agreement does not have a Financial Strength Rating of at least “A” from A.M. Best or if A.M. Best has given oral or written notice to Parent or any Parent related party or the Company or any Company insurance subsidiary that any such ratings will be downgraded, suspended, withdrawn or retracted; provided, that the placing by A.M. Best of any such ratings as “under review with negative implication” or “under review with developing implications” will not alone constitute a termination right; however, Parent must provide written notice of termination no later than the 45th day following the date of such downgrade, suspension, withdrawal or retraction in order to exercise the termination right.

The Company may terminate the Merger Agreement:

•

if there is a breach of any of the covenants or agreements on the part of Parent or Merger Sub or if any of the representations or warranties of Parent or Merger Sub fail to be true, such that the conditions to each party’s obligation to effect the merger or the conditions to the obligation of the Company to effect the merger would be incapable of fulfillment and the breach is incapable of being cured, or is not cured, by the earlier of December 1, 2018 and 30 days following written notice to Parent of the breach.

Termination Fee and Parent Expenses

Termination Fee

The Company will be required to pay a termination fee of $33,000,000 to Parent if Parent terminates the Merger Agreement following an adverse company recommendation, the Company fails to call or hold the Company stockholders’ meeting or the Company willfully breaches its non-solicitation or related covenants under the Merger Agreement, as described under the “The Merger Agreement — Other Covenants and Agreements — No Solicitation; No Adverse Company Recommendation” section beginning on page 96 of this proxy statement.

Parent Expenses

The Company will be required to reimburse reasonable out-of-pocket fees and expenses up to $5,000,000 (including reasonable legal fees and expenses) actually incurred on or prior to the termination of the Merger Agreement in connection with the merger by Parent, Merger Sub and their respective affiliates:

•

If Parent or the Company terminates the Merger Agreement because a proposal to adopt the Merger Agreement was submitted to a vote of stockholders of the Company and not approved, but only if an acquisition proposal has been made and not withdrawn at least 10 business days before the Company stockholders’ meeting; or

•

If Parent terminates the Merger Agreement because the Company has breached its representations, warranties or covenants (other than any breach described above, which would trigger the payment of the termination fee) under the Merger Agreement, but only if an acquisition proposal has been made and not withdrawn at least 10 business days prior to such breach.

In addition, if, within 12 months after a termination under the previous two bullets, the Company either consummates an acquisition proposal or enters into a definitive agreement to consummate an acquisition proposal and the Company thereafter consummates such acquisition proposal (whether or not within such 12-month period), then the Company will upon consummation of such acquisition proposal, pay, or cause to be paid, to Parent a termination fee of $33,000,000 minus the Parent expenses previously paid by the Company.

Trident Expenses

The Company will be required to reimburse the Trident Funds all of its and its affiliates’ reasonable and documented out-of-pocket fees and expenses up to $5,000,000 (including reasonable legal fees and expenses), actually incurred on or prior to the termination of the Merger Agreement in connection with the transactions contemplated by the Merger Agreement, if Parent terminates the Merger Agreement following the failure by the Company to file, on or prior to June 30, 2018, its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 that complies (other than in respect of the timing of such filing) with all applicable requirements of the Exchange Act (and any restatements of the Company’s financial statements for any prior period that the audit committee of the Board has determined, as of the time of such filing, are required to be made).

Amendments and Waivers

Except as described in the next paragraph, at any time prior to the effective time of the merger and prior to approval of the adoption of the Merger Agreement by the stockholders of the Company, each of the Company,

Parent or Merger Sub may amend any provision of the Merger Agreement by an agreement in writing executed by all of the parties. After the approval of the adoption of the Merger Agreement by the stockholders of the Company, no amendment requiring approval of the stockholders of the Company and Merger Sub under applicable law may be made without first obtaining such approval.

In addition, at any time prior to the effective time of the merger, each of the Company, Parent or Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of any of the other party or parties, as the case may be, or (b) waive compliance with any of the agreements of the other party or parties, as the case may be, or fulfillment of any conditions (to the extent any such condition may be waived) to its own obligations under the Merger Agreement.

Any approval of an amendment to the Merger Agreement or of a waiver of compliance with a provision of the Merger Agreement by the Company requires the approval of the Special Committee.

Equitable Remedies, Specific Performance and Jurisdiction

The Company, Parent and Merger Sub will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the Court of Chancery of the State of Delaware, in addition to any other remedy to which such parties are entitled at law or in equity. The Company, Parent and Merger Sub irrevocably and unconditionally waived any right to a trial by jury in respect of any such action. The Company will only be entitled to seek specific performance to cause Parent to draw down the full proceeds of the equity financing or cause Parent to effect the closing if all conditions to closing have been satisfied, Parent fails to complete the closing required by the Merger Agreement and the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the equity financing is funded and the contribution to Parent is made in accordance with the terms of the Rollover Agreement, then the closing of the transactions contemplated by the Merger Agreement will occur.

Governing Law

The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware without regard to that state’s principles of conflict of laws.

ROLLOVER AGREEMENT

In connection with the transactions contemplated by the Merger Agreement, the rollover stockholders have entered into the Rollover Agreement, pursuant to which such rollover stockholders committed to contribute all of the shares of common stock of the Company that they own (108,534,675 shares of common stock as of March 1, 2018) to Parent immediately prior to the closing of the merger. The Rollover Agreement also provides that the rollover stockholders will, among other things, upon the terms and subject to the conditions set forth in the Rollover Agreement, vote or cause to be voted the shares of common stock of AmTrust held by such rollover stockholders in favor of any proposal to approve the merger and the Merger Agreement.

Upon the terms and subject to the conditions set forth in the Rollover Agreement, each rollover stockholder will contribute his, her or its respective shares of common stock of AmTrust at a price per share equal to the merger consideration payable at the closing of the merger in exchange for Class A limited partnership interests or common limited partnership interests of Parent. Pursuant to the terms of the Rollover Agreement, other common stockholders of the Company can become party to the Rollover Agreement prior to the closing by executing a joinder agreement in the form attached as Exhibit A thereto.

Upon the terms and subject to the conditions set forth in the Rollover Agreement, each rollover stockholder has agreed to consider the adoption of the Merger Agreement and the merger at the Company stockholders’ meeting or at any other meeting of stockholders of the Company, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to the adoption of the Merger Agreement and the merger, and that (i) when such meeting of the holders of shares of common stock of the Company is held, each rollover stockholder will appear at such meeting or otherwise cause all shares of common stock of the Company attributable to such rollover stockholder to be counted as present for the purpose of establishing a quorum and (ii) each rollover stockholder will vote or cause to be voted (to the extent of its power to do so) at such meeting all of the shares of common stock of the Company attributable to such rollover stockholder in favor of adopting the Merger Agreement and the transactions contemplated thereby, including the merger; provided, that at any meeting of the stockholders of the Company (whether annual or special), however called, or at any adjournment or postponement thereof, or in any other circumstances (including an action by written consent) upon which a vote or other approval is sought, such rollover stockholder will vote (or cause to be voted), in person or by proxy (to the extent of its power to do so), all of the shares of common stock of the Company attributable to such rollover stockholder against any other proposal, action or transaction involving the Company or any of its subsidiaries, which other proposal, action or transaction would reasonably be expected to in any manner (A) impede, frustrate, prevent or nullify the merger or the Merger Agreement, (B) result in any of the conditions to the consummation of the merger under the Merger Agreement not being fulfilled or (C) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement.

Each rollover stockholder has agreed, upon the terms and subject to the conditions set forth in the Rollover Agreement, that it will not enter into any agreement or undertaking, and will not commit or agree to take any action that would restrict or interfere with such rollover stockholder’s obligations pursuant to the Rollover Agreement. Any additional shares of common stock of the Company acquired by the rollover stockholders on or after March 1, 2018 and prior to the closing of the transactions contemplated by the Merger Agreement will be subject to the terms and provisions of the Rollover Agreement, including such additional shares of common stock of the Company that become beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by such rollover stockholder, whether upon the exercise of options, conversion of convertible securities or otherwise, after March 1, 2018.

Other than as contemplated by the Rollover Agreement, each rollover stockholder has agreed not to, directly or indirectly, offer, sell, transfer, pledge, hypothecate, assign or otherwise dispose of (which we refer to collectively as “transfer”), or enter into any contract, option or other arrangement or understanding with respect to the transfer of any of the shares of common stock of the Company attributable to such rollover stockholder (or any other equity interests, options, warrants, calls, subscriptions or other rights in any shares of common stock of the Company attributable to such rollover stockholder) to any person or entity; provided, that such restriction will not prohibit transfers from any rollover stockholder to any other rollover stockholder.

Each rollover stockholder has agreed to waive, or cause to be waived, any rights of appraisal or rights to dissent from the merger that such rollover stockholder may have under Delaware law.

The Rollover Agreement will automatically terminate upon the earliest to occur of (a) the closing of the transactions contemplated by the Merger Agreement and (b) the valid termination of the Merger Agreement in accordance with its terms.

The Rollover Agreement is governed by Delaware law and is subject to the jurisdiction of the Court of Chancery of the State of Delaware.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

No provision has been made (i) to grant the Unaffiliated Stockholders access to the corporate files of the Company, any other party to the merger or any of their respective affiliates, or (ii) to obtain counsel or appraisal services at the expense of the Company, or any other such party or affiliate.

IMPORTANT INFORMATION REGARDING AMTRUST

Company Background

AmTrust Financial Services, Inc. is a Delaware corporation that was acquired by its principal stockholders in 1998 and began trading on the NASDAQ Global Select Market on November 13, 2006 under the symbol “AFSI.” The Company underwrites and provides property and casualty insurance products to niche customer groups that are generally underserved within the broader insurance market. The Company operates in the United States and internationally through three operating segments: Small Commercial Business, Specialty Risk and Extended Warranty, and Specialty Program. If the Merger Agreement is adopted by the Company’s common stockholders at the special meeting and the merger is completed as contemplated, the Company will survive the merger and will continue its operations as a private company. Parent will own 100% of the common stock of the Company following the transactions contemplated by the Merger Agreement. The Company’s principal executive offices are located at 59 Maiden Lane, 43rd Floor, New York, NY 10038, and the Company’s telephone number is (212) 220-7120.

During the past five years, neither the Company nor any of the Company directors or executive officers listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, neither the Company nor any of the Company directors or executive officers listed below has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of the individuals listed below is a citizen of the United States, except for Mr. Caviet, who is a citizen of the U.K., and Mr. Gorelik, who is a citizen of Germany. The Company’s directors and executive officers can be reached care of AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, NY 10038.

Directors and Executive Officers

The Board of Directors presently consists of eight members. The persons listed below are the directors and executive officers of the Company as of the date of this proxy statement. George Karfunkel and Leah Karfunkel are brother and sister-in-law. Barry D. Zyskind is the son-in-law of Leah Karfunkel. There are no other family relationships among the Company’s directors or executive officers.

Name	Age	Current Position and Office
Donald T. DeCarlo	79	Director
Susan C. Fisch	73	Director
Abraham Gulkowitz	69	Director
George Karfunkel	69	Director
Leah Karfunkel	71	Director
Raul Rivera	75	Director
Mark Serock	67	Director
Barry D. Zyskind	46	Chairman of the Board, Chief Executive Officer and President
Adam Karkowsky	43	Executive Vice President, Chief Financial Officer
Max G. Caviet	65	Chief Executive Officer, AmTrust International Limited (“AIL”)
Ariel Gorelik	38	Senior Vice President, Chief Information Officer
Christopher M. Longo	44	Executive Vice President, Chief Operating Officer
Ronald E. Pipoly, Jr.	51	Executive Vice President — Finance
David H. Saks	51	Executive Vice President, Chief Legal Officer
Michael J. Saxon	59	Executive Vice President — U.S. Commercial Lines
Stephen Ungar	55	Senior Vice President, General Counsel and Secretary

Below is information about the Company’s directors:

Donald T. DeCarlo	Director since 2006, Mr. DeCarlo is an attorney in private practice. Mr. DeCarlo served as the Chairman of the Board of Commissioners of the New York State Insurance Fund from 2011 until October 2012 and served as a Commissioner from 1997 through 2009. From 1996 to 2004, Mr. DeCarlo practiced in the New York offices of Lord, Bissell & Brook, LLP, a law firm, where he was managing partner prior to his departure. He is a director of Greater New York Mutual Insurance Company (an insurer that primarily underwrites large property coverages) and its subsidiaries, Greater New York Custom Insurance Company, Insurance Company of Greater New York and Strathmore Insurance Company, and several of the Company’s subsidiaries. He is also a member of National General Holdings Corp.’s (“NGHC”) board of directors. From 1987 to 1997, Mr. DeCarlo held a number of positions with the Travelers Group’s insurance companies, including serving as Senior Vice President and General Counsel of all of the companies from 1994 to 1997. From 1973 to 1986, Mr. DeCarlo was vice president and general counsel of the National Council on Compensation Insurance, a national association that collects, tabulates and provides data used in formulating rates for workers compensation insurance. Mr. DeCarlo has written three books and numerous articles on workers’ compensation insurance. Mr. DeCarlo has been selected to serve on the Board of Directors because he is a recognized expert in the workers’ compensation industry. He has extensive experience representing insurance industry clients in corporate, regulatory and commercial matters.

Susan C. Fisch	Director since 2010, Ms. Fisch has over 30 years of experience in the insurance industry as a reinsurance broker specializing in workers’ compensation. From 2001 to 2009, Ms. Fisch was an executive at Willis Re, Inc., an insurance broker, where she created and directed the Workers’ Compensation Practice Group that was responsible for the creation of new products, placement of workers’ compensation programs, relationship coordination with reinsurers and new client prospecting. In addition, she provided guidance and strategic direction to Willis Re clients and prospects in all aspects of workers’ compensation. From 1992 through 2001, Ms. Fisch was a senior vice president and team leader specializing in workers’ compensation at Benfield Blanch. From 1987 through 1992, she was a reinsurance treaty broker focusing on workers’ compensation at Enan & Company. From 1978 through 1987, she was employed by Thomas A. Greene Company as a facultative broker and, ultimately, as head of the casualty facultative department in the company’s San Francisco office. She began her career with Towers Perrin, an actuarial company, in 1976. Ms. Fisch has been a frequent speaker at workers’ compensation seminars. She is a director of several of the Company’s subsidiaries. Ms. Fisch has been selected to serve on the Board of Directors because of her extensive knowledge of and contacts in the industry, with a specialization in workers’ compensation insurance.

Abraham Gulkowitz	Director since 2006, Mr. Gulkowitz is a co-founder and partner of Brookville Advisory, an investment fund specializing in credit analysis whose predecessor is Brookville Capital, which was started in 2002 and in late 2006 was sold to Morgan Stanley Alternative Assets. Mr. Gulkowitz worked for Brookville Capital from 2002 until Brookville Advisory became independent in 2011. From 1978 to 2002, Mr. Gulkowitz served in various positions, including as a Senior Managing Director and a member of the partners’ management group, at Bankers Trust/Deutsche Bank, an investment bank. His responsibilities included the analysis of economic and business issues related to leveraged financing transactions as well as mergers and acquisitions, private equity and real estate investments. Mr. Gulkowitz joined Bankers Trust in 1978 from Chase Manhattan Bank where he was a financial market analyst. Prior to that, he was an economics research assistant to Alan Greenspan. Mr. Gulkowitz is the publisher of an economic newsletter, and is also a member of the advisory board of Gryphon Investors Group, a San Francisco-based private equity firm specializing in middle market investment opportunities. He is a director of several of the Company’s subsidiaries. Mr. Gulkowitz qualifies as an Audit Committee financial expert for the Company. Mr. Gulkowitz has been selected to serve on the Board of Directors because of his diverse and extensive financial and management experience.

George Karfunkel

Director since 1998, Mr. Karfunkel is currently the Chairman of Sabr Group, a consulting company based in New York City. Mr. Karfunkel was a director, the former Senior Vice President and co-owner of American Stock Transfer & Trust Company, LLC, a stock transfer company, which he founded in 1971 with his brother, Michael

Karfunkel, and sold in 2008. Mr. Karfunkel’s real estate holdings include major office buildings in New York, Chicago and several other cities, which he holds through entities he controls with Leah Karfunkel. The Karfunkels also are co-owners of Worldwide TechServices, LLC, a computer maintenance and services company. Mr. Karfunkel serves as vice chairman of The Upstate Bank, a nationally-chartered community bank, co-chairman of CheckAlt Payment Solutions, a provider of automated and electronic check transaction processing, a director of The Berkshire Bank, an independent bank based in New York, and a director of Eastman Kodak Company, a technology company focused on imaging for business. Mr. Karfunkel has been selected to serve on the Board of Directors because he is a successful businessman with more than 46 years of experience in the ownership and management of and investment in the financial services industry, including insurance, banking and real estate. In addition, Mr. Karfunkel, together with Mr. Zyskind, are two of our founding stockholders.

Leah Karfunkel	Director since 2016, Mrs. Karfunkel is a private investor and one of the Company’s largest stockholders. She has served in various positions for community and charitable organizations, is currently on the Board of Trustees of Touro College, and is a trustee of the Hod Foundation. As the wife of one of the Company’s founders and the mother-in-law of Mr. Zyskind, the Company’s current Chairman, Chief Executive Officer and President, she has seen the Company grow from its founding in 1998 to the multi-national insurance company it is today. Mrs. Karfunkel has been active in philanthropy for over 40 years. Mrs. Karfunkel has been selected to serve on the Board of Directors because she is one of our largest stockholders who brings experience based on her family’s long-standing involvement in the insurance industry, and also from her extensive exposure to other entities through her community and charitable involvement, which has helped her develop the skills and capacity to provide strategic insight and direction by encouraging innovation and evaluating strategic decisions.

Raul Rivera	Director since 2016, Mr. Rivera was the Chairman, President and Chief Executive Officer of National Benefit Life Insurance Company from 2001 until January 2017. Mr. Rivera is currently a board member of Insurance Federation of New York, Inc. and one of the Company’s subsidiaries. In addition, Mr. Rivera is a member of the National Association of Insurance and Financial Advisors and a trustee of the College of Mount Saint Vincent in Riverdale, New York. Mr. Rivera has been selected to serve on the Board of Directors because he holds over 55 years of experience in the insurance industry, including 20 years of service as board chairman for an insurance company, and because of his experience as a CEO of an insurance company.

Mark Serock	Director since March 21, 2018, Mr. Serock was employed in the Audit Practice of KPMG LLP from 1973 to 2011, and served as the audit engagement partner on many of KPMG’s largest financial institution clients, and as a client service partner to select non-audit clients. He was elected to the partnership of KPMG in 1984 and served in that capacity until his retirement in 2011. Mr. Serock was selected to serve on the Board of Directors because he holds decades of experience performing financial statement audits of public and non-public companies, including many financial services companies, giving him a deep understanding of the financial services industry and the accounting principles used, audits of financial statements, and internal controls over financial reporting.

Barry D. Zyskind	Chairman of the Board of Directors since May 2016 and Director since 1998, Mr. Zyskind has held senior management positions with the Company since 1998. He has served as the Company’s Chief Executive Officer and President since 2000. Mr. Zyskind also serves as an officer and director of many of the Company’s wholly owned subsidiaries. Mr. Zyskind serves as non-executive chairman of the boards of Maiden Holdings, Ltd. and NGHC. Prior to joining the Company, Mr. Zyskind was an investment banker at Janney Montgomery Scott, LLC in New York. Mr. Zyskind is Leah Karfunkel’s son-in-law. Mr. Zyskind has been selected to serve on the Board of Directors because of his position as our Chief Executive Officer, his role in our profitable growth both before and after it became a public company, his knowledge of the industry and his experience in corporate finance. In addition, Mr. Zyskind, together with George Karfunkel, are two of our founding stockholders.

Below is information on the Company’s other executive officers:

Adam Karkowsky, Executive Vice President, Chief Financial Officer since June 2017, joined the Company in March 2011 and previously served as Executive Vice President — Strategic Development and Mergers & Acquisitions. Mr. Karkowsky also serves as an officer and director of several of the Company’s subsidiaries. Prior to joining the Company, Mr. Karkowsky served in various finance and strategy roles in the private equity and insurance industries, including as Vice President, Mergers & Acquisitions Insurance Group at American International Group, Inc. (“AIG”), an insurance company.

Max G. Caviet joined the Company in January 2003, currently serves as Chief Executive Officer of AIL, and served as President of AmTrust International Insurance Limited from 2003-2015, and Chief Executive Officer of AmTrust Europe, Ltd. from 2010-2015. Mr. Caviet also serves as an officer and director of several of the Company’s subsidiaries. From 1994 to 2003, Mr. Caviet was Engineering and Underwriting Manager with Trenwick International Limited. From 1990 to 1994, Mr. Caviet was with Crowe Underwriting Agency Ltd. as its Engineering and Extended Warranty Underwriter. In 1982, Mr. Caviet joined CIGNA Insurance Company of North America (UK) Ltd. as a Senior Underwriter for Special Risks and was promoted to Engineering and Underwriting Manager. Between 1972 and 1982, Mr. Caviet was an underwriter and team leader, specializing in engineering risks, at British Engine Insurance Company.

Ariel Gorelik, Senior Vice President, Chief Information Officer since August 2017, joined the Company in 2014 as Senior Vice President, AmTrust North America operations, and in January 2016 was promoted to Chief Operating Officer of one of the Company’s former U.S. operating subsidiaries. Prior to joining the Company, Mr. Gorelik held a number of senior operational roles with international property and casualty insurers including Zurich and Allianz.

Christopher M. Longo, Executive Vice President, Chief Operating Officer, joined the Company in 2001 and has been Chief Operating Officer since 2016. Mr. Longo served as Chief Information Officer from 2006-2017.

Prior to joining the Company, Mr. Longo served in a number of functions with Credit General Insurance Company including as a commercial lines underwriter, actuarial analyst and regulatory compliance officer.

Ronald E. Pipoly, Jr., Executive Vice President — Finance since June 2017, joined the Company in 2001 and was Chief Financial Officer from 2005 to June 2017. From 1993 to 2001, Mr. Pipoly served as Financial Analyst, Assistant Controller, and ultimately Controller at PRS Group, Inc., a property and casualty insurance holding company in Beachwood, Ohio. Mr. Pipoly began his career at Coopers & Lybrand, an accounting firm, where he worked from 1988 through 1993.

David H. Saks, Executive Vice President and Chief Legal Officer, joined the Company in May 2009. From April 1999 to May 2009, Mr. Saks held a number of positions at AIG. His responsibilities included overseeing the legal aspects of all of AIG’s domestic and international mergers and acquisitions, joint ventures and strategic investments. In addition, Mr. Saks was responsible for overseeing the legal aspects of AIG’s operations and systems, e-commerce, sourcing and real estate leasing. Mr. Saks began his career at Simpson Thacher & Bartlett, where he worked from December 1994 through March 1999.

Michael J. Saxon, Executive Vice President — U.S. Commercial Lines, joined the Company in 2001 and served as Chief Operating Officer from 2005-2016. Prior to joining the Company, he was Chief Claims Officer for Credit General Insurance Company, a property and casualty insurer. In 1984, Mr. Saxon began his career at Liberty Mutual, an insurance company. Thereafter, Mr. Saxon joined Progressive Insurance Company, where he held successively more responsible management positions in the Claims Department over an eight-year period.

Stephen Ungar, Senior Vice President, General Counsel and Secretary, joined the Company in 2001 and has been Secretary since 2005 and General Counsel since 2001. Mr. Ungar also serves as an officer and director of many of the Company’s subsidiaries. From 1990 to 2001, Mr. Ungar served as Special Counsel and Managing Attorney with the State of New York Insurance Department Liquidation Bureau. Between 1987 and 1990, Mr. Ungar was an associate at Hendler and Murray and Kroll and Tract in New York.

Prior Public Offerings

In January 2015, the Company issued an aggregate of 3,000,000 shares of common stock of the Company at a price per share of $50.00 for aggregate proceeds of $150,000,000 prior to offering expenses, in an underwritten public offering.

In February 2015, the Company issued an additional 3,450,000 shares of common stock of the Company pursuant to the underwriter’s exercise of its overallotment option at a price per share of $50.00 for aggregate additional proceeds of 22,500,000.

In November 2015, the Company issued an aggregate of 5,000,000 shares of common stock of the Company at a price per share of $64.00 for aggregate proceeds of $320,000,000 prior to offering expenses in an underwritten public offering.

Summary Historical Consolidated Financial Data

The following summary historical consolidated financial data as of and for each of the years ended December 31, 2017 and 2016 have been derived from the Company’s audited consolidated financial statements for the periods and as of the dates presented. This information is only a summary and should be read in conjunction with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this proxy statement. More comprehensive financial information is included in such Form 10-K, including management’s discussion and analysis of the financial condition and results of operations of the Company, and the following summary is qualified in its entirety by reference to such Form 10-K and all of the financial information and notes contained therein. You may obtain copies of these documents at no charge by contacting our Chief Financial Officer at the following address: 59 Maiden Lane, 43rd Floor, New York, NY 10038, (212) 220-7120. For additional information, see “Where You Can Find Additional Information” beginning on page 137. Historical results are not necessarily indicative of results to be expected in any future period.

	Year Ended December 31,
(Amounts in Thousands)	2017	2016
Summary Income Statement Data
Revenues:
Net earned premiums	$5,056,098	$4,667,965
Service and fee income	612,205	537,966
Net investment income	227,503	208,047
Net realized gain on investments	63,135	36,478

Total revenues	5,958,941	5,450,456
Expenses:
Loss and loss adjustment expenses	4,084,478	3,142,279
Acquisition costs and other underwriting expenses	1,622,507	1,230,168
Other	705,822	564,065

Total expenses	6,412,807	4,936,512

(Loss) income before other (expenses) income, income taxes and equity in earnings of unconsolidated subsidiaries	(453,866)	513,944
Other (expenses) income:
Interest expense	(98,265)	(79,526)
(Loss) gain on life settlement contracts net of profit commission	(2,444)	46,147
Foreign currency (loss) gain	(139,910)	(29,289)
Gain on acquisition	—	48,775
Gain on sale	186,755	—

Total other (expenses) income	(53,864)	(13,893)

(Loss) income before income taxes and equity in earnings of unconsolidated subsidiaries	(507,730)	500,051
(Benefit) provision for income taxes	(99,363)	85,307

(Loss) income before equity in earnings of unconsolidated subsidiaries and non-controlling interest	(408,367)	414,744
Equity in earnings of unconsolidated subsidiaries (related parties)	73,488	15,626

Net (loss) income	(334,879)	430,370
Net (income) loss attributable to non-controlling and redeemable non-controlling interest of subsidiaries	(14,010)	(19,384)

Net (loss) income attributable to AmTrust Financial Services, Inc.	(348,889)	410,986
Dividends on preferred stock	(66,284)	(47,847)

Net (loss) income attributable to AmTrust common stockholders	$(415,173)	$363,139

(Amounts in Thousands, Except per Share Data)	Year Ended December 31,
	2017	2016
Share Data:
Weighted average common shares outstanding — basic	185,961	172,554
Weighted average common shares outstanding — diluted	185,961	174,545
Per Share Data:
Earnings per share — basic	$(2.23)	$2.10
Earnings per share — diluted	$(2.23)	$2.08
Dividend declared per common share	$0.68	$0.64

	As of December 31,
(Amounts in Thousands)	2017	2016
Summary Balance Sheet Data
Cash, cash equivalents and restricted cash	$1,243,239	$1,281,109
Total investments	8,149,661	7,954,557
Reinsurance recoverable	6,131,357	4,329,521
Premiums receivable, net	2,784,848	2,802,167
Deferred policy acquisition costs	922,857	928,920
Goodwill and intangibles assets	933,715	1,243,125
Other Assets	5,052,953	4,075,269

Total assets	$25,218,630	$22,614,668
Loss and loss adjustment expense reserves	12,138,768	10,140,716
Unearned premiums	5,279,239	4,880,066
Debt	1,288,721	1,234,900
Deferred gain on retroactive reinsurance	330,029	—
Other liabilities	2,811,806	2,892,015

Total liabilities	21,848,563	19,147,697
Total AmTrust Financial Services, Inc. equity	3,189,803	3,269,103
Non-controlling interest	178,411	196,510

Total stockholders’ equity	3,368,214	3,465,613

Total liabilities and stockholders’ equity	$25,218,630	$22,614,668

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

The following table presents the Company’s ratio of earnings to fixed charges and preferred stock dividends for the periods indicated.

	Year Ended December 31,
	2017	2016	2015	2014	2013
	(Amounts in thousands)
Earnings
Add:
Pre-tax income from continuing operations before adjustment for income or loss from equity investees	$(507,730)	$500,051	$471,194	$415,280	$308,498
Fixed charges	185,331	144,807	98,492	59,529	40,019
Amortization of capitalized interest	—	—	—	—	—
Distributed income of equity investees	744	1,598	984	246	12,203
Share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—	—	—

Total	(321,655)	646,456	570,670	475,055	360,720
Subtract:
Interest capitalized	—	—	—	—	—
Preference security dividend requirements of consolidated subsidiaries	82,412	57,688	34,436	13,672	5,328
Non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges	14,010	19,384	6,928	(416)	(1,633)

Total Earnings	$(418,077)	$569,384	$529,306	$461,799	$357,025

Fixed Charges and Preferred Stock Dividends
Interest expensed and capitalized	$102,919	$87,119	$64,056	$45,857	$34,691
Amortized premiums, discounts and capitalized expenses related to indebtedness(1)	—	—	—	—	—
An estimate of the interest within rental expense(2)	—	—	—	—	—
Preference security dividend requirements of consolidated subsidiaries	82,412	57,688	34,436	13,672	5,328
Total Fixed Charges and Preferred Stock Dividends	$185,331	$144,807	$98,492	$59,529	$40,019

Ratio of earnings to fixed charges and preferred stock dividends	—	3.9	5.4	7.8	8.9

In 2017, earnings was not sufficient to cover fixed charges and preferred stock dividends. The amount of coverage deficiency was $603,408.

(1)	Included in interest expense and capitalized
(2)	Deemed to be immaterial

Book Value Per Share

The Company’s net book value per share as of December 31, 2017 was approximately $11.61 (calculated based on 196,053,133 shares of common stock outstanding).

Market Price of the Company’s Common Stock

The Company’s common stock is traded on the Nasdaq Stock Market under the symbol “AFSI.” The following table sets forth the high and low sales prices per share of common stock for the fiscal years ended December 31, 2017 and December 31, 2016 and first quarter of the fiscal year ending December 31, 2018:

	Market Price
	High	Low
2018
First Quarter	$13.48	$10.03
Second Quarter (through May 1, 2018)	$13.08	$12.11
2017
First Quarter	$27.93	$16.58
Second Quarter	$22.63	$11.80
Third Quarter	$16.37	$11.36
Fourth Quarter	$14.35	$8.80
2016
First Quarter	$30.90	$24.20
Second Quarter	$27.00	$23.55
Third Quarter	$27.14	$23.73
Fourth Quarter	$28.48	$24.80

The closing price of the Company’s common stock on January 8, 2018, which was the last trading day before the public announcement of the initial proposal, was $10.14 per share. The closing price of the Company’s common stock on February 28, 2018, which was the last trading day before the announcement by K-Z LLC, Barry D. Zyskind, George Karfunkel, Leah Karfunkel and Parent of their offer to increase the merger consideration to $13.50 per share, was $11.97 per share.

Dividends

The following table sets forth the dividends on the Company’s common stock declared by the Company’s Board of Directors in the fiscal years ended December 31, 2017 and December 31, 2016, respectively.

Dividends per share declared in	2017	2016
1st Quarter	$0.17	$0.15
2nd Quarter	0.17	0.15
3rd Quarter	0.17	0.17
4th Quarter	0.17	0.17

Total	$0.68	$0.64

State insurance laws require the Company’s U.S. insurance subsidiaries to maintain certain levels of policyholders’ surplus and restrict payment of dividends. In general, the maximum amount of dividends a U.S. insurance subsidiary may pay in any twelve-month period without prior regulatory approval is the greater of adjusted statutory net income or 10% of statutory policyholders’ surplus as of the preceding calendar year end. Most states restrict an insurance company’s ability to pay dividends in excess of its statutory unassigned surplus or earned surplus, and state insurance regulators may limit or restrict an insurance company’s ability to pay dividends, if such a dividend has been paid within the previous year, as a condition to issuance of a certificate of authority or as a condition to approval of a change of control, or for other regulatory reasons. Under the Merger Agreement, the Company was permitted to pay the cash dividend declared on February 13, 2018, which was paid on April 16, 2018, in an amount of $0.17 per share, and to declare and pay the periodic cash dividends paid by the Company on preferred shares outstanding as of the date of the Merger Agreement in an amount not in excess of the amounts required by the applicable certificates of designation for such preferred shares, with record and payment dates generally consistent with the timing of record and payment dates in the most recent comparable prior year fiscal quarter prior to the date of the Merger Agreement. For further information, see the section entitled “The Merger Agreement — Conduct of Business Pending the Merger” beginning on page 94 and the section entitled “The Merger Agreement — Effect of the Merger on the Common Shares of the Company and Merger Sub” beginning on page 89.

Security Ownership of Management and Certain Beneficial Owners

Security Ownership of Management

The following table sets forth information with respect to the beneficial ownership of the Company’s equity securities by each of the Company’s directors, named executive officers, and of all of the Company’s directors and executive officers as a group as of April 5, 2018. For purposes of the table below, derivative securities that are currently exercisable or exercisable within 60 days of March 31, 2018 into common stock are considered outstanding and beneficially owned by the person holding the derivative securities for the purposes of computing beneficial ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Such information is based on data furnished by the persons named. Unless otherwise indicated, beneficial ownership of the equity securities held by each individual consists of sole voting power and sole investment power or of voting power and investment power that is shared with the individual’s spouse or family member. Each of the individuals listed below can be reached care of AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, NY 10038.

Name of Beneficial Owner	Amount & Nature of Beneficial Ownership		Percent of Class
Donald T. DeCarlo	114,010		*
Susan C. Fisch	76,516	(1)	*
Abraham Gulkowitz	101,594	(1)	*
George Karfunkel	32,438,408	(2)	16.5%
Leah Karfunkel	22,101,025	(3)	11.3%
Raul Rivera	3,257		*
Mark Serock	—		—
Barry D. Zyskind	44,864,556	(4)	22.8%
Adam Karkowsky	196,668	(1)	*
Ronald E. Pipoly, Jr.	540,382	(5)	*
Max G. Caviet	426,549		*
Christopher Longo	662,993		*
Michael Saxon	552,953		*
All executive officers and directors as a group (16 persons)	86,923,551	(1)	44.2%

*	Less than one percent.
(1)	Includes shares the individuals have the right to acquire upon the exercise of options or the vesting of restricted stock units within 60 days of April 5, 2018: Ms. Fisch — 45,376 shares; Mr. Gulkowitz —45,378 shares; Mr. Karkowsky — 137,931 shares; all executive officers and directors as a group —263,363 shares.
(2)	The Chesed Foundation of America, a charitable foundation controlled by Mr. Karfunkel, owns 12,215,836 of these shares of common stock.
(3)	Mrs. Karfunkel shares voting and dispositive power with Mr. Zyskind over 15,504,562 of these shares as co-trustee of the Michael Karfunkel Family 2005 Trust (the “MK Family Trust”). ACP Re Holdings, LLC, a Delaware LLC owned 99.9% by the MK Family Trust, holds 4,225,000 of these shares, over which Mrs. Karfunkel has sole voting and investment power. Mrs. Karfunkel also holds 2,371,463 of these shares in the Leah Karfunkel 2016 — AMT GRAT.

(4)	Mr. Zyskind holds 259,276 of these shares of common stock as a custodian for his children under the Uniform Transfers to Minors Act and 783,234 of these shares of common stock in a family trust for which he has sole investment control. The Teferes Foundation, a charitable foundation controlled by Mr. Zyskind, owns 2,413,546 of these shares of common stock. Gevurah, a religious organization for which Mr. Zyskind is a trustee and officer and over which he shares voting power and control with two other trustees, holds 12,020,000 of these shares. Mr. Zyskind is a co-trustee with shared voting and dispositive power of 15,504,562 shares of common stock held by the MK Family Trust.
(5)	540,162 of the shares of common stock owned by Mr. Pipoly are pledged as collateral for a line of credit.

Security Ownership of Certain Beneficial Owners

The following stockholders are the only persons known by us to beneficially own 5% or more of the Company’s outstanding common stock as of April 5, 2018:

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class
Barry D. Zyskind(1) 59 Maiden Lane, 43rd Floor New York, New York 10038	44,864,556	(2)	22.8%
George Karfunkel(1) 59 Maiden Lane, 43rd Floor New York, New York 10038	32,438,408	(3)	16.5%
Leah Karfunkel(1) 59 Maiden Lane, 43rd Floor New York, New York 10038	22,101,025	(4)	11.3%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	10,014,808	(6)	5.1%
Invesco Ltd. 1555 Peachtree Street NE, Suite 1800 Atlanta, Georgia 30309	14,475,509	(5)	7.4%

(1)	These stockholders filed a Schedule 13D/A on January 22, 2018 indicating they are each a member of a “group” for purposes of beneficial ownership filings under Section 13 of the Exchange Act.
(2)	Mr. Zyskind holds 259,276 of these shares of common stock as a custodian for his children under the Uniform Transfers to Minors Act and 783,234 of these shares of common stock in a family trust for which he has sole investment control. The Teferes Foundation, a charitable foundation controlled by Mr. Zyskind, owns 2,413,546 of these shares of common stock. Gevurah, a religious organization for which Mr. Zyskind is a trustee and officer and over which he shares voting power and control with two other trustees, holds 12,020,000 of these shares. Mr. Zyskind is a co-trustee with shared voting and dispositive power of 15,504,562 shares of common stock held by the MK Family Trust.
(3)	George Karfunkel holds 880,000 of these shares of common stock in a family trust for which he has sole voting and investment control. The Chesed Foundation of America, a charitable foundation controlled by Mr. Karfunkel, owns 12,215,836 of these shares of common stock.
(4)	Leah Karfunkel holds 19,729,562 of these shares of common stock in the MK Family Trust. She is the co-Trustee of the MK Family Trust and shares voting and dispositive power with Mr. Zyskind over 15,504,562 of the shares of common stock in the MK Family Trust. ACP Re Holdings, LLC, a Delaware LLC owned 99.9% by the MK Family Trust, holds the remaining 4,225,000 shares of common stock, and Mrs. Karfunkel has sole voting and investment power over the shares held by ACP Re Holdings, LLC. Mrs. Karfunkel holds 2,371,463 shares of common stock in the Leah Karfunkel 2016 — AMT GRAT.
(5)	Based solely on information contained in a Schedule 13G filed with the SEC on February 8, 2018 by The Vanguard Group reporting sole voting power of 98,673 shares, shared voting power of 15,387 shares, sole dispositive power of 9,908,578 shares and shared dispositive power of 106,230 shares.
(6)	Based solely on information contained in a Schedule 13G filed with the SEC on February 14, 2018 by Invesco Ltd. reporting sole voting and dispositive power of all 14,475,509 shares.

Security Ownership of Parent and Merger Sub

As of March 31, 2018, neither Parent nor Merger Sub owned any shares of the Company’s Common Stock.

Transactions in Common Stock

Transactions During the Past 60 Days

Other than the Merger Agreement and agreements entered into in connection therewith, including the Rollover Agreement discussed in “Rollover Agreement,” beginning on page 108, the Company, Parent, Merger Sub and their respective affiliates, have not conducted any transactions with respect to common stock during the past 60 days, except as follows:

Family Stockholders

On April 19, 2018, Mr. Zyskind’s spouse, Esther Zyskind, purchased 2,945,113 shares of the Company’s Common Stock from Mr. Zyskind’s daughter, Cindy Brecher, in a private transaction at a cost per share of $12.615.

On April 11, 2018, three of George Karfunkel’s children, Bernard Karfunkel, Sarah Horowitz and Anne Neuberger, transferred an aggregate of 12,851,405 shares of the Company’s Common Stock to GKarfunkel Family LLC for administrative and estate planning purposes.

On March 27, 2018, the Company’s Compensation Committee granted 39,157 restricted stock units to Mr. Zyskind as a portion of his annual bonus earned in 2017. The restricted stock units are subject to a four-year vesting schedule, vesting 25% annually on each of March 5, 2019, 2020, 2021 and 2022, subject to continued service.

On March 5, 2018, 125,000 and 29,149 restricted stock units granted to Mr. Zyskind on March 5, 2014 and March 5, 2016, respectively, vested in accordance with the terms of each time-vested award (one-fourth on each of the first, second, third and fourth anniversaries of the date of grant). On March 5, 2018, in order to satisfy applicable tax withholding obligations in connection with the vesting of these restricted stock unit awards in accordance with their terms, Mr. Zyskind forfeited an aggregate of 66,168 shares of common stock at a price of $12.80 per share.

Executive Officers and Directors (excluding Family Stockholders and Parent)

On March 27, 2018, the Company’s Compensation Committee granted restricted stock units to certain of the Company’s executive officers as a portion of such executive officers’ annual bonus earned in 2017 in the following amounts: Mr. Caviet (29,848), Mr. Gorelik (16,065), Mr. Karkowsky (28,113), Mr. Longo (26,105), Mr. Saks (22,089), Mr. Saxon (28,113) and Mr. Ungar (16,065). The restricted stock units are subject to a four-year vesting schedule, vesting 25% annually on each of March 5, 2019, 2020, 2021 and 2022, subject to continued service.

Ms. Fisch and Messrs. DeCarlo, Gulkowitz and Rivera are compensated for their participation on the Company’s Board of Directors. As part of the Company’s director compensation package, each of these independent directors receives an annual restricted stock unit grant valued at $70,000. The annual grant occurred on March 5, 2018, at which time the Company granted 5,469 restricted stock units to each of Ms. Fisch and Messrs. DeCarlo, Gulkowitz and Rivera. The restricted stock units will fully vest and shares will be issued on the first anniversary of the date of grant (March 5, 2019), subject to continued service on the Company’s Board of Directors.

On March 5, 2018, 2,172 restricted stock units granted to each of Ms. Fisch and Messrs. DeCarlo and Gulkowitz and 3,257 restricted stock units granted to Mr. Rivera, in both cases on March 5, 2017, vested in accordance with the terms of each time-vested award (fully vested on the first anniversary of the date of grant).

On March 5, 2018, an aggregate of 149,528 restricted stock units granted to the Company’s executive officers (other than Mr. Gorelik) in 2014 — 2017 vested in accordance with the terms of each time-vested award. On March 5, 2018, in order to satisfy applicable tax withholding obligations in connection with the vesting of these restricted stock unit awards in accordance with their terms, the Company’s executive officers (other than Mr. Gorelik) forfeit an aggregate of 54,235 shares of common stock at a price of $12.80 per share.

On each of March 15, 2018 and April 16, 2018, Mr. Ungar exercised 200 and 291 options, respectively, to purchase shares of the Company’s common stock at an exercise price per share of $5.7734. Mr. Ungar held the shares he acquired upon each exercise.

Transactions in Common Stock by the Company During the Past Two Years

The following table sets forth information regarding purchases of common stock by the Company during the past two years. The Company did not purchase any of its common stock during the fourth quarter of 2016, at any time during 2017 nor the first quarter of 2018.

The Company purchased the common stock pursuant to a repurchase program approved by the board of directors. Under this program, the Company was permitted to make share repurchases through open market purchases or privately negotiated transactions as market conditions warranted up to specified amounts, at prices the Company deemed appropriate, and subject to applicable legal requirements and other factors.

	Amounts of shares repurchased	Range of prices paid	Average Purchase Price
2016:
Second quarter	3,575,860	$23.6622 - $26.7167	$24.8246
Third quarter	2,003,035	$23.8851 - $24.9231	$24.3846

Transactions in Common Stock by the Karfunkel-Zyskind Family, Esther Zyskind, the Other Rollover Stockholders, Parent and Merger Sub During the Past Two Years

The following table sets forth all purchases or acquisitions of the Company’s Common Stock during the past two years by the Karfunkel-Zyskind Family, Esther Zyskind, the Other Rollover Stockholders, Parent, Merger Sub and any of Parent’s and Merger Sub’s officers and directors:

Name	Date	Number of Shares Acquired	Prices paid	Approximate Value of Shares Acquired($)	Number of Shares Issued(1)
Barry D. Zyskind	3/5/17	154,159	$22.35	3,445,454	78,578
Barry Karfunkel	5/26/17	5,354,753	$12.45	66,666,675
Robert Karfunkel	5/26/17	2,945,113	$12.45	36,666,657
GKarfunkel Family LLC(2)	5/26/17	12,851,405	$12.45	159,999,992
Esther Zyskind	4/19/18	2,945,113	$12.615	37,152,600
Barry D. Zyskind	3/5/18	154,159	$12.80	1,973,235	87,981

(1)	Common stock issued in respect of RSU awards on vesting date, net of shares withheld to satisfy tax withholding obligations.
(2)

GKarfunkel Family LLC holds shares of the Company’s Common Stock that were purchased by Anne Neuberger, Sarah Horowitz and Bernard Karfunkel on May 26, 2017, and transferred to GKarfunkel Family LLC for no consideration on April 11, 2018.

Legal Proceedings

The Company’s insurance subsidiaries are named as defendants in various legal actions arising principally from claims made under insurance policies and contracts. The Company considers these actions in estimating its loss and loss adjustment expense reserves. The Company is also a party to various commercial and employment disputes, including claims made both by and against the Company. The Company’s management believes that the resolution of these actions will not have a material adverse effect on the Company’s financial position or results of operations.

On April 7, 2015, one of the Company’s stockholders, Cambridge Retirement System (“Cambridge”), filed a derivative action in the Court of Chancery of the State of Delaware against the Company, as nominal defendant, and against the Board, Leah Karfunkel, and ACP Re, Ltd. (“ACP Re”) as defendants. Cambridge amended its complaint on November 3, 2015 to add NGHC as a defendant. Cambridge purports to bring the derivative action on the Company’s behalf, alleging breaches of the duties of loyalty and care on the part of the Board and the Company’s majority shareholders related to the Company’s transactions involving Tower Group International, Ltd. Cambridge’s claim against NGHC and ACP Re is for unjust enrichment. The amended complaint seeks damages, disgorgement and reform of the Company’s governance practices.

On April 27, 2017, one of the Company’s stockholders, David Shaev Profit Sharing Plan, filed a derivative action in the Supreme Court of the State of New York for the County of New York (Shaev v. DeCarlo et al.).

Two derivative suits have also been filed in the U.S. District Court for the District of Delaware. On May 11, 2017, one of the Company’s stockholders, West Palm Beach Police Pension Fund, filed suit (West Palm Beach Police Pension Fund v. Zyskind et al.), and on June 28, 2017, two of the Company’s stockholders, City of Lauderhill Police Officers Retirement Plan and Pompano Beach Police & Firefighters Retirement System, filed suit (City of Lauderhill Police Officers Retirement Plan and Pompano Beach Police & Firefighters Retirement System et al. v. Zyskind et al.). These two Delaware derivative actions have been consolidated under the case name In re AmTrust Financial Services, Inc. Derivative Litigation. Plaintiffs in this proceeding filed a Verified Amended Stockholder Derivative Complaint on November 7, 2017 and a Verified Second Amended Stockholder Derivative Complaint on December 11, 2017. The Verified Second Amended Stockholder Derivative Complaint alleges violations of Sections 10(b), 20A, and 29(b) of the Exchange Act, breaches of fiduciary duties, unjust enrichment, and corporate waste. Such stockholders purport to bring the derivative action on the Company’s behalf and raise claims that primarily involve the Company’s recent restatement of its financial statements, the identification of material weaknesses in the Company’s internal control over financial reporting and recent increases in the Company’s loss reserves. The In re AmTrust Financial Services, Inc. Derivative Litigation second amended complaint also seeks reform of the Company’s governance practices and damages. The Company believes that the allegations in these pending derivative actions are unfounded and is vigorously pursuing its defenses.

The Company and certain of its officers and directors are also defendants in three putative securities class action lawsuits filed in March and April of 2017 in the U.S. District Court for the Southern District of New York. Another putative class action, filed in February 2017 in the U.S. District Court for the Central District of California, was voluntarily dismissed (Miller v. AmTrust, Zyskind, and Pipoly). The three cases in the Southern District of New York have been consolidated under the case name In re AmTrust Financial Services, Inc. Securities Litigation. Plaintiffs in this proceeding filed a consolidated, amended complaint on August 21, 2017. Plaintiffs assert in the consolidated, amended complaint claims under Sections 10(b) and 20(a) of the Exchange Act, Rule 10b-5 promulgated thereunder and Sections 11, 12(a)(2) and 15 of the Securities Act of 1933, as amended. The consolidated, amended complaint adds as defendants BDO USA LLP, Citigroup Global Markets Inc., Keefe, Bruyette & Woods, Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, and UBS Securities LLC. Plaintiffs seek an unspecified amount in damages, attorneys’ fees and other relief. The Company believes that the allegations are unfounded and is vigorously pursuing its defenses; however, the Company cannot reasonably estimate a potential range of loss, if any, due to the early stage of the proceeding.

Additionally, between April 2017 and April 2018, the Company received demands for the inspection of books and records pursuant to Section 220 of the DGCL from purported stockholders Rikhard Dauber, Pompano Beach Police & Firefighters Retirement System, Nestor Shust, the City of Lauderhill Police Officers’ Retirement Plan, the West Palm Beach Police Pension Fund, Cambridge, the Lislois Family Trust and Arca Capital Group.

Since June 2013, the Company has been responding to an investigation by the SEC, which in its course has included a review of the Company’s investment in life settlement contracts, acquisition of Luxembourg captives, certain accounting practices, including accounting for loss and loss adjustment expense reserve estimates for the Company’s major business lines and segments, internal controls and other related matters. The Company cannot predict the eventual scope, duration or outcome of such inquiry or whether it could have a material impact on the Company’s financial condition, results of operations or cash flow. The Company has been responsive to this ongoing inquiry and will continue to be cooperative with regards to any governmental or regulatory inquiries or investigations.

IMPORTANT INFORMATION REGARDING PARENT, PARENT GP, MERGER SUB, K-Z LLC, TRIDENT PINE, TRIDENT PINE GP, LLC, THE KARFUNKEL-ZYSKIND FAMILY, ESTHER ZYSKIND AND THE OTHER ROLLOVER STOCKHOLDERS

Set forth below are the names, the current principal occupations or employment, telephone number and the name, principal business, and address of any corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each of Parent, Parent GP, Merger Sub, K-Z LLC, Trident Pine, Trident Pine GP, LLC, the Karfunkel-Zyskind Family, Esther Zyskind and the Other Rollover Stockholders. During the past five years, none of the persons or entities described has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each person identified is a United States citizen.

Parent is a Delaware limited partnership whose limited partners are Trident Pine and K-Z LLC and whose general partner is Evergreen Parent GP, LLC (“Parent GP”). Parent was formed solely for the purpose of engaging in the merger and other related transactions. Parent has not engaged in any business other than in connection with the merger and other related transactions.

Parent GP is a Delaware limited liability company controlled by Trident Pine and K-Z LLC. Parent GP was formed solely for the purpose of engaging in the merger and other related transactions. Parent GP has not engaged in any business other than in connection with the merger and other related transactions.

Merger Sub is a Delaware corporation and wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the merger and other related transactions. Merger Sub has not engaged in any business other than in connection with the merger and other related transactions.

K-Z LLC is a Delaware limited liability company controlled by the Karfunkel-Zyskind Family. K-Z LLC was formed solely for the purpose of engaging in the merger and other related transactions. K-Z LLC has not engaged in any business other than in connection with the merger and other related transactions.

Trident Pine is a Delaware limited partnership whose limited partners are the Trident Funds and whose general partner is Trident Pine GP, LLC (“Trident Pine GP”). Trident Pine was formed solely for the purpose of engaging in the merger and other related transactions. Trident Pine has not engaged in any business other than in connection with the merger and other related transactions.

Trident Pine GP is a Delaware limited liability company controlled by the Trident Funds. Trident Pine GP was formed solely for the purpose of engaging in the merger and other related transactions. Trident Pine GP has not engaged in any business other than in connection with the merger and other related transactions.

Name	Business Address & Telephone	Employment History
Evergreen Parent, L.P.	c/o Barry D. Zyskind Chairman, President and CEO AmTrust Financial Services, Inc. 59 Maiden Lane, 43rd Floor New York, NY 10038	N/A

Evergreen Parent GP, LLC	c/o Barry D. Zyskind Chairman, President and CEO AmTrust Financial Services, Inc. 59 Maiden Lane, 43rd Floor New York, NY 10038	N/A

Name	Business Address & Telephone	Employment History

Evergreen Merger Sub, Inc.	c/o Barry D. Zyskind Chairman, President and CEO AmTrust Financial Services, Inc. 59 Maiden Lane, 43rd Floor New York, NY 10038	N/A

K-Z Evergreen, LLC	c/o Barry D. Zyskind Chairman, President and CEO AmTrust Financial Services, Inc. 59 Maiden Lane, 43rd Floor New York, NY 10038	N/A

Trident Pine Acquisition LP	c/o Stone Point Capital LLC 20 Horseneck Lane Greenwich, CT 06830	N/A

Trident Pine GP, LLC	c/o Stone Point Capital LLC 20 Horseneck Lane Greenwich, CT 06830	N/A

1. Managers of Parent. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each manager of Parent. Parent considers that the persons having the title of “manager” are its executive officers. Each such person is a U.S. citizen. The business address of Barry D. Zyskind is c/o AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, NY 10038, and his telephone number is (212) 220-7130. The business address of James Carey is c/o Stone Point GP Ltd., 20 Horseneck Lane, Greenwich, CT 06830, and his telephone number is (203) 862-2900. During the past five years, none of the persons or entities described has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Position	Principal Occupation or Employment; Material Positions Held During the Past Five Years
Barry D. Zyskind	Manager	Mr. Zyskind has been the Chairman of the Board since May 2016 and a Director of the Company since 1998. He has held other senior management positions with the Company since 1998. Mr. Zyskind has served as the Chief Executive Officer and President of the Company since 2000. He also serves as an officer and director of many of the Company’s wholly owned subsidiaries. Mr. Zyskind serves as non-executive chairman of the boards of directors of Maiden Holdings, Ltd. and National General Holdings Corp.

James Carey	Manager	Mr. Carey is a Senior Principal of Stone Point and a member of the Investment Committees of various funds managed by Stone Point.

2. Managers of Parent GP. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each manager of Parent GP. Parent GP considers that the persons having the title of “manager” are its executive officers. Each such person is a U.S. citizen. The business address of Barry D. Zyskind is c/o AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, NY 10038, and his telephone number is (212) 220-7130. The business address of James Carey is c/o Stone Point GP Ltd., 20 Horseneck Lane, Greenwich, CT 06830, and his telephone number is (203) 862-2900. During the past five years, none of the persons or entities described has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Position	Principal Occupation or Employment; Material Positions Held During the Past Five Years
Barry D. Zyskind	Manager	Mr. Zyskind has been the Chairman of the Board since May 2016 and a Director of the Company since 1998. He has held other senior management positions with the Company since 1998. Mr. Zyskind has served as the Chief Executive Officer and President of the Company since 2000. He also serves as an officer and director of many of the Company’s wholly owned subsidiaries. Mr. Zyskind serves as non-executive chairman of the boards of directors of Maiden Holdings, Ltd. and National General Holdings Corp.
James Carey	Manager	Mr. Carey is a Senior Principal of Stone Point and a member of the Investment Committees of various funds managed by Stone Point.

3. Executive Officers of Merger Sub. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each executive officer of Merger Sub. Each such person is a U.S. citizen. The business address of Barry D. Zyskind is c/o AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, NY 10038, and his telephone number is (212) 220-7130. The business address of James Carey is c/o Stone Point GP Ltd., 20 Horseneck Lane, Greenwich, CT 06830, and his telephone number is (203) 862-2900. During the past five years, none of the persons or entities described has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Position	Principal Occupation or Employment; Material Positions Held During the Past Five Years
Barry D. Zyskind	Co-President and Co-Secretary	Mr. Zyskind has been the Chairman of the Board since May 2016 and a Director of the Company since 1998. He has held other senior management positions with the Company since 1998. Mr. Zyskind has served as the Chief Executive Officer and President of the Company since 2000. He also serves as an officer and director of many of the Company’s wholly owned subsidiaries. Mr. Zyskind serves as non-executive chairman of the boards of directors of Maiden Holdings, Ltd. and National General Holdings Corp.

James Carey	Co-President and Co-Secretary	Mr. Carey is a Senior Principal of Stone Point and a member of the Investment Committees of various funds managed by Stone Point.

4. Managers of K-Z LLC. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each manager of K-Z LLC. K-Z LLC considers that the persons having the title of “manager” are its executive officers. Each such person is a U.S. citizen. The business address of Barry D. Zyskind is c/o AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, NY 10038, and his telephone number is (212) 220-7130. The business address of James Carey is c/o Stone Point GP Ltd., 20 Horseneck Lane, Greenwich, CT 06830, and his telephone number is (203) 862-2900. During the past five years, none of the persons or entities described has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Principal Occupation or Employment; Material Positions Held During the Past Five Years
Barry D. Zyskind	Mr. Zyskind has been the Chairman of the Board since May 2016 and a Director of the Company since 1998. He has held other senior management positions with the Company since 1998. Mr. Zyskind has served as the Chief Executive Officer and President of the Company since 2000. He also serves as an officer and director of many of the Company’s wholly owned subsidiaries. Mr. Zyskind serves as non-executive chairman of the boards of directors of Maiden Holdings, Ltd. and National General Holdings Corp.

George Karfunkel

Mr. Karfunkel has been a Director of the Company since 1998. He is currently the Chairman of Sabr Group and he, along with Leah Karfunkel, are the co-owners of Worldwide TechServices, LLC.

Mr. Karfunkel serves as the vice chairman of The Upstate Bank, co-chairman of CheckAlt Payment Solutions, a director of The Berkshire Bank and a director of Eastman Kodak Company.

Leah Karfunkel	Mrs. Karfunkel has been a Director of the Company since 2016. She is on the Board of Trustees of Touro College and is a trustee of the Hod Foundation.

5. Managers of Trident Pine. Trident Pine GP is the sole general partner of Trident Pine and has sole authority to manage the affairs of Trident Pine. The business address of Trident Pine GP is c/o Stone Point Capital LLC, 20 Horseneck Lane, Greenwich, CT 06830, and its telephone number is (203) 862-2900. During the past five years, this entity has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

6. Managers of Trident Pine GP. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each manager and executive officer of Trident Pine GP. Each such person is a U.S. citizen. The business address of each of David Wermuth and James Carey is c/o Stone Point Capital LLC, 20 Horseneck Lane, Greenwich, CT 06830, and each of their telephone number is (203) 862-2900. During the past five years, none of the persons or entities described has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Position	Principal Occupation or Employment; Material Positions Held During the Past Five Years
David Wermuth	Manager; Vice President	Mr. Wermuth is a Senior Principal and the General Counsel of Stone Point and a member of the Investment Committees of various funds managed by Stone Point.

James Carey	Manager; President	Mr. Carey is a Senior Principal of Stone Point and a member of the Investment Committees of various funds managed by Stone Point.

7. Karfunkel-Zyskind Family. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of the Karfunkel-Zyskind Family each of whom is a natural person. Each such natural person is a U.S. citizen, the business address of each such person is c/o AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, NY 10038, the telephone number of each such person is (212) 220-7130. During the past five years, none of the persons or entities described has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Principal Occupation or Employment; Material Positions Held During the Past Five Years
Barry D. Zyskind	Mr. Zyskind has been the Chairman of the Board since May 2016 and a Director of the Company since 1998. He has held other senior management positions with the Company since 1998. Mr. Zyskind has served as the Chief Executive Officer and President of the Company since 2000. He also serves as an officer and director of many of the Company’s wholly owned subsidiaries. Mr. Zyskind serves as non-executive chairman of the boards of directors of Maiden Holdings, Ltd. and National General Holdings Corp.

George Karfunkel

Mr. Karfunkel has been a Director of the Company since 1998. He is currently the Chairman of Sabr Group and he, along with Leah Karfunkel, are the co-owners of Worldwide TechServices, LLC.

Mr. Karfunkel serves as the vice chairman of The Upstate Bank, co-chairman of CheckAlt Payment Solutions, a director of The Berkshire Bank and a director of Eastman Kodak Company.

Leah Karfunkel	Mrs. Karfunkel has been a Director of the Company since 2016. She is on the Board of Trustees of Touro College and is a trustee of the Hod Foundation.

8. Esther Zyskind. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of Esther Zyskind who is a natural person. Esther Zyskind is a U.S. citizen, whose business address is c/o AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, NY 10038, and whose telephone number is (212) 220-7130. During the past five years, Esther Zyskind has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining her from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Principal Occupation or Employment; Material Positions Held During the Past Five Years
Esther Zyskind	Esther Zyskind is the spouse of Barry Zyskind.

9. The Other Rollover Stockholders. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of the Other Rollover Stockholders. GKarfunkel Family LLC is a New York limited liability company, and its sole manager is Henry Reinhold. The business address of GKarfunkel Family LLC is 126 East 56th Street, 15th Floor, New York, NY 10022 and its telephone number is (212) 235-5400. Each of the remaining Rollover Stockholders is a natural person. Each such natural person is a U.S. citizen, each of their business address is c/o AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, NY 10038, and each of their telephone number is (212) 220-7130. During the past five years, none of the persons or entities described has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Principal Occupation or Employment; Material Positions Held During the Past Five Years
Barry Karfunkel	Barry Karfunkel has served as a director of National General Holdings Corp. (“NGHC”) since 2010 and has served as the President and Chief Executive Officer of NGHC since April 2016. Mr. Karfunkel also served as the President of NGHC since November 2015, a position that he previously held from 2010 through 2013 prior to NGHC becoming a publicly listed company. He also served as executive vice president and chief marketing officer of NGHC from 2013 to 2015. He serves as an officer and director of many of NGHC’s subsidiaries. From 2009 to 2010, he was a managing director of Maiden Capital Solutions and from 2007 to 2009 he was an analyst at AmTrust Capital Partners. Mr. Karfunkel is the son of Leah Karfunkel.

Robert Karfunkel	Robert Karfunkel, has served as a director of NGHC since 2016 and currently serves as the Executive Vice President and Chief Marketing Officer of NGHC. Mr. Karfunkel previously served as the Executive Vice President — Strategy and Development of NGHC. From 2010 until the completion of NGHC’s initial private placement in June 2013, he also served as a director of NGHC. He also serves as a director and the president of many of NGHC’s subsidiaries. He began his career as a marketing analyst at Maiden Reinsurance from 2009 to 2010. Mr. Karfunkel is the son of Leah Karfunkel.

GKarfunkel Family LLC	N/A

DISSENTERS’ RIGHTS TO APPRAISAL

If the merger is completed, under Section 262 of the DGCL, holders of record of shares of common stock of the Company who do not vote in favor of the proposal to adopt the merger agreement, who properly demand appraisal of their shares, who do not withdraw such demand or otherwise waive or lose their right to appraisal and who otherwise comply with the requirements for perfecting and exercising their appraisal rights under Section 262 of the DGCL will be entitled to receive, in lieu of the merger consideration, payment in cash for the fair value of their shares of common stock of the Company (as of the effective time of the merger exclusive of any element of value arising from the accomplishment or expectation of the merger) as determined by the Delaware Court of Chancery in an appraisal proceeding, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery. These rights are known as appraisal rights. Stockholders of the Company electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to demand, perfect and exercise their rights. Failure to comply with the procedures specified in Section 262 of the DGCL in a timely and proper manner may result in the loss of appraisal rights under the DGCL.

Holders of preferred stock of the Company are not entitled to appraisal rights under Delaware law in connection with the merger.

The following is intended as a brief summary of the law pertaining to appraisal rights under the DGCL. The following, however, is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached as Annex B to this proxy statement.

Under Section 262 of the DGCL, when a merger is submitted for adoption at a meeting of stockholders, the corporation must notify each of its stockholders entitled to appraisal rights that appraisal rights are available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes the Company’s notice to its holders of common stock of the availability of appraisal rights in connection with the merger and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex B.

Stockholders of the Company who may wish to exercise their appraisal rights or may wish to preserve their right to do so should review carefully the discussion in this section and Annex B in its entirety and should consult with their legal counsel, because failure to timely comply with the procedures set forth therein may result in the loss of such rights. Any holder of common stock of the Company who loses his, her or its appraisal rights will be entitled to receive the $13.50 in cash per share merger consideration if such person is a stockholder of the Company as of the effective time of the merger.

Stockholders wishing to exercise the right to appraisal of their shares of common stock of the Company under Section 262 of the DGCL must satisfy each of the following conditions:

•

The stockholder must not vote his, her or its shares of common stock of the Company in favor of the adoption of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, a stockholder who wishes to exercise appraisal rights must provide instructions in any such proxy to vote against the adoption of the merger agreement, or otherwise attend the special meeting and vote against the adoption of the merger agreement, or abstain from voting.

•

As more fully described below, the stockholder must deliver to the Company a written demand for appraisal of his, her or its shares of common stock of the Company before the vote on the adoption of the Merger Agreement at the special meeting is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting “AGAINST” or failing to vote “FOR” the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.

•

The stockholder must hold his, her or its shares of common stock of the Company, either of record or beneficially, on the date of making the demand for appraisal and must continuously hold such shares from the date of making the demand through the effective date of the merger.

•

The stockholder, another stockholder or beneficial owner that has demanded appraisal or the surviving corporation in the merger must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of common stock of the Company within 120 days after the effective date of the merger. The surviving corporation of the merger is under no obligation to file any such petition and has no present intention of doing so. Accordingly, it is the obligation of the stockholder of the Company to initiate all necessary action to perfect his, her or its appraisal rights in respect of his, her or its shares of common stock of the Company within the time prescribed in Section 262 of the DGCL.

If you fail to comply with any of these conditions and the merger is completed and you are a holder of shares of common stock of the Company as of the effective time of the merger, you will be entitled to receive the $13.50 in cash per share merger consideration for your shares of common stock of the Company as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of common stock of the Company.

All demands for appraisal must be addressed to the Company’s Corporate Secretary at AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, New York 10038, and must be delivered before the vote on the adoption of the Merger Agreement is taken at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of common stock of the Company for which appraisal is demanded.

In addition, the demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand appraisal of his, her or its shares in connection with the merger. To be effective, a demand for appraisal by a holder of common stock of the Company must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on the stock ledger of the Company and on his, her or its stock certificate(s), if any.

Beneficial owners who do not also hold the shares of common stock of the Company of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares.

If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares are owned of record jointly by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all joint owners.

An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owners.

A record holder, such as a bank, brokerage firm or other nominee who holds shares as a nominee for several beneficial owners, may exercise appraisal rights with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owners. If you hold your shares of common stock of the Company in a bank, a brokerage account or other nominee form and wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee to determine the appropriate procedures for the nominee to make a demand for appraisal. A person having a beneficial interest in shares of common stock of the Company held of record in the name of another person, such as a bank, brokerage firm or other nominee, must act promptly to cause the record holder to properly follow the steps summarized herein and perfect appraisal rights in a timely manner.

Within 10 days after the effective date of the merger, the surviving corporation in the merger will provide notice of the date the merger has become effective to each former stockholder of the Company who has properly demanded an appraisal of their shares of common stock of the Company under Section 262 of the DGCL and who has not voted in favor of the adoption of the Merger Agreement. At any time within 60 days after the effective date of the merger, any stockholder of the Company who has demanded an appraisal, but who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand and to accept the merger consideration offered pursuant to the Merger Agreement. Any attempt to withdraw made more than 60 days after the effective date of the merger will require the written approval of the surviving corporation. No appraisal proceeding before the Delaware Court of Chancery as to any stockholder will be dismissed without the approval of the Delaware Court of Chancery, which approval may be conditioned upon any terms the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw its demand for appraisal and accept the merger consideration offered pursuant to the Merger Agreement within 60 days after the effective date of the merger as described above. If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or, except with respect to a stockholder that withdraws his, her or its right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value together with interest determined in any such appraisal proceeding. This value could be greater than, less than, or the same as the value of the merger consideration offered pursuant to the Merger Agreement.

Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder of the Company, a service of a copy of such petition will be made upon the surviving corporation. The surviving corporation has no obligation or present intention to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the time period and in the manner prescribed in Section 262 of the DGCL could nullify the stockholder’s previously submitted written demand for appraisal.

Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 of the DGCL will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement must be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the requirement that a record holder make the demand required by Section 262 of the DGCL, a beneficial owner of shares of common stock of the Company may, in his, her or its own name, file a petition for appraisal or request from the surviving corporation the statement described in this paragraph.

If a petition for appraisal is duly and timely filed by a stockholder of the Company, the stockholder must deliver a copy of the petition to the surviving corporation, and the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Delaware Court of Chancery is empowered to conduct a hearing upon the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby. The Register in Chancery, if so ordered by the Delaware Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on such list at the addresses therein stated. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. The Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of common stock of the Company eligible for appraisal or the value of the consideration provided in the merger for such total number of shares exceeds $1 million.

After the Delaware Court of Chancery’s determination of the stockholders entitled to appraisal of their shares of common stock of the Company, an appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery will determine the fair value of the shares of common stock of the Company as of the effective time of the merger exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262 of the DGCL, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such fair value, with interest, if any, by the surviving corporation to the stockholders entitled thereto. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided in Section 262 of the DGCL only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving corporation pursuant to Section 262 of the DGCL and who has submitted such stockholder’s stock certificates to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262 of the DGCL.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of shares of common stock of the Company as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. You should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the merger consideration that you would otherwise be entitled to receive under the terms of the Merger Agreement. The Company does not anticipate offering greater than the merger consideration to any stockholder who exercises appraisal rights and reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the fair value of the shares of common stock of the Company is less than the merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who has demanded appraisal rights will not, after the effective date of the merger, be entitled to vote such shares for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distributions payable to stockholders of record at a date prior to the effective date of the merger; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms of the merger, either within 60 days after the effective date of the merger or thereafter with the written approval of the surviving corporation, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration, without interest, for shares of his, her or its common stock of the Company pursuant to the Merger Agreement.

In view of the complexity of Section 262 of the DGCL, our stockholders who may wish to pursue appraisal rights should consult their legal counsel. To the extent there are any inconsistencies between the forgoing summary and Section 262 of the DGCL, the DGCL will govern.

ELIMINATING DUPLICATIVE PROXY MATERIALS

If you are a stockholder who has chosen “householding” of our proxy statements, this means that only one copy of the proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to stockholders who write or call us at the following address or telephone number: AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, New York 10038, Attn: Corporate Secretary, Telephone 646-458-7913.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is completed, we do not expect to hold an annual meeting of stockholders in 2018. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders. We will hold an annual meeting of stockholders in 2018 only if the merger has not already been completed.

If we hold the 2018 annual meeting of stockholders prior to the completion of the merger, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2018 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and our Amended and Restated Bylaws. Any proposal that a stockholder wishes to include in proxy materials for our 2018 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must have been received a reasonable time before we print proxy materials and must be submitted in compliance with the rule. Proposals should be directed to AmTrust Financial Services, Inc., attn: Corporate Secretary, 59 Maiden Lane, 43rd Floor, New York, NY 10038.

Any proposal that a stockholder wishes to propose for consideration at the 2018 annual meeting of stockholders, but does not seek to include in our proxy statement under applicable SEC rules, must be submitted in accordance with our Amended and Restated Bylaws. Any such proposal must be an appropriate subject for stockholder action under applicable law and must otherwise comply with our Amended and Restated Bylaws.

If our Corporate Secretary receives any stockholder proposal at the address listed above after a reasonable time before we print proxy materials that is intended to be presented at the 2018 annual meeting of stockholders without inclusion in the proxy statement for the meeting, the proxies designated by the Board of Directors will have discretionary authority to vote on such proposal.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC, pursuant to the Exchange Act. Those filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of any document filed by us at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our filings, is also available on our website at https://amtrustfinancial.com. The information contained on or accessible through our website is not part of this proxy statement, other than the documents that we file with the SEC that are incorporated by reference into this proxy statement.

Because the merger may be deemed a “going-private” transaction, the Parent, the Company and the Merger Sub have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement and, with respect to this proxy statement but not with respect to the Schedule 13E-3, later information that we file with the SEC will update and supersede such information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed is not deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and, with respect to this proxy statement but not with respect to the Schedule 13E-3, any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

•	our Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2017 filed on March 16, 2018, as amended by the Amendment to our Annual Report on Form 10-K/A, filed on April 23, 2018 ; and

•	our Current Reports on Form 8-K filed on January 11, 2018, January 19, 2018, March 1, 2018, and March 21, 2018.

We will amend the Schedule 13E-3 to incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting to the extent required to fulfill our obligations under the Exchange Act.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated as of May 4, 2018. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders will not create any implication to the contrary.

Annex A-1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

EVERGREEN PARENT, L.P.

EVERGREEN MERGER SUB, INC.

and

AMTRUST FINANCIAL SERVICES, INC.

Dated as of March 1, 2018

Page
ARTICLE I
DEFINITIONS AND TERMS
Section 1.01	Definitions	A-1-2
Section 1.02	Interpretations	A-1-10
ARTICLE II
THE MERGER
Section 2.01	The Merger	A-1-11
Section 2.02	Effective Time	A-1-11
Section 2.03	Closing	A-1-11
Section 2.04	Certificate of Incorporation; Bylaws; Directors and Officers	A-1-12
Section 2.05	Effect of Merger on Capital Stock	A-1-12
Section 2.06	Dissenting Shares	A-1-12
Section 2.07	Exchange of Certificates; Payment for Common Stock	A-1-13
Section 2.08	Treatment of Company Equity Awards	A-1-15
Section 2.09	Adjustments to Merger Consideration	A-1-16
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 3.01	Organization and Qualification	A-1-16
Section 3.02	Capitalization	A-1-17
Section 3.03	Subsidiaries	A-1-18
Section 3.04	Authorization; Approval and Fairness	A-1-18
Section 3.05	Consents	A-1-18
Section 3.06	Proxy Statement; Schedule 13E-3	A-1-19
Section 3.07	SEC Documents; Financial Statements; Sarbanes-Oxley	A-1-19
Section 3.08	Absence of Certain Changes or Events	A-1-20
Section 3.09	No Undisclosed Liabilities	A-1-20
Section 3.10	Compliance with Laws	A-1-20
Section 3.11	Legal Proceedings	A-1-21
Section 3.12	Intellectual Property	A-1-21
Section 3.13	Contracts	A-1-21
Section 3.14	Insurance Matters	A-1-21
Section 3.15	Takeover Statutes	A-1-22
Section 3.16	Employee Benefit Plans	A-1-22
Section 3.17	Tax Matters	A-1-23
Section 3.18	Title to Properties	A-1-25
Section 3.19	Environmental Matters	A-1-25
Section 3.20	Brokers and Finders	A-1-25

i

Page
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Section 4.01	Organization and Qualification	A-1-25
Section 4.02	Authorization	A-1-26
Section 4.03	Consents	A-1-26
Section 4.04	Equity Financing	A-1-27
Section 4.05	Proxy Statement; Schedule 13E-3	A-1-28
Section 4.06	Ownership of Shares	A-1-28
Section 4.07	No Material Transactions	A-1-28
Section 4.08	Litigation	A-1-29
Section 4.09	Brokers and Finders	A-1-29
ARTICLE V
CERTAIN COVENANTS AND AGREEMENTS
Section 5.01	Certain Actions Pending Merger	A-1-29
Section 5.02	Proxy Statement	A-1-31
Section 5.03	Company Stockholders’ Meeting	A-1-32
Section 5.04	No Solicitation; No Adverse Company Recommendation	A-1-33
Section 5.05	Reasonable Best Efforts; Regulatory Matters	A-1-35
Section 5.06	Access	A-1-37
Section 5.07	Notification of Certain Matters	A-1-37
Section 5.08	Public Announcements	A-1-37
Section 5.09	Directors’ and Officers’ Indemnification	A-1-38
Section 5.10	Stockholder Litigation	A-1-38
Section 5.11	Merger Sub Stockholder Approval	A-1-39
Section 5.12	Rule 16b-3	A-1-39
Section 5.13	Equity Financing	A-1-39
Section 5.14	Financing Cooperation	A-1-40
Section 5.15	Treatment of Notes	A-1-42
Section 5.16	Rollover Stockholders	A-1-44
ARTICLE VI
CONDITIONS PRECEDENT
Section 6.01	Conditions to Each Party’s Obligation to Effect the Merger	A-1-45
Section 6.02	Conditions to the Obligation of the Company to Effect the Merger	A-1-45
Section 6.03	Conditions to the Obligation of Parent and Merger Sub to Effect the Merger	A-1-45
ARTICLE VII
TERMINATION
Section 7.01	Termination	A-1-46
Section 7.02	Effect of Termination	A-1-47
Section 7.03	Termination Fee; Expenses	A-1-48

ii

Page
ARTICLE VIII
MISCELLANEOUS
Section 8.01	Non-Survival of Representations and Warranties	A-1-48
Section 8.02	Amendment	A-1-49
Section 8.03	Waiver	A-1-49
Section 8.04	Special Committee Approval	A-1-49
Section 8.05	Expenses	A-1-49
Section 8.06	Applicable Law; Jurisdiction; Specific Performance	A-1-49
Section 8.07	Notices	A-1-50
Section 8.08	Entire Agreement	A-1-51
Section 8.09	No Other Representations or Warranties	A-1-51
Section 8.10	Assignment	A-1-52
Section 8.11	Counterparts	A-1-52
Section 8.12	No Third Party Beneficiaries	A-1-52
Section 8.13	Non-Recourse	A-1-52
Section 8.14	Severability; Enforcement	A-1-52
EXHIBITS
Exhibit A	Rollover Stockholders

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 1, 2018 (this “Agreement”), by and among Evergreen Parent, L.P., a Delaware limited partnership (“Parent”), Evergreen Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and AmTrust Financial Services, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Parties intend that Merger Sub be merged with and into the Company with the Company as the surviving corporation in accordance with the Delaware General Corporation Law (the “DGCL”), upon the terms and subject to the conditions of this Agreement (the “Merger”);

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of common stock, par value $0.01 per share, of the Company (“Common Stock”), other than Excluded Shares and Dissenting Shares, will be converted into the right to receive $13.50 per share in cash, without interest;

WHEREAS, as a condition to the willingness of the Company to enter into the Agreement, Trident VII, L.P. (and its affiliated funds) (“Trident”), K-Z Evergreen, LLC, a Delaware limited liability company (the “K-Z LLC,” and together with Trident, the “Equity Providers”) have entered into and delivered the Equity Commitment Letters naming the Company as an express third party beneficiary of the terms thereof;

WHEREAS, each of the stockholders of the Company listed on Exhibit A (the “Rollover Stockholders”) has agreed that immediately prior to the Effective Time such stockholder shall contribute to Parent such stockholder’s shares of Common Stock (collectively, the “Rollover Shares”) in exchange for limited partnership interests of Parent pursuant to the terms and subject to the conditions of the rollover agreement, dated as of the date hereof, by and among Parent and each of the Rollover Stockholders (the “Rollover Agreement”);

WHEREAS, the board of directors of the Company (the “Company Board”) (upon the recommendation of a special committee consisting of independent members of the Company Board not affiliated with Parent (the “Special Committee”)) has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair, advisable and in the best interests of the Company and the Public Stockholders, (ii) adopted resolutions approving the terms of this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, each of the general partner of Parent and the board of directors of Merger Sub have (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair, advisable and in the best interests of Parent’s limited partners or Merger Sub and its stockholders, as applicable, and (ii) approved the terms of this Agreement, the Merger and the other transactions contemplated hereby; and

WHEREAS, each of the Rollover Stockholders has agreed, subject to the terms and conditions of the Rollover Agreement, to vote the shares of Common Stock beneficially owned or controlled by such Rollover Stockholder in favor of the adoption of this Agreement.

A-1-1

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01 Definitions. In this Agreement, unless the context otherwise requires, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a Person making an Acquisition Proposal entered into in accordance with the terms and conditions set forth in Section 5.04, and on terms and conditions customary with respect to transactions of the nature contemplated by such Acquisition Proposal.

“Acquisition Proposal” means any inquiry, proposal or offer from any third party relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions (including by means of reinsurance), of (i) ten percent (10%) or more of the outstanding Common Stock, (ii) ten percent (10%) or more (based on the fair market value thereof) of the assets (including equity securities of the Company Subsidiaries) of the Company and the Company Subsidiaries, taken as a whole, or (iii) assets or businesses of the Company and the Company Subsidiaries that constitute or generate ten percent (10%) or more of the total assets, consolidated revenues or net income (or in the case of reinsurance, exposure to insurance liabilities) of the Company and the Company Subsidiaries, taken as a whole, (b) any tender offer or exchange offer that, if consummated, would result in any third party (other than Parent) having beneficial ownership of, directly or indirectly, ten percent (10%) or more of the outstanding Common Stock, (c) any merger, consolidation, amalgamation, business combination, or any combination of the foregoing, any recapitalization, liquidation, dissolution, share exchange or similar transaction involving the Company or any Company Subsidiary, other than, in each case, the transactions contemplated by this Agreement or (d) any reorganization or other transaction having a similar effect to those described in clauses (a) through (c).

“Action” means any actual or pending action, claim, suit, investigation (other than any ordinary course examination by any Governmental Entity), litigation, administrative action or dispute, arbitration or proceeding by or before any Governmental Entity.

“Adverse Company Recommendation” has the meaning set forth in Section 5.04(d).

“Affiliates” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with, such Person; provided, that (a) Parent and its Affiliates (other than the Company and the Company Subsidiaries) shall not be deemed to be Affiliates of the Company and the Company Subsidiaries and (b) the Company and the Company Subsidiaries shall not be deemed to be Affiliates of Parent and its Affiliates (other than the Company and the Company Subsidiaries) for any purpose hereunder.

“Agreement” has the meaning set forth in the Preamble.

“Back-to-Back Equity Commitment Letters” has the meaning set forth in Section 4.04(a).

“Back-to-Back Equity Financing” has the meaning set forth in Section 4.04(a).

“Back-to-Back Equity Financing Sources” has the meaning set forth in Section 4.04(a).

“Benefit Plan” means each deferred compensation and each bonus or other incentive compensation, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of

A-1-2

ERISA); each employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of the Company Subsidiaries for the benefit of their respective directors, employees or former employees of the Company or any of the Company Subsidiaries.

“Book-Entry Shares” has the meaning set forth in Section 2.07(b).

“Burdensome Condition” has the meaning set forth in Section 5.05(c).

“Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or required by Law to close.

“Bylaws” has the meaning set forth in Section 2.04(b).

“Certificate of Incorporation” has the meaning set forth in Section 2.04(a).

“Certificate of Merger” has the meaning set forth in Section 2.02.

“Certificates” has the meaning set forth in Section 2.07(b).

“Change of Control Offer” has the meaning set forth in Section 5.15(d).

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Code” means the U.S. Internal Revenue Code of 1986.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company 10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (together with any amendments thereto filed with the SEC and publicly available on the SEC’s EDGAR website at least two (2) Business Days prior to the date of this Agreement).

“Company Board” has the meaning set forth in the Recitals.

“Company Disclosure Schedule” has the meaning set forth in the preamble of ARTICLE III.

“Company Insurance Subsidiary” means each Company Subsidiary that conducts the business of insurance.

“Company IP” has the meaning set forth in Section 3.12(a).

“Company Option” means an award of an option to purchase shares of Common Stock granted pursuant to a Company Stock Plan.

“Company PSU” means an award of performance share units with respect to shares of Common Stock granted pursuant to a Company Stock Plan.

“Company Recommendation” has the meaning set forth in Section 3.04(c).

A-1-3

“Company Restricted Share” means a restricted share of Common Stock, subject to forfeiture, granted pursuant to a Company Stock Plan.

“Company RSU” means an award of restricted stock units with respect to shares of Common Stock granted pursuant to a Company Stock Plan.

“Company SAP Statements” has the meaning set forth in Section 3.14(a).

“Company Stock Plans” means the Company’s 2005 Equity Incentive Plan and the Company’s 2010 Omnibus Incentive Plan, as amended.

“Company Stockholders’ Meeting” has the meaning set forth in Section 5.03.

“Company Subsidiaries” has the meaning set forth in Section 3.03.

“Compliant” means, with respect to the Required Information, that (a) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading in light of the circumstances in which it was made, (b) the financial statements included in such Required Information have been prepared in accordance with GAAP consistently applied and audited in accordance with generally accepted auditing standards in the United States, except as may be indicated in the notes thereto, and (c) the independent accountant that audited the financial statements has not withdrawn any audit opinion with respect to any financial statements contained in the Required Information.

“Consent Solicitation” has the meaning set forth in Section 5.15(b).

“Contract” means any contract, license, lease, commitment, arrangement, purchase or sale order, undertaking, understanding or other agreement, whether written or oral.

“Control” means the power to direct or cause the direction of management or policies of a Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

“Convertible Notes” has the meaning set forth in Section 5.15(a).

“Covered Person” has the meaning set forth in Section 5.09(a).

“Debt Financing” has the meaning set forth in Section 5.14(a).

“Debt Tender Offer” has the meaning set forth in Section 5.15(a).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.06(a).

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

“Effective Time” has the meaning set forth in Section 2.02.

“Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of law (including common law) regulating or relating to the protection of human health from exposure to any hazardous substance, natural resource damages or the protection of the environment, including laws relating to the protection of wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, release or threatened release of hazardous substances.

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“Equity Commitment Letter” has the meaning set forth in Section 4.04(a).

“Equity Financing” has the meaning set forth in Section 4.04(a).

“Equity Providers” has the meaning set forth in the Recitals.

“ERISA” has the meaning set forth in the definition of Benefit Plan.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated under such Exchange Act from time to time.

“Exchange Fund” has the meaning set forth in Section 2.07(a).

“Excluded Shares” has the meaning set forth in Section 2.05(b)(ii).

“GAAP” means accounting principles and practices generally accepted in the United States.

“Governmental Entity” means (a) any federal, state, local, municipal, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, public or private arbitrator or arbitral body or any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature; (b) any self-regulatory organization or (c) any subdivision of any of the foregoing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations promulgated thereunder.

“Indemnitees” has the meaning set forth in Section 5.14(b).

“Insurance Regulator” means any of (a) a Governmental Entity regulating or supervising the business of insurance or reinsurance companies and (b) Lloyd’s.

“Intellectual Property” means all foreign and domestic: (a) trademarks, service marks, brand names, corporate names, Internet domain names, logos, symbols, trade dress, trade names, and all other source indicators and all goodwill associated therewith and symbolized thereby; (b) patents and proprietary inventions and discoveries; (c) confidential and proprietary information, trade secrets and know-how; (d) copyrights, software and works of authorship in any media; and (e) all applications and registrations, invention disclosures, and extensions, revisions, restorations, substitutions, modifications, renewals, divisions, continuations, continuations-in-part, reissues and re-examinations related to any of the foregoing.

“Intervening Event” means a material change, development, effect, circumstance, state of facts or event that affects the business, assets or operations of the Company occurring after the date of this Agreement that is not related to the receipt, existence of or terms of an Acquisition Proposal or any inquiry relating thereto and the occurrence of which is not reasonably foreseeable to the Special Committee as of the date hereof.

“Judgment” means any judgment, order, stipulation, determination, award, writ, injunction or decree entered by or with any Governmental Entity.

“Knowledge” means, with respect to the Company, the knowledge of the individuals listed on Section 1.01 of the Company Disclosure Schedule after reasonable inquiry and, with respect to Parent, the knowledge of the officers of Parent after reasonable inquiry.

“K-Z LLC” has the meaning set forth in the Recitals.

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“K-Z LLC Equity Commitment Letter” has the meaning set forth in Section 4.04(a).

“Law” means any law, statute, common law, ordinance, code, rule, Judgment, directive, Lloyd’s Regulation, handbook or rulebook issued by an Insurance Regulator, Permit, regulation or other requirement having the force of law.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Liabilities” means any liabilities or obligations of any kind, whether accrued, contingent, known or unknown, absolute, inchoate or otherwise.

“Lien” means any mortgage, deed of trust, pledge, lien, license, charge, restriction, claim, option to purchase, security interest, lease, sublease, covenant, right of way, easement, encroachment, right, option, conditional sale or other title retention, right of first refusal or other encumbrance of any nature whatsoever (other than Liens for or with respect to Taxes that are not yet due and payable or delinquent), including any restriction on use, transfer, voting or other exercise of any attributes of ownership.

“Lloyd’s” means the Society and Corporation of Lloyd’s incorporated under the Lloyd’s Acts of 1871 to 1982 of England and Wales.

“Lloyd’s Regulations” means the by-laws, regulations, codes of practice and mandatory directions and requirements governing the conduct and management of underwriting business at Lloyd’s from time to time, including in respect of the administration or conduct of Lloyd’s managing agencies or Lloyd’s personal or corporate members.

“Material Adverse Effect” means any change, development, effect, circumstance, state of facts or event that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the operations, business, assets, properties, Liabilities or condition (financial or otherwise) of the Company and the Company Subsidiaries taken as a whole; provided, that with respect to this clause (a) the term “Material Adverse Effect” shall not include any such change, development, effect, circumstance, state of facts or event relating to or arising from (i) changes in the economy or financial markets generally in the United States or other countries in which the Company conducts material operations, (ii) the occurrence, escalation, outbreak or worsening of any war, acts of terrorism or military conflicts in the United States or other countries in which the Company conducts material operations, (iii) changes in the economic, business, financial or regulatory environment generally affecting the industries in which the Company and the Company Subsidiaries operate, (iv) changes in any applicable Laws or applicable accounting regulations (including GAAP or SAP), (v) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, (vi) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings, or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure to the extent not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (vii) the announcement of the execution of this Agreement and the transactions contemplated hereby (provided, that if any of the foregoing result in a breach of Section 3.05, the changes, developments, effects, circumstances, state of facts or events that result from, arise out of or relate to such breach shall not be disregarded when determining whether a Material Adverse Effect has occurred), (viii) any action taken or not taken by the Company or any Company Subsidiary, in each case which is expressly required or prohibited by this Agreement (provided, that this clause (viii) shall not apply with respect to any action taken pursuant to the requirement that the Company and the Company Subsidiaries conduct their business in all material respects in the ordinary course of business consistent with past practice), (ix) any action taken or not taken by the Company or any Company Subsidiary at the written request or direction of Parent or its

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Affiliates, (x) (A) any restatement of the Company’s financial statements or the disclosure of any material weakness or significant deficiency in the Company’s internal control over financial reporting, (B) any disclosures (or amendments to prior disclosures) in any SEC Documents requested or required to be made at the direction of the SEC or SEC staff or the Company’s independent registered public accountants or (C) any delinquent filing of an SEC Document made by the Company after the applicable filing deadline as prescribed by the SEC’s rules and regulations or (xi) any change or announcement of a potential change or change in outlook (including any negative watch) in the A.M. Best rating of the Company or any of the Company Subsidiaries or any of their securities (provided, that the facts or occurrences giving rise to or contributing to such change or announcement of a potential change to the extent not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided, however, that, with respect to clauses (i) through (v), effects resulting from any change, development, effect, circumstance, state of facts or event that has had or would reasonably be expected to have a disproportionate adverse effect on the Company or any Company Subsidiary compared to other companies operating in the industries in which the Company or the Company Subsidiaries operate will be considered for purposes of determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur or (b) would prevent or materially delay, interfere with or hinder the consummation by the Company of the Merger or the compliance by the Company with its obligations under this Agreement.

“Material Contract” has the meaning set forth in Section 3.13(a).

“Maximum Premium” has the meaning set forth in Section 5.09(c).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.05(b)(i).

“Merger Sub” has the meaning set forth in the Preamble.

“NASDAQ” means the NASDAQ Global Select Market.

“Non-Disclosure Agreement” means the Non-Disclosure Agreement, dated as of November 17, 2017, by and between Stone Point LLC and Company.

“Non-Party Entities” has the meaning set forth in Section 8.13.

“Offer Documents” has the meaning set forth in Section 5.15(d).

“Order” means any order, judgment, award, decision, decree, injunction, ruling writ or assessment of any Governmental Entity (whether temporary, preliminary or permanent).

“Other Securities” shall mean any outstanding bonds, notes or debentures of the Company other than the Convertible Notes or any outstanding shares of the Preferred Stock.

“Outside Date” has the meaning set forth in Section 7.01(b)(i).

“Owned Real Property” has the meaning set forth in Section 3.18(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” has the meaning set forth in the preamble of ARTICLE IV.

“Parent Expenses” has the meaning set forth in Section 7.03(b).

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“Parent Related Parties” means Parent, Merger Sub, Trident, K-Z LLC and any of their respective Affiliates, Representatives, holders of equity interests, successors or assigns.

“Party” means each party to this Agreement.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001 and the regulations promulgated thereunder.

“Paying Agent” has the meaning set forth in Section 2.07(a).

“Permits” has the meaning set forth in Section 3.10.

“Permitted Liens” means (a) any Liens for taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, landlords’ or other similar Liens, (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) Liens that do not, individually or in the aggregate, materially impair the continued use or operation of the property to which they relate or the conduct of the business of the Company and the Company Subsidiaries as conducted on the date of this Agreement, (e) statutory Liens arising by operation of Law with respect to a liability incurred in the ordinary course of business and which is not yet due and payable or which is being contested in good faith and by appropriate proceedings and (f) easements, rights of way or other similar matters or restrictions or exclusions that would be shown by a current survey title report or other similar report.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Preferred Stock” has the meaning set forth in Section 3.02(a).

“Proxy Statement” has the meaning set forth in Section 5.02(a).

“Public Stockholders” means all of the holders of outstanding Common Stock, excluding Parent and its Affiliates, the Rollover Stockholders and their respective Affiliates, and the directors and officers of the Company set forth on Schedule I. For purposes of this definition only, Rollover Stockholders shall also include each immediate family member (as defined in Item 404 of Regulation S-K) of any Rollover Stockholder and any trust or other entity (other than the Company) in which any Rollover Stockholder or any such immediate family member thereof holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“Related Party Agreement” means any Contract between the Company or any Company Subsidiary, on the one hand, and any individual who has the meaning ascribed to “related person” under Item 404 of Regulation S-K, on the other hand.

“Representatives” has the meaning set forth in Section 5.04(a).

“Required Information” means all financial, business and other pertinent information reasonably requested by Parent or its financing sources in order to consummate any Debt Financing, including annual audited consolidated financial statements of the Company and the Company Subsidiaries as of and for the three (3) years ended more than ninety (90) days prior to the Closing Date and, if applicable, quarterly unaudited condensed consolidated financial statements (with information of the type included in the unaudited financial statements) of the Company and the Company Subsidiaries as of and for quarters (and the corresponding year-to-date interim period if more than one quarter) ended more than forty-five (45) days prior to the Closing Date (and the

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corresponding period of the prior year), management’s discussion and analysis of financial condition and results of operations for annual and interim periods required to be included in the offering materials, business and other financial and other data of the type and form customarily included in information memoranda for syndicated bank financing, all of which shall be Compliant.

“Required Regulatory Approvals” has the meaning set forth in Section 6.01(c).

“Required Stockholder Vote” has the meaning set forth in Section 3.04(a).

“Rollover Agreement” has the meaning set forth in the Recitals.

“Rollover Shares” has the meaning set forth in the Recitals and includes the shares of Common Stock of any employee holder that executes a joinder to the Rollover Agreement after the date hereof in accordance with Section 5.16.

“Rollover Stockholders” has the meaning set forth in the Recitals and shall include any employee holder of shares of Common Stock that executes a joinder to the Rollover Agreement after the date hereof in accordance with Section 5.16.

“Significant Subsidiary” has the meaning ascribed to it under Rule 1-02 of Regulation S-X of the SEC.

“SAP” means accounting practices required or permitted by applicable insurance Governmental Entities.

“Schedule 13E-3” has the meaning set forth in Section 5.02(b).

“SEC” means the U.S. Securities and Exchange Commission, and any successor or replacement entity.

“SEC Documents” has the meaning set forth in Section 3.07(a).

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated under such Securities Act from time to time.

“Senior Notes Indenture” means the Indenture, dated as of December 21, 2011, between the Company and the Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the First Supplemental Indenture, dated as of December 21, 2011 and the Third Supplemental Indenture, dated as of December 10, 2014, governing the 5.5% Convertible Senior Notes due 2021 of the Company, and the Fourth Supplemental Indenture, dated December 15, 2014, governing the 2.75% Convertible Senior Notes due 2044 of the Company.

“Special Committee” has the meaning set forth in the Recitals.

“Special Committee Financial Advisor” has the meaning set forth in Section 3.04(d).

“Subsidiary” means, when used with respect to any Person, any other Person that such Person Controls more than fifty percent (50%) of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person (or, in the case of a partnership, limited liability company or other similar entity, Control of the general partnership, managing member or similar interests); provided, that the Company and the Company Subsidiaries shall not be deemed to be Subsidiaries of Parent or its stockholders for any purpose hereunder.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal (except that references to “ten percent (10%) or more” in the definition of such term will be deemed for purposes of this definition of Superior Proposal to be references to “fifty percent (50%) or more”) made in writing and not solicited in violation of

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Section 5.04 that the Company Board or the Special Committee has determined in its good faith judgment (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal (including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition), and (b) if consummated, would result in a transaction more favorable to the Public Stockholders from a financial point of view (including the effect of any termination fee or provision relating to the reimbursement of expenses) than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 5.04(e) of this Agreement and the time likely to be required to consummate such Acquisition Proposal).

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Syndicate” means Persons underwriting insurance business at Lloyd’s through the agency of a managing agent or a substitute agent to which a syndicate number is assigned by or under the authority of the governing body of Lloyd’s.

“Tax” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duties, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, license, estimated, real property, personal property, unclaimed property, escheat, windfall profits, occupation, premium, social security (or similar), workers’ compensation, transfer, registration, alternative or other tax, duty, fee or assessment of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amount and any interest in respect of such penalties and additions and including any amount payable pursuant to an obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Return” means all returns, reports (including elections, declarations, disclosures, schedules, estimates and information returns) and similar documents supplied or required to be supplied to a Tax authority relating to Taxes, including any schedule or attachment thereto and any correspondence relating thereto, and including any amendment thereof, claim for refund, and declaration of estimated Tax.

“Termination Fee” has the meaning set forth in Section 7.03(a).

“Trident” has the meaning set forth in the Recitals.

“Trident Equity Commitment Letter” has the meaning set forth in Section 4.04(a).

“Willful Breach” means a material breach of this Agreement that is a consequence of a deliberate act or omission undertaken by the breaching party with the Knowledge that the taking of or the omission of taking such act would constitute a material breach of this Agreement.

Section 1.02 Interpretations.

(a) The Parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(b) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neutral genders of such term.

(c) References to “$” or “dollars” shall refer to U.S. dollars unless specified otherwise.

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(d) References herein to a specific Section, Subsection, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement.

(e) Wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”

(f) References herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and as in effect from time to time, and also to all rules and regulations promulgated thereunder unless such reference is to a Law in existence as of a specified date.

(g) References herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, other than for purposes of the Company Disclosure Schedule.

(h) References herein to any Person are also to its permitted successors and assigns.

(i) The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

(j) If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(k) References herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.”

(l) The terms “or,” “any” and “either” shall not be exclusive.

(m) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(n) The word “will” shall be construed to have the same meaning and effect as the word “shall”.

ARTICLE II

THE MERGER

Section 2.01 The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Merger Sub will be merged with and into the Company, the separate existence of Merger Sub will cease, and the Company will continue as the surviving corporation (the “Surviving Corporation”). The Merger will have the effects as provided by the DGCL.

Section 2.02 Effective Time. As soon as practicable on the Closing Date, Merger Sub and the Company will file with the Secretary of State of the State of Delaware the certificate of merger (the “Certificate of Merger”) executed in accordance with the requirements of Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is permissible in accordance with the DGCL and as the Parties may agree, as specified in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

Section 2.03 Closing. Unless otherwise agreed by the Parties in writing, the closing of the Merger (the “Closing”) will take place by the exchange of documents by facsimile, PDF or other electronic means on the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by this Agreement and

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applicable Law) of the conditions (other than conditions that by their nature are to be satisfied at the Closing but subject to such conditions being satisfied) provided in ARTICLE VI. The date on which the Closing actually occurs is referred to as the “Closing Date”.

Section 2.04 Certificate of Incorporation; Bylaws; Directors and Officers. At the Effective Time:

(a) the certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation (the “Certificate of Incorporation”), until, subject to Section 5.09(a), thereafter amended in accordance with its terms and as provided by the DGCL;

(b) subject to Section 5.09(a), the bylaws of the Company shall be amended in the Merger to read the same as the bylaws of Merger Sub in effect immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company, and as so amended shall be the bylaws of the Surviving Corporation (the “Bylaws”), until, subject to Section 5.09(a), thereafter amended in accordance with its terms and as provided by the DGCL;

(c) the Company shall take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time shall be the only directors of the Surviving Corporation as of immediately following the Merger until the earlier of (i) their respective death, resignation or removal or (ii) such time as their respective successors are duly elected or appointed as provided in the Certificate of Incorporation or Bylaws; and

(d) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of (i) their respective death, resignation or removal or (ii) such time as their respective successors are duly appointed as provided in the Certificate of Incorporation or Bylaws.

Section 2.05 Effect of Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any stockholders of the Company or Merger Sub, as applicable:

(a) each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation;

(b) subject to Section 2.06:

(i) each share of Common Stock that is issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, each share of Common Stock held by any wholly owned Company Subsidiary and Dissenting Shares, will be converted into the right to receive $13.50 in cash, without interest (the “Merger Consideration”), and, when so converted, will automatically be canceled and will cease to exist, except the right to receive the Merger Consideration as contemplated by Section 2.07(b);

(ii) each share of Common Stock (A) held by Merger Sub or Parent (including the Rollover Shares) or (B) held by the Company in treasury (all such shares, collectively the “Excluded Shares”) will automatically be canceled and will cease to exist; and

(iii) each share of Common Stock held by any wholly owned Company Subsidiary shall remain outstanding in accordance with its terms.

(c) each share of Preferred Stock shall remain outstanding in accordance with its terms.

Section 2.06 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, each share of Common Stock that is issued and outstanding immediately prior to the Effective Time and held by a holder who has demanded and perfected

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such holder’s right to appraisal of such shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into or represent the right to receive the Merger Consideration, but such holder will instead be entitled to such rights as are afforded by Section 262 of the DGCL, unless such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal, in which case such shares shall be subject to Section 2.06(b).

(b) If any holder of shares of Common Stock who demands appraisal of such shares pursuant to the DGCL fails to perfect, withdraws or otherwise loses such holder’s right to appraisal, at the later of the Effective Time or upon the occurrence of such event, each of such holder’s shares of Common Stock will be converted into and will represent the right to receive the Merger Consideration, without interest, in accordance with Section 2.05(b)(i), and shall not be Dissenting Shares hereunder.

(c) The Company shall give Parent:

(i) prompt notice of any written demand for appraisal or payment of the fair value of any shares of Common Stock (including copies of any written demands), withdrawals or attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL received by the Company; and

(ii) the right to direct all negotiations and proceedings with respect to demands for appraisal or payment of the fair value under the DGCL.

(d) Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or payment of the fair value of any shares of Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.07 Exchange of Certificates; Payment for Common Stock.

(a) Paying Agent. Prior to the Effective Time, Parent will appoint American Stock Transfer & Trust Company or such other bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. At or immediately following the Effective Time, Parent will have deposited, or caused to be deposited, with the Paying Agent, for the benefit of the holders of shares of Common Stock (other than Excluded Shares), the aggregate amount of cash payable under Section 2.05(b)(i) (the “Exchange Fund”).

(b) Exchange Procedures.

(i) Promptly after the Effective Time (but no later than five (5) Business Days after the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which represented outstanding shares of Common Stock (other than Excluded Shares) immediately prior to the Effective Time (“Certificates”), and to each holder of uncertificated shares of Common Stock represented by book entry immediately prior to the Effective Time (“Book-Entry Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.05(b):

(A) with respect to holders of Certificates, a letter of transmittal (which will be in customary form and reviewed by the Company prior to the delivery thereof) specifying that delivery will be effected, and risk of loss and title to the Certificates held by such Person will pass, only upon delivery of the Certificates to the Paying Agent; and

(B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

(ii) Upon surrender to, and acceptance in accordance with Section 2.07(b)(iii) below by, the Paying Agent of a Certificate, the holder will be entitled to the amount of cash into which the number of shares of

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Common Stock formerly represented by each Certificate surrendered has been converted under this Agreement.

(iii) Parent shall cause the Paying Agent to accept Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as Parent may cause the Paying Agent to impose to effect an orderly exchange of the Certificates or Book-Entry Shares in accordance with normal exchange practices.

(iv) After the Effective Time, no further transfers may be made on the records of the Company or its transfer agent of Certificates or Book-Entry Shares and if such Certificates or Book-Entry Shares are presented to the Company for transfer, they will be canceled against delivery of the Merger Consideration allocable to the shares of Common Stock represented by such Certificates or Book-Entry Shares.

(v) No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates or Book-Entry Shares.

(vi) If any Merger Consideration is to be remitted to a name other than that in which the surrendered Certificate is registered, no Merger Consideration may be paid in exchange for such surrendered Certificate unless:

(A) the Certificate so surrendered is properly endorsed, with signature guaranteed, or otherwise in proper form for transfer; and

(B) the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(vii) Until surrendered as contemplated by this Section 2.07 and at any time after the Effective Time, each Certificate or Book-Entry Share (other than Dissenting Shares and Excluded Shares) will be deemed to represent only the right to receive upon such surrender the Merger Consideration allocable to such Book-Entry Share or the shares represented by such Certificate, as contemplated by Section 2.05(b).

(c) No Further Ownership Rights in Common Stock. The Merger Consideration paid upon the surrender for exchange of Certificates or in exchange for Book-Entry Shares in accordance with this Section 2.07 will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock represented by such Certificates or Book-Entry Shares.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received by the Paying Agent in respect of all such funds) that remains undistributed to the holders of Certificates or Book-Entry Shares upon expiry of the period of six (6) months following the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation. Any holders of shares of Common Stock prior to the Merger who have not complied with this Section 2.07 prior to such time may look only to the Surviving Corporation for payment of their claim for Merger Consideration to which such holders may be entitled.

(e) No Liability. No Party will be liable to any Person in respect of any amount from the Exchange Fund delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, the Paying Agent will issue the Merger Consideration deliverable in respect of, and in exchange for, such lost, stolen or destroyed Certificate, as determined in accordance with this Section 2.07, only upon:

(i) the making of an affidavit of such loss, theft or destruction by the Person claiming such Certificate to be lost, stolen or destroyed; and

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(ii) if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may reasonably require as indemnity against any claim that may be made against it with respect to such Certificate; or

(iii) if required by the Surviving Corporation, such Person’s entry into an indemnity agreement reasonably satisfactory to the Surviving Corporation to indemnify the Surviving Corporation against any claim that may be made against the Surviving Corporation with respect to such Certificate.

(g) Withholding Rights. Parent, Merger Sub, the Surviving Corporation and the Paying Agent may deduct and withhold from the consideration otherwise payable under this Agreement to any holder of shares of Common Stock such amounts as Parent, Merger Sub, the Surviving Corporation or the Paying Agent may be required to deduct and withhold under the Code or any similar provision of state, local or foreign Tax Law with respect to the making of such payment. Any amounts so deducted and withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent will be treated as having been paid to the Person in respect of which such deduction and withholding was made for all purposes.

Section 2.08 Treatment of Company Equity Awards. Except as otherwise agreed by and between Parent and a holder of a Company Equity Award prior to the Effective Time:

(a) Company Stock Options. As of the Effective Time, each Company Option that is outstanding and is vested immediately prior to the Effective Time, shall, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of such Company Option, be canceled, extinguished and converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of Common Stock of such Company Option, multiplied by (ii) the number of shares of Common Stock underlying such Company Option; provided, that any Company Option that is outstanding and vested immediately prior to the Effective Time with an exercise price per share of Common Stock that is equal to or greater than the Merger Consideration shall be canceled for no consideration. As of the Effective Time, each Company Option that is outstanding and not vested immediately prior to the Effective Time with an exercise price per share of Common Stock that is less than the Merger Consideration shall, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of such unvested Company Option, be converted into the right to receive from the Surviving Corporation within 15 Business Days after the date such Company Option would have vested (subject to the vesting conditions of such Company Option) an amount in cash, without interest, equal to the product of (i) the excess of the Merger Consideration over the applicable exercise price per share of Common Stock of such Company Option, multiplied by (ii) the number of shares of Common Stock underlying such Company Option. As of the Effective Time, each Company Option that is outstanding and not vested immediately prior to the Effective Time with an exercise price per share of Common Stock that is equal to or greater than the Merger Consideration shall, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of such unvested Company Option, be cancelled for no consideration.

(b) Company Restricted Shares. As of the Effective Time, each Company Restricted Share that is outstanding and vested immediately prior to the Effective Time shall, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of such Company Restricted Share, be forfeited to the Company, treated in accordance with Section 2.05(b)(ii) and converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to the Merger Consideration per Company Restricted Share. As of the Effective Time, each Company Restricted Share that is outstanding and unvested immediately prior to the Effective Time shall, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of such Company Restricted Share, be forfeited to the Company, treated in accordance with Section 2.05(b)(ii) and converted into the right to receive from the Surviving Corporation , within 15 Business Days after the date such Company Restricted Share would have vested (subject to the vesting conditions of such Company Restricted Share) an amount in cash, without interest, equal to the Merger Consideration per Company Restricted Share.

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(c) Company RSUs. As of the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of such Company RSU, be canceled, extinguished and converted into the right to receive from the Surviving Corporation within 15 Business Days after the date such Company RSU would have vested (subject to the vesting conditions of such Company RSU) an amount in cash, without interest, equal to the product of (i) the Merger Consideration multiplied by (ii) the total number of shares of Common Stock underlying such Company RSU.

(d) Company PSUs. As of the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of such Company PSU, be canceled, extinguished and converted into the right to receive from the Surviving Corporation within 15 Business Days after the date such Company PSU would have vested (subject to the vesting conditions of such Company PSU) an amount in cash, without interest, equal in value to the product of (i) the Merger Consideration multiplied by (ii) the greater of (x) the target number of shares of Common Stock set forth in such Company PSU, and (y) to the extent that the performance period applicable to such Company PSU ended on or prior to the Closing Date, the number of shares of Common Stock that would have vested based on the actual achievement during the applicable performance period (as determined by compensation committee of the Company Board (the “Compensation Committee”)).

(e) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board or the Compensation Committee of the Company Board, as applicable, shall adopt any resolutions and take all actions that are necessary to effectuate the provisions of this Section 2.08.

(f) Payroll Procedures. All amounts payable pursuant to this Section 2.08 shall be paid to the applicable recipient solely through the payroll system of the Company and the Company Subsidiaries, as applicable, less applicable withholding Taxes and other applicable deductions, if any.

Section 2.09 Adjustments to Merger Consideration. In the event that, between the date of this Agreement and the Effective Time, the number of issued and outstanding shares of Common Stock, or securities convertible or exchangeable into or exercisable for shares of Common Stock, changes as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change; provided, that nothing in the foregoing shall permit the Company to take any action which is otherwise prohibited by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the corresponding sections of the disclosure letter delivered by the Company to Parent before the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other section of the Company Disclosure Schedule to the extent the relevance of such item to such other section is reasonably apparent on its face to Parent and Merger Sub) or (ii) the SEC Documents made publicly available on EDGAR on or after January 1, 2016 and at least two (2) Business Days prior to the date of this Agreement (excluding any disclosures contained in the “Risk Factors” section thereof and any disclosures or statements to the extent they are cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under Delaware Law and has all requisite corporate power and authority to carry on its business as now being conducted and to

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own, lease, use and operate the properties owned and used by it. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Subsidiary is validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

(b) The Company and the Company Subsidiaries are qualified and in good standing to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except to the extent the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The copies of the certificate of incorporation and bylaws of the Company that are incorporated by reference into the Company 10-K are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

Section 3.02 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 500,000,000 shares of Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on February 23, 2018, (i) 196,091,789 shares of Common Stock (excluding unvested Company Restricted Shares and 5,578,895 shares of Common Stock held by wholly owned Company Subsidiaries) are issued and outstanding, (ii) 5,398,750 shares of Preferred Stock are issued and outstanding, (iii) no unvested Company Restricted Shares are issued and outstanding, (iv) 1,385,698 shares of Common Stock are issuable upon the exercise of outstanding Company Options, (v) 3,753,709 shares of Common Stock are reserved for issuance upon the settlement of Company RSUs and (vi) 807,350 shares of Common Stock are reserved for issuance upon the settlement of Company PSUs (assuming vesting and settlement at target performance levels). All of the issued and outstanding shares of Common Stock and Preferred Stock are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in this Section 3.02(a), there are no outstanding options, warrants or other rights of any kind (including preemptive rights) issued or granted by the Company to acquire from the Company any additional shares of capital stock of the Company, or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares from the Company, nor is the Company committed to issue any such options, warrants, rights or securities.

(b) Section 3.02(b) of the Company Disclosure Schedule contains a correct and complete list of the aggregate number of outstanding Company Options, Company Restricted Shares, Company RSUs and Company PSUs as of the date hereof. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(c) As of the date of this Agreement, there were no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock, or securities convertible into or exchangeable for capital stock, of the Company. Neither the Company nor any Company Subsidiary is a party to any Contract that (i) obligates the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock, or securities convertible into or exchangeable for capital stock, of the Company, (ii) related to the voting or transfer of, requires registration of, or grants any preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights with respect to, any capital stock, or securities convertible into or exchangeable for capital stock, of the Company or (iii) is otherwise related to, creates, establishes or defines the terms and conditions of any capital stock, or securities convertible into or exchangeable for capital stock, of the Company.

(d) No shares of Common Stock are held by any Company Subsidiary.

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Section 3.03 Subsidiaries. Section 3.03(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of all Subsidiaries of the Company (the “Company Subsidiaries”) and (b) for each Significant Subsidiary, the jurisdiction of organization and its authorized, issued and outstanding equity interests (including partnership interests and limited liability company interests) that are not owned by the Company or one of its Subsidiaries. All of the outstanding shares of capital stock or other equity interests of each of the Significant Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and owned free and clear of any Lien.

Section 3.04 Authorization; Approval and Fairness.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger, subject only to adoption of this Agreement by the affirmative vote of (i) the holders of at least a majority of all outstanding shares of Common Stock and (ii) the holders of at least a majority of all outstanding shares of Common Stock held by the Public Stockholders, in each case, entitled to vote on such matter at a meeting of stockholders duly called and held for such purpose (together, the “Required Stockholder Vote”). The quorum for the Company Stockholders’ Meeting is the number of shares of Common Stock representing a majority of the voting power of the Company, in person or by proxy.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles.

(c) On or prior to the date of this Agreement, the Special Committee and the Company Board (upon the recommendation of the Special Committee) have (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair, advisable and in the best interests of the Company and the Public Stockholders, (ii) adopted resolutions approving the terms of this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement, the Merger and the other transactions contemplated hereby (the “Company Recommendation”).

(d) The Special Committee has received an opinion of Deutsche Bank Securities Inc. (the “Special Committee Financial Advisor”) to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the Public Stockholders, and, as of the date hereof, such opinion has not been withdrawn, revoked or modified. A signed copy of such opinion will be made available to Parent within one (1) Business Day of the date of this Agreement for informational purposes only.

Section 3.05 Consents.

(a) Assuming that the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 3.05(b) have been made or obtained, the execution, delivery and performance by the Company of this Agreement will not (with or without notice or lapse of time) result in any violation of, be in conflict with, result in a breach of, or constitute a default (or trigger or accelerate loss of rights or benefits or accelerate performance or obligations required) under:

(i) any provision of the Company’s or any Significant Subsidiaries’ certificate of incorporation or bylaws (or comparable organizational documents);

(ii) any Law or Judgment to or by which the Company or any of the Company Subsidiaries or their respective properties is subject or bound, or any Permit held by the Company or any of the Company

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Subsidiaries, except for such violations, conflicts, breaches or defaults that would not, together with all such other violations, conflicts, breaches and defaults, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or

(iii) any Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or their respective properties is bound, or result in the creation of any Lien upon any of the properties or assets of the Company or any of the Company Subsidiaries (other than those that may be cancelled by the Company or any of the Company Subsidiaries upon notice of one hundred and eighty (180) days or less without material penalty), except for such violations, conflicts, breaches, defaults or Liens that would not, together with all such other violations, conflicts, breaches, defaults and Liens, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) No consent, approval, qualification, order or authorization of, or filing with, any Governmental Entity is required in connection with the valid execution, delivery or performance of this Agreement by the Company or the consummation of any other transaction contemplated on the part of the Company under this Agreement, except for applicable requirements of (i) the Exchange Act, state securities laws or “blue sky” laws, (ii) the HSR Act, (iii) NASDAQ, (iv) the filing and recordation of the Certificate of Merger as required by the DGCL, (v) the consents, approvals, authorizations, waivers, permits, filings and notifications set forth in Section 3.05(b) of the Company Disclosure Schedule, (vi) such other consents, approvals, authorizations, waivers, permits, filings and notifications, in each case the failure to obtain which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (vii) such other items as may be required solely by reason of the business or identity of Parent or any of its Affiliates.

Section 3.06 Proxy Statement; Schedule 13E-3.

(a) None of the information to be supplied by or on behalf of the Company for inclusion in the Proxy Statement or the Schedule 13E-3 will (i) in the case of the Schedule 13E-3 (or any amendment thereof or supplement thereto), as of the date of filing and as of the date of the Company Stockholders’ Meeting, and (ii) in the case of the Proxy Statement (or any amendment thereof or supplement thereto), as of the date of filing or mailing to the Company’s stockholders and as of the date of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) The Proxy Statement will, as of its first date of use, comply as to form in all material respects with the provisions of the Exchange Act.

Section 3.07 SEC Documents; Financial Statements; Sarbanes-Oxley.

(a) The Company has timely filed (or received the appropriate extension of time within which to file) with the SEC all reports, schedules, forms, statements, amendments, supplements and other documents required to be filed with the SEC since January 1, 2016, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (these documents, together with all information incorporated by reference therein and exhibits thereto, the “SEC Documents”).

(b) As of the respective dates that they were filed, the SEC Documents complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be. None of the SEC Documents, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements in the SEC Documents, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the SEC Documents is the subject of an ongoing SEC formal, informal or voluntary review or investigation.

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(c) The financial statements of the Company included in the SEC Documents (i) comply in all material respects with applicable accounting requirements and the applicable published rules and regulations of the SEC, (ii) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by applicable instructions or regulations of the SEC relating to the preparation of quarterly reports on Form 10-Q) applied on a consistent basis during the period involved (except as may be indicated in the notes to the financial statements), and (iii) present fairly, in all material respects, the consolidated financial position of the Company at their respective dates and the results of operations, changes in capital and surplus and cash flow of the Company for each of the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act other than as part of the Company’s consolidated group.

(d) The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by Section 302 of the Sarbanes-Oxley Act of 2002. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has disclosed to its auditors and the Audit Committee of the Company Board, based on the most recent evaluation by the Company’s Chief Executive Officer and Chief Financial Officer of the Company’s internal control over financial reporting, (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involved management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company is not a party to any off-balance sheet arrangements (as defined in Item 303(c) of Regulation S-K promulgated under the Exchange Act).

Section 3.08 Absence of Certain Changes or Events.

(a) Since December 31, 2016, through the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course of such businesses.

(b) Since December 31, 2016, through the date of this Agreement, no Material Adverse Effect has occurred.

Section 3.09 No Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any Liabilities, except for Liabilities:

(a) reflected, reserved for or disclosed in the Company’s balance sheet as of December 31, 2016 or related notes included in the SEC Documents filed by the Company or in any balance sheet or related notes included in any subsequent SEC Documents;

(b) incurred after December 31, 2016 in the ordinary course of business consistent with past practice; or

(c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.10 Compliance with Laws. Each of the Company and the Company Subsidiaries is in compliance with, and at all times since January 1, 2016 has been in compliance with and has not been given notice of any violation of, any applicable Law, except for such violations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and the Company Subsidiaries has in effect all licenses, certificates, authorizations, consents, permits, approvals and other similar authorizations

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of, from or by a Governmental Entity (collectively, “Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, except for such failures to have in effect Permits that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.11 Legal Proceedings.

(a) As of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened, against any of the Company, the Company Subsidiaries or any of their respective directors or officers (in their capacities as such), except for matters which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) As of the date of this Agreement, none of the Company, the Company Subsidiaries or any of their respective directors or officers (in their capacities as such), is subject to any continuing Judgment of any Governmental Entity, except for Judgments which would not, individually or in the aggregate, reasonably be expected to, have a Material Adverse Effect.

Section 3.12 Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and the Company Subsidiaries have sufficient rights to use all Intellectual Property that is used in their respective businesses as conducted on the date of this Agreement (the “Company IP”) free and clear of all Liens and (ii) all of the registrations and applications included in the Company IP owned by the Company or any of the Company Subsidiaries are subsisting.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the conduct of the business of the Company nor the conduct of the business of any of the Company Subsidiaries nor the ownership or use of the Company IP infringes or otherwise violates any Intellectual Property rights of any third party.

Section 3.13 Contracts.

(a) Except for this Agreement, as of the date hereof, none of the Company or any of the Company Subsidiaries is a party to or bound by any Contract (i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than a Benefit Plan), (ii) containing covenants binding upon the Company or any of the Company Subsidiaries that restrict the ability of the Company or any of its Affiliates to compete in any business or in any geographic area or (iii) pursuant to which the Company is granted the right to use the “AmTrust” name. Each such Contract is referred to herein as a “Material Contract.”

(b) Each Material Contract is valid and binding on the Company or one or more of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no breach or default by the Company or any of the Company Subsidiaries under any of the Material Contracts, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a breach or default thereunder by the Company or the Company Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.14 Insurance Matters.

(a) Prior to the date hereof, the Company has made available to Parent accurate and complete copies of the annual, quarterly and other periodic statements, together with all exhibits and schedules, for each of the years

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ended December 31, 2015 and 2016, with respect to each of the Company Insurance Subsidiaries, in each case as filed with the Governmental Entity charged with supervision of insurance companies of such Company Insurance Subsidiary’s jurisdiction of domicile (collectively, the “Company SAP Statements”). The Company SAP Statements (i) have been prepared in accordance with SAP applied on a consistent basis during the period involved (except as may be indicated in the notes to the Company SAP Statements) and (ii) present fairly, in all material respects, the statutory financial position of such Company Insurance Subsidiaries at their respective dates and the results of operations, changes in capital and surplus and cash flows of such Company Insurance Subsidiaries for each of the periods then ended, except as otherwise expressly noted therein. The Company SAP Statements were filed with the applicable Governmental Entity in a timely fashion on forms prescribed or permitted by such Governmental Entity, except as such failure to file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) All reserves for losses (including incurred but not reported), loss adjustment expenses (whether allocated or unallocated) and unearned premium of the Company Insurance Subsidiaries recorded in their respective Company SAP Statements, as of December 31, 2016, (a) have been computed in all material respects in accordance with generally accepted actuarial standards in effect on such date, using actuarial assumptions that were developed on a basis consistent with historical analysis applied with respect to the Company Insurance Subsidiaries and (b) were in compliance in all material respects with the requirements of applicable Law; provided, however, it is acknowledged and agreed by Parent and Merger Sub that the Company is not making any representation or warranty in this Section 3.14 as to the adequacy or sufficiency of reserves.

(c) Except as required by Law and the insurance Permits maintained by the Company Subsidiaries, as of the date of this Agreement, there are no orders or directives by, or supervisory letters from, any Governmental Entity specifically with respect to the Company or any Company Subsidiary which (i) limit the ability of the Company or any Company Subsidiary to issue insurance policies or write surety bonds, (ii) require any investments of the Company or any Company Subsidiary to be treated as nonadmitted assets, (iii) require any divestitures of any investments of the Company or any Company Subsidiary, (iv) in any manner relate to the reserving, regulatory capital, capital adequacy, credit policies or management of the Company or any Company Subsidiary (or Syndicate) or the ability of the Company or any Company Subsidiary to pay dividends or other distributions or (v) otherwise restrict the conduct of business of the Company or any Company Subsidiary in any material respect.

(d) No Company Insurance Subsidiary in the United States is or would be considered by any Governmental Entity to be commercially domiciled in any jurisdiction.

Section 3.15 Takeover Statutes. Prior to the execution of this Agreement, the Company Board has taken all action necessary so that no restrictive provision of any “business combination,” “fair price,” “moratorium,” “control share acquisition,” “takeover,” “interested shareholder” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) is applicable to this Agreement, the Merger or the other agreements and transactions contemplated hereby (including the Rollover Agreement).

Section 3.16 Employee Benefit Plans.

(a) With respect to each material Benefit Plan, prior to the date hereof, the Company has made available to Parent a current, accurate and complete copy thereof. For purposes of this paragraph, an agreement with a current or former employee outside the United States in a form that does not provide severance benefits or notice periods that are materially greater than the severance benefits or notice periods required by applicable Law shall not be considered material. No later than thirty (30) days following the date of this Agreement, the Company shall provide or make available to Parent copies of all material cash incentive or commission plans providing for bonus or commission payments to any individual in any twelve (12) month period following the date of this Agreement that are reasonably expected to be equal to or greater than $200,000.

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(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Benefit Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, (ii) with respect to each Benefit Plan, as of the date of this Agreement, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened and (iii) neither the Company nor any of the Company Subsidiaries has engaged in a transaction (but specifically excluding any transactions with Parent or any of its Affiliates) in connection with which the Company or any of the Company Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the Internal Revenue Service, and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to adversely affect such qualification.

(c) Except as set forth in Section 3.16(c) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Benefit Plan is, and neither the Company nor any of its current or former Subsidiaries sponsors, maintains or contributes to, or has within the six (6) years immediately preceding the date hereof, or with respect to any Subsidiary acquired by the Company has after the date of such acquisition, sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413 of the Code, (iii) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any Company Subsidiary sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment health coverage (other than health care continuation coverage as required by applicable Law or for a limited and defined period of time following a termination of employment pursuant to an employment, severance or similar agreement).

(e) Except as set forth in Section 3.16(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any of their respective employees or consultants for any Taxes incurred by such person under Section 409A or 4999 of the Code, or any interest or penalty related thereto.

(f) Except as contemplated by this Agreement or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) result in any material payment from the Company or any Company Subsidiary becoming due, or material increase in the amount of any compensation due, to any of their respective employees or consultants, (ii) materially increase any benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment (including the funding of a trust or transfer of any assets to fund any benefits under any Benefit Plan) or vesting of any compensation or benefits payable to or in respect of any employee or consultant or (iv) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan.

Section 3.17 Tax Matters.

(a) The Company and the Company Subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all material Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and correct in all material respects.

(b) All material Taxes owed by the Company and the Company Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid, other than any such Taxes that are being contested in good

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faith, have not been finally determined and have been adequately reserved against in accordance with GAAP on the balance sheet included in the most recent SEC Document filed by the Company (other than in the notes thereto). The unpaid Taxes of the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such balance sheet date did not, as of such date, exceed by a material amount the accruals and reserves for Taxes, excluding accruals and reserves for deferred Taxes set forth on such balance sheet (other than in the notes thereto). Since the date of such balance sheet, the Company and the Company Subsidiaries have not incurred any material liability for Taxes other than in the ordinary course of business.

(c) As of the date of this Agreement, there are no pending, nor has the Company or any Company Subsidiary received written notice of the expected commencement of any, audits, examinations, investigations, claims or other proceedings in respect of any material Taxes of the Company or any Company Subsidiary.

(d) There are no Liens for Taxes on any of the assets of the Company or any of the Company Subsidiaries.

(e) Neither the Company nor any Company Subsidiary has been a “controlled corporation” or a “distributing corporation” in any transaction occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code (or any similar provision of state, local or foreign Law).

(f) All material amounts of Tax required to be withheld by the Company and each of the Company Subsidiaries have been timely withheld, and, to the extent required by applicable Law, all such withheld amounts have been timely paid over to the appropriate Governmental Entity.

(g) As of the date of this Agreement, no deficiency for any material Tax has been asserted or assessed by any Governmental Entity in writing against the Company or any of the Company Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn or that have been adequately reserved against in accordance with GAAP on the balance sheet included in the most recent SEC Document filed by the Company (other than in the notes thereto).

(h) Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of any material amount of Tax or agreed to any extension of time with respect to any material Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(i) No Tax rulings, requests for rulings, closing agreements, private letter rulings, technical advice memoranda or other similar agreements or rulings (including any application for a change in accounting method under Section 481 of the Code) have been entered into with, issued by, or filed with any Governmental Entity with respect to or relating to the Company or any of the Company Subsidiaries that could affect material Tax Returns of the Company or any of the Company Subsidiaries that have not been filed as of the date hereof or material Taxes of the Company or any of the Company Subsidiaries that have not been paid as of the date hereof.

(j) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated or similar group filing a consolidated, combined, unitary or similar income Tax Return (other than a group the common parent of which was the Company) or (ii) has any actual or potential liability for the Taxes of any Person (other than the Company or any of the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or pursuant to any contractual obligation (other than pursuant to customary provisions of credit agreements or of agreements entered into with employees, customers, vendors or lessors in the ordinary course of business the principal subject of which does not relate to Tax).

(k) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

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(l) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has had or will have income under Section 965 of the Code. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the Closing Date, no Company Subsidiary that is organized outside the United States holds material assets that constitute “United States property” within the meaning of Section 956 of the Code and that give rise to a material gross income inclusion under Section 951(a)(1)(B) of the Code (taking into account Section 959 of the Code).

(m) Each Company Insurance Subsidiary has, since the date of its inception, been taxed as an insurance company pursuant to Section 831 of the Code. Neither the Company nor any Company Subsidiary has held reserves that qualify as “life insurance reserves” pursuant to Section 816 of the Code or any Treasury Regulation under Subchapter L of the Code.

Section 3.18 Title to Properties.

(a) The Company or one of the Company Subsidiaries has good and marketable title to each parcel of real property owned by the Company or any of the Company Subsidiaries (the “Owned Real Property”). The Owned Real Property is not subject to any Liens (other than Permitted Liens).

(b) The Company or one of the Company Subsidiaries has a valid and enforceable leasehold interest in all real property leased to or by the Company or any of the Company Subsidiaries (the “Leased Real Property”), in each case, as to such leasehold interest, free and clear of all Liens (other than Permitted Liens).

Section 3.19 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any written notice, demand, request for information, citation, summons or order, and no complaint has been filed, no penalty has been assessed, and no Action is pending or, to the Knowledge of the Company, is threatened in writing by any Governmental Entity or other Person with respect to or arising out of any applicable Environmental Law and (b) as of the date of this Agreement, to the Knowledge of the Company, no “release” of a “hazardous substance” (as those or similar terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act or similar state statutes) has occurred at, on, above, under or from any Owned Real Property or Leased Real Property that is reasonably likely to result in any material cost, Liability of the Company or any Company Subsidiary under any applicable Environmental Law.

Section 3.20 Brokers and Finders. Other than the Special Committee Financial Advisor and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Company has not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker’s, finder’s or similar fee or commission in connection with or upon the consummation of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding sections of the disclosure letter delivered by Parent to the Company before the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of the Parent Disclosure Schedule to the extent the relevance of such item to such other section is reasonably apparent on its face to the Company), Parent and Merger Sub jointly and severally hereby represent and warrant to the Company as follows:

Section 4.01 Organization and Qualification. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under Delaware Law. Merger Sub is a direct, wholly owned Subsidiary of Parent

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and has been formed solely for the purpose of merging with and into the Company and taking action incident to the Merger. Except for Liabilities and activities contemplated by this Agreement, neither Parent nor Merger Sub has incurred any obligations or Liabilities or engaged in any business activities of any kind prior to the Closing. All issued and outstanding shares of common stock, par value $0.01 per share, of Merger Sub are and will remain beneficially owned by Parent prior to the Closing. As of the date hereof, Trident and K-Z LLC own beneficially all of the outstanding capital stock of Parent and, as of the Closing, Trident, K-Z LLC, the Rollover Stockholders and any employees who execute a joinder to the Rollover Agreement in accordance with Section 5.16 will own beneficially all of the outstanding capital stock of Parent. As of the date hereof, Barry Zyskind, George Karfunkel and Leah Karfunkel own and, as of the Closing, they will own, directly or indirectly, all of the membership interests of K-Z LLC.

Section 4.02 Authorization.

(a) Each of Parent and Merger Sub has all requisite corporate or other power and authority and has taken all corporate action necessary in order to execute and deliver, and perform its obligations under, this Agreement and, assuming the truth of the representations and warranties set forth in Section 3.15, to consummate the transactions contemplated by this Agreement, including the Merger, subject only to adoption of this Agreement by the affirmative vote of Parent, in its capacity as the sole stockholder of Merger Sub, immediately following the execution of this Agreement by the Parties.

(b) This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally or by general equitable principles.

Section 4.03 Consents.

(a) Assuming that the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 4.03(b) have been made or obtained and, assuming the truth of the representations and warranties set forth in Section 3.15, the execution, delivery and performance by each of Parent and Merger Sub of this Agreement will not (with or without notice or lapse of time) result in any violation of, be in conflict with, result in a breach of, or constitute a default (or trigger or accelerate loss of rights or benefits or accelerate performance or obligations required) under:

(i) any provision of the organizational documents of Parent or Merger Sub; or

(ii) any Law or Judgment to or by which Parent or Merger Sub or their respective properties is subject or bound, except for such violations, conflicts, breaches or defaults that would not, together with all such other violations, conflicts, breaches and defaults, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b) No consent, approval, qualification, order or authorization of, or filing with, any Governmental Entity is required in connection with the valid execution, delivery or performance of this Agreement by Parent or Merger Sub or the consummation of any other transaction contemplated on the part of Parent or Merger Sub under this Agreement, except for applicable requirements, if any, of (i) the Exchange Act, state securities laws or “blue sky” laws, (ii) the HSR Act, (iii) NASDAQ, (iv) the filing and recordation of the Certificate of Merger as required by the DGCL, (v) the consents, approvals, authorizations, waivers, permits, filings and notifications set forth on Section 4.03(b) of the Parent Disclosure Schedule and (vi) assuming the accuracy of Section 3.05(b), such other consents, approvals, authorizations, waivers, permits, filings and notifications, in each case the failure to obtain which would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

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Section 4.04 Equity Financing.

(a) Prior to the date hereof, Parent has made available to the Company accurate and complete copies of (i) a fully executed commitment letter from Trident, dated as of the date hereof (the “Trident Equity Commitment Letter”), (ii) a fully executed commitment letter from the K-Z LLC, dated as of the date hereof (the “K-Z LLC Equity Commitment Letter,” together with the Trident Equity Commitment Letter, the “Equity Commitment Letters”) pursuant to which the Equity Providers have agreed, subject to the terms and conditions thereof, to invest or cause to be invested in Parent the amounts set forth therein (collectively, the “Equity Financing”), (iii) fully executed commitment letters from each of Trident VII, L.P., Trident VII Parallel Fund, L.P., Trident VII DE Parallel Fund, L.P., Trident VII Professionals Fund, L.P., Barry Zyskind, George Karfunkel and Leah Karfunkel (collectively, the “Back-to-Back-Equity Financing Sources”), dated as of the date hereof (the “Back-to-Back Equity Commitment Letters”), pursuant to which the Back-to-Back Equity Financing Sources have agreed, subject to the terms and conditions thereof, to invest or cause to be invested in Trident or K-Z LLC, as applicable, the amounts set forth therein (collectively, the “Back-to-Back Equity Financing”) and (iv) the executed Rollover Agreement. The Equity Commitment Letters and the Back-to-Back Equity Commitment Letters provide, and will continue to provide, that the Company is a third party beneficiary thereof.

(b) The Equity Commitment Letters and the Back-to-Back Equity Commitment Letters constitute the entire and complete agreement of the parties thereto with respect to the Equity Financing and the Back-to-Back Equity Financing, respectively, and, as of the date of this Agreement, there are no side letters or other Contracts or arrangements (except for customary arrangements or agreements to syndicate a portion of the Equity Financing (none of which shall replace or affect the obligation of the Equity Providers to provide the Equity Financing as required under the Equity Commitment Letters)) relating to the funding or investing, as applicable, of the full amount of, or the conditionality, enforceability, termination or availability of, the Equity Financing or Back-to-Back Equity Financing, as applicable, other than as expressly set forth in or contemplated by the Equity Commitment Letters and Back-to-Back Equity Commitment Letters, respectively.

(c) Except as expressly set forth in the Equity Commitment Letters, the Back-to-Back Equity Commitment Letters or the Rollover Agreement, there are no conditions precedent to the obligations of the Equity Providers, the Back-to-Back Equity Financing Sources and the Rollover Stockholders, as applicable, to provide the Equity Financing, the Back-to-Back Equity Financing and to make the contribution to Parent described in the Rollover Agreement, respectively. Assuming the satisfaction of the conditions in Section 6.03, as of the date of this Agreement, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions in any of the Equity Commitment Letters, Back-to-Back Equity Commitment Letters or the Rollover Agreement to be satisfied by it on or prior to the Closing Date, nor, to the Knowledge of Parent, does Parent have any reason to believe that any of the Equity Providers, the Back-to-Back Equity Financing Sources or the Rollover Stockholders will not perform its obligations thereunder.

(d) The net proceeds contemplated by the Equity Commitment Letters will provide Parent with cash proceeds on the Closing Date sufficient to (A) pay the aggregate Merger Consideration and all other amounts required to be paid or repaid by Parent or its Affiliates on the Closing Date in connection with the transactions contemplated hereby, (B) pay any and all fees and expenses required to be paid by Parent in connection with the transactions contemplated hereby and the Equity Financing and (C) satisfy all of the other payment obligations of Parent and the Company contemplated hereunder and payable on the Closing Date. In no event shall the receipt of the Equity Financing, Back-to-Back Equity Financing, nor any Debt Financing that Parent may seek to pursue pursuant to Section 5.14, be a condition to any of the obligations of Parent or Merger Sub hereunder. Parent and Merger Sub acknowledge and agree that neither the obtaining of Equity Financing, Back-to-Back Equity Financing, nor any Debt Financing that Parent may seek to pursue pursuant to Section 5.14, is a condition to the Closing. Parent and Merger Sub will have at Closing all of the funds necessary to consummate the transactions contemplated by this Agreement, refinance any debt financing required to be refinanced in connection with the transactions contemplated by this Agreement and to pay all related fees and expenses for which Parent and Merger Sub will be responsible.

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(e) As of the date of this Agreement, the Equity Commitment Letters and the Rollover Agreement are valid and binding on Parent and, to the Knowledge of Parent, each other party thereto and the Equity Commitment Letters, the Back-to-Back Equity Commitment Letters and the Rollover Agreement in full force and effect. As of the date of this Agreement, there is no default under any of the Equity Commitment Letters or the Rollover Agreement by Parent or, to the Knowledge of Parent, any other party thereto and no event has occurred that with the lapse of time or the giving of notice or both, would constitute a default thereunder by Parent or, to the Knowledge of Parent, any other party thereto. As of the date of this Agreement, none of the Equity Commitment Letters, the Back-to-Back Equity Commitment Letters or the Rollover Agreement has been terminated, repudiated, rescinded, modified, amended, withdrawn, supplemented or restated and none of the respective commitments under any of the Equity Commitment Letters, the Back-to-Back Equity Commitment Letters or the Rollover Agreement has been terminated, repudiated, rescinded, modified, amended, withdrawn, supplemented or restated in any respect.

(f) As of the date of this Agreement, neither Parent nor Merger Sub has received any notice or other communication from any Equity Providers with respect to (i) any actual or potential breach or default on the part of Parent or Merger Sub, as applicable, or any other party to any Equity Commitment Letter under the applicable Equity Commitment Letter to which such Equity Providers is a party, (ii) any actual or potential failure by Parent or Merger Sub, as applicable, or any other party to any Equity Commitment Letter to satisfy any condition precedent or other contingency set forth in the applicable Equity Commitment Letter to the availability of the Equity Financing to which such Equity Providers is a party or (iii) any intention of any Equity Providers to terminate the applicable Equity Commitment Letter to which it is a party or to not provide all or any portion of the Equity Financing it has committed to provide.

Section 4.05 Proxy Statement; Schedule 13E-3. None of the information to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement or the Schedule 13E-3 will (i) in the case of the Schedule 13E-3 (or any amendment thereof or supplement thereto), as of the date of filing and as of the date of the Company Stockholders’ Meeting and (ii) in the case of the Proxy Statement (or any amendment thereof or supplement thereto), as of the date of filing or mailing to the Company’s stockholders and as of the date of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, with respect to information provided by Parent or Merger Sub, in light of the circumstances under which they are made, not misleading.

Section 4.06 Ownership of Shares. As of the date hereof, the Rollover Stockholders beneficially own or control 107,907,830 shares of Common Stock in the aggregate. Except as set forth herein, none of Parent or its Subsidiaries owns (directly or indirectly, beneficially or of record) any shares of capital stock of the Company or holds any rights to acquire or vote any shares of capital stock of the Company, except pursuant to this Agreement.

Section 4.07 No Material Transactions.

(a) As of the date of this Agreement, none of Parent, Merger Sub or any of their Affiliates has commenced discussions, negotiations, agreed in principle or executed any agreement pursuant to which (i) at least 10% of the consolidated assets of the Company or the Surviving Corporation would be offered, sold, leased, exchanged or otherwise disposed of, (ii) any material number of shares of capital stock of the Company or the Surviving Corporation or their Subsidiaries would be offered or sold, (iii) the Company or the Surviving Corporation or their Subsidiaries would be merged, combined or reorganized with another Person subsequent to the Closing.

(b) As of the date of this Agreement, other than the Rollover Agreement, none of Parent, Merger Sub or any of their Affiliates (other than the Company) is party to any Contract or commitment to enter into agreements, arrangements or understandings (whether oral or written) (i) with any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Merger or (ii) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different

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amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement.

Section 4.08 Litigation. As of the Business Day prior to the date hereof, there is no Action pending or, to the Knowledge of each of Parent or Merger Sub, threatened in writing against Parent or Merger Sub, as applicable, which would, individually or in the aggregate, reasonably be expected to prevent or materially delay, interfere with or hinder the consummation by Parent and Merger Sub of the Merger or the compliance by Parent and Merger Sub with its obligations under this Agreement, if adversely determined. As of the Business Day prior to the date hereof, there is no order, writ or injunction of any Governmental Entity or arbitrator outstanding against Parent or Merger Sub, as applicable, which is material to Parent or Merger Sub, as applicable.

Section 4.09 Brokers and Finders. Parent and Merger Sub have not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker’s, finder’s, or similar fee or commission in connection with or upon the consummation of the transactions contemplated by this Agreement.

ARTICLE V

CERTAIN COVENANTS AND AGREEMENTS

Section 5.01 Certain Actions Pending Merger. Except as required by applicable Law, as set forth in Section 5.01 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement, the Company covenants and agrees, as to itself and the Company Subsidiaries, that, after the date of this Agreement and prior to the Effective Time, the business of the Company and the Company Subsidiaries shall be conducted in all material respects in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, the Company and the Company Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, policyholders, reinsurers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates. Without limiting the generality of the foregoing, except as required by applicable Law, as set forth in Section 5.01 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement, the Company covenants and agrees, as to itself and the Company Subsidiaries that, after the date of this Agreement and prior to the Effective Time, the Company shall not, and shall cause the Company Subsidiaries not to, without the prior written consent of Parent (in the cases of Sections 5.01(f), 5.01(g), 5.01(h) (only with respect to litigation brought in the ordinary course related to claims on insurance policies underwritten the Company and its Affiliates), 5.01(j), 5.01(k), 5.01(l) and 5.01(n) not to be unreasonably withheld or delayed):

(a) (i) adjust, split, combine or reclassify any of its capital stock or other equity interests, (ii) other than solely in connection with (A) the cash dividend declared on February 13, 2018, payable on April 16, 2018, in an amount of $0.17 per share and (B) periodic cash dividends paid by the Company on preferred shares outstanding on the date hereof in an amount not in excess of the amounts required by the applicable certificates of designation for such preferred shares, with record and payment dates generally consistent with the timing of record and payment dates in the most recent comparable prior year fiscal quarter prior to the date of this Agreement, set any record dates or payment dates for the payment of any dividends or distributions on its capital stock, or make, declare, set aside or pay any dividends on, or make any other distribution in respect of, any of its capital stock, except, in each case, any such dividends or distributions from any Company Subsidiary to the Company or any other Company Subsidiary or (iii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or the Company Subsidiaries, or any other equity interest or any rights, warrants or options to acquire any such shares or interests;

(b) issue, authorize the issuance of, grant, deliver, pledge, encumber, sell or purchase any shares of its capital stock or other equity interests, or rights, warrants or options to acquire, or securities convertible or exchangeable into any such shares of capital stock or other equity interests;

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(c) amend (by merger, consolidation or otherwise) its certificate of incorporation, bylaws or other organizational documents in any manner or adopt or implement any shareholder rights plan or similar arrangement;

(d) merge or consolidate with any other Person, or acquire any Person, business, assets or capital stock of any other Person for consideration in excess of $15,000,000 individually or $50,000,000 in the aggregate, other than (i) the acquisitions of assets in the ordinary course of business consistent with past practice, (ii) investments held in investment accounts of the Company or Company Insurance Subsidiaries in accordance with the Company’s investment guidelines or (iii) intercompany transactions between the Company and Company Subsidiaries;

(e) (i) create, incur, issue, redeem, renew, syndicate or refinance any long-term indebtedness for money borrowed in excess of $50,000,000 (excluding (A) the replacement of an existing credit facility with a new facility, (B) any letters of credit issued in the ordinary course of business and (C) draws upon existing credit facilities), (ii) guarantee any indebtedness in excess of $50,000,000, other than (x) intercompany guarantees among the Company and Company Subsidiaries or (y) pursuant to existing agreements or, (iii) other than by Company Insurance Subsidiaries in accordance with the Company’s investment guidelines, enter into any swap or hedging transaction or other derivative agreement or (iv) other than by Company Insurance Subsidiaries in accordance with the Company’s investment guidelines make any loans, capital contributions to, investments in or advances in excess of $50,000,000 in the aggregate to any Person (other than the Company and any wholly owned Subsidiary of the Company) other than pursuant to existing agreements or, in each of (i) through (iv) above, in the ordinary course of business consistent with past practice;

(f) except as may be required by changes in applicable Law GAAP or SAP, change any material method, practice or principle of accounting;

(g) enter into any employment agreement with, or increase the compensation of, any officer, director, consultant or employee of the Company or any Company Subsidiary with an annual base salary or base wage rate in excess of $200,000 (including entry into any bonus, severance, change of control, termination, reduction-in-force or consulting agreement or other employee benefits arrangement or agreement pursuant to which such person has the right to any form of compensation from the Company or such Company Subsidiary), or otherwise enter into, amend, modify or restate in any material respect any existing agreements with any such person or use its discretion to amend, modify or restate any material benefit plan or accelerate the vesting of any payment under any material benefit plan;

(h) settle, otherwise compromise or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of (i) any Action where the amount at issue is in excess of $15,000,000 other than the settlement or compromise of any Action (x) arising from insurance policy or service contract claims in the ordinary course of business and consistent with past practice or (y) for less than $5,000,000 individually or $15,000,000 in the aggregate or (ii) any Action relating to the Merger or the transactions contemplated by this Agreement;

(i) sell, lease, license, subject to a Lien (other than a Permitted Lien), or otherwise surrender, relinquish or dispose of any assets, property or rights (including capital stock of a Company Subsidiary) with a consideration in excess of $15,000,000 individually or $50,000,000 in the aggregate, other than sales of investments held in investment accounts of Company Insurance Subsidiaries in the ordinary course of business consistent with past practice;

(j) enter into, terminate (other than as a result of expiration at the conclusion of the term thereof), materially modify, release or relinquish any material rights or claims under, or grant any consents under or materially amend any Material Contract other than in the ordinary course of business consistent with past practice;

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(k) materially change any material claim handling, investment, reserve, actuarial or financial reporting methods, principles, policies or practices of the Company or any Company Subsidiary, except for any such change required by a change in applicable Law, GAAP or SAP;

(l) reduce or strengthen any reserves, provisions for losses and other liability amounts in respect of insurance Contracts and assumed reinsurance Contracts, except (i) to the extent required by SAP (disregarding any changes to SAP that are not yet required to be implemented) or GAAP, as applicable, (ii) as a result of loss, expense or exposure payments to other parties in accordance with the terms of insurance Contracts and assumed reinsurance Contracts or (iii) in the ordinary course of business consistent with past practice;

(m) make, rescind or change any express or deemed material election concerning Taxes or Tax Returns, file any material amended Tax Return, enter into any material agreement with respect to material Taxes, settle any material Tax claim or assessment or surrender any right to claim a material refund of Taxes, obtain any Tax ruling, adopt or change any method of Tax accounting, extend or waive the statute of limitations period applicable to any Tax or Tax Return, or take or cause any action outside the ordinary course of business in respect of any non-U.S. Company Subsidiary which could (i) increase Parent’s or any of its Affiliates’ (which following the Closing shall include the Company and the Company Subsidiaries) liability for Taxes or (ii) result in, or change the character of any, income or gain (including any “subpart F income” as defined in Section 952 of the Code) that Parent or any of its Affiliates (which following the Closing shall include the Company and the Company Subsidiaries) must report on any tax Return;

(n) abandon, dedicate to the public, convey title to or grant licenses under (other than in the ordinary course of business consistent with past practice) any material Company IP;

(o) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(p) enter into, waive, or amend, in a manner adverse to the Company or any Company Subsidiary, any Related Party Agreement; or

(q) enter into any agreement to, or make of any commitment to, take any of the actions prohibited by this Section 5.01.

Section 5.02 Proxy Statement.

(a) The Company shall (i) as promptly as practicable after the date of this Agreement, prepare and file with the SEC a proxy statement relating to the Company Stockholders’ Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”), (ii) respond as promptly as reasonably practicable to any comments received from the staff of the SEC with respect to such filings, (iii) as promptly as reasonably practicable, prepare and file any amendments or supplements necessary to be filed in response to any such comments, (iv) use its reasonable best efforts to have the Proxy Statement cleared by the staff of the SEC and thereafter mail to its stockholders such Proxy Statement as promptly as practicable, and (v) to the extent required by applicable Law, promptly file and mail to the Company stockholders any supplement or amendment to the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments (written or oral) from the SEC or its staff or any requests from the SEC or its staff for amendments or supplements to the Proxy Statement, shall consult with Parent and provide Parent with the opportunity to review and comment upon any response to such comments or requests prior to responding to any such comments or requests and shall reasonably consider Parent’s comments in good faith, and shall provide Parent promptly with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Parent shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing the Company, upon request, with any and all information as may be reasonably required to be set forth in the Proxy Statement under the

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Exchange Act. The Company will provide Parent a reasonable opportunity to review and comment upon the Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC, and shall reasonably consider Parent’s comments in good faith.

(b) The Company and Parent shall cooperate to (i) concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with any amendments thereof or supplements thereto, the “Schedule 13E-3”) relating to the transactions contemplated by this Agreement, and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Schedule 13E-3, (ii) respond as promptly as reasonably practicable to any comments received from the staff of the SEC with respect to such filings and consult with each other prior to providing any response, (iii) as promptly as reasonably practicable, prepare and file any amendments or supplements necessary to be filed in response to any such comments, (iv) use reasonable best efforts to have cleared by the staff of the SEC the Schedule 13E-3 and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare and file any supplement or amendment to the Schedule 13E-3. Each party shall promptly notify the other upon the receipt of any comments (written or oral) from the SEC or its staff or any requests from the SEC or its staff for amendments or supplements to the Schedule 13E-3.

(c) If, at any time prior to the Company Stockholders’ Meeting any information relating to the Company or Parent or any of their respective Affiliates should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3, as applicable, so that the Proxy Statement or Schedule 13E-3, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and, to the extent required by applicable Law, the Company (or the Company and Parent jointly, in the case of the Schedule 13E-3) shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s stockholders.

(d) Subject to Section 5.04, the Company Recommendation shall be included in the Proxy Statement and the Schedule 13E-3, and the Company shall use reasonable best efforts to secure the Required Stockholder Vote.

Section 5.03 Company Stockholders’ Meeting. The Company will call and hold a meeting of the stockholders of the Company for the purpose of voting upon the adoption of this Agreement and the transactions contemplated by this Agreement (such meeting, the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting will be held as promptly as practicable following the earliest of the date on which the SEC staff advises the Company that it has no further comments on the Proxy Statement and Schedule 13E-3 or that it is not reviewing the Proxy Statement and Schedule 13E-3. The date of the Company Stockholders’ Meeting and the record date therefor shall be set in consultation with Parent. The Company shall not postpone or adjourn the Company Stockholders’ Meeting, except to the extent required by applicable Law or requested by Parent (in Parent’s sole discretion) to permit additional time to solicit the Required Stockholder Vote if sufficient proxies constituting the Required Stockholder Vote have not been received by the Company. If prior to the Company Stockholders’ Meeting there has not been a sufficient number of proxies cast to constitute the Required Stockholder Vote, the Company will, at Parent’s written request, postpone or adjourn the Company Stockholders’ Meeting one time and for no longer than thirty (30) days. Each Party shall keep the other Party reasonably updated with respect to proxy solicitation results. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement shall have been terminated prior to the date of the Company Stockholders’ Meeting in accordance with its terms, the obligation of the Company to call, give notice of, convene and hold the Company Stockholders’ Meeting in accordance with this Section 5.03 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal or by the making of an Adverse Company Recommendation.

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Section 5.04 No Solicitation; No Adverse Company Recommendation.

(a) Except as expressly permitted by this Section 5.04, the Company shall not, nor shall it authorize or permit any of the Company Subsidiaries or any of its or their respective officers or directors (in their capacities as such), employees, investment bankers, attorneys, accountants, consultants or other advisors or representatives (such officers or directors (in their capacities as such), employees, investment bankers, attorneys, accountants, consultants and other advisors or representatives, collectively, “Representatives”) to (and the Company shall use its reasonable best efforts to cause each such Person not to), directly or indirectly:

(i) initiate, solicit, knowingly encourage, induce or knowingly facilitate (including by way of furnishing information) or assist any inquiries or the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii) execute or enter into any Contract, letter of intent or agreement in principle relating to, or that could reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to the terms and conditions of Section 5.04(b));

(iii) enter into any Contract or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement or breach its obligations hereunder, or propose or agree to do any of the foregoing;

(iv) fail to enforce, or grant any waiver under, any standstill or similar agreement with any Person; provided, however, if the Special Committee determines by resolution in good faith, after consultation with its outside legal counsel that the failure to do so would be inconsistent with its fiduciary duties under Delaware Law, it may release any Person from its standstill or similar obligations solely for purposes of enabling such Person to confidentially submit to the Company Board an Acquisition Proposal;

(v) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or furnish any non-public information or data relating to the Company or any of the Company Subsidiaries or afford access to the business, properties, assets, books and records or personnel of the Company or any of the Company Subsidiaries to any Person (other than Parent, Merger Sub, or any of their respective Affiliates or Representatives) with the intent to initiate, solicit, encourage, induce or assist with the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(vi) otherwise knowingly facilitate any effort or attempt to make any Acquisition Proposal.

(b) Notwithstanding Section 5.04(a), from the date hereof until the date that the Required Stockholder Vote has been obtained, following the receipt by the Company of an unsolicited bona fide written Acquisition Proposal, (i) the Special Committee shall be permitted to participate in discussions regarding such Acquisition Proposal solely to the extent necessary to clarify the terms of such Acquisition Proposal and (ii) if the Special Committee determines by resolution in good faith, after consultation with its outside financial advisors and outside legal counsel, (A) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (B) that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal would be inconsistent with its fiduciary duties under Delaware Law, then the Company may, in response to such Acquisition Proposal, (x) furnish access and non-public information with respect to the Company and the Company Subsidiaries to the Person who has made such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement (as long as all such information provided to such Person has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person) and (y) participate in discussions and negotiations with such Person regarding such Acquisition Proposal.

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(c) The Company shall promptly (and, in any event, within twenty four (24) hours) notify Parent in writing by email if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives, indicating, in connection with such notice, the name of such Person and the terms and conditions of any proposals or offers (including, if applicable, copies of any e-mail correspondence or other written requests, proposals or offers, including proposed agreements, and summaries of all oral communications, sent or provided to or by the Company and its Representatives in connection with any Acquisition Proposal), and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such inquiries, proposals or offers (including any determinations made, or actions taken, pursuant to Section 5.04(b) and any amendments to the terms of any proposals or offers) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified. Notwithstanding the foregoing, if any Acquisition Proposal or inquiry is made, or any other information with respect to such Acquisition Proposal or inquiry is provided, solely to Barry Zyskind, George Karfunkel or Leah Karfunkel, the Company shall have no obligations to Parent under this Section 5.04(c) with respect to such Acquisition Proposal, inquiry or other information until such time as any member of the Special Committee is made aware of such Acquisition Proposal, inquiry or other information.

(d) Except as set forth in Section 5.04(e), the Company Board or any committee thereof (including the Special Committee) shall not (i) withdraw, suspend, modify or amend the Company Recommendation in any manner adverse to Parent or fail to include the Company Recommendation in the Proxy Statement, (ii) adopt, approve, endorse or recommend or otherwise declare advisable an Acquisition Proposal, (iii) at any time following receipt of an Acquisition Proposal, fail to publicly reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within four (4) Business Days after receipt of any reasonable written request to do so from Parent) or (iv) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after commencement of such Acquisition Proposal (any of the above, an “Adverse Company Recommendation”); provided, that the provision of factual information by the Company to its stockholders shall not be deemed to constitute an Adverse Company Recommendation so long as the disclosure through which such factual information is conveyed, taken as a whole, is not inconsistent with the Company Recommendation and, if requested in writing by Parent prior to the making of such disclosure, reaffirms the Company Recommendation.

(e) Notwithstanding the foregoing, the Company Board or the Special Committee may, at any time before obtaining the Required Stockholder Vote, to the extent it determines by resolution in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under Delaware Law, in response to (i) a Superior Proposal received by the Company Board after the date of this Agreement or (ii) an Intervening Event, make an Adverse Company Recommendation, but only if:

(i) the Company shall have first provided Parent prior written notice, at least five (5) Business Days in advance, that it intends to make such Adverse Company Recommendation, which notice shall include (A) the terms and conditions of the transaction that constitutes such Superior Proposal, the identity of the party making such Superior Proposal, and copies of any Contracts that are proposed to be entered into with respect to such Superior Proposal or (B) the material change, development, effect, circumstance, state of facts or event that constitutes the Intervening Event; and

(ii) during the five (5) Business Days after the receipt of such notice, with respect to (A) a Superior Proposal (it being understood and agreed that any material change to the financial or other terms and conditions of such Superior Proposal shall require an additional notice to Parent of a three (3) Business Day period which may, in whole or in part, run concurrently with the initial five (5) Business Day period), the Company shall have negotiated, and shall have caused its Representatives to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this

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Agreement so that there is no longer a reasonable basis for such Acquisition Proposal to constitute a Superior Proposal and (B) an Intervening Event, the Company shall have negotiated, and shall have caused its Representatives to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that there is no longer a reasonable basis for such Adverse Company Recommendation with respect to such Intervening Event.

(f) Nothing contained in this Section 5.04 shall be deemed to prohibit the Company Board or the Special Committee from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if the Company Board or Special Committee determines, after consultation with outside counsel, that failure to disclose such position or information would constitute a violation of applicable Law, including any fiduciary duties of the Company Board or Special Committee hereunder; provided, that if such disclosure does not reaffirm the Company Recommendation or has the substantive effect of withdrawing, suspending or adversely amending or modifying the Company Recommendation, such disclosure shall be deemed to be an Adverse Company Recommendation (it being understood that any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) shall not be deemed to be an Adverse Company Recommendation so long as the Company Board expressly and publicly reaffirms the Company Recommendation in a subsequent disclosure on or before the earlier of (i) ten (10) Business Days after commencement of such Acquisition Proposal and (ii) three (3) Business Days before the Company Stockholders’ Meeting).

(g) In the event that the Company receives an Acquisition Proposal during the pendency of this Agreement, the Company hereby agrees that, notwithstanding the standstill provisions contained in the Non-Disclosure Agreement, Parent shall be permitted to propose to the Company one or more amendments to this Agreement, which may include other financing sources.

(h) The Company shall promptly inform its Representatives of the obligations undertaken in this Section 5.04. Any violations of the restrictions set forth in this Section 5.04 by any Representatives of the Company or any of the Company Subsidiaries shall be deemed to be a breach of this Section 5.04 by the Company; provided that notwithstanding anything to the contrary set forth in this Agreement, in no event shall any action taken by, or at the direction of, Barry Zyskind, George Karfunkel or Leah Karfunkel constitute a violation by the Company of this Section 5.04 unless such action is taken at the specific direction of the Special Committee.

Section 5.05 Reasonable Best Efforts; Regulatory Matters.

(a) Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Law, each Party shall, and shall cause its Affiliates to, use its reasonable best efforts (i) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in ARTICLE VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable and (ii) to make or obtain, as applicable (and to cooperate with the other Parties to make or obtain, as applicable), any consents, approvals, authorizations, waivers, permits, filings and notifications of any Governmental Entity necessary, proper or advisable to be made or obtained, as applicable, in connection with the transactions contemplated by this Agreement.

(b) Without limiting the general applicability of Section 5.05(a), each Party shall, in consultation and cooperation with the other, file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice the notification and report form, if any, required under the HSR Act with respect to the transactions contemplated by this Agreement within twenty (20) Business Days of the date hereof, (ii) all appropriate documents, forms, filings or submissions required under any non-U.S. antitrust Laws, (iii) with applicable Insurance Regulators, all documents, forms, filings or other submissions required under applicable U.S. insurance Laws with respect to the transactions contemplated by this Agreement within thirty-

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five (35) Business Days of the date hereof and (iv) with applicable Insurance Regulators, all documents, forms, filings or other submissions required under applicable non-U.S. insurance Laws with respect to the transactions contemplated by this Agreement.

(c) Notwithstanding anything herein to the contrary, with respect to the Required Regulatory Approvals, neither Parent nor Merger Sub shall be obligated to take or refrain from taking, or to agree to it, its Affiliates or any of the Company or the Company Subsidiaries taking or refraining from taking, any action, or to permitting or suffering to exist any restriction, condition, limitation or requirement which, individually or together with all other such actions, restrictions, conditions, limitations or requirements imposed with respect to the Required Regulatory Approvals, would or would reasonably be expected to (i) result in a Material Adverse Effect (determined without giving effect to the exclusions set forth in the definition of such term), (ii) materially and adversely affect the economic benefits reasonably anticipated by Parent and its Affiliates to be received by them as a result of the transactions contemplated hereby taken as a whole, (iii) require Trident to make any disclaimer of control or similar filing with respect to any of the Company or the Company Subsidiaries, or require Parent or any Parent Related Party to agree to limit the authority of Parent or any Parent Related Party to appoint or remove directors of, or otherwise control the management of, any of the Company or the Company Subsidiaries or (iv) require Parent or its Affiliates (including, after the Effective Time, the Company and the Company Subsidiaries) to make available or provide any material capital contribution or enter into or provide any material indemnity agreement, support agreement, statement of support, bond, guarantee, letter of credit, keep well, or capital maintenance agreement or arrangement (including an obligation to make available or provide capital or other support necessary to maintain a minimum risk-based capital level or rating) with respect to, or in connection with, any of the Company or the Company Subsidiaries, subject to Schedule 5.05(c) (any such action, restriction, condition, prohibition, requirement or limitation in clauses (i) through (iv), taken individually or in the aggregate with any other such actions, restrictions, conditions, prohibitions, requirements and limitations, a “Burdensome Condition”).

(d) Each of the Company, Parent and Merger Sub agrees that it shall consult with one another with respect to the obtaining of all consents, approvals, authorizations or waivers of Governmental Entities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and each of the Company, Parent and Merger Sub shall keep the others apprised on a prompt basis of the status of matters relating to such consents, approvals, authorizations or waivers. Parent and the Company shall have the right to review in advance and, to the extent practicable, and subject to any restrictions under applicable Law, each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement and each Party agrees to in good faith consider comments of the other Parties thereon. Parent and the Company shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to applicable Laws. Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent, approval, authorization or waiver is required to consummate the transactions contemplated by this Agreement, including promptly furnishing each other copies of any written or electronic communication, and shall promptly advise each other when any such communication causes such Party to believe that there is a reasonable likelihood that any such consent, approval, authorization or waiver will not be obtained or that the receipt of any such consent, approval, authorization or waiver will be materially delayed or conditioned. Each Party shall give the other reasonable prior notice of any in any live or telephonic meeting with any Governmental Entity in respect of any filings, investigation or other inquiry (other than solely administrative or procedural matters) relating to the transactions contemplated by this Agreement and shall give the other Parties, to the extent permitted by applicable Law and by such Governmental Entity, the opportunity to attend and participate in such meeting. Notwithstanding anything to the contrary in this Section 5.05, each Party shall have the right to redact any materials, or to require that the other Party’s Representatives not attend or participate in any portion of any such meeting, in each case, to address reasonable privilege and confidentiality concerns, including with respect to any personally identifiable information or other sensitive information pertaining to individual persons or any trade secret or competitive information.

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(e) Each Party shall reasonably cooperate to obtain all consents, approvals or waivers from, or take other actions with respect to, third parties necessary, proper or advisable to be obtained or taken in connection with the transactions contemplated by this Agreement; provided that the Company shall not be required to make any payments or provide any economic benefits to third parties prior to the Effective Time in order to obtain any consents, approvals or waivers from any third parties hereunder.

(f) Notwithstanding anything to the contrary in this Agreement, with respect to the matters covered in this Section 5.05, the Parties agree that Parent shall make all strategic decisions and lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any consents, approvals, authorizations or waivers of Governmental Entities necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including determining the strategy for contesting, litigating or otherwise responding to objections to, or Actions challenging, the consummation of the Merger and the other transactions contemplated by this Agreement, in each case subject to good faith consultations with the Company reasonably in advance and consideration of the Company’s views. The Company shall not permit any of its Representatives to, make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Entity with respect to any proposed settlement, consent decree, commitment or remedy or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Parent.

Section 5.06 Access. Without prejudice to any other rights of Parent and its Affiliates, from the date of this Agreement to the Effective Time, the Company shall allow Parent and its Representatives reasonable access at all reasonable times to the personnel, auditors, offices, books and records, correspondence, audits and properties, as well as to all information relating to or otherwise pertaining to the business and affairs, of the Company; provided that the Company shall be entitled to redact or withhold information to address reasonable privilege and confidentiality concerns, including with respect to any personally identifiable information or other sensitive information pertaining to individual persons or any trade secret or competitive information. No investigation by Parent or its Representatives pursuant to this Section 5.06 shall affect any representation or warranty of the Company in this Agreement.

Section 5.07 Notification of Certain Matters. From and after the date of this Agreement until the Effective Time, each Party shall promptly notify the other Parties of (a) any change or event that would be reasonably likely to result in a Material Adverse Effect or to cause any of the conditions in ARTICLE VI not to be satisfied or to cause the satisfaction thereof to be materially delayed, (b) any Actions commenced or, to the Knowledge of the Party, threatened against any Party which relate to this Agreement or the transactions contemplated hereby and (c) any notice or other communication received by the Party from any Governmental Entity or other Person related to this Agreement or the transactions contemplated hereby alleging that the consent of such Person is or may be required in connection with this Agreement or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to cause any of the conditions in ARTICLE VI not to be satisfied or to cause the satisfaction thereof to be materially delayed; provided, however, that the delivery of any notice pursuant to this Section 5.07 shall not be deemed to be an amendment of this Agreement and shall not cure any breach of any representation or warranty hereunder.

Section 5.08 Public Announcements. None of the Parties or their respective Affiliates will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other Party (which consent will not be unreasonably withheld), except as may be required (a) by applicable Law or stock exchange regulation or (b) by a Party to enforce the terms of this Agreement. The Parties will consult (to the extent reasonably practicable if disclosure is required by Law) with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statement with respect to this Agreement and the transactions contemplated by this Agreement contemplated by clause (a) above.

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Section 5.09 Directors’ and Officers’ Indemnification.

(a) The Certificate of Incorporation and the Bylaws will contain the same provisions with respect to indemnification, advancement of expenses and limitation of liability of directors and officers set forth in the Company’s certificate of incorporation and bylaws in effect as of the date of this Agreement. These provisions may not be amended, repealed or otherwise modified for a period of six (6) years following the Effective Time in any manner that would adversely affect the rights of individuals who, on or prior to the Effective Time, were directors or officers of the Company (each a “Covered Person”), unless such modification is required by applicable Law and then only to the maximum extent required by such applicable Law.

(b) From the Effective Time through the later of (i) the sixth (6th) anniversary of the date on which the Effective Time occurs and (ii) the expiration of any statute of limitations applicable to any Action referred to below, the Surviving Corporation shall indemnify and hold harmless each Covered Person against all claims, losses, Liabilities, damages, Judgments, fines, fees, costs or expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law and as required by the certificate of incorporation or bylaws of the Company in effect on the date of this Agreement.

(c) The Surviving Corporation shall provide, for a period of six (6) years from the Effective Time, the Covered Persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement with an insurance policy (including by arranging for run-off coverage, if necessary) that provides coverage for events occurring at or prior to the Effective Time that is no less favorable than the existing policy, so long as the Surviving Corporation is not required to pay an aggregate premium in excess of two hundred percent (200%) of the last annual premium paid by the Company for such insurance before the date of this Agreement (such two hundred percent (200%) amount being the “Maximum Premium”). If the Surviving Corporation is unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, then the Surviving Corporation shall instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium. Notwithstanding the foregoing, in lieu of the arrangements contemplated by this Section 5.09(c), the Company shall be entitled to purchase a “tail” directors’ and officers’ liability insurance policy covering the matters described in this Section 5.09(c), and if it so elects, the obligations under this Section 5.09(c) shall be satisfied so long as Parent causes such policy to be maintained in effect for a period of six (6) years following the Effective Time; provided, that Company may not, without Parent’s prior written consent, pay more than the Maximum Premium for such “tail” directors’ and officers’ liability insurance policy.

(d) The covenants contained in this Section 5.09 shall survive the Effective Time, are intended to be for the benefit of, and shall be enforceable by, each Covered Person and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which a Covered Person is entitled, whether pursuant to Law, Contract or otherwise.

(e) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 5.09.

Section 5.10 Stockholder Litigation. The Company shall promptly advise Parent in writing by email of any Action brought by any stockholder of the Company or any other Person against the Company or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the reasonable opportunity to

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participate in, subject to a customary joint defense agreement, but not control, the defense of any such litigation, shall give due consideration to Parent’s advice with respect to such litigation and shall not settle or compromise any such Action without the prior written consent of Parent, which shall not be unreasonably delayed or withheld. Parent shall promptly advise the Company in writing by email of any Action brought by any stockholder of Parent or other Person against Parent or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and shall keep the Company reasonably informed regarding any such litigation.

Section 5.11 Merger Sub Stockholder Approval. Immediately following the execution of this Agreement by the Parties, Parent, in its capacity as the sole stockholder of Merger Sub, will adopt this Agreement.

Section 5.12 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any Party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Equity Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper and advisable to consummate and obtain the proceeds of the Equity Financing prior to the Outside Date on the terms and conditions described in the Equity Commitment Letters, including using its reasonable best efforts to (i) maintain in effect the Equity Commitment Letters and (ii) comply with its obligations in the Equity Commitment Letters.

(b) In the event that all conditions contained in the Equity Commitment Letters have been satisfied (or upon such funding will be satisfied), Parent shall cause the Equity Providers to fund the Equity Financing to the extent required to consummate the transactions contemplated by this Agreement and to pay related fees and expenses on the Closing Date.

(c) Parent shall not, without the prior written consent of Company (not to be unreasonably withheld, conditioned or delayed):

(i) permit any amendment, replacement, supplement or modification to, or any waiver of any provision or remedy under, the Equity Commitment Letters if such amendment, modification, waiver or remedy:

(A) would add new (or otherwise expand, amend or modify any existing) conditions to the consummation of all or any portion of the Equity Financing,

(B) would reduce the amount of the Equity Financing below the amount required to consummate the transactions contemplated hereby,

(C) would adversely affect in any material respect the ability of Parent to enforce its rights against the other parties to the Equity Commitment Letters as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent to enforce its rights against such other parties to the Equity Commitment Letters as in effect on the date hereof; or

(D) could otherwise be reasonably expected to prevent, impede or delay in any material respect the consummation of the Merger and the other transactions contemplated by this Agreement; or

(ii) terminate, or permit the termination of, any Equity Commitment Letter, unless such Equity Commitment Letter is replaced with a new commitment that, were it structured as an amendment to an existing Equity Commitment Letter, would satisfy the requirements of the foregoing Section 5.13(c)(i)(A).

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(d) Parent shall provide the Company with prompt notice of (i) any material breach or default by any party to any Equity Commitment Letter of which Parent becomes aware or (ii) the receipt of any written notice or other written communication from any financing source with respect to any breach, default, termination or repudiation by any party to any Equity Commitment Letters of any provision thereof; provided, that any information disclosed in such notice is being disclosed on a confidential basis.

Section 5.14 Financing Cooperation.

(a) Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to cause their respective directors, officers, employees, consultants and advisors, including legal and accounting advisors, to provide to Parent, at Parent’s sole expense, such reasonable cooperation as is necessary and customary and as reasonably requested by Parent to assist Parent in connection with any incurrence of indebtedness or issuance of debt securities by Parent or its Affiliates or the Company or any Company Subsidiary (the “Debt Financing”), including to:

(i) promptly provide Parent and its financing sources and their respective agents with the Required Information; provided, that, for the avoidance of doubt, the Subsidiaries shall not be required to provide, and Parent shall be solely responsible for, (A) any description of all or any component of the Debt Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes” and information customarily provided by the initial purchasers or (B) Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K;

(ii) participate in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions, sessions with prospective financing sources (including direct contact between senior management and the other Representatives of Company and/or the Company Subsidiaries, on the one hand, and the actual and potential financing sources, on the other hand) and sessions with rating agencies, in each case, at reasonable times and at locations mutually agreed;

(iii) assist with the preparation of materials for rating agency and investor presentations (including “roadshow” or investor meeting slides), bank information memoranda, confidential information memoranda, marketing materials and similar documents required in connection with the Debt Financing, including the execution and delivery of customary representation and authorization letters in connection therewith;

(iv) facilitate the pledging of collateral in connection with the Debt Financing, including executing and delivering any customary pledge and security documents, or other definitive financing documents or other customary certificates, legal opinions or documents as may be reasonably requested by Parent to facilitate the pledging of collateral from and after the Closing;

(v) provide to Parent and its financing sources, at least five (5) Business Days prior to the Closing Date, all documentation and other information requested by Parent at least ten (10) Business Days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(vi) execute and deliver (or assist Parent in obtaining from legal counsel (including local counsel) to the Company and the Company Subsidiaries and their advisors) customary certificates (including a certificate from the chief financial officer of the Company with respect to solvency), legal opinions or other documents and instruments as may be reasonably requested by Parent, and as are, in each such case, necessary and customary in connection with the Debt Financing;

(vii) take corporate action (subject to the occurrence of the Closing) reasonably necessary to permit the completion of the Debt Financing;

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(viii) facilitate the execution and delivery of the definitive documents related to the Debt Financing;

(ix) assist with the payment of existing indebtedness of the Company or any of the Company Subsidiaries on the Closing Date and the release of related Liens and guaranties on the Closing Date (including obtaining customary payoff letters, Lien terminations and other instruments of discharge);

(x) use commercially reasonable efforts to ensure that any syndication efforts in connection with the Debt Financing benefit from the Company’s and the Company Subsidiaries’ existing lending and investment banking relationships; and

(xi) update any Required Information provided to Parent as may be necessary for such Required Information to remain Compliant;

provided, however, nothing herein shall require the Company or any of the Company Subsidiaries to (x) provide such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Affiliates (including the Company Subsidiaries); and provided, further, that none of the Company, the Company Subsidiaries or their respective directors and officers shall be required to commit to enter into any Contract, or any encumbrance on any asset of the Company Subsidiaries, or adopt resolutions approving the agreements, documents and instruments in connection with the Debt Financing or pursuant to which any portion of the Debt Financing is obtained, execute any certificate, document, instrument or agreement, or agree to any change or modification to any existing certificate, document, instrument or agreement, in each case that would be effective prior to the Closing or (y) take any action that would reasonably be expected to conflict with or violate the Company’s or any of the Company Subsidiaries’ organizational documents or any Law or Order, or would reasonably be expected to result in the contravention in any material respect of, or result in a violation or breach in any material respect of, any material agreement to which it is a party. Neither the Company nor any of the Company Subsidiaries nor any of their directors and officers shall be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or incur any other Liability or provide or agree to provide any indemnity, guarantee or pledge in connection with the Debt Financing or any of the foregoing prior to the Closing Date (other than to the extent such Liabilities arise from the breach of this Agreement by the Company). The Company and the Company Subsidiaries hereby consent to the reasonable use of their respective logos in connection with the arrangement and consummation of the Debt Financing; provided, that such logos are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage the Company or the Company Subsidiaries or their respective marks.

(b) Parent shall promptly, upon request by the Company, pay or reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including (i) reasonable outside attorneys’ fees and (ii) fees and expenses of the Company’s accounting firms and other advisors engaged to assist in connection with the Debt Financing) incurred by the Company or any of its Subsidiaries and their respective officers, employees and other Representatives in connection with the Debt Financing, including the cooperation of the Company or any of its Subsidiaries and their respective officers, employees and other Representatives contemplated by this Section 5.14(b) and the compliance by the Company or any of the Company Subsidiaries or any of their respective Representatives with its obligations under this Section 5.14(b). Parent and Merger Sub, on a joint and several basis, shall indemnify, defend and hold harmless the Company and its Affiliates and their respective officers, employees and other Representatives (collectively, the “Indemnitees”) from and against any and all losses, damages, claims, Liabilities, interest, awards, Judgments, penalties, costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation) suffered or incurred directly or indirectly by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith, including compliance by the Company or any of the Company Subsidiaries or any of their respective Representatives with its obligations under this Section 5.14(b), other than any such losses, damages, claims, Liabilities, interest, awards, Judgments,

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penalties, costs or expenses arising out of (x) information provided by the Company or any of the Company Subsidiaries or any of their respective Representatives, (y) the gross negligence or willful misconduct of such Indemnitee or (z) Willful Breach or actual fraud (which shall not include constructive fraud or similar claims) of such Indemnitee, in each case as determined by a court of competent jurisdiction in a final and non-appealable decision. Parent expressly acknowledges and agrees that the Indemnitees shall be third party beneficiaries of this Section 5.14(b) and the provisions of this Section 5.14(b) shall be enforceable by each Indemnitee and the heirs, executors, estates, personal representatives, successors and assigns of such Persons and shall be binding on all successors and assigns of Parent, Merger Sub, the Company and the Surviving Corporation. This Section 5.14(b) shall survive the consummation of the Merger and the Effective Time and any termination of this Agreement.

Section 5.15 Treatment of Notes.

(a) The Company shall, as soon as practicable following such request by Parent, commence a revocable and conditional offer to purchase any and all of the outstanding 5.5% Convertible Senior Notes due 2021 of the Company and 2.75% Convertible Senior Notes due 2044 of the Company (collectively, the “Convertible Notes”) on such terms and conditions, including pricing terms, as are specified from time to time by Parent and in compliance with all applicable terms and conditions of the Convertible Notes (the “Debt Tender Offer”). The Company shall, and shall use reasonable best efforts to cause its Representatives to, provide all cooperation reasonably requested by Parent in connection with any Debt Tender Offer. The closing of the Debt Tender Offer shall be conditioned on the consummation of the Merger, as well as on obtaining the requisite consents to implement the proposed changes to the applicable indentures, and such other conditions as shall be specified by Parent, and the parties shall use reasonable best efforts to cause the Debt Tender Offer to close on the Closing Date. Parent hereby covenants and agrees to provide, or to cause to be provided, immediately available funds to the Company for the full payment at the Effective Time of all Convertible Notes properly tendered and not withdrawn to the extent required pursuant to the terms of the Debt Tender Offer.

(b) The Company shall, as soon as practicable following such request by Parent, commence (separate from the Debt Tender Offer but which may be combined with the Debt Tender Offer) (i) a consent solicitation to eliminate, waive or revise such sections in the Senior Notes Indenture with respect to the Convertible Notes as Parent shall determine, and/or (ii) a consent solicitation to eliminate, waive or revise such sections in the applicable indentures or certificates of designations in respect of any or all series of Other Securities as Parent shall determine, on such terms and conditions, including pricing terms, as are specified from time to time by Parent (the “Consent Solicitation”). The Company shall, and shall use reasonable best efforts to cause its Representatives to, provide all cooperation reasonably requested by Parent in connection with any Consent Solicitation. The closing of any Consent Solicitation shall be conditioned on the consummation of the Merger, as well as on obtaining the requisite consents to implement the proposed changes to the applicable indentures, and such other conditions as shall be specified by Parent, and the parties shall use reasonable best efforts to cause any Consent Solicitation to close on the Closing Date.

(c) The Company covenants and agrees that, promptly following the Consent Solicitation expiration date, if any, in respect of any Consent Solicitation contemplated by this Section 5.15 (including any Consent Solicitation constituting part of the Debt Tender Offer), assuming the requisite consents are received, the Company shall, execute supplemental indentures to the applicable indentures, which supplemental indentures shall, subject to the consummation of the Merger and the other transactions contemplated hereby, implement the amendments described in the applicable Consent Solicitation statement; provided, however, that in no event shall the Company or any of its officers, directors or other representatives, have any obligation to authorize, adopt or execute any amendments or other agreement that would become effective prior to the Effective Time.

(d) Parent may, or at the request of Parent, the Company shall, as soon as practicable following such request, commence a change of control offer to purchase all of the Convertible Notes (in accordance with the requirements of the Senior Notes Indenture) at the price required pursuant to the Senior Notes Indenture (the “Change of Control Offer”). The Company shall, and shall use reasonable best efforts to cause its

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Representatives to, provide all cooperation reasonably requested by Parent in connection with such Change of Control Offer for the Convertible Notes. The closing of the Change of Control Offer shall be conditioned on the occurrence of the Closing and on the occurrence of a Fundamental Change (as defined in the Senior Notes Indenture) with respect to the Convertible Notes. Parent hereby covenants and agrees to provide, or cause to be provided, immediately available funds to the Company for the full payment of all Convertible Notes validly tendered and not validly withdrawn to the extent required pursuant to the terms of such Change of Control Offer.

(e) Parent shall prepare all necessary and appropriate documentation in connection with any Debt Tender Offer, any Consent Solicitation and any Change of Control Offer for the Convertible Notes, and in connection with any consent solicitation, including the offer to purchase, related letter of transmittal, consent solicitation statement, supplemental indenture and other related documents (collectively, the “Offer Documents”), and provide the Company with a reasonable opportunity to comment and Parent shall accept reasonable changes to such documents proposed by the Company. Parent and the Company shall reasonably cooperate with each other in the preparation of the Offer Documents. If at any time prior to the completion of any Debt Tender Offer, Consent Solicitation or Change of Control Offer, any information in the Offer Documents should be discovered by the Company, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company to the holders of the Convertible Notes or Other Securities, as applicable (which supplement or amendment and dissemination may, at the reasonable direction of Parent after consultation with the Company, take the form of a filing of a Current Report on Form 8-K).

(f) The Company shall waive any of the conditions to a Debt Tender Offer (other than that the Merger shall have been consummated) or a Consent Solicitation or make any change to a Debt Tender Offer or a Consent Solicitation as may be reasonably requested by Parent in writing, so long as such waivers would not cause such Debt Tender Offer or Consent Solicitation, as applicable, to violate applicable Law, and the Company shall not, without the written consent of Parent, waive any condition to a Debt Tender Offer or a Consent Solicitation or make any changes to a Debt Tender Offer, Consent Solicitation or Change of Control Offer. In addition, if so directed by Parent, the Company shall promptly extend (on one or more occasions) or terminate (i) any Debt Tender Offer or the Change of Control Offer prior to accepting the applicable securities for payment thereunder or (ii) any Consent Solicitation prior to the completion thereof.

(g) In connection with any Debt Tender Offer, Consent Solicitation or Change of Control Offer for the Convertible Notes, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall enter into customary agreements (including indemnities) with such parties so selected. Parent shall pay the fees and out-of-pocket expenses of any dealer manager, information agent, depositary or other agent so retained upon the incurrence of such fees and out-of-pocket expenses.

(h) Parent shall promptly, upon request by the Company, pay or reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including (i) reasonable outside attorneys’ fees and (ii) fees and expenses of the Company’s accounting firms and other advisors engaged to assist in connection with its obligations under this Section 5.15) incurred by the Company or any of its Subsidiaries and their respective officers, employees and other Representatives in connection with any Debt Tender Offer, Consent Solicitation or Change of Control Offer, made in respect of any series of Convertible Notes or Other Securities (including any out-of-pocket costs and expenses incurred in connection with the preparation or distribution of any Offer Documents or other documents related thereto) and the compliance by the Company or any of the Company Subsidiaries or any of their respective Representatives with its obligations under this Section 5.15. Parent and Merger Sub, on a joint and several basis, shall indemnify, defend and hold harmless the Indemnitees from and

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against any and all losses, damages, claims, Liabilities, interest, awards, Judgments, penalties, costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation) suffered or incurred directly or indirectly by any of them in connection with any action taken by them pursuant to this Section 5.15 with respect to any Debt Tender Offer, Consent Solicitation or Change of Control Offer, other than any such losses, damages, claims, Liabilities, interest, awards, Judgments, penalties, costs or expenses arising out of (x) information regarding the Company or any of its Subsidiaries provided by the Company or any of its Subsidiaries or any of their respective Representatives that contained a material misstatement or omission, (y) the gross negligence or willful misconduct of such Indemnitee or (z) Willful Breach or actual fraud (which shall not include constructive fraud or similar claims) of such Indemnitee, in each case as determined by a court of competent jurisdiction in a final and non-appealable decision. Parent expressly acknowledges and agrees that the Indemnitees shall be third party beneficiaries of this Section 5.15(h) and the provisions of this Section 5.15(h) shall be enforceable by each Indemnitee and the heirs, executors, estates, personal representatives, successors and assigns of such Persons and shall be binding on all successors and assigns of Parent, Merger Sub, the Company and the Surviving Corporation. This Section 5.15(h) shall survive the consummation of the Merger and the Effective Time and any termination of this Agreement.

(i) Nothing in this Section 5.15 shall require cooperation to the extent that it would (i) cause any condition to Closing set forth in ARTICLE VI to not be satisfied or otherwise cause any breach of this Agreement, (ii) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any Law or Order, or would reasonably be expected to result in, the contravention in any material respect of, or result in a violation or breach in any material respect of, or default under, any agreement to which it is a party or (iii) unreasonably interfere with the ongoing operations of the Company and its Subsidiaries.

(j) None of the Company or any of its Subsidiaries shall be required to (i) other than as set forth in Section 5.15(g), enter into any binding agreement or commitment in connection with a Debt Tender Offer, a Consent Solicitation or Change of Control Offer that is not conditioned on the occurrence of the Effective Time and does not terminate without liability to the Company or any of its Subsidiaries of the Company upon termination of this Agreement, (ii) pay any fee prior to the consummation of the Merger, (iii) provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, (iv) prepare separate financial statements for any Subsidiary of the Company or change any fiscal period or provide financial or other information regarding the Company and its Subsidiaries that is not in the possession of the Company or any of its Subsidiaries or (v) issue any offering or information document or provide any solvency certificate (other than any offering or information document that would be customarily delivered in connection with the transactions referenced in Section 5.15(a) and Section 5.15(b)).

Section 5.16 Rollover Stockholders. The Company hereby agrees that notwithstanding the standstill provisions contained in the Non-Disclosure Agreement, after the date of this Agreement and prior to the Effective Time, Parent and its Representatives shall be permitted to negotiate with any employee of the Company and the Company Subsidiaries who hold shares of Common Stock, Company Options, Company Restricted Shares, Company RSUs or Company PSUs and to execute a joinder to the Rollover Agreement (or enter into an agreement similar to the Rollover Agreement) with any such employee, solely to the extent any such joinder would not reasonably be expected to materially delay the receipt of any of the Required Regulatory Approvals. The Company shall cooperate with Parent and Merger Sub to allow Common Stock and Company Equity Awards held by certain employees of the Company and the Company Subsidiaries to be contributed to Parent in exchange for limited partnership interests of Parent (or equity awards relating to such limited partnership interests, as applicable) pursuant to the terms and subject to the conditions of the Rollover Agreement or such other terms and conditions as are agreed between Parent and the applicable employee. The Rollover Stockholders who acquired shares of Common Stock pursuant to that certain Common Stock Purchase Agreement, dated May 25, 2017, by and among the Company and each of the purchasers listed on Exhibit A thereto, are hereby permitted to transfer such shares of Common Stock to Parent in accordance with the terms of the Rollover

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Agreement. Such Rollover Stockholders are expressly intended as a third party beneficiaries of this last sentence of Section 5.16.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver by all (but only all) of the Company, Parent and Merger Sub of each of the following conditions at or prior to the Closing Date; provided, that the condition set forth in Section 6.01(b) may not be waived:

(a) No Injunctions or Restraints; Illegality. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger.

(b) Approval of Stockholders. The Required Stockholder Vote shall have been obtained.

(c) Regulatory Approvals. (i) The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted and (ii) the regulatory consents set forth in Schedule II shall have been made or obtained, as applicable, and shall be in full force and effect (the “Required Regulatory Approvals”).

Section 6.02 Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver by the Company of each of the following conditions at or prior to the Closing Date:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Section 4.02 shall be true and correct in all material respects and (ii) all other representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or any similar standard or qualification), shall be true and correct, except where the failure of any such representation or warranty to be so true and correct would not prevent the consummation of the Merger, in the case of each of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date).

(b) Covenants. Each of Parent and Merger Sub shall have performed and complied in all material respects with all its agreements and covenants required by this Agreement to be performed or complied with by Parent or Merger Sub, as applicable, at or prior to the Closing Date.

(c) Certificate. The Company shall have received a certificate of an executive officer of Parent, dated as of the Closing Date, certifying that the conditions specified in Section 6.02(a) and Section 6.02(b) have been fulfilled.

Section 6.03 Conditions to the Obligation of Parent and Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction or waiver by Parent and Merger Sub of each of the following conditions at or prior to the Closing Date:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.02(a), Section 3.02(c) and Section 3.08(b) shall be true and correct in all respects (other than in de minimis and immaterial respects in the case of Section 3.02(a) and Section 3.02(c) or resulting from permitted exercises of existing outstanding equity awards set forth in Section 3.02(a) following the date of this Agreement),

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(ii) the representations and warranties of the Company contained in Section 3.04, Section 3.15 and Section 3.20 shall be true and correct in all material respects and (iii) the representations and warranties of the Company contained in this Agreement other than those specified in the foregoing clauses (i) and (ii) (disregarding all qualifications and exceptions contained therein regarding materiality or a Material Adverse Effect or any similar standard or qualification), shall be true and correct, except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, in the case of each of clauses (i), (ii) and (iii), as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date).

(b) Covenants. The Company shall have performed and complied in all material respects with all of its agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Certificate. Parent and Merger Sub shall have received a certificate of an authorized executive officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 6.03(a) and Section 6.03(b) have been fulfilled.

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(e) Burdensome Condition. The Required Regulatory Approvals shall have been made or obtained, as applicable, without the imposition of a Burdensome Condition.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated and the Merger may be abandoned as follows:

(a) At any time prior to the Effective Time, by the mutual written consent of Parent and the Company.

(b) By either Parent or the Company, in each case by written notice to the other, if:

(i) the Merger has not been consummated on or prior to December 1, 2018 (the “Outside Date”); provided, that if on a date that would have been the Outside Date the conditions set forth in Section 6.01(c) or Section 6.03(e) are the only conditions in ARTICLE VI (other than conditions that by their nature are to be satisfied at the Closing) that shall not have been satisfied or waived on or before such date, either Parent or the Company may unilaterally extend the Outside Date to March 1, 2019, in which case the Outside Date shall be deemed for all purposes to be such later date; provided that the right to terminate the Agreement pursuant to this Section 7.01(b)(i) shall not be available to any Party whose failure to perform any of its obligations under this Agreement has been the cause of the failure of the Merger to be consummated by such time;

(ii) a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable injunction, order, decree, judgment or ruling, permanently enjoining or otherwise prohibiting consummation of the Merger; provided that the right to terminate the Agreement pursuant to this Section 7.01(b)(ii) shall not be available to any Party whose failure to perform any of its obligations under this Agreement has been the cause of the failure of the Merger to be consummated by such time; or

(iii) at the Company Stockholders’ Meeting or any adjournment thereof at which this Agreement has been voted upon, the Company stockholders fail to approve the adoption of this Agreement by the Required

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Stockholder Vote; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(b)(iii) if the failure to obtain the Required Stockholder Vote is due to the failure of the Rollover Stockholders to vote the shares of Common Stock beneficially owned or controlled by the Rollover Stockholders in favor of the approval of the adoption of this Agreement in accordance with the terms and conditions of the Rollover Agreement.

(c) By Parent upon written notice to the Company:

(i) if (A) at any time prior to adoption of this Agreement by the Required Stockholder Vote, the Company Board or any committee thereof (including the Special Committee) shall have effected an Adverse Company Recommendation or (B) (x) the Company shall fail to call or hold the Company Stockholders’ Meeting in accordance with Section 5.03 or (y) the Company shall have Willfully Breached any of its material obligations under Section 5.04;

(ii) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement (except with respect to Section 5.03 or Section 5.04) that (if such breach occurred or was continuing as of the Closing Date) the conditions set forth in Section 6.03(a) or Section 6.03(b) would be incapable of fulfillment and which breach is incapable of being cured, or is not cured, within thirty (30) days following receipt of written notice of such breach or, if earlier, by the Outside Date;

(iii) if the Company has not filed on or prior to June 30, 2018 its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 that complies (other than in respect of the timing of such filing) with all applicable requirements of the Exchange Act (and any restatements of the Company’s financial statements for any prior period that the Audit Committee of the Board has determined, as of the time of such filing, are required to be made); or

(iv) any Company Insurance Subsidiary set forth on Schedule 7.02(c)(iv) does not have a Financial Strength Rating of at least “A” from A.M. Best or if A.M. Best Company, Inc. has given oral or written notice to Parent or any Parent Related Party or the Company or any Company Insurance Subsidiary that any such ratings will be downgraded, suspended, withdrawn or retracted; provided that the placing by A.M. Best Company, Inc. of any such ratings as “under review with negative implication” or “under review with developing implications” shall not alone constitute a termination right under this Section 7.02(c)(iv); provided further that Parent must provide written notice of termination pursuant to this Section 7.02(c)(iv) no later than the forty-fifth (45th) day following the date of such downgrade, suspension, withdrawal or retraction.

(d) By the Company upon written notice to Parent upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that (if such breach occurred or was continuing as of the Closing Date) the conditions set forth in Section 6.02(a) or Section 6.02(b) would be incapable of fulfillment and which breach is incapable of being cured, or is not cured, within thirty (30) days following receipt of written notice of such breach or, if earlier, by the Outside Date; or

Section 7.02 Effect of Termination. If this Agreement is terminated as provided in Section 7.01, this Agreement will become null and void and of no further force or effect whatsoever without liability on the part of any Party hereto, and all rights and obligations of any Party hereto shall cease (except that the provisions of this Section 7.02, Section 7.03 and ARTICLE VIII will survive any termination of this Agreement); provided, that nothing in this Agreement will relieve any Party from any liability resulting from such Person’s Willful Breach of this Agreement.

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Section 7.03 Termination Fee; Expenses.

(a) If this Agreement is terminated by Parent pursuant to Section 7.01(c)(i), the Company will pay, or cause to be paid, to Parent an amount equal to $33,000,000, the “Termination Fee”), such payment shall be made within two (2) Business Days after the termination of this Agreement.

(b) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.01(b)(iii) and prior to the date of the Company Stockholders’ Meeting an Acquisition Proposal shall have been made and shall not have been withdrawn by the applicable Person at least ten (10) Business Days before the Company Stockholders’ Meeting or (ii) this Agreement is terminated by Parent pursuant to Section 7.01(c)(ii) and prior to the date of the breach giving rise to Parent’s right to terminate under Section 7.01(c)(ii) an Acquisition Proposal shall have been made and shall not have been withdrawn by the applicable Person at least ten (10) Business Days prior to the date of such breach, the Company will pay, or cause to be paid, to Parent all of Parent’s, Merger Sub’s, Trident’s, K-Z LLC’s and their respective Affiliates’ reasonable out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent, Merger Sub, Trident, K-Z LLC and their respective Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (“Parent Expenses”); provided, that in no event shall the Parent Expenses exceed an amount equal to $5,000,000; provided, further, that if within twelve (12) months after such termination, the Company either consummates an Acquisition Proposal or enters into a definitive agreement to consummate an Acquisition Proposal and the Company thereafter consummates such Acquisition Proposal (whether or not within such twelve (12) month period), then the Company shall upon consummation of such Acquisition Proposal, pay, or cause to be paid, to Parent an amount equal to the Termination Fee minus the Parent Expenses previously paid by the Company; provided, further, that for the purposes of this Section 7.03(b), references to “ten percent (10%) or more” in the definition of the term Acquisition Proposal will be deemed to be references to “fifty percent (50%) or more”.

(c) If this Agreement is terminated by Parent pursuant to Section 7.01(c)(iii), the Company will pay, or cause to be paid, to Trident all of Trident’s and its Affiliates’ reasonable and documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Trident and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement; provided, that in no event shall Trident’s and its Affiliates expenses exceed an amount equal to $5,000,000. Trident is expressly intended as a third party beneficiary of this Section 7.03(c).

(d) The Company acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 7.03 and, in order to obtain such payment, the Person entitled to such payment commences a suit that results in a Judgment against the Company (or a portion of any such fees or expenses) the Company shall pay the Person entitled to such payment its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate published in the Money Rates section of The Wall Street Journal in effect on the date such payment was required to be made.

(e) All payments under this Section 7.03 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or Trident, as applicable.

(f) In no event shall the Company be required to pay the Termination Fee on more than one occasion.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time, and none of

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Parent, Merger Sub and the Company, their respective Affiliates and any of the officers, directors, employees or stockholders of any of the foregoing, will have any liability whatsoever with respect to any such representation or warranty after such time. This Section 8.01 will not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 8.02 Amendment. This Agreement may be amended only by an agreement in writing executed by all of the Parties, subject to Section 8.04. After the approval of the adoption of this Agreement by the stockholders of the Company, no amendment requiring approval of the stockholders of the Company and Merger Sub under applicable Law shall be made without first obtaining such approval.

Section 8.03 Waiver. At any time prior to the Effective Time, any of the Parties may:

(a) extend the time for the performance of any of the obligations or other acts of any of the other Party or Parties, as the case may be; or

(b) waive compliance with any of the agreements of the other Party or Parties, as the case may be, or fulfillment of any conditions (to the extent any such condition may be waived) to its own obligations under this Agreement.

Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party by a duly authorized officer.

Section 8.04 Special Committee Approval. No amendment or waiver of any provision of this Agreement and no decision or determination shall be made, or action taken, by the Company under or with respect to this Agreement without first obtaining the approval of the Special Committee. In addition to any approval of the Company Board, and without limiting the other requirements set forth herein, the prior approval of the Special Committee shall be required for the Company to take any action at the request or direction of Barry Zyskind, George Karfunkel or Leah Karfunkel that would breach in any material respect the Company’s obligations under this Agreement and/or prevent or materially delay the consummation of the transactions contemplated hereby and, in the event any such action is taken without the prior approval of the Special Committee, such action shall in no event be deemed to be a breach or violation of this Agreement for any purpose hereof.

Section 8.05 Expenses. Except as expressly contemplated by this Agreement, including Section 7.03, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated by this Agreement will be the obligation of the Party incurring such expenses; provided, that, in the event the Closing occurs, any fees and expenses incurred by Parent, Merger Sub, Trident, K-Z LLC and their respective Affiliates and Representatives in connection with this Agreement and the transactions contemplated hereby shall be paid by the Surviving Corporation.

Section 8.06 Applicable Law; Jurisdiction; Specific Performance.

(a) This Agreement will be governed by Delaware Law without regard to the conflicts of law principles thereof. All Actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, appropriate appellate courts therefrom) in any such Action or proceeding, irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or proceeding and agree that service of process in any such Action or proceeding shall be effective if given in accordance with Section 8.07 or any other manner permitted by applicable Law.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH

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ACTION. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06(b).

(c) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity.

(d) Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Parties hereby acknowledge and agree that the Company shall only be entitled to seek specific performance to cause Parent to draw down the full proceeds of the Equity Financing or to cause Parent to effect the Closing in accordance with Section 2.03, on the terms and subject to the conditions in this Agreement, if (i) all conditions in Section 6.01 and Section 6.03 have been satisfied as of the date the Closing is required to have occurred pursuant to Section 2.03 (other than conditions that by their nature are to be satisfied at the Closing), (ii) Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.03 and (iii) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Equity Financing is funded and the contribution to Parent is made in accordance with the terms of the Rollover Agreement, then the Closing will occur. For the avoidance of doubt, in no event shall the Company be entitled to both specific performance and to receive the Termination Fee.

Section 8.07 Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows: (a) if delivered in person, on the day of such delivery; (b) if by facsimile, on the day on which such facsimile was sent; provided, that receipt is personally confirmed by telephone; (c) if by electronic mail, on the day on which such electronic mail was sent; (d) if by certified or registered mail (return receipt requested), on the fifth Business Day after the mailing thereof; or (e) if by reputable overnight delivery service, on the second Business Day after the sending thereof:

If to the Company, to:

AmTrust Financial Services, Inc.
59 Maiden Lane, 43rd Floor
New York, NY 10038
Attention:	Stephen Ungar
Facsimile:	(212) 220-7130
Email:	Stephen.Ungar@amtrustgroup.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:	Steven A. Seidman
Laura L. Delanoy
Facsimile:	(212) 728-8111
Email:	sseidman@willkie.com
ldelanoy@willkie.com

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If to Parent or Merger Sub, to:

Evergreen Parent, L.P.
c/o AmTrust Financial Services, Inc.
59 Maiden Lane, 43rd Floor
New York, NY 10038
Attention:	Barry Zyskind
Email:	barry.zyskind@amtrustgroup.com

with copies (which shall not constitute notice) to:

Trident Pine Acquisition LP
c/o Stone Point GP Ltd.
20 Horseneck Lane
Greenwich, CT 06830
Attention:	David Wermuth
Facsimile:	(203) 625-8357
Email:	dwermuth@stonepoint.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:	Todd E. Freed
Jon A. Hlafter
Facsimile:	(212) 735-2000
Email:	todd.freed@skadden.com
jon.hlafter@skadden.com

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:	Ross A. Fieldston
Adam M. Givertz
Facsimile:	(212) 757-3990
Email:	rfieldston@paulweiss.com
agivertz@paulweiss.com

Section 8.08 Entire Agreement. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Equity Commitment Letters and the Rollover Agreement contain the entire understanding of the Parties with respect to the subject matter hereof, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter.

Section 8.09 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in ARTICLE IV, the Company acknowledges that (i) neither Parent, Merger Sub nor any other Person acting on behalf of any Parent or Merger Sub makes any express or implied representation or warranty to the Company and (ii) neither Parent, Merger Sub nor any other Person acting on behalf of Parent or Merger Sub will have or be subject to any liability to the Company or any of its Affiliates or their respective directors, officers or employees resulting from the distribution to the Company,

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or the Company’s use of, any information, documents, projections, forecasts or other material available or made available to the Company or its Representatives.

(b) Except for the representations and warranties contained in ARTICLE III, each of Parent and Merger Sub acknowledges that (i) neither the Company nor any other Person acting on behalf of the Company makes any express or implied representation or warranty to Parent or Merger Sub and (ii) neither the Company nor any other Person acting on behalf of the Company will have or be subject to any liability to Parent or any of Parent’s Affiliates or their respective directors, officers or employees resulting from the distribution to Parent or Merger Sub or Parent’s or Merger Sub’s use of, any information, documents, projections, forecasts or other material available or made available to Parent or Merger Sub or their respective Representatives.

Section 8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party or Parties, as the case may be; provided, however, that each of Parent or Merger Sub may assign its rights under this Agreement without such prior written consent to (i) any of its Affiliates and (ii) from and after Closing, any lenders pursuant to terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning collateral in respect of the Debt Financing; provided, further, that any such assignment shall not relieve such Party of its obligations hereunder.

Section 8.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be considered one and the same agreement.

Section 8.12 No Third Party Beneficiaries. Except as provided in Section 5.09 with respect to Covered Persons, Section 5.14(b) and Section 5.15(h) with respect to the Indemnitees, the last sentence of Section 5.16 with respect to certain Rollover Stockholders, Section 7.03(c) with respect to Trident and Section 8.13 with respect to Non-Party Entities, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement.

Section 8.13 Non-Recourse. The Company agrees, both for itself and its stockholders and Affiliates, that except to the extent expressly set forth in any Equity Commitment Letter or Rollover Agreement, all claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against Parent and Merger Sub, and no Person who is not a named party to this Agreement, including without limitation any past, present or future director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney or representative of Parent or Merger Sub or any Equity Provider, Back-to-Back Equity Financing Source, Rollover Stockholder or other financing source (“Non-Party Entities”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of Parent or Merger Sub against its owners or Affiliates) for any obligations or Liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, and the Company waives and releases all such Liabilities, claims and obligations against any such Non-Party Entities. Non-Party Entities are expressly intended as third party beneficiaries of this provision of this Agreement.

Section 8.14 Severability; Enforcement. Any term or provision of this Agreement that is held invalid or unenforceable in any jurisdiction by a court of competent jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be held unenforceable by a court of competent jurisdiction, such provision shall be interpreted to be only so broad as is enforceable.

[Remainder of this page left intentionally blank]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

EVERGREEN PARENT, L.P.

By its General Partner: Evergreen Parent, GP, LLC

By:	/s/ Barry Zyskind
	Name:	Barry D. Zyskind
	Title:	Manager

EVERGREEN MERGER SUB, INC.

By:	/s/ Barry Zyskind
	Name:	Barry D. Zyskind
	Title:	Co-President and Co-Secretary

AMTRUST FINANCIAL SERVICES, INC.

By:	/s/ Stephen Ungar
	Name:	Stephen Ungar
	Title:	General Counsel, SVP and Secretary

[Signature Page to Agreement and Plan of Merger]

Annex A-2

EXECUTION VERSION

THE SECURITIES SUBSCRIBED FOR BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD UNLESS REGISTERED THEREUNDER OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. TRANSFER OF SUCH SECURITIES IS ALSO RESTRICTED BY THE TERMS OF THIS AGREEMENT.

ROLLOVER AGREEMENT

This ROLLOVER AGREEMENT (this “Agreement”), dated as of March 1, 2018 by and between Evergreen Parent, L.P., a Delaware limited partnership (“Parent”), and each stockholder of AmTrust Financial Services, Inc., a Delaware corporation (the “Company”), listed on Schedule I hereto, as amended from time to time (each a “Rollover Investor,” and collectively with any additional Investor that becomes a party hereto in accordance with the terms of this Agreement, the “Rollover Investors”). Parent and the Rollover Investors are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Parent, Evergreen Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, pursuant to which Merger Sub will merge with and into the Company and the Company will survive such merger as a wholly owned subsidiary of Parent on the terms and conditions set forth in the Merger Agreement (the “Merger”);

WHEREAS, in connection with the Closing and the Rollover (as defined below), each of Trident Pine Acquisition, LP (“Trident Pine”), K-Z Evergreen, LLC, a Delaware limited liability company (the “K-Z LLC,” and together with Trident, the “Equity Investors”) and the Rollover Investors desire to enter into the limited partnership agreement of Parent (the “Parent LP Agreement”);

WHEREAS, as of the date hereof, each Rollover Investor, either alone or together with another Rollover Investor, has the power to cause the voting and disposition of the shares of common stock of the Company, par value $0.01 per share (the “Common Stock”) set forth opposite such Rollover Investor’s name on Schedule I hereto (the “Rollover Shares”);

WHEREAS, each of the Rollover Investors desires to contribute the number of Rollover Shares set forth opposite such Rollover Investor’s name on Schedule I hereto at a price per Rollover Share equal to the Merger Consideration payable at Closing in exchange for the Class A limited partnership interests and common limited partnership interests of Parent (collectively, “LP Interests”); and

WHEREAS, the exchange of Rollover Shares for LP Interests is intended to qualify as a tax-free exchange pursuant to Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, as a material inducement of Parent to consummate (and to cause Merger Sub to consummate) the Merger in accordance with the terms and conditions of the Merger Agreement and in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.01 Definitions. Capitalized terms used but not herein defined shall have the meanings ascribed to them in the Merger Agreement.

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Section 1.02 Interpretations.

(a) The Parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(b) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neutral genders of such term.

(c) References to “$” or “dollars” shall refer to U.S. dollars unless specified otherwise.

(d) References herein to a specific Section or Exhibit shall refer, respectively, to Sections or Exhibits of this Agreement.

(e) Wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”

(f) References herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and as in effect from time to time, and also to all rules and regulations promulgated thereunder unless such reference is to a Law in existence as of a specified date.

(g) References herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof.

(h) References herein to any Person are also to its permitted successors and assigns.

(i) The sections and headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

(j) If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(k) References herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.”

(l) The terms “or,” “any” and “either” shall not be exclusive.

(m) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(n) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

ARTICLE II

ROLLOVER

Section 2.01 Rollover. Subject to the terms and conditions set forth in Section 3.01, immediately prior to the Closing, each Rollover Investor hereby irrevocably agrees to contribute or cause to be contributed to Parent, free and clear of all Liens (other than any Liens created or expressly permitted by Parent or arising by reason of the Merger Agreement or this Agreement), the Rollover Shares attributable to such Rollover Investor set forth on

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Schedule I hereto, and, with respect to such Rollover Shares represented by a stock certificate, shall deliver to Parent certificate(s) or other evidence representing such Rollover Shares, endorsed in blank (or together with duly executed stock powers), and with respect to Rollover Shares not represented by a stock certificate, evidence representing transfer of the Rollover Shares to Parent, in each case in form and substance reasonably satisfactory to Parent and any other documents and instruments as reasonably may be necessary or appropriate to vest in Parent good and marketable title in and to such Rollover Shares. In exchange for (and conditioned upon) such Rollover Investor’s contribution of Rollover Shares to Parent, Parent shall issue to such Rollover Investor or such Rollover Investor’s designee, free and clear of all Liens (other than Liens created by such Rollover Investor or pursuant to an agreement between such Rollover Investor and Parent), the LP Interests set forth opposite such Rollover Investor’s name on Schedule I hereto. For purposes hereof, the foregoing contribution and exchange transactions are collectively referred to herein as the “Rollover.”

Section 2.02 Legends, etc. All certificates (if any) representing LP Interests issued by Parent to the Rollover Investors at the Effective Time shall be endorsed with the following legend:

THE LIMITED PARTNERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR STATE SECURITIES LAWS AND CANNOT BE OFFERED, SOLD, OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS AND REGULATIONS PROMULGATED THEREUNDER. THE LIMITED PARTNERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE REGISTERED OWNER HEREOF FOR INVESTMENT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF IN VIOLATION OF THE SECURITIES ACT. THE LIMITED PARTNERSHIP INTERESTS MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE PROVISIONS OF THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN A TRANSACTION OTHERWISE IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

THE LIMITED PARTNERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A LIMITED PARTNERSHIP AGREEMENT BETWEEN THE PARTNERSHIP AND THE HOLDER.

ARTICLE III

CONDITIONS TO ROLLOVER

Section 3.01 Conditions to Rollover. Each Rollover Investor’s obligation to effect the Rollover is subject to, and conditioned upon (a) the execution and delivery of the Merger Agreement by Company, (b) the continued satisfaction in full or waiver by the Parent of all conditions in Sections 6.01 and 6.03 of the Merger Agreement upon the date the Closing is required to have occurred pursuant to Section 2.03 of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing but provided such conditions are satisfied at the Closing or waived by Parent at the Closing), (c) the substantially concurrent funding or consummation of the transactions contemplated pursuant to (i) the K-Z Equity LLC Commitment Letter and (ii) the Trident Equity Commitment Letter; provided, that the failure of the condition in this clause (c) to be satisfied shall not limit Parent’s or the Company’s ability to seek to enforce the obligations of the Rollover Investors hereunder in accordance with the terms hereof if (x) Parent, or the Company, is also concurrently seeking enforcement of the K-Z LLC Equity Commitment Letter (and the contemporaneous funding thereof) and the Trident Equity Commitment Letter (and the contemporaneous funding thereof) or (y) each of K-Z LLC and Trident Pine has satisfied, or is prepared to satisfy, its obligations under the K-Z LLC Equity Commitment Letter or the Trident Equity Commitment Letter, as applicable, and (d) the contemporaneous consummation of the Closing pursuant to

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Section 2.03 of the Merger Agreement or a final, non-appealable and binding order or judgment awarding specific performance to cause Parent to consummate the Closing pursuant to Sections 8.06(c) and 8.06(d) of the Merger Agreement.

ARTICLE IV

ADMISSION OF ADDITIONAL ROLLOVER INVESTORS

Section 4.01 Admission of Additional Rollover Investors. Pursuant to and in accordance with this Section 4.01 and Section 5.16 of the Merger Agreement, upon the execution of a joinder agreement in the form attached hereto as Exhibit A, the signatory thereto shall become a Rollover Investor under this Agreement and shall be fully bound by, and subject to, the representations, warranties, covenants and agreements set forth in this Agreement as though it were an original party hereto and shall be deemed a Party for all purposes hereof and entitled to all of the rights incidental herein.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ROLLOVER INVESTORS

Each Rollover Investor severally hereby represents and warrants to Parent as follows:

Section 5.01 Organization and Qualification. For each such Rollover Investor that is not a natural person, such Rollover Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

Section 5.02 Authorization.

(a) For each such Rollover Investor that is not a natural person, such Rollover Investor has all requisite power and authority and has taken all action necessary in order to execute and deliver, and perform its obligations under, this Agreement, and to consummate the transactions contemplated by this Agreement and no other approval is required by such Rollover Investor to fulfill its obligations under this Agreement.

(b) This Agreement has been duly and validly executed, and assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes the valid and binding obligation of such Rollover Investor, enforceable against it in accordance with its terms, except as may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally or by general equitable principles.

Section 5.03 Consents.

(a) Other than any filing with the SEC as required by Sections 13(d) or 16(a) of the Exchange Act, no consent, approval, qualification, order or authorization of, or filing with, any Governmental Entity is required in connection with the valid execution, delivery or performance of this Agreement by such Rollover Investor.

(b) The execution, delivery and performance by such Rollover Investor of this Agreement does not and will not (i) if such Rollover Investor is not a natural person, violate the organizational documents of such Rollover Investor, (ii) subject to the receipt of consents and approvals of Governmental Entities contemplated by the Merger Agreement, violate any applicable law or order to which such Rollover Investor or any of its assets are subject or (iii) require any consent or other action by any Person under, constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in any breach of or give rise to any right of termination, cancellation, amendment or acceleration of, any right or obligation under any Contract or otherwise of such Rollover Investor.

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Section 5.04 Investment Intention; Securities Laws. Such Rollover Investor (a) understands and has taken cognizance of all the risk factors related to the investment in Parent, (b) has been granted the opportunity to ask questions and receive answers concerning the terms and conditions of the investment in Parent and to obtain any additional information which Parent possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished, and (c) has relied solely upon (i) the representations set forth in this Agreement and (ii) its own independent investigations or investigations conducted by its own independent advisers in connection with the accuracy or sufficiency of such information or its investment decision. Such Rollover Investor acknowledges that the investment in Parent is intended to be exempt from registration by virtue of Section 4(a)(2) of the Securities Act. Such Rollover Investor has the financial ability to afford a complete loss of its investment in the LP Interests. Such Rollover Investor is acquiring the LP Interests solely for its own account, for investment and not with a view toward resale or other distribution in violation of the Act, and such Rollover Investor understands that such LP Interests may not be disposed of by such Rollover Investor in contravention of the Securities Act, or any applicable state securities laws.

Section 5.05 Accredited Investor. Such Rollover Investor is an “accredited investor,” as such term is defined in Regulation D under the Securities Act, with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the LP Interests.

Section 5.06 No Registration. Such Rollover Investor understands that the LP Interests are being issued without registration under the Securities Act, under the securities laws of any U.S. state (the “State Acts”) or under the securities laws or laws of similar import of any other country or jurisdiction, in reliance upon exemptions provided by the Securities Act, the State Acts and such other securities laws or laws of similar import, and the regulations promulgated thereunder.

Section 5.07 Advisers. Such Rollover Investor has carefully considered and has, to the extent it believes such discussion necessary, discussed with its own legal, tax, accounting and financial advisers the suitability of an investment in Parent in light of such Rollover Investor’s particular tax, financial and other situation, and has determined that the LP Interests being acquired by such Rollover Investor hereunder is a suitable investment for such Rollover Investor.

Section 5.08 Rollover Shares. Such Rollover Investor, either alone or together with another Rollover Investor, has the power to cause the voting and disposition of the Rollover Shares set forth opposite such Rollover Investor’s name on Schedule I hereto. Upon the consummation of the contribution transactions contemplated by this Agreement and subject to the consummation of the Merger, Parent will acquire the Rollover Shares attributable to such Rollover Investor free and clear of all Liens (other than any Liens created or expressly permitted by Parent or arising by reason of the Merger Agreement or this Agreement).

Section 5.09 No Employee/Employer Relationship. None of this Agreement (or any term or provision hereof), the issuance of the LP Interests, or any other transaction comprising the Rollover creates any employee/employer relationship or other similar relationship between Parent, the Company or any of their respective Subsidiaries or any of Parent’s or Parent’s Affiliates, on the one hand, and such Rollover Investor, on the other hand.

Section 5.10 Tax Matters. Such Rollover Investor has not obtained, nor will such Rollover Investor transfer or assign, any of the LP Interests such Rollover Investor receives (or any interest therein), or cause any such LP Interests (or any interest therein) to be marketed, on or through an “established securities market” within the meaning of Section 7704(b)(1) of the Code, or a “secondary market” or the substantial equivalent thereof, within the meaning of Section 7704(b)(2) of the Code, including an over-the-counter-market or an interdealer quotation system that regularly disseminates firm buy or sell quotations.

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ARTICLE VI

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PARENT

Parent hereby represents and warrants to each Rollover Investor as follows:

Section 6.01 Organization. Parent is duly organized, validly existing and in good standing under Delaware Law.

Section 6.02 Authorization.

(a) Parent has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated by this Agreement.

(b) This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by such Rollover Investor, constitutes the valid and binding obligation of Parent, enforceable by such Rollover Investor against Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally or by general equitable principles.

Section 6.03 Authorization of Limited Partnership Interests. The LP Interests, when issued pursuant to the terms of this Agreement, will be duly authorized, validly issued and outstanding, fully paid, nonassessable and free and clear of all Liens, other than as applicable to the LP Interests or the holders thereof under applicable federal and state securities laws.

Section 6.04 Consideration Per LP Interest. The Rollover Investors will acquire LP Interests pursuant to this Agreement for the same price per LP Interest as the Equity Investors are acquiring LP Interests in connection with the Merger.

ARTICLE VII

CERTAIN COVENANTS AND AGREEMENTS

Section 7.01 Agreement to Vote.

(a) Each Rollover Investor agrees that at the Company Stockholders’ Meeting or at any other meeting of the holders of Common Stock called to consider the adoption of the Merger Agreement and the Merger, and at every adjournment or postpone thereof, and on every action or approval by written consent of the stockholders of the Company with respect to the adoption of the Merger Agreement and Merger, (i) when such meeting of the holders of Common Stock is held, such Rollover Investor shall appear at such meeting or otherwise cause the Rollover Shares set forth opposite such Rollover Investor’s name on Schedule I hereto to be counted as present thereat for the purpose of establishing a quorum and (ii) such Rollover Investor shall vote or cause to be voted (to the extent of its power to do so) at such meeting such Rollover Shares in favor of adopting the Merger Agreement and the transactions contemplated thereby, including the Merger; provided, however, that at any meeting of the stockholders of the Company (whether annual or special), however called, or at any adjournment or postponement thereof, or in any other circumstances (including an action by written consent) upon which a vote or other approval is sought, such Rollover Investor shall vote (or cause to be voted), in person or by proxy (to the extent of its power to do so), all of the Rollover Shares attributable to such Rollover Investor set forth on Schedule I hereto against any other proposal, action or transaction involving the Company or any of the Company Subsidiaries, which other proposal, action or transaction would reasonably be expected to in any manner (A) impede, frustrate, prevent or nullify the Merger or the Merger Agreement, (B) result in any of the

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conditions to the consummation of the Merger under the Merger Agreement not being fulfilled or (C) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement.

(b) Each Rollover Investor hereby covenants and agrees that it shall not enter into any agreement or undertaking, and shall not commit or agree to take any action that would restrict or interfere with such Rollover Investor’s obligations pursuant to this Agreement.

Section 7.02 Transfer Restrictions. Other than as contemplated by Section 2.01, each Rollover Investor shall not, directly or indirectly, offer, sell, transfer, pledge, hypothecate assign or otherwise dispose of (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any of the Rollover Shares attributable to such Rollover Investor set forth on Schedule I hereto (or any other equity interests, options, warrants, calls, subscriptions or other rights in any such Rollover Shares) to any Person; provided, that nothing in this Section 7.02 shall prohibit Transfers from any Rollover Investor to any other Rollover Investor.

Section 7.03 Stock Dividends, After-Acquired Shares, etc. If between the date of this Agreement and the Effective Time the issued and outstanding shares of Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the term “Rollover Shares” shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction. Any additional shares of Common Stock acquired by the Rollover Investors on or after the date hereof and prior to the Closing shall be deemed “Rollover Shares” for purposes of this Agreement, including such additional shares of capital stock that become beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by such Rollover Investor, whether upon the exercise of options, conversion of convertible securities or otherwise, after the date hereof.

Section 7.04 Waiver of Appraisal Rights. Each Investor hereby waives, and shall cause to be waived, any rights of appraisal or rights to dissent from the Merger that such Investor may have under Delaware Law.

Section 7.05 Disclosure. Each Rollover Investor hereby acknowledges that Parent may publish and disclose in any announcement or disclosure required by the SEC and filings with any Governmental Entity, including Insurance Regulators, whose consent, approval, authorization or waiver is required to consummate the Merger, such Rollover Investor’s identity and ownership of the Rollover Shares and the nature of such Rollover Investor’s obligations under this Agreement. Parent hereby authorizes each Rollover Investor to disclose, in any disclosure required by any Governmental Entity, this Agreement, Parent’s identity and the nature of Parent’s obligations under this Agreement.

Section 7.06 No Fiduciary Responsibilities. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to each Rollover Investor solely in its capacity as a stockholder of the Company and not in any other capacity, and nothing in this Agreement shall limit, restrict or affect the rights and obligations of any Rollover Investor from taking any action in his or her capacity as a director, officer or employee of the Company, whether in connection with the Merger Agreement or otherwise, and no action or omissions by any such Persons in his or her capacity as a director, officer or employee of the Company shall be deemed to constitute a breach of any provision of this Agreement.

Section 7.07 Effect of Adverse Recommendation Change. Until the termination of this Agreement in accordance with its terms, the obligations of the Rollover Investors shall apply whether or not the Company Board (or any committee thereof) has effected an Adverse Company Recommendation.

Section 7.08 Parent LP Agreement. In connection with the transactions contemplated by this Agreement and the Merger Agreement, concurrently with the Rollover, the Rollover Investors shall enter into the Parent LP Agreement on such terms as are mutually agreed by Trident Pine and K-Z LLC prior to the Closing.

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ARTICLE VIII

REASONABLE BEST EFFORTS

Section 8.01 Reasonable Best Efforts.

(a) In accordance with applicable Law, each Rollover Investor shall, and shall cause its Affiliates to, use its reasonable best efforts (i) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Merger Agreement as promptly as practicable and (ii) to make or obtain, as applicable (and to cooperate with the other Parties to make or obtain, as applicable), any consents, approvals, authorizations, waivers, permits, filings and notifications of any Governmental Entity necessary, proper or advisable to be made or obtained, as applicable, in connection with the transactions contemplated by this Agreement and the Merger Agreement.

(b) Each of the Rollover Investors agrees that it shall use its reasonable best efforts cooperate with Parent with respect to the obtaining of all consents, approvals, authorizations or waivers of Governmental Entities necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, with respect to the matters covered in this Section 8.01(c), the Parties agree that Parent shall make all strategic decisions and lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any consents, approvals, authorizations or waivers of Governmental Entities necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including determining the strategy for contesting, litigating or otherwise responding to objections to, or Actions challenging, the consummation of the transactions contemplated by this Agreement. The Rollover Investors shall not permit any of their respective Representatives to, make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Entity with respect to any proposed settlement, consent decree, commitment or remedy or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Parent.

(d) Notwithstanding anything to the contrary in this Agreement, with respect to the Required Regulatory Approvals, no Rollover Investor shall be obligated to take or refrain from taking, or to agree to it or its Affiliates taking or refraining from taking, any action, or to permitting or suffering to exist any restriction, condition, limitation or requirement which, individually or together with all other such actions, restrictions, conditions, limitations or requirements imposed by with respect to the Required Regulatory Approvals would or would reasonably be expected to result in a Burdensome Condition.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement will terminate automatically and immediately upon the earliest to occur of (a) the Closing and (b) the valid termination of the Merger Agreement in accordance with its terms.

Section 9.02 Effect of Termination. If this Agreement is terminated as provided in Section 9.01, this Agreement will become null and void and of no further force or effect whatsoever without liability on the part of any Party hereto, and all rights and obligations of any Party hereto shall cease (except that the provisions of this Section 9.02 and Article X will survive any termination of this Agreement); provided, that nothing in this Agreement will relieve any Party from any liability resulting from its Willful Breach of this Agreement.

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ARTICLE X

MISCELLANEOUS

Section 10.01 Applicable Law; Jurisdiction; Specific Performance.

(a) This Agreement will be governed by the Delaware Law without regard to the conflicts of law principles thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding and agree that service of process in any such action or proceeding shall be effective if given in accordance with Section 10.02 or any other manner permitted by applicable Law.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUCH ACTION. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.01(B).

(c) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity.

Section 10.02 Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows: (a) if delivered in person, on the day of such delivery; (b) if by facsimile, on the day on which such facsimile was sent; provided, that receipt is personally confirmed by telephone; (c) if by electronic mail, on the day on which such electronic mail was sent; (d) if by certified or registered mail (return receipt requested), on the fifth Business Day after the mailing thereof; or (e) if by reputable overnight delivery service, on the second Business Day after the sending thereof:

If to Parent:

Evergreen Parent, L.P.

c/o AmTrust Financial Services, Inc.

59 Maiden Lane, 43rd Floor

New York, NY 10038

Attention:          Barry Zyskind

Email:                barry.zyskind@amtrustgroup.com

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with a copy (which shall not constitute notice) to:

Trident Pine Acquisition LP

c/o Stone Point GP Ltd.

20 Horseneck Lane

Greenwich, CT 06830

Attention:          David Wermuth

Facsimile:          (203) 625-8357

Email:                dwermuth@stonepoint.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:          Todd E. Freed

                            Jon A. Hlafter

Facsimile:          (212) 735-2000

Email:                todd.freed@skadden.com

                            jon.hlafter@skadden.com

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention:          Ross A. Fieldston

                           Adam M. Givertz

Facsimile:          (212) 757-3990

Email:                rfieldston@paulweiss.com

                            agivertz@paulweiss.com

If to a Rollover Investor:

At the address of such Rollover Investor set forth on Schedule 1 hereto.

Section 10.03 Amendment; Entire Agreement. This Agreement may be amended with respect to any Rollover Investor only by an agreement in writing executed by the Parent and such Rollover Investor and with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed). This Agreement and the schedules and exhibits thereto, the Equity Commitment Letters, the Back-to-Back Equity Commitment Letters and other documents delivered by the Parties in connection herewith and the Merger Agreement contain the entire understanding of the Parties with respect to the subject matter hereof, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter.

Section 10.04 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any Rollover Investor (whether by operation of law or otherwise) without the prior written consent of Parent and the Company (the Company’s consent not to be unreasonably withheld, conditioned or delayed). In addition, the rights of Parent with respect to a Rollover Investor may not be assigned without such Rollover Investor’s and the Company’s prior written consent (with the Company’s consent not to be unreasonably withheld, conditioned or delayed).

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Section 10.05 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be considered one and the same agreement.

Section 10.06 Parties in Interest; Third Party Beneficiaries. This Agreement is for the sole benefit of and shall be binding upon Parent and the Rollover Investors and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent and the Rollover Investors any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement, except in Section 10.07 hereof with respect to Non-Recourse Parties, and that the Company shall be an express third-party beneficiary of this Agreement and shall be entitled to seek a decree or order for specific performance to cause each Rollover Investor to consummate the Rollover pursuant to, and to specifically enforce the other provisions of, this Agreement, in each case, subject to the terms and conditions hereof, but only in the event that the Company would be able to obtain specific performance of the Parent’s obligation to enforce the Rollover pursuant to, and in accordance with, Section 8.06(d) of the Merger Agreement. The rights of Parent may not be assigned with respect to any Rollover Investor, without the prior written consent of such Rollover Investor and the Company (the Company’s consent not to be unreasonably withheld, conditioned or delayed). None of Parent’s creditors (other than the Company to the extent that (a) the Company is a creditor of the Parent and (b) the Company is a third party beneficiary of this Agreement) shall have any right to enforce this Agreement or to cause Parent to enforce this Agreement and none of the Company’s equity holders or creditors shall have any right to enforce or cause Parent or any Rollover Investor to enforce this Agreement.

Section 10.07 Non-Recourse. Except to the extent expressly set forth in this Agreement, the Equity Commitment Letters, the Back-to-Back Equity Commitment Letters or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, Parent acknowledges and agrees that (a) all claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Rollover Investors and (b) no Non-Recourse Party shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Recourse Party. Except as expressly contemplated by any Equity Commitment Letter or Back-to-Back Equity Commitment Letter, recourse against any Rollover Investor pursuant to this Agreement shall be the sole and exclusive remedy of Parent, Merger Sub and all of their respective Affiliates against the Rollover Investors in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the Transactions. Notwithstanding the Company’s rights as third party beneficiary hereunder as contemplated by Section 10.06 hereof, the Company is subject to this Section 10.07 hereof to the same extent as Parent and Merger Sub. For purposes of this Agreement, “Non-Recourse Party” means (i) any former, current or future director, officer, employee, agent, general or limited partner, manager, “principal”, member, stockholder or Affiliate of a Rollover Investor (other than Parent and Merger Sub) or (ii) any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, or Affiliate of any of the persons referred to in clause (i) above (other than Parent and Merger Sub). Non-Recourse Parties are expressly intended as third party beneficiaries of this provision of this Agreement.

[Remainder of this page left intentionally blank]

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IN WITNESS WHEREOF, Parent and the Rollover Investors have executed this Agreement as of the day and year first above written.

EVERGREEN PARENT, L.P.
By Evergreen Parent GP, LLC
its general partner

By	/s/ Barry Zyskind
Name: Barry D. Zyskind
Title: Manager

[Signature Page to Rollover Agreement]

ROLLOVER INVESTOR

/s/ Barry Zyskind
Barry D. Zyskind

[Signature Page to Rollover Agreement]

ROLLOVER INVESTOR

/s/ George Karfunkel
George Karfunkel

[Signature Page to Rollover Agreement]

ROLLOVER INVESTOR

/s/ Leah Karfunkel
Leah Karfunkel

[Signature Page to Rollover Agreement]

ROLLOVER INVESTOR

/s/ Barry Karfunkel
Barry Karfunkel

[Signature Page to Rollover Agreement]

ROLLOVER INVESTOR

/s/ Robert Karfunkel
Robert Karfunkel

[Signature Page to Rollover Agreement]

ROLLOVER INVESTOR

/s/ Anne Neuberger
Anne Neuberger

[Signature Page to Rollover Agreement]

ROLLOVER INVESTOR

/s/ Sarah Horowitz
Sarah Horowitz

[Signature Page to Rollover Agreement]

ROLLOVER INVESTOR

/s/ Bernard Karfunkel
Bernard Karfunkel

[Signature Page to Rollover Agreement]

ROLLOVER INVESTOR

/s/ Cindy Brecher
Cindy Brecher

[Signature Page to Rollover Agreement]

SCHEDULE I

Rollover Investor	Rollover Shares	Value of Rollover Shares	LP Interests to be Received
Barry Zyskind	29,272,013.00	$395,172,175.50	Common Partnership Units with a value of $395,172,175.50

Leah Karfunkel	22,101,025.00	$298,363,837.50	Common Partnership Units with a value of $298,363,837.50

George Karfunkel	32,438,408.00	$437,918,508.00	Common Partnership Units with a value of $437,918,508.00

Barry Karfunkel*	5,354,753*	$ 72,289,165.50	Class A Partnership Units with a value of $72,289,165.50

Robert Karfunkel*	2,945,113*	$ 39,759,025.50	Class A Partnership Units with a value of $39,759,025.50

Esther Zyskind*	2,945,113*	$ 39,759,025.50	Class A Partnership Units with a value of $39,759,025.50

GKarfunkel Family LLC*	12,851,405*	$173,493,967.50	Class A Partnership Units with a value of $173,493,967.50

*	The obligations of such Rollover Stockholder set forth in Section 7.01 of this Agreement are subject in all respects to the obligations of such Rollover Stockholder set forth in that certain Common Stock Purchase Agreement, dated May 25, 2017, by and among the Company, such Rollover Stockholder and the other parties thereto.

[Schedule I to Rollover Agreement]

EXHIBIT A

Joinder Agreement

Reference is hereby made to the Rollover Agreement (the “Agreement”), dated as of March 1, 2018 by and among Evergreen Parent, L.P., a Delaware limited partnership, and the investors listed on Schedule I thereto, as amended from time to time. Pursuant to and in accordance with the terms of Section 3.01 of the Agreement, the undersigned hereby acknowledges that it has received and reviewed a complete copy of the Agreement, including the schedule and exhibit thereto, and agrees that upon the execution of this joinder agreement, the undersigned shall become a Rollover Investor under the Agreement and shall be fully bound by, and subject to, the representations, warranties, covenants and agreements set forth in the Agreement as though it were an original party thereto and shall be deemed a Party thereto for all purposes thereof and entitled to all of the rights incidental therein.

Capitalized terms used but not herein defined shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of             .

[Rollover Investor]

By
Name: Title:

[Signature Page to Joinder Agreement]

Joinder Agreement

Reference is hereby made to the Rollover Agreement (the “Agreement”), dated as of March 1, 2018 by and among Evergreen Parent, L.P., a Delaware limited partnership, and the investors listed on Schedule I thereto, as amended from time to time. Pursuant to and in accordance with the terms of Section 3.01 of the Agreement, the undersigned hereby acknowledges that it has received and reviewed a complete copy of the Agreement, including the schedule and exhibit thereto, and agrees that upon the execution of this joinder agreement, the undersigned shall become a Rollover Investor under the Agreement and shall be fully bound by, and subject to, the representations, warranties, covenants and agreements set forth in the Agreement as though it were an original party thereto and shall be deemed a Party thereto for all purposes thereof and entitled to all of the rights incidental therein.

Capitalized terms used but not herein defined shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of April 11, 2018.

GKARFUNKEL FAMILY LLC

By	/s/ Henry Reinhold
Name: Henry Reinhold Title: Manager

Joinder Agreement

Reference is hereby made to the Rollover Agreement (the “Agreement”), dated as of March 1, 2018 by and among Evergreen Parent, L.P., a Delaware limited partnership, and the investors listed on Schedule I thereto, as amended from time to time. Pursuant to and in accordance with the terms of Section 3.01 of the Agreement, the undersigned hereby acknowledges that it has received and reviewed a complete copy of the Agreement, including the schedule and exhibit thereto, and agrees that upon the execution of this joinder agreement, the undersigned shall become a Rollover Investor under the Agreement and shall be fully bound by, and subject to, the representations, warranties, covenants and agreements set forth in the Agreement as though it were an original party thereto and shall be deemed a Party thereto for all purposes thereof and entitled to all of the rights incidental therein.

Capitalized terms used but not herein defined shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of April 19, 2018.

/s/ Esther Zyskind
Esther Zyskind

Annex B

Delaware General Corporation Law

8 Del.C. § 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C

February 28, 2018

Special Committee of the Board of Directors

AmTrust Financial Services, Inc.

59 Maiden Lane

New York, New York 10038

Members of the Special Committee of the Board:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to the Special Committee of the Board of Directors (the “Special Committee”) of AmTrust Financial Services, Inc. (the “Company”) in connection with the Agreement and Plan of Merger (the “Merger Agreement”), to be entered into by and among the Company, Evergreen Parent, L.P. (“Parent”) and Evergreen Merger Sub, Inc., a subsidiary of Parent (“Merger Sub”), which provides, among other things, for the merger of Merger Sub with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Parent (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company, other than Excluded Shares and Dissenting Shares (each as defined in the Merger Agreement), will be converted into the right to receive $13.50 in cash, without interest (the “Merger Consideration”).

You have requested our opinion, as investment bankers, as to the fairness of the Merger Consideration, from a financial point of view, to the Public Stockholders (as defined in the Merger Agreement).

In connection with our role as financial advisor to the Special Committee, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company, certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company (including a draft, dated as of February 27, 2018, of the Company’s Form 10-K for the fiscal year ended December 31, 2017 and a draft, dated as of February 27, 2018, of the Company’s consolidated financial statements for the fiscal year ended December 31, 2017 submitted to the Company’s auditors for review), and certain financial forecasts relating to the Company prepared by the Company upon instruction from the Special Committee. We have also held discussions with certain senior officers, other representatives and advisors of the Company and the Special Committee regarding the businesses and prospects of the Company. In addition, we have (i) reviewed the reported prices and trading activity for the shares of Company Common Stock, (ii) compared certain financial and stock market information for the Company with, to the extent publicly available, similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed, to the extent publicly available, the financial terms of certain recent business combinations which we deemed relevant (iv) reviewed a draft dated as of February 27, 2018 of the Merger Agreement and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us by the Company or the Special Committee, concerning the Company, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company or any of its subsidiaries, nor have we evaluated the solvency or fair value of the Company or any of its subsidiaries (or the impact of the Transaction thereon) under any law relating to bankruptcy, insolvency or similar matters. We are not actuaries and our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions and we

Special Committee of the Board of Directors

AmTrust Financial Services, Inc.

February 28, 2018

have relied on the Company’s actuaries with respect to reserve adequacy. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of the loss and loss adjustments expenses reserves of the Company. With respect to the financial forecasts prepared by the Company upon instruction from the Special Committee made available to us and used in our analyses, we have assumed with your knowledge and permission that such financial forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Special Committee as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such financial forecasts or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax, actuarial or accounting experts and have relied on the assessments made by the Special Committee, the Company and their other advisors with respect to such issues. Representatives of the Company have informed us, and we have further assumed with your knowledge and permission, that the final terms of the Merger Agreement will not differ materially from the terms set forth in the draft we have reviewed.

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Special Committee in connection with and for the purpose of its evaluation of the Transaction. This opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the Public Stockholders as of the date hereof. This opinion does not address any other terms of the Transaction or the Merger Agreement. In connection with this opinion, Deutsche Bank has not reviewed, and this opinion does not address, the terms of any other agreement entered into or to be entered into in connection with the Transaction, including any agreements entered into between the Rollover Stockholders (as defined in the Merger Agreement) and the Company, between the Rollover Stockholders and Parent, between Parent and its equityholders or between the equityholders of Parent. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of shares of Company Common Stock other than the Public Stockholders or the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. We express no opinion as to the merits of the underlying decision by the Company or the Special Committee to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of shares of Company Common Stock should vote or act with respect to the Transaction or any other matter. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the Transaction, whether relative to the Merger Consideration or otherwise. This opinion does not in any manner address the prices at which shares of Company Common Stock or any other securities will trade at any time.

Special Committee of the Board of Directors

AmTrust Financial Services, Inc.

February 28, 2018

Deutsche Bank will be paid a fee for its services as financial advisor to the Special Committee in connection with the Transaction, a portion of which becomes payable upon delivery of this opinion (or would have become payable if Deutsche Bank had advised the Special Committee that it was unable to render this opinion or if the proposal to acquire the Company made on January 9, 2018 had been withdrawn and no opinion was requested by the Special Committee) and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Stone Point Capital LLC (“Stone Point”), affiliates of which are equity holders of Parent, and its affiliates and portfolio companies for which they have received, and in the future may receive, compensation, including acting as sole bookrunner on a $22 million follow-on offering of shares for Eagle Point Credit Company, Inc., a portfolio company of Stone Point, in May 2016. One or members of the DB Group have, from time to time, provided commercial banking (including extension of credit) and other financial services to the Company and its affiliates for which they have received, and in the future may receive, compensation, including serving as counterparty to a Dutch trade finance facility of National Borge, a subsidiary of the Company, and certain affiliates in December 2017. In addition, the DB Group may also provide investment banking, commercial banking (including extension of credit) and other financial services in the future to the Company, Parent, the Rollover Stockholders and their respective affiliates, and Stone Point and its affiliates and portfolio companies for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company, Parent and their respective affiliates, affiliates of the Rollover Stockholders and affiliates and portfolio companies of Stone Point for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Public Stockholders.

Very truly yours,

/s/ Deutsche Bank Securities Inc.

DEUTSCHE BANK SECURITIES INC.

Annex D

CONSENT OF DEUTSCHE BANK SECURITIES INC.

We hereby consent to (i) the inclusion of our opinion letter, dated February 28, 2018, to the Special Committee of the Board of Directors of AmTrust Financial Services, Inc. (“AmTrust”) as Annex C to the Amended Proxy Statement of AmTrust, filed on May 4, 2018 (the “Proxy Statement”), (ii) references made to our firm and such opinion in such Proxy Statement under the captions: “Summary Term Sheet—Opinion of Deutsche Bank,” “Special Factors—Background of the Merger,” “Special Factors—Reasons for the Merger” and “Special Factors—Opinion of Deutsche Bank,” and (iii) the inclusion of the various presentations prepared and made by Deutsche Bank to the Special Committee as exhibits to the Amended Schedule 13E-3 filed on May 4, 2018. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and we do not admit that we are experts with respect to any part of the Proxy Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any future amendments to the Proxy Statement.

/s/ Deutsche Bank Securities Inc.

        Deutsche Bank Securities Inc.

May 4, 2018

Confidential

PROXY

AMTRUST FINANCIAL SERVICES, INC.

Special Meeting of Stockholders to be held on June 4, 2018

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Stephen Ungar as proxy of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of AmTrust Financial Services, Inc. (the “Company”) that the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held at 800 Superior Avenue, Cleveland, Ohio 44114, on Monday, June 4, 2018 at 10:00 a.m. (Eastern Time), and at any adjournment, postponement or continuation thereof, as set forth on the reverse side of this proxy card.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF

AMTRUST FINANCIAL SERVICES, INC.

June 4, 2018

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND A VOTE “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To adopt the Agreement and Plan of Merger, dated as of March 1, 2018 (as amended, supplemented or otherwise modified from time to time), by and among Evergreen Parent, L.P., a Delaware limited partnership, Evergreen Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent, and AmTrust Financial Services, Inc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	To approve the adjournment of the special meeting from time to time, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

FOR	AGAINST	ABSTAIN
☐	☐	☐

In their discretion, the proxies are authorized to act upon such other business that may properly come before the special meeting and any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.